As filed with the Securities and Exchange Commission on March 8, 1996
                                                  Registration No.  333-369


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-4


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------
                             KEY ENERGY GROUP, INC.
             (Exact name of registrant as specified in its charter)
                              --------------------


         MARYLAND                                     04-2648081
(State or other jurisdiction of)           (I.R.S. Employer Identification No.)
 incorporation or organization)



             255 Livingston Avenue, New Brunswick, New Jersey 08901
                                 (908) 247-4822

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------

                                 FRANCIS D. JOHN
                             KEY ENERGY GROUP, INC.

                              255 Livingston Avenue
                         New Brunswick, New Jersey 08901

                                 (908) 247-4822
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                    Copy to:

                             KAREN L. LINSLEY, ESQ.
                            SULLIVAN & WORCESTER LLP

                             One Post Office Square
                                Boston, MA 02109
                                 (617) 338-2800

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of WellTech, Inc. with and into Key Energy Group, Inc. pursuant to the Agreement and Plan of Merger described in the accompanying Proxy Statement--Prospectus have been satisfied or waived.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reimbursement plans, check the following box. |X|

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.


                                              KEY ENERGY GROUP, INC.

                                               CROSS REFERENCE SHEET

                                Showing Location in the Proxy Statement--Prospectus
                                   of Information Required by Items in Form S-4


                       Items in Form S-4                                     Caption in Proxy Statement--Prospectus

A.  Information About the Transaction

Item 1.    Forepart of the Registration Statement and Outside     Cover Page of Registration Statement; Cross Reference
           Front Cover Page of Prospectus.......................  Sheet; Outside Front Cover Page of Proxy
                                                                  Statement--Prospectus

Item 2.    Inside Front and Outside Back Cover Pages of           Inside Front and Outside Back Cover Pages of Proxy
           Prospectus...........................................  Statement--Prospectus; Table of Contents; Available
                                                                  Information

Item 3.    Risk Factors, Ratio of Earnings to Fixed Charges and   Summary; Risk Factors
           Other Information....................................

Item 4.    Terms of the Transaction.............................  Summary; Certain Considerations Relating to the
                                                                  Transaction; Proposals to be Voted upon at the Key
                                                                  Special Meeting -- Item 1:  The Merger; Description of Key
                                                                  Common Stock; Comparison of Rights of Stockholders of
                                                                  Key and WellTech; Certain Federal Income Tax
                                                                  Considerations; Experts


Item 5.    Pro Forma Financial Information......................  Summary; Key Energy Group, Inc. Unaudited Pro Forma
                                                                  Combined Financial Statements

Item 6.    Material Contacts with the Company Being               The Merger; Business and Properties of Key - Recent
           Acquired.............................................  Developments

Item 7.    Additional Information Required for Reoffering by
           Persons and Parties Deemed to Be Underwriters........  Resales of Securities

Item 8.    Interests of Named Experts and Counsel...............  *

Item 9.    Disclosure of Commission Position on
           Indemnification for Securities Act Liabilities.......  Undertakings


B.  Information About the Registrant

Item 10.   Information With Respect to S-3 Registrants..........  *

Item 11.   Incorporation of Certain Information by Reference....  *

Item 12.   Information With Respect to S-2 or S-3 Registrants...  *

Item 13.   Incorporation of Certain Information by Reference....  *


Item 14.   Information With Respect to Registrants Other Than     Proxy Statement---Prospectus Cover Page; Summary;
           S-3 or S-2 Registrants...............................  The Special Meeting - Ownership of Key Securities;
                                                                  Business and Properties  of Key; Price Range of Key
                                                                  Common Stock; Selected Financial Data of Key;
                                                                  Consolidated Financial Statements of Key; Management's
                                                                  Discussion and Analysis of Results of Operations and
                                                                  Financial Condition of Key

C.  Information About the Company Being Acquired

Item 15.   Information With Respect to S-3 Companies............  *






                       Items in Form S-4                                     Caption in Proxy Statement--Prospectus

Item 16.   Information With Respect to S-2 or S-3 Companies.....  *


Item 17.   Information with Respect to Companies Other Than       Proxy Statement--Prospectus Cover Page; The Special
           S-3 or S-2 Companies.................................  Meeting -- Ownership of WellTech Securities; Summary;
                                                                  Business and Properties of WellTech; Selected Financial
                                                                  Data of WellTech; Consolidated Financial Statements of
                                                                  WellTech; Management's Discussion and Analysis of
                                                                  Results of Operations and Financial Condition of WellTech


D.  Voting and Management Information

Item 18.   Information if Proxies, Consents or Authorizations     Proxy Statement--Prospectus Cover Page; Summary; The
           Are to Be Solicited..................................  Special Meeting; Certain Considerations Relating to the
                                                                  Transaction; Proposals   to be Voted  upon at   the   Key
                                                                  Special Meeting --Item  1: The Merger; --Item 3: Election
                                                                  of Board of Directors; --Item 4: Adoption and Approval of the Key
                                                                  1995 Stock Option Plan; --Item 5: Adoption and Approval of
                                                                  Outside Directors Stock Option Plan; Certain Relationships and
                                                                  Related Transactions of Key; Business and Properties of WellTech;
                                                                  Business   and Properties  of Key; Rights of Dissenting
                                                                  Stockholders of WellTech


Item 19.   Information if Proxies, Consents or Authorizations     *
           Are Not to be Solicited in an Exchange Offer.........

-------------------------

    *    Omitted because inapplicable or answer is in the negative.

                             KEY ENERGY GROUP, INC.

                                                            March  13, 1996


Dear Stockholder:


         You are cordially invited to attend a Special Meeting in Lieu of the Annual Meeting of Stockholders (the "Key Special Meeting") of Key Energy Group, Inc. ("Key") to be held on March 26, 1996 at 11:00 a.m., local time, at the Hyatt Regency, Two Albany Street, New Brunswick, New Jersey.


         At the Key Special Meeting, stockholders will be asked to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") entered into on November 18, 1995 providing for the merger of WellTech, Inc. ("WellTech") with and into Key (the "Merger").


         As a result of the Merger, all outstanding shares of common stock of WellTech will be converted into shares of Key Common Stock and five-year warrants to purchase shares of Key Common Stock (the "New Key Warrants"). WellTech currently owns 1,635,000 shares (23.6%) of Key Common Stock and holds warrants (the "Existing Key Warrants") to purchase an additional 250,000 shares of Key Common Stock at $5.00 per share. As part of the Merger, 1,429,962 of the 1,635,000 shares of Key Common Stock and the Existing Key Warrants currently owned by WellTech will be canceled. Assuming that no appraisal rights are asserted by the WellTech stockholders in the Merger, Key will issue to WellTech stockholders an aggregate of 4,929,962 shares of Key Common Stock and New Key Warrants to purchase 750,000 shares of Key Common Stock at $6.75 per share. Taking into account the cancellation of the 1,429,962 shares of Key Common Stock and the Existing Key Warrants currently held by WellTech, net Merger consideration will consist of 3,500,000 shares of Key Common Stock and warrants to purchase 500,000 additional shares of Key Common Stock.


         The Merger is subject to various conditions, described in this Proxy Statement--Prospectus. It is expected that the Merger will be completed during the first quarter of 1996.

         Your Board of Directors has carefully considered the terms of the proposed Merger and believes that the Merger and related transactions are advisable and in the best interests of Key and its stockholders. The Board has unanimously approved the Merger and the related transactions and recommends that stockholders vote FOR that proposal.


         In order to permit Key to issue shares of Key Common Stock to the WellTech stockholders as provided in the Merger Agreement, to provide for future equity financings or acquisitions and to simplify the Company's organizational documents which, as a result of various corporate transactions and restructurings, have become overly complex, Key stockholders will also be asked to approve and adopt an amendment to the Articles of Incorporation of Key amending and restating those Articles in their entirety (the "Key Charter Amendment"), which, among other things, will increase the total number of authorized shares of Key Common Stock from 10,000,000 to 25,000,000 and permit the Board to classify and reclassify unissued shares of Common Stock into preferred or preference stock, subject to certain limitations. The Board has unanimously approved the Key Charter Amendment and recommends that stockholders vote FOR that proposal.

         The stockholders will also be asked to elect the Board of Directors which, assuming the Merger is consummated, will include two nominees of WellTech and to approve the adoption of the Key 1995 Stock Option Plan for officers, directors and other employees covering an aggregate of 1,150,000 shares of Key Common Stock and the adoption of the Key Outside Directors Stock Option Plan covering an aggregate of 300,000 shares of Key Common Stock.


         We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the Key Special Meeting. If you do attend, you will, of course, be entitled to vote in person.

         Thank you and I look forward to seeing you at the meeting.

                                      Sincerely,



                                      Francis D. John
                                      President and Chief Executive Officer

                             KEY ENERGY GROUP, INC.
                            NOTICE OF SPECIAL MEETING
                  IN LIEU OF THE ANNUAL MEETING OF STOCKHOLDERS


                          To Be Held On March 26, 1996


TO THE STOCKHOLDERS OF KEY ENERGY GROUP, INC.:


         NOTICE IS HEREBY GIVEN that a Special Meeting in Lieu of the Annual Meeting of Stockholders (the "Key Special Meeting") of Key Energy Group, Inc. ("Key") will be held on March 26, 1996 at 11:00 a.m., local time, at the Hyatt Regency, Two Albany Street, New Brunswick, New Jersey, for the purpose of considering and voting upon the following matters (collectively, the "Key Proposals"):


         o A proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 18, 1995, as heretofore amended (the "Merger Agreement"), by and between Key and WellTech, Inc. ("WellTech"), and each of the transactions contemplated thereby, including the merger (the "Merger") of WellTech with and into Key, upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the accompanying Proxy Statement--Prospectus. A copy of the Merger Agreement is attached as Annex I to the accompanying Proxy Statement--Prospectus and certain related documents are attached as exhibits thereto;

         o A proposal to approve and adopt an amendment to the Articles of Incorporation of Key amending and restating those Articles in their entirety (the "Key Charter Amendment"), including, among other things, to increase the total number of authorized shares of Common Stock, par value $.10 per share (the "Key Common Stock"), from 10,000,000 to 25,000,000 and permit the Board to classify and reclassify unissued shares of capital stock subject to certain limitations;

         o Assuming the Merger is consummated, the election of a Board of Directors, including, two nominees of WellTech; if the Merger is not consummated, the election of a Board of Directors not including any nominees of WellTech;

         o The adoption and approval of the Key 1995 Stock Option Plan covering an aggregate of 1,150,000 shares of Key Common Stock;

         o The adoption and approval of the Key Outside Directors Stock Option Plan covering an aggregate of 300,000 shares of Key Common Stock; and

         o Such other business as may properly come before the Key Special Meeting or any adjournments or postponements thereof.


         The Key Board of Directors has fixed the close of business on March 1, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Key Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at such meeting. A list of Key stockholders entitled to vote at the Key Special Meeting or any adjournments or postponements thereof will be available for examination for any purpose germane to the Key Special Meeting, for ten days prior to the Key Special Meeting during ordinary business hours, at the principal executive offices of Key located at 255 Livingston Avenue, New Brunswick, New Jersey.

         Shares of the Key Common Stock are the only securities of Key whose holders are entitled to vote upon the Key Proposals to be presented at the Key Special Meeting.

         Each Key Proposal will be voted upon separately by the Key stockholders entitled to vote at the Key Special Meeting; however, failure of either proposal 1 or 2 described above to be approved by the stockholders will result in the abandonment by Key of the Merger, and failure of proposal 1 will result in the election of a Board of Directors of five persons not including any nominees of WellTech.


         Your vote is important regardless of the number of shares you own. Approval of the Merger and the Key Charter Amendment each requires the affirmative vote of the holders of not less than a majority of the issued and outstanding shares of Key Common Stock. The proposal relating to the election of the Board of Directors will be determined by a plurality of the votes entitled to be cast by the holders of the Key Common Stock. All other proposals must be approved by the affirmative vote of a majority of the outstanding Key Common Stock present in person or by proxy and entitled to vote at the meeting. Each stockholder, even though he or she now plans to attend the Key Special Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder present at the Key Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Key Special Meeting.


                                       By Order of the Board of Directors,

                                       Diane Mack, Secretary

 March 13, 1996



         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY, FOR THE PROPOSAL TO APPROVE AND ADOPT THE KEY CHARTER AMENDMENT; FOR THE ELECTION OF DIRECTORS OF KEY; AND FOR THE PROPOSALS TO ADOPT AND APPROVE EACH OF THE KEY STOCK OPTION PLANS.

         PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                             KEY ENERGY GROUP, INC.
                                 Proxy Statement
                      For Special Meetings of Stockholders
                            To Be Held March 26, 1996

                             KEY ENERGY GROUP, INC.
                                   PROSPECTUS
           5,679,962 Shares of Common Stock, $.10 Par Value Per Share
                Five-Year Warrants to Purchase 750,000 Shares of
                     Common Stock, $.10 Par Value Per Share


         This Proxy Statement--Prospectus (this "Proxy Statement-- Prospectus") is being furnished to stockholders of Key Energy Group, Inc., a Maryland corporation ("Key", which term includes its consolidated subsidiaries unless the context indicates otherwise), in connection with the solicitation of proxies by the Board of Directors of Key for use at its Special Meeting in lieu of Annual Meeting of Stockholders (the "Key Special Meeting" or the "Special Meeting") (including any adjournments or postponements of such meeting) to be held on March 26, 1996 at the time and place and for the purposes specified in the accompanying Notice of Special Meeting and at any adjournments or postponements of the Special Meeting. This Proxy Statement--Prospectus and form of Proxy for the Special Meeting will be mailed to the stockholders of Key on or about March 13, 1995. This Proxy Statement-Prospectus is also being furnished to stockholders of WellTech, Inc., a Delaware corporation ("WellTech," which term includes its consolidated subsidiaries unless the context indicates otherwise) in connection with the offering of shares of Common Stock, $.10 par value per share ("Key Common Stock") and five-year warrants to purchase an aggregate of 750,000 shares of Key Common Stock at an exercise price of $6.75 per share, subject to certain anti-dilution provisions (the "New Key Warrants") to stockholders of WellTech in connection with the proposed merger (the "Merger") of WellTech with and into Key.


         The above matters are discussed in detail in this Proxy Statement--Prospectus. The proposed Merger and related transactions described herein are complex transactions. Stockholders of Key are strongly urged to read carefully and consider this Proxy Statement--Prospectus in its entirety and should carefully consider the "Risk Factors" set forth herein beginning on page 28.

                           ---------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROXY STATEMENT--PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                           ---------------------------


          The date of this Proxy Statement--Prospectus is March , 1996

         This Proxy Statement--Prospectus relates to the Agreement and Plan of Merger, dated as of November 18, 1995, as heretofore amended (the "Merger Agreement"), by and between Key and WellTech, a copy of which is attached hereto as Annex I, and certain related transactions. Pursuant to the Merger Agreement, WellTech will merge with and into Key, and Key will be the surviving corporation.


         At the Key Special Meeting, Key stockholders will be asked to consider and vote upon the following proposals (the "Key Proposals"): (i) the Merger Agreement; (ii) the restatement and amendment of the Articles of Incorporation of Key (the "Key Charter Amendment") to, among other things, increase the total number of authorized shares of Key Common Stock from 10,000,000 to 25,000,000 and permit the Board to classify and reclassify unissued shares of Common Stock into preferred or preference stock, subject to certain limitations; (iii) the election of a Board of Directors of six persons, including, assuming the Merger is consummated, two nominees of WellTech, or, if the Merger is not consummated, the election of a Board of Directors of five persons, not including any nominees of WellTech; (iv) the adoption and approval of the Key 1995 Stock Option Plan covering an aggregate of 1,150,000 shares of Key Common Stock; and (v) the approval and adoption of the Key Outside Directors Stock Option Plan covering an aggregate of 300,000 shares of Key Common Stock.

         Each of the Key Proposals will be voted upon separately by the holders of Key Common Stock; however, failure of either the Merger Agreement or the Key Charter Amendment to be approved by the Key stockholders will result in the abandonment by Key of the Merger (even if the Merger is separately approved). Moreover, it is a condition of WellTech's obligation to consummate the Merger that two of its nominees be elected as directors of Key. The proposals relating to the approval and adoption of the Merger Agreement and each of the transactions contemplated thereby and the approval and adoption of the Key Charter Amendment must be approved by the holders of a majority of the votes entitled to be cast by holders of the Key Common Stock. The proposal relating to the election of the Board of Directors will be determined by a plurality of the votes entitled to be cast by the holders of the Key Common Stock. All other proposals must be approved by the affirmative vote of a majority of the outstanding Key Common Stock present in person or by proxy and entitled to vote at the meeting.

         Pursuant to the Merger, Key will issue an aggregate of 4,929,962 shares of Key Common Stock and New Key Warrants to purchase an aggregate of 750,000 shares of Key Common Stock at an exercise price of $6.75 per share, subject to certain anti-dilution provisions. As a condition to consummation of the Merger, however, 1,429,962 of the 1,635,000 shares of Key Common Stock (the "Existing Key Shares") and the existing five-year warrants (the "Existing Key Warrants") to purchase an aggregate of 250,000 shares of Key Common Stock at $5.00 per share presently owned by WellTech will be canceled. The remaining 205,038 shares have been distributed by WellTech to its directors . Accordingly, based solely on the securities to be issued to the WellTech stockholders pursuant to the Merger, such stockholders would own in the aggregate approximately 47.3% of the shares of Key Common Stock before giving effect to the exercise of any of the New Key Warrants (or any other outstanding options or warrants). Assuming the exercise in their entirety of the New Key Warrants (but not of any other options or warrants), such holders would own in the aggregate approximately 50.9% of the shares of Key Common Stock. (See "Proposals to be Voted upon at the Key Special Meeting--Item 1: The Merger.)

                                      (ii)

         The Board of Directors of Key recommends that stockholders of Key vote FOR each of the Key Proposals.


         At the effective time of the Merger (the "Effective Time"), the shares of Key Common Stock issued in connection with the Merger and the shares issuable upon exercise of the New Key Warrants will be listed for trading on the American Stock Exchange upon official notice of issuance.


         All information contained in this Proxy Statement--Prospectus relating to Key and its subsidiaries has been supplied by Key, and all information contained in this Proxy Statement--Prospectus relating to WellTech and its subsidiaries has been supplied by WellTech. The pro forma financial information contained herein relating to Key has been prepared by Key and includes historical financial information regarding WellTech that was supplied to Key by WellTech.



         This Proxy Statement--Prospectus and the accompanying form of proxy are first being mailed to stockholders of Key on or about March 13, 1996.


                                 ______________



         No person is authorized to give any information or to make any representation with respect to the matters described in this Proxy Statement--Prospectus other than those contained herein, in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by Key. This Proxy Statement--Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement--Prospectus nor any distribution of securities made hereunder will, under any circumstances, create any implication that there has been no change in the affairs of Key since the date of this Proxy Statement--Prospectus or that information herein is correct as of any time subsequent to its date.


                                  _______________

                                       (iii)

                                TABLE OF CONTENTS

                                                                         Page


SUMMARY  ................................................................. 2
         The Companies.................................................... 2
                  Key..................................................... 2
                  WellTech................................................ 2
         The Special Meeting.............................................. 2
         The Merger Agreement............................................. 3
         The Key Charter Amendment ....................................... 4
         Security Ownership of Key Management............................. 4
         Merger Related Arrangements...................................... 4
                  Interim Operations Agreement............................ 4
                  New Indebtedness........................................ 4
                  Dawson WellTech Arrangements.  ......................... 5
         Delivery of Key Securities....................................... 5
         Ownership of Key Common Stock after the Merger................... 5

         Recommendation of the Key Board
           of Directors................................................... 6

         Opinion of Financial Advisor..................................... 7
         Effective Time of Merger......................................... 7
         Conditions to the Merger......................................... 7
         Acquisition Proposals............................................ 7
         Registration Rights.............................................. 8
         Termination of the Merger Agreement.............................. 8
         Corporate Governance............................................. 8
         Certain Federal Income Tax Considerations; Tax Opinion............8
         Accounting Treatment............................................. 9
         Rights of Dissenting Stockholders................................ 9
                  Key..................................................... 9
                  WellTech................................................ 9
         Comparison of Rights of Stockholders............................. 9
         Market Prices and Dividend Data..................................10
                  Key.....................................................10
                  WellTech................................................10
         Key Summary Consolidated Historical Information................. 11
         WellTech Summary Financial Data................................. 13
         Key Selected Pro Forma Financial Data........................... 14

THE SPECIAL MEETING...................................................... 15
         Matters to Be Discussed at the Special Meeting.................. 15
         Record Dates; Stock Entitled to Vote; Quorum.................... 15
         Required Vote................................................... 16
         Solicitation and Voting of Proxies.............................. 16
         Ownership of Key Securities..................................... 17
         Ownership of WellTech Securities................................ 20

                                      (iv)

CERTAIN CONSIDERATIONS RELATING TO THE TRANSACTION....................... 22
         Reasons for the Transaction; Recommendation of
           Key Board of Directors........................................ 22



         Advantages and Disadvantages of the Merger.......................22

         Opinion of Financial Advisor to Key............................. 22
         Comparative Per Share Information............................... 27

 RISK FACTORS............................................................ 28
         Cautionary Statement for Purposes of the "Safe Harbor"
           Provisions of the Private Securities Litigation
           Reform Act of 1995............................................ 28
         Substantial Leverage and History of Losses...................... 29
         Cross-Guaranty and Cross-Collateralization of the
           New Indebtedness.............................................. 29
         Potential Obstacles to Integration of WellTech.................. 30
         Customer Response to the Transaction............................ 30
         WellTech Shareholder Ownership of Key Common Stock.............. 30
         Possible Volatility of Stock Price.............................. 30
         No Intention to Pay Dividends................................... 31
         Regulation and Competition in the Well
           Servicing Industry............................................ 31
         International Investments....................................... 31
         Anti-Takeover Effect of Certain Provisions of
          Key's Articles and By-Laws..................................... 31

BUSINESS AND PROPERTIES OF KEY .......................................... 32
         General  ....................................................... 32
         Recent Developments ............................................ 32
                  The Merger and the Interim Operations Agreement........ 32
                  New Indebtedness....................................... 33
                  Acquisition of Clint Hurt Assets....................... 34
                  Acquisition of WellTech West Texas..................... 34
         Business ....................................................... 34
                  Oil Field Services..................................... 34
                  Oil and Gas Production................................. 35
                  Oil and Gas Drilling................................... 37
         Competition and Other External Factors.......................... 38
         Property ....................................................... 38
         Employees....................................................... 39
         Regulation...................................................... 39
         Legal Proceedings............................................... 39

PRICE RANGE OF KEY COMMON STOCK.......................................... 40

BUSINESS AND PROPERTIES OF WELLTECH...................................... 41
         General  ....................................................... 41
         Recent Developments............................................. 42
                  The Merger and the Interim Operations Agreement........ 42
                  Dawson WellTech........................................ 42
         Domestic Operations............................................. 42
         Foreign Operations.............................................. 42
         Employees....................................................... 43
         Legal Proceedings............................................... 43
         Competition and Other External Factors.......................... 43
         Regulation...................................................... 44

                                      (v)

MANAGEMENT OF KEY ....................................................... 45
         Executive Compensation.......................................... 46
                  Stock Grant Plan....................................... 47
                  1995 Stock Option Plan................................. 48
                  Outside Directors Stock Option Plan.................... 49
                  Yale E. Key Plan.  .................................... 49
                  Employment Agreements with Executive Officers.......... 49
                  Other Compensation..................................... 51
                  Compensation Committee Interlocks and Insider
                    Participation........................................ 51
                  Compensation Committee Report.......................... 51
                  Shareholder Return Performance Presentation............ 53

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF KEY.................... 54

SELECTED FINANCIAL DATA OF KEY........................................... 55


MANAGEMENT'S DISCUSSION AND ANALYSIS OF

          RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF KEY........... 57


SELECTED FINANCIAL DATA OF WELLTECH...................................... 66


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF

          OPERATIONS AND FINANCIAL CONDITION OF WELLTECH................. 67


PROPOSALS TO BE VOTED  UPON
         AT THE KEY SPECIAL MEETING...................................... 73

ITEM 1.  THE MERGER...................................................... 73
         General Provisions.............................................. 73
         Share Exchange.................................................. 73
         Articles of Incorporation and By-Laws; Directors................ 75
         Effective Time of Merger........................................ 76
         Conditions Precedent............................................ 76
                  Conditions to the Obligations of Key and WellTech...... 76
         Conditions to Obligations of WellTech............................77
         Conditions to Obligations of Key................................ 78
         Certain Covenants............................................... 78
         Certain Rights with Respect to Key's Board of Directors......... 78
         Commission Filings.............................................. 79
         Registration Rights............................................. 79
         Acquisition Proposals........................................... 79
         Representations and Warranties.................................. 80
         Termination..................................................... 80
         Fees and Expenses .............................................. 82
         Regulatory and Other Third Party Approvals...................... 82
         Amendment; Waiver............................................... 82
         Ownership of Key Stock after the Merger......................... 82
         Description of Key Common Stock................................. 82
         Description of the New Key Warrants............................. 83
         Exercise of Warrant............................................. 83
         Dividends....................................................... 83

                                     (vi)

         Adjustment of Exercise Price.................................... 83
         Voting and Information Rights................................... 84
         Notice of Certain Actions....................................... 84
         Transfers....................................................... 84
         Amendment.  .................................................... 84
         Comparison of Rights of Stockholders of Key and WellTech........ 85
         Required Vote for Certain Business Combinations................. 85
         Charter Amendments.............................................. 85
         By-Law Amendments............................................... 86
         Voting Rights................................................... 86
         Preemptive Rights............................................... 86
         Transferability of Shares....................................... 87
         Special Meetings................................................ 87
         Corporate Action Without A Meeting.............................. 87
         Dividends....................................................... 87
         Appraisal or Dissenters' Rights................................. 88
         Provisions Relating to Directors and Officers................... 88
         Removal of Directors............................................ 89
         Derivative Suits................................................ 89
         Anti-Takeover Provisions........................................ 90
         Rights Of Dissenting Stockholders Of WellTech................... 90
         Certain Federal Income Tax Considerations....................... 93
         Federal Income Tax Consequences of Certain Transactions......... 93
         Backup Withholding.............................................. 94


ITEM 2:  KEY CHARTER AMENDMENT........................................... 94

ITEM 3:  ELECTION OF BOARD OF DIRECTORS.................................. 96
         Committees of the Board......................................... 96
         Compensation of Directors....................................... 97
         Biographical Information.........................................97
         Compliance with Section 16(a) of the Securities Exchange
            Act of 1934.................................................. 98


                                     (vii)

ITEM 4:  ADOPTION AND APPROVAL OF THE KEY 1995 STOCK OPTION PLAN.........  98
         Adoption and Duration of the Key 1995 Stock Option Plan.........  98
         Administration................................................... 99
         Options. ........................................................ 99
         Eligibility.....................................................  99
         Method of Granting Options......................................  99
         Option Price....................................................  100
         Duration of Options.............................................  100
         Exercise of Options.............................................  100
         Restrictions on Exercise of Options.............................  101
         Transferability of Options......................................  101
         Effect of Certain Corporate Transactions on Options.............  101
         Other Terms and Conditions of Options...........................  102
         Termination of Employment.......................................  102
         Forfeiture as a Result of Termination for Cause.................  103
         Amendments of the 1995 Plan.....................................  103
         Tax Status of the 1995 Plan.....................................  103
         Tax Treatment of NSOs...........................................  103
         Tax Treatment of ISOs...........................................  104
         Alternative Minimum Tax Treatment of ISOs.......................  105
         Exercise by Delivery of Stock...................................  105
         Restrictions on Resale Imposed by Securities Law................  105

ITEM 5:  ADOPTION AND APPROVAL OF OUTSIDE DIRECTORS STOCK OPTION
                  PLAN  .................................................  107
         Eligibility.....................................................  107
         Options  .......................................................  107
         Shares Available................................................  107
         Grants of Options...............................................  107
         Cessation of Service, Retirement or Death.......................  108
         Administration, Amendment and Termination of the
             Directors Plan..............................................  108
         Other Terms.....................................................  108

RESALES OF SECURITIES....................................................  109

MISCELLANEOUS ...........................................................  112

LEGAL MATTERS............................................................. 112

EXPERTS  ................................................................. 112

INDEX TO FINANCIAL STATEMENTS..................................................


ANNEX I - THE MERGER AGREEMENT.............................................AI-1

ANNEX II - OPINION OF SIMMONS & COMPANY INTERNATIONAL.....................AII-1

ANNEX III - RIGHTS OF DISSENTING SHAREHOLDERS............................AIII-1

                                      (viii)

                              AVAILABLE INFORMATION

       Key has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Key Common Stock and New Key Warrants (and the Key Common Stock issuable upon exercise thereof) described in this Proxy Statement--Prospectus. This Proxy Statement--Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Such additional information can be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement--Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

       Key is also  subject  to  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxies and other information statements with the Commission. The Registration Statement and exhibits thereto, and reports and other information filed by Key can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549, at prescribed rates. Key Common Stock is listed on the American Stock Exchange and its reports and proxy statements and other information concerning Key can be inspected at such exchange.

                                     SUMMARY

       The following is a summary of certain information contained in this Proxy Statement--Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement--Prospectus and its Annexes, all of which should be reviewed carefully.

The Companies

         Key. Key is a holding company with diversified energy operations in the Permian Basin area of West Texas and New Mexico. Through its three operating entities, each of which is a wholly- owned subsidiary, Key (a) operates oil field services activities primarily in the Permian Basin area of West Texas for both major and independent oil companies (Yale E. Key, Inc. ("Yale E. Key")),
(b) owns and operates interests in various oil and gas properties in West Texas (Odessa Exploration Incorporated ("Odessa Exploration")), and (c) drills oil and gas wells in West Texas (Key Energy Drilling, Inc., d/b/a Clint Hurt Drilling ("Clint Hurt")).


       Key was incorporated in the State of Maryland in 1977. Key's principal offices are located at 255 Livingston Avenue, New Brunswick, New Jersey 08901, and its telephone number is (908) 247- 4822. Unless the context otherwise indicates, the term "Key" refers to Key and its consolidated subsidiaries.


       WellTech. WellTech is engaged in the oil and gas well service business in Oklahoma, Texas, Michigan, Pennsylvania and West Virginia and has operations in Argentina. WellTech had been engaged in the well service business in West Texas prior to selling that business to Key in 1994 and in Russia prior to the completion of its contract in late 1995.

       WellTech was incorporated in the State of Delaware in 1973. Its principal executive offices are located at 3535 Briarpark, Suite 200, Houston, Texas 77042, and its telephone number is (713) 975- 1600. Unless the context otherwise indicates, the term "WellTech" refers to WellTech and its consoli dated subsidiaries.

The Special Meeting


       The Key Special Meeting will be held at the Hyatt Regency, Two Albany Street, New Brunswick, New Jersey, on March 26, 1996, beginning at 11:00 a.m., local time. The purpose of the Key Special Meeting is to consider and vote upon the Key Proposals. (See "The Special Meeting--Matters to Be Discussed at the Special Meeting" and "Proposals to be Voted upon at the Key Special Meeting".) The record date for the Key Special Meeting is March 1, 1995 (the "Record Date"). Accordingly, holders of record of Key Common Stock as of the Record Date will be entitled to notice of, and to vote at, the Key Special Meeting. The presence in person or by proxy of shares representing a majority of votes entitled to be cast by holders of the Key Common Stock as of the Record Date is required to constitute a quorum for the transaction of business at the Key Special Meeting.

       The Merger Agreement and each of the transactions contemplated thereby, including the Merger, and the Key Charter Amendment, must be approved by a majority of the votes entitled to be cast by the holders of the Key Common Stock. The proposal relating to the election of the Board of Directors will be determined by a plurality of the votes entitled to the cast by the holders of the Key Common Stock. All other proposals must be approved by the affirmative vote of a majority of the outstanding Key Common Stock present in person or by proxy and entitled to vote at the meeting.


The Merger Agreement

       The Merger Agreement provides that, subject to the adoption and approval by WellTech's stockholders and Key's stockholders of the Merger and certain related transactions and the satisfaction or waiver of certain other conditions, at the Effective Time, WellTech will be merged with and into Key, the separate existence of WellTech will cease and Key will continue as the surviving corporation. As a result of the Merger, Key will acquire all of the business and property of WellTech and assume all of its obligations and liabilities. No change in the outstanding shares of Key Common Stock will occur and, except as noted below with respect to an aggregate of 1,429,962 shares of Key Common Stock owned by WellTech, each share of Key Common Stock outstanding prior to the Merger will continue to be outstanding following the Merger.


         In the Merger, holders of shares of WellTech Common Stock outstanding immediately prior to the Merger will receive an aggregate of 4,929,962 shares of Key Common Stock and New Key Warrants to purchase an aggregate of 750,000 shares of Key Common Stock at $6.75 per share. As part of the Merger, 1,429,962 of the 1,635,000 shares of Key Common Stock owned by WellTech (the "Existing Key Shares") and the warrants to purchase an aggregate of 250,000 shares of Key Common Stock at $5.00 per share (the "Existing Key Warrants") will be canceled. The remaining 205,038 shares of Key Common Stock will be distributed to directors of WellTech prior to the Merger. Based on the 352,941 shares of WellTech Common Stock outstanding, each share of WellTech Common Stock will be converted into 13.9682 shares of Key Common Stock and New Key Warrants to purchase 2.125 shares of Key Common Stock. This conversion price was determined as a result of arm's length negotiation between the parties to the Merger, taking into account the earnings power of Key and WellTech, the savings and efficiencies to be realized as a result of the Merger and the total valuation of the two companies. The conversion ratios were then calculated mathematically.


       The Merger Agreement provides that no fractional shares of Key Common Stock will be issued in connection with the Merger. In lieu of any such fractional interests, each holder of WellTech Common Stock entitled to receive Key Common Stock and New Key Warrants pursuant to the Merger will be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the closing price of the Key Common Stock on the day prior to the consummation of the Merger by the fractional interest in the share of Key Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Key Common Stock being issued to such holder pursuant to the Merger Agreement).

       The number of shares of Key Common Stock to be issued will be adjusted if between November 18, 1995 and the Effective Time the outstanding shares of Key Common Stock or WellTech Common Stock will have been further changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. However, the Merger Agreement provides that, without the consent of the other party, neither Key nor WellTech may issue any shares of capital stock, convertible securities or rights, options or warrants to acquire capital stock or convertible securities, except, in the case of Key, in connection with its 1995 Stock Option Plan, its Outside Directors Stock Option Plan and the warrant to purchase 75,000 shares of Key Common Stock issued to Key's senior lender in connection with the New Indebtedness.


The Key Charter Amendment

       The Key Charter Amendment restates and amends the Articles of Incorporation of Key in their entirety, by, among other things, increasing the number of authorized shares of Key Common Stock from 10,000,000 to 25,000,000 and permitting the Board of Directors to classify and reclassify unissued shares of Common Stock into preferred or preference stock subject to certain limitations.

Security Ownership of Key Management


       As of January 1, 1996, directors and executive officers of Key and their respective affiliates may be deemed to be the beneficial owners of 809,185 shares of the outstanding Key Common Stock which constitute in the aggregate approximately 11.2% of the total votes entitled to be cast by the holders of Key Common Stock. It is anticipated that each of such directors, executive officers and their respective affiliates will vote their shares in favor of each of the Key Proposals. (See "The Special Meeting--Ownership of Key Securities.")


Merger Related Arrangements

       Prior to and as a condition to the Merger, each of the following transactions has been consummated. (See "Business and Properties of Key--Recent Developments" and "Business Properties of WellTech--Recent Developments" for a more complete description of these transactions.)


       o Interim Operations Agreement. Simultaneously with the execution of the Merger Agreement, Key and WellTech entered into an Interim Operations Agreement pursuant to which Key has agreed to manage and operate, subject to certain limitations, and is currently operating and managing, all of WellTech's oil and gas well servicing and other businesses. (See "Business and Properties of Key--Recent Development--The Merger and the Interim Operations Agreement".)

       o New Indebtedness. Key and WellTech have each entered into a credit agreement with the same lender to refinance certain existing indebtedness of Key and WellTech (collectively, the "New Indebtedness"). The aggregate principal amount available under Key's new credit agreement will be not less than $17.5 million (subject to certain advance formulas) and the aggregate principal amount available under WellTech's new credit agreement will be not less than $17.5 million (subject to certain advance formulas). The New Indebtedness is in the form of a three-year revolving credit arrangement and a three-year term loan. The initial three-year term is renewable for successive two-year terms, unless either the lender or the borrower gives notice of termination. After giving effect to the repayment of all then existing debt of Key (other than that of Odessa Exploration) and WellTech (other than that of certain affiliates) out of the proceeds of such borrowing, Key has available to it approximately $5.6 million of borrowing capacity, depending, in part, on the amount of its accounts receivable and machinery and equipment and WellTech has available to it approximately $1.4 million of borrowing capacity, depending, in part, upon the same factors. The New Indebtedness is cross- guaranteed by Key, Yale E. Key, Clint Hurt and WellTech and cross-collateralized by their respective assets. Upon consummation of the Merger, the New Indebtedness will be the obligation of Key, as survivor of the Merger, and Key's subsidiaries, Yale E. Key and Clint Hurt. The cross-guaranty and cross-collateralization arrangement could, if the Merger is not consummated, create contingent liabilities for each of Key and WellTech. The failure to consummate the Merger on or prior to April 30, 1996 will, at the option of the lender, constitute an event of default under the New Indebtedness if WellTech fails to refinance its credit agreement on or before July 31, 1996 or Key fails to continue to operate WellTech pursuant to the Interim Operations Agreement until such refinancing. (See "Business and Properties of Key - Recent Developments - New Indebtedness".)

       o Dawson WellTech Arrangements. Dawson WellTech, L.C., a Texas limited liability company, was owned 61% by Dawson Production Services, Inc. (formerly Dawson Well Servicing, Inc. ("Dawson")), and 39% by WellTech. Effective November 1, 1995, WellTech exchanged its 39% interest in Dawson WellTech, L.C. for 309,186 shares of Dawson, and effective December 31, 1995 Dawson WellTech, L.C. was merged into Dawson. WellTech has directed Dawson to distribute the stock of Dawson to the WellTech shareholders and directors . In addition, WellTech has agreed to perform consulting services for Dawson in return for 11.7% of Dawson's consolidated pre-tax earnings. This consulting agreement will terminate on the earliest of (i) March 31, 1996, (ii) the date Dawson closes and funds an initial public offering of its securities, or (iii) the date upon which Dawson shall engage in a business combination or sell substantially all of its assets to another party. (See "Business and Properties of WellTech--Recent Developments--Dawson WellTech.")


Delivery of Key Securities

       A description of the method of delivery of shares of Key Common Stock and New Key Warrants to be issued to the WellTech stockholders in the Merger will be furnished, along with the appropriate transmittal forms, prior to or immediately following the consummation of the Merger. WELLTECH STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

Ownership of Key Common Stock after the Merger

         Based  solely  on  the   securities   to  be  issued  to  the  WellTech
stockholders pursuant to the Merger, such stockholders would own in the aggregate approximately 47.3% of the outstanding shares of Key Common Stock before giving effect to the exercise of any of the New Key Warrants (or any other outstanding options or warrants). Assuming the exercise in their entirety of the New Key Warrants (but not of any other options or warrants), such holders would own in the aggregate approximately 50.9% of the outstanding shares of Key Common Stock. Such ownership percentages do not include 205,038 shares of Key Common Stock currently owned by WellTech to be distributed to directors of WellTech prior to the consummation of the Merger or shares owned by affiliates of certain stockholders of WellTech. (See "Ownership of WellTech Securities" and "Proposals to be Voted upon at the Key Special Meeting--Item 1: The Merger--Ownership of Key Stock after the Merger".)


Recommendation of the Key Board of Directors


       The Board of Directors of Key has unanimously approved and adopted the Merger Agreement, each of the transactions contemplated thereby relating to Key, including the Merger, and the Key Charter Amendment, and believes that such actions are advisable and in the best interests of Key and its stockholders. Accordingly, the Key Board of Directors recommends that Key stockholders vote for each of these proposals. For a detailed description of the factors considered by the Key Board of Directors and the reasons for its approval and adoption of the Merger Agreement and the Key Charter Amendment, and each of the transactions contemplated thereby, including the Merger, see "Certain
Considerations Relating to the Transactions--Reasons for the Transactions; Recommendation of Key Board of Directors".


Advantages and Disadvantages of the Merger

         In reaching its determination with respect to the Merger, the members of the Key Board considered the advice and opinion of Simmons & Company International ("Simmons"), its financial advisor. See "Certain Considerations Relating to the Transaction--Opinion of Financial Advisor to Key." The Key Board also considered a number of other positive and negative factors, including without limitation, the following: (i) the Key Board's familiarity with and review of Key's and WellTech's business, operations, financial condition, earnings and prospects; (ii) the business, operations, earnings and financial condition of WellTech and the enhanced opportunities for growth that the Merger makes possible; (iii) a variety of factors affecting and relating to the overall strategic focus of Key, including without limitation growth in assets and earnings; (iv) other acquisition opportunities available to Key; (v) the terms of the Merger Agreement; and (vi) the anticipated cost savings and efficiencies available as a result of the Merger. The Key Board reached its conclusion notwithstanding certain negative aspects of the Merger, including (i) WellTech's five-year history of operating losses; (ii) the discontinuation of WellTech's Russian operations; (iii) the risks and uncertainties associated with the integration of the WellTech operations with those of Key and (iv) the fact that Key has incurred substantial expense and devoted a significant amount of the time and resources, and will continue to do so, in connection with the consummation of the Merger. See "Risk Factors."

Opinion of Financial Advisor



       Simmons rendered to the Board of Directors of Key its oral opinion (which was subsequently confirmed in writing) to the effect that, as of November 18, 1995, the Merger was fair, from a financial point of view, to the stockholders of Key. The full text of Simmons' opinion dated December 29, 1995, which sets forth assumptions made, matters considered and attendant limitations, is attached hereto as Annex II and is incorporated herein by reference. Key stockholders are urged to, and should, read such opinion carefully in its entirety. (See "Certain Considerations Relating to the Transaction--Opinion of Financial Advisor to Key".)


Effective Time of Merger

       The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Department of Assessments and Taxation of the State of Maryland in accordance with applicable law, or at such later date as the certificate of merger and articles of merger may specify.

Conditions to the Merger

       Consummation of the Merger and each of the transactions contemplated thereby is conditioned on, among other things, (i) approval of the Merger and the Key Charter Amendment by the holders of Key Common Stock and the Merger by the holders of WellTech Common Stock, (ii) the incurrence of the New Indebtedness, (iii) no injunction or order or certain other actions of any governmental authority which prohibits or makes illegal any of the transactions contemplated by the Merger Agreement or which could have an Adverse Effect (which, as defined in the Merger Agreement, contemplates a material loss of benefits) on Key, assuming consummation of the Merger, (iv) receipt, in the case of Key, of an opinion of its tax counsel as to the tax-free nature of the Merger, and (v) the performance in all material respects by each party to the Merger Agreement of its respective obligations thereunder. (See "Proposals to be Voted upon at the Key Special Meeting--Item 1: The Merger".)

Acquisition Proposals

         The Merger Agreement prohibits WellTech, Key and their respective subsidiaries and their respective officers, directors, representatives and agents from, directly or indirectly, knowingly soliciting, initiating or participating in any way in proposals, discussions or negotiations with, or knowingly providing any confidential information to, any person (other than to the other or any affiliate or associate of the other and their respective directors, officers, employees, representatives and agents) concerning any merger, consolidation, share exchange or similar transaction involving WellTech or Key, respectively. However, each of WellTech's and Key's Board of Directors may make such disclosure to its stockholders as, in the judgment of its Board of Directors with the written advice of outside counsel, may be required under applicable law. Each of WellTech and Key has agreed to notify the other promptly if any such proposal or inquiry is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, WellTech or Key and to furnish the other with a copy of any such proposal. (See "Termination of the Merger Agreement" below for information with respect to payments required to be made by WellTech or Key in the event it terminates the Merger Agreement and consummates an "Other Transaction" as defined in the Merger Agreement within nine months of such termination.)

Registration Rights


        Simultaneously with the execution of the Merger Agreement, Key agreed to enter into a registration rights agreement with certain stockholders of WellTech relating to the Key Common Stock and New Key Warrants (and the shares issuable upon exercise thereof) to be issued pursuant to the Merger. This Prospectus has been prepared for use by certain of such stockholders of WellTech for the resale of the Key Common Stock and Warrants. See "Resales of Securities."


Termination of the Merger Agreement


       The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Key and WellTech, or by either Key or WellTech individually under certain specified circumstances. If the Merger Agreement is terminated by either party because the Board of Directors of the terminating party shall have withdrawn, modified or changed its recommendation so that it is no longer in favor of the Merger or shall have recommended an Other Transaction, and if the terminating party consummates an Other Transaction within nine months of such termination, it will be required to pay to the other party $500,000. (See "Proposals to be Voted upon at the Key Special Meeting--Item 1: The Merger--Termination.")


Corporate Governance


       All of the officers and Directors of Key immediately prior to the Effective Time will continue as officers and, except for D. Kirk Edwards, Directors after the Effective Time. Pursuant to the Merger Agreement two persons nominated by WellTech to the Board of Directors of Key (the "WellTech Nominees") shall have been elected, and it is anticipated that certain officers of WellTech will become officers of Key or its subsidiaries. If the Merger is not consummated, it is anticipated that Mr. Edwards will continue to serve as a Director and that the Board of Directors will consist of five persons and will not include any WellTech nominees. (See "Proposals to be Voted upon at the Key Special Meeting--Item 3: Election of Board of Directors.") Under an existing agreement between WellTech and Key which would survive if the Merger is not consummated, WellTech has the right to designate one Director to the Key Board.

Certain Federal Income Tax Considerations; Tax Opinion

         Consummation of the Merger is conditioned, in the case of Key, on its receipt of a favorable tax opinion from Sullivan & Worcester LLP, special tax counsel to Key, to the effect that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). (See "Proposals to be Voted upon at the Key Special Meeting - Item 1: The Merger -Certain Federal Income Tax Considerations .")

Accounting Treatment


       The Merger will be accounted for using the purchase method of accounting. Key will be treated as the acquiror of the WellTech business and, as a result, the assets of WellTech will be recorded at their estimated fair values. See Key's Pro Forma Combined Condensed Balance Sheet as of December 31, 1995 for a description of the adjustments expected to be recorded to WellTech's financial statements.


Rights of Dissenting Stockholders

         Key. Holders of Key Common Stock who object to or vote their shares against the Merger do not have appraisal rights pursuant to the Maryland General Corporation Law ("MGCL" or "Maryland Law").


       WellTech. Pursuant to Delaware General Corporation Law ("DGCL" or "Delaware Law"), any holder of WellTech Common Stock (i) who files a demand for appraisal in writing prior to the vote taken at the WellTech Special Meeting and
(ii) whose shares are not voted in favor of the Merger, will be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). (See "Proposals to be Voted upon at the Key Special Meeting - Item 1: The Merger - Rights of Dissenting Stockholders of WellTech.")


Comparison of Rights of Stockholders


       The rights of holders of WellTech Common Stock currently are governed by Delaware Law and the Certificate of Incorporation, as amended (the "WellTech Charter") and By-Laws (the "WellTech By-Laws") of WellTech. Upon the
consummation of the Merger, WellTech stockholders who do not exercise and perfect their appraisal rights will become Key stockholders, and their rights will be governed by the MGCL and the Key Articles of Incorporation, as amended (the "Key Articles") and the Key By-Laws, as amended (the "Key By-Laws"). (See "Proposals to be Voted upon at the Key Special Meeting - Item 1: The Merger - Comparison of Rights of Stockholders of WellTech and Key.")

Market Prices and Dividend Data

         Key. The following table sets forth for the periods indicated the high and low closing prices of Key's Common Stock on the American Stock Exchange, as derived from published sources.

         Fiscal Year and Quarter                High             Low

         1996:

         First Quarter                          5 1/2            4 7/8
         Second Quarter                         6 1/2            4 15/16
         Third Quarter                          6 7/8            5 7/8
         (through   February 26, 1996)


         1995:
         First Quarter                          5 1/2            5
         Second Quarter                         5 1/2            4 3/4
         Third Quarter                          4 5/8            4 1/4
         Fourth Quarter                         5 1/2            4 3/4


The closing price of the Key Common Stock on August 30, 1995, immediately prior to the announcement of the Merger was 4 15/16, and on February 26, 1996 was 6. (See "Price Range of Key Common Stock" for additional information with respect to the prices of the Key Common Stock in earlier years.) The New Key Warrants are a new issue and there exists no trading market for them. Key has not paid cash dividends on the Key Common Stock and has no present intention of so doing after the Merger. The payment of future dividends, if any, will be determined by the Key Board of Directors in light of conditions then existing, including earnings, financial condition and requirements, restrictions in financing agreements, business conditions and other factors. The New Indebtedness contains provisions that prohibit cash dividends and stock repurchases by Key. (See "Business and Properties of Key- Recent Developments- New Indebtedness.")

       As of February 26, 1996 there were 6,913,513 shares of Key Common Stock outstanding, held by approximately 541 holders of record. After giving effect to the Merger there will be 10,413,513 shares of Key Common Stock outstanding.

       WellTech. No established public trading market exists for the WellTech Common Stock, and accordingly no high and low bid information or quotations are available with respect to the WellTech Common Stock. As of February 28, 1996, there were 24 holders of record of WellTech Common Stock, holding a total of 352,941 shares. The most recent transaction involving WellTech Common Stock was the transfer of 1,152 shares from a single holder to designees of an insider at $55.50 per share. WellTech has not declared any cash dividends on its common stock for the past two years.

                                           Key Summary Consolidated Historical Information
                                         (In thousands, except per share amounts and ratios)


                                          Six Months        Year        Year   Seven Months  Five Months  Year     Year
                                            Ended           Ended        Ended     Ended        Ended     Ended     Ended
                                         December 31,      June 30,     June 30,  June 30,     Nov. 30,  June 30,  June 30,
                                        1995     1994        1995        1994       1993       1992(3)    1992(3)   1991(3)
                                         (unaudited)


Statement of Operations Data:
Revenues:                            $ 24,792   $ 21,962   $ 44,689   $ 34,621   $ 14,256   $ 10,433   $ 21,535    $ 24,223
Costs and expenses:                    22,568     20,475     41,361     32,326     13,132     10,033     21,452      22,507
Income from continuing
  operations before reorganization
  items, income taxes and
  extraordinary item                    2,224      1,487      3,328      2,295      1,124        400         83       1,716
Reorganization items                     --         --         --         --         --        1,718       --          --
Income from continuing operations
  before income taxes and
  extraordinary item                    2,224      1,487      3,328      2,295      1,124      2,118         83       1,716
Income tax expense (benefit)              730        476      1,150        950        413       --         (474)        705
Income before extraordinary item        1,494      1,011      2,178      1,345        711      2,118        557       1,011
Extraordinary gain on discharge of
  pre-petition liabilities               --         --         --         --         --        2,868       --          --
Net income (loss)                       1,494      1,011      2,178      1,345        711      4,986       (596)     (5,571)
Net Income (loss) per share from
  continuing operations before
  reorganization items income
  taxes and extraordinary item       $   0.32       0.23   $   0.50   $   0.44   $   0.21   $   0.02   $   0.02    $   0.05
Net income (loss) per share:
  Primary                            $   0.22   $   0.16   $   0.33   $   0.26   $   0.14   $   0.28   $  (0.04)   $  (0.44)
  Assuming full dilution             $   0.22   $   0.16   $   0.33   $   0.25   $   0.14   $   0.03   $  (0.02)   $  (0.14)


                                  As of  December 31   As of June 30,
                                    1995     1994          1995

                                     (unaudited)
Balance Sheet Data:

Total assets:                       $47,511  $39,379     $45,243
Long-term debt, including current
  portion                            16,827   14,291      15,949
Stockholders' equity                 21,605   18,861      20,111


                                          Six Months        Year        Year   Seven Months  Five Months  Year       Year
                                            Ended           Ended        Ended     Ended        Ended     Ended      Ended
                                         December 31,      June 30,     June 30,  June 30,     Nov. 30,  June 30,   June 30,
                                       1995     1994         1995        1994       1993         1992      1992       1991

Financial Ratios and Other Data:     (unaudited)

EBITDA(1)                          $ 4,895   $ 3,359     $ 7,544     $ 4,496     $ 1,806     $ 1,369     $ 2,539     $ 3,977
EBITDA as a % of revenues(1)          19.7%     15.3%       16.9%       13.0%       12.7%       13.1%       11.8%       16.4%
Total debt as a % of EBITDA(1)         n/a       n/a       211.4%      255.8%        n/a         n/a       504.8%      304.9%
EBITDA to fixed charges(11)(2)          4.2       3.6         3.6         3.3         4.0         2.3         1.6         2.6
Net cash (used) provided by:
  Operating activities               3,046       121       3,258       1,842        (123)        441       1,109         756
  Investing activities              (4,244)   (3,117)     (7,154)     (5,608)     (1,284)       (537)     (1,689)     (2,319)
  Financing activities                 878     2,790       3,998       4,316         (73)      1,991         501       1,678
Capital expenditures                 4,244     3,177       5,805       5,648       1,033         537       1,302       1,987
Book value per share               $  3.12   $  2.73     $  2.91     $  1.76     $  1.42         n/a     $ (0.26)    $ (0.27)


---------------------------------------------
n/a - Not applicable to interim periods.
                                   (continued)

          (1) Income before extraordinary item, reorganization items, interest, taxes, depreciation and amortization. EBITDA should not be considered as an alternative to operating or net income, (as determined in accordance with GAAP), as an indicator of Key's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Key .")

          (2) Fixed charges are the sum of (i) interest costs, (ii) interest component of rent expenses, and (iii) amortization of deferred financing costs.

          (3) Earnings per common share for the five months ended November 30,1992 and prior period, reflect the previous capital structure of Key Energy Group, Inc. (previously "National Environmental Group, Inc.") prior to the 1992 Reorganization Plan and are not comparable to subsequent periods. See Note 3 to Key's Consolidated Financial Statements for the years ended June 30, 1995 and 1994 and for the seven months ended June 30, 1993 and five months ended November 30, 1992.




                                                  WellTech Summary Financial Data
                                        (In thousands, except per share amounts and ratios)

                                         Nine Months Ended
                                           September 30,                          Year Ended December 31,
                                          ---------------           ---------------------------------------------------
                                          1995       1994           1994        1993        1992        1991        1990
                                             (unaudited)
Statement of Operations Data:

Revenues                                 $ 52,180    $ 34,974    $ 49,043    $ 56,157    $ 58,680    $ 70,463    $ 70,070
Operating costs and expenses               50,970      35,997      50,299      58,137      61,290      75,944      71,324
Operating income (loss)                     1,210      (1,023)     (1,256)     (1,980)     (2,610)     (5,481)     (1,254)
Other income (expense), net                  (976)      2,003       1,045      (3,227)     (5,210)     (6,443)     (4,662)
Income (loss) before income taxes             234         980        (211)     (5,207)     (7,820)    (11,924)     (5,916)
Net income (loss)                             234         980        (211)     (5,207)     (7,820)    (10,335)     (5,916)
Net income (loss) per share(1)           $   0.66    $   2.78     $ (0.61)   $ (16.73)   $ (25.12)   $  (3.33)   $  (2.50)

                                             As of                 As of
                                       September 30, 1995    December 31, 1994

                                          (unaudited)
      Balance Sheet Data:
  Total assets                             $ 68,998            $      58,176
  Debt, including current portion            16,752                    7,418
  Stockholders' equity (deficit)             36,882                   36,189


Financial Ratios and Other Data:
EBITDA(2)                                $  4,172                $  3,299     $  1,106     (1,229)     (3,825)   $  1,378
EBITDA as % of revenues(2)                   8.0%                    6.7%         2.0%       -2.1%       -5.4%       2.0%
Total debt as % of EBITDA(2)               401.5%                  224.9%      3010.2%    -2705.0%     -783.3%   2,226.0%
EBITDA to fixed charges(2)(3)              223.6%                  263.7%        27.8%      -31.2%      -78.9%      33.1%
Net cash (used) provided by:
       Operating activities                (1,803)                  4,631          933        (824)      1,439     (3,017)
       Financing activities                 5,691                   9,429         (619)      2,040         642      7,657
       Investing activities                (3,703)                (14,125)          (1)     (3,277)     (6,502)    (1,867)
Capital expenditures                        5,103                  13,738        1,748       1,979       6,445      3,061
Book value per share                       104.50                  104.15        (8.57)       8.16        3.33       3.63

-----------------------------------

 (1)Reflects ten for one reverse stock split in 1992.

 (2)Net income loss before interest, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to operating or net income, (as determined in accordance with GAAP), as an indicator of Key's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of WellTech.")

 (3)Fixed charges are the sum of (i) interest costs, (ii) interest component of rent expenses, and (iii) amortization of deferred financing costs.

                      Key Selected Pro Forma Financial Data

         The following selected pro forma financial data has been derived from the unaudited pro forma condensed financial statements included elsewhere herein. The information for the year ended June 30, 1995 combines the audited results of Key for its fiscal year then ended, and the unaudited results for the twelve month period ended June 30, 1995 for WellTech, and for the six months ended December 31, 1995 the results of Key for that period and for WellTech the six months ended November 30, 1995. The balance sheet data reflects the combination of balance sheet data for Key as of December 31, 1995 with comparable information for WellTech as of November 30, 1995. The pro forma results are not necessarily indicative of the combined results of future operations and do not reflect any synergies that may result from the Merger.




                                                         Six Months Ended        Year Ended
                                                        December 31, 1995      June 30, 1995
Income Statement Data:                                  (in thousands except per share data)

  Revenues...........................................         $55,821          $ 119,645
  Operating costs and expenses.......................          51,907            112,402
  Income before income taxes.........................           3,914              7,243
  Income tax expense.................................           1,312              2,368
  Net income ........................................           2,602              4,875
  Net income per share...............................            0.25               0.48

                                                          At  December 31, 1995
Balance Sheet Data:                                           (in thousands)
 Total assets........................................           $103,281
 Long-term debt, including current portion...........             35,379
 Stockholders' equity................................             42,855


                                                          Six Months Ended         Year Ended

                                                          December 31, 1995     June 30, 1995
Financial Ratios and Other Data:                              (in thousands except ratios)
         EBITDA(1)........................................      8,575             16,167
         EBITDA as a % of revenues(1).....................       15.4%             13.5%
         Total debt as a % of EBITDA(1)...................       N/A(3)           225.1%
         EBITDA to fixed charges(1)(2)....................        4.2               4.1


Future Debt Service Requirements (4)

                           Year Ended                   Principal
                            June 30,                    & Interest
                                                      (in thousands)

                             1996                        $ 5,615
                             1997                          5,826
                             1998                         11,293
                             1999                          4,271
                             2000                          4,055

----------------

  (1) Net income before interest, taxes, depreciation and amortization. EBITDA should not be considered as an alternative to operating or net income, (as determined in accordance with GAAP), as an indicator of Key's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. (See "Management's Discussion and Analysis of Results of Operations and Financial Condition of Key .")


  (2) Fixed charges are the sum of (i) interest costs, (ii) interest component of rent expenses, and (iii) amortization of deferred financing costs.

  (3) Not applicable to interim periods.


  (4)Calcuated based on interest rates in effect on outstanding long-term debt at December 31, 1995.

                               THE SPECIAL MEETING

Matters to Be Discussed at the Special Meeting

         This Proxy Statement--Prospectus is being furnished by Key to holders of shares of Key Common Stock in connection with the solicitation of proxies from such stockholders for use at the Key Special Meeting.

         At the Key Special Meeting or any adjournments or postponements thereof, holders of shares of Key Common Stock will be asked to approve and adopt the Key Proposals, which include (i) the approval and adoption of the Merger Agreement and each of the transactions contemplated thereby relating to Key, including the merger of WellTech with and into Key; (ii) the approval and adoption of the Key Charter Amendment which, among other things, increases the total number of authorized shares of Key Common Stock from 10,000,000 to 25,000,000; (iii) the election of the Board of Directors of six persons, including, assuming the Merger is consummated, two nominees of WellTech, or if the Merger is not consummated, the election of the Board of Directors of five persons not including any nominees of WellTech; (iv) the adoption and approval of the Key 1995 Stock Option Plan covering an aggregate of 1,150,000 shares of Key Common Stock; and (v) the adoption and approval of the Key Outside Directors Stock Option Plan covering an aggregate of 300,000 shares of Key Common Stock. Such stockholders will also consider and vote upon such other matters as may properly be brought before the Key Special Meeting.

         THE BOARD OF DIRECTORS OF KEY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE KEY CHARTER AMENDMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE KEY CHARTER AMENDMENT AND FOR EACH OF THE OTHER PROPOSALS BEING SUBMITTED AT THE KEY SPECIAL MEETING.

Record Dates; Stock Entitled to Vote; Quorum


         The Record Date for the determination of shares of those holders of Key Common Stock entitled to notice of, and to vote at, the Key Special Meeting is March 1, 1996. Only holders of record of shares of Key Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Key Special Meeting or any adjournments or postponements thereof. As of the Record Date, there were 6,913,513 shares of Key Common Stock outstanding and entitled to vote, held by approximately 541 holders of record.


         The presence in person or by proxy of shares representing a majority of votes (3,456,756 votes) entitled to be cast by holders of Key Common Stock issued and outstanding and entitled to vote as of the Record Date is required to constitute a quorum for the transaction of business at any meeting of Key stockholders. Abstentions and broker non-votes are included in the determination of the number of shares of Key Common Stock present at the Key Special Meeting.

Required Vote


         The affirmative vote of a majority of the votes (3,456,756 votes) of holders of the outstanding shares of the Key Common Stock is the only vote of Key stockholders required to approve the Merger and the Key Charter Amendment under the MGCL, the Key Articles and the Key By-Laws. The proposal relating to the election of the Board of Directors will be determined by a plurality of the votes entitled to be cast by the holders of the Key Common Stock. All other proposals must be approved by the affirmative vote of a majority of the outstanding Key Common Stock present in person or by proxy and entitled to vote at the meeting. Abstentions and broker non- votes are not counted in tabulations of the total votes cast on proposals presented to stockholders. When the vote of a majority of outstanding shares is required for approval of a proposal, abstentions and broker non-votes have the effect of a vote against the proposal.



         Each Key Proposal will be voted upon separately by the Key stockholders entitled to vote at the Key Special Meeting; however, failure of either the Merger Agreement or the Key Charter Amendment to be approved by the Key stockholders will result in the abandonment by Key of the Merger and, if the Merger is not approved, the two WellTech nominees to the Board of Directors of Key will not be elected as Directors. Under such circumstances, however, WellTech would have the right, under an existing agreement with Key which would remain in effect, to designate one member of the Key Board of Directors.

Solicitation and Voting of Proxies

         Stockholders of record on the Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Key Special Meeting. All shares represented at the Key Special Meeting by properly executed proxies received prior to or at the Key Special Meeting and not properly revoked will be voted at the Key Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of each of the Key Proposals. The Board of Directors of Key does not know of any matters, other than the matters described in the Key Notice of Special Meeting attached to this Proxy Statement--Prospectus, that will come before the Key Special Meeting.

         If a quorum is not present at the time the Key Special Meeting is convened, or if for any other reason Key believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, Key may adjourn the Key Special Meeting with a vote of the holders of a majority of the voting power represented by the Key Common Stock present at such meeting. If Key proposes to adjourn the Key Special Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted in the following manner. Proxies may be revoked by (i) filing with the Secretary of Key, at or before the Key Special Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Key at or before the Key Special Meeting, or (iii) attending the Key Special Meeting and voting in person (although attendance at the Key Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy and any subsequent proxy should be sent to Key Energy Group, Inc., 255 Livingston Avenue, New Brunswick, New Jersey 08901, Attention: Francis D. John, President and Chief Executive Officer.


         Proxies are being solicited by and on behalf of the Key Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement--Prospectus, will be borne by Key. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Key in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Key Common Stock held of record by such persons, and Key may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Ownership of Key Securities


         The following table provides information as of January 1, 1996 with respect to the shares of Key Common Stock beneficially owned by (i) each person known by Key to own more than 5% of the outstanding Key Common Stock; (ii) each director of Key and each nominee to the Board of Directors; (iii) each executive officer required to be identified in the Summary Compensation Table of Key; and
(iv) by all directors and executive officers of Key as a group. The table includes shares which may be acquired upon exercise of options granted under the Key 1995 Stock Option Plan and the Key Outside Directors Stock Option Plan, subject to shareholder approval and excludes shares granted under the Key Stock Grant Plan, which has been terminated subject to approval of the Key 1995 Stock Option Plan. (See "Management of Key--Executive Compensation.") The number of shares beneficially owned by each director or executive officer is determined according to rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. Except as noted below, each holder has sole voting and investment power with respect to all shares of Key Common Stock listed as owned by such person or entity. The address of each of Messrs. John, Greenfield, Manly, Wolkowitz, Edwards, Evatt and Laidley is c/o The Company, 255 Livingston Avenue, New Brunswick, New Jersey 08901.



                                                                             Number of Shares         As Adjusted
                               Number of Shares         Percentage of          Beneficially          Percentage of
                                of Key Common         Outstanding Shares     Owned (Adjusted         Shares of Key

Name and Address              Stock Beneficially        of Key Common           to Reflect               Common
of Beneficial Owner               Owned (1)               Stock (2)             the Merger)             Stock (3)
-------------------              -----------             -----------           -------------            ---------

Francis D. John (4)               141,266                   2.0%                  141,266                 1.4%
Van D. Greenfield (5)              69,884                   1.0%                   69,884                  *
William Manly (6)                  25,326                    *                     25,326                  *
Morton Wolkowitz (7)              308,959                   4.4%                  308,959                 3.0%
D. Kirk Edwards (8)               175,000                   2.5%                  175,000                 1.7%
Danny R. Evatt (9)                 12,500                    *                     12,500                  *
C. Ron Laidley (10)                76,250                   1.1%                   76,250                  *
Kevin P. Collins (11)                 --                      --                   55,072                  *
W. Phillip Marcum (12)                --                      --                   55,072                  *
Kenneth C. Hill                       --                      --                       --                 --
Kenneth V. Huseman                    --                      --                       --                 --
Directors and
Executive Officers as a
group (7 persons; 11              809,185                    11.2%                919,329                8.6%
persons, as adjusted)
Morton Cohn (13)                  626,422                     9.1%                626,422                6.0%
FMR Corp. (14)                    611,000                     8.8%                611,000                5.9%
WellTech, Inc. (15)             1,885,000                    27.3%                     --                 --


-----------------

*        Less than 1%

        (1) Under the rules for determining beneficial ownership, each director, director nominee and officer is deemed to own that number of shares of Key Common Stock which he or she may purchase or acquire pursuant to a warrant, option or convertible security within 60 days as if he or she had exercised the warrant or option or had converted the convertible security. The number of shares of Key Common Stock that each person is so deemed to own goes into both the numerator and the denominator in calculating that person's percentage ownership. The footnotes indicate the number of shares of Key Common Stock, if any, that are deemed to be owned by each person pursuant to this rule.


        (2) Based on 6,913,513 shares of outstanding Key Common Stock at February 26, 1996.

        (3) Based on 10,413,513 shares of outstanding Key Common Stock, after giving effect to the Merger assuming no exercise of any New Key Warrants or any other options or warrants.


        (4) The number shown under the Key Common Stock column includes (i) 2,371 shares owned directly by Mr. John, (ii) 50,045 shares held by Mr. John as custodian for his two children as to which Mr. John disclaims any beneficial interest, and (iii) 1,350 shares held by Mr. John's wife, as to which Mr. John disclaims any beneficial interest. Includes 87,500 shares purchasable at $5.00 per share upon exercise of an option granted on July 6, 1995; does not include 412,500 shares purchasable upon exercise of such option.

        (5) Includes 50,000 shares purchasable at $5.00 per share pursuant to an option granted on July 6, 1995. Mr. Greenfield disclaims beneficial ownership of shares owned by the Green-Cohn Group, Inc. of which he is President. See Note (13) below.

        (6) Includes 25,000 shares purchasable at $5.00 per share pursuant to an option granted on July 6, 1995.

        (7) Includes 50,000 shares purchasable at $5.00 per share pursuant to an option granted on July 6, 1995.

        (8) Includes 25,000 shares purchasable at $5.00 per share pursuant to an option granted on July 6, 1995; does not include 75,000 shares purchasable upon exercise of such option.

        (9) Includes 12,500 shares purchasable at $5.00 per share pursuant to an option granted on July 6, 1995; does not include 37,500 shares purchasable upon exercise of such option.

        (10)Includes 31,250 shares purchasable at $5.00 per share pursuant to an option granted on July 6, 1995; does not include 93,750 shares purchasable upon exercise of such option.

        (11)Prior to consummation of the Merger, Mr. Collins is expected to receive 55,072 shares of Key Common Stock from WellTech pursuant to an agreement with WellTech to compensate certain of its directors.

        (12)Prior to consummation of the Merger, Mr. Marcum is expected to receive 55,072 shares of Key Common Stock from WellTech pursuant to an agreement with WellTech to compensate certain of its directors.

        (13)The number shown under the Key Common Stock column includes (i) 167,364 shares owned directly by Mr. Cohn, and (ii) 459,058 shares owned indirectly through his ownership of Green-Cohn Group, Inc. Mr. Cohn's address is c/o Green-Cohn Group, Inc., 45 Broadway, New York, New York 10006.


        (14)The number of shares shown under the Key Common Stock column are beneficially owned indirectly by FMR Corp., a Massachusetts corporation ("FMR") with an address at 82 Devonshire Street, Boston, MA 02109. Such shares are owned directly by portfolios of investment companies registered under Section 8 of the Investment Company Act of 1940, as amended, which are advised by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Number of shares owned by FMR does not include any shares of Key Common Stock which FMR might be deemed to beneficially own indirectly by virtue of its ownership of WellTech Common Stock. (See "Ownership of WellTech Securities .")


        (15)The number shown under the Key Common Stock column includes (i) 1,635,000 shares owned directly by WellTech, Inc. and (ii) 250,000 shares subject to purchase upon exercise of the Existing Key Warrants.

Ownership of WellTech Securities


         The following table sets forth information as of February 28, 1996 with respect to the shares of WellTech Common Stock beneficially owned by (i) each person known by WellTech to own beneficially more than 5% of WellTech Common Stock; (ii) each director of WellTech; and (iii) all directors and executive officers of WellTech as a group. The number of shares beneficially owned by each director or executive officer is determined according to rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of WellTech Common Stock listed as owned by such person or entity.





                                         Number of
                                          Shares                                  Number of Shares
                                          WellTech                                  of Key Common        As Adjusted
                                          Common            Percentage of        Stock Beneficially     Percentage of
Name and Address                           Stock         Outstanding Shares        Owned (Adjusted      Shares of Key
of Beneficial                          Beneficially          of WellTech             to Reflect             Common
     Owner                                 Owned          Common Stock (1)           the Merger)           Stock (2)
-------------------------------       ---------------    -----------------         ----------------     ---------------

FMR Corp. (3)                           220,966               62.6%                 4,167,046               38.3%

Neptune Management Partners,
  L.P., as Agent and Nominee(4)          47,102               13.3%                   758,022                7.2%

Roughneck Partners, L.P.(5)              18,467                5.2%                   297,193                2.8%

CCF/WellTech, L.P.(6)                    28,240                8.0%                   454,472                4.3%

W. Phillip Marcum(7)                         --                --                      55,072                 *

Kevin Collins(7)                             --                --                      55,072                 *


Francisco Garcia (7) (8)                     --                --


George Konomos (9)                           --                --


Douglas B. Thompson (7) (10)              3,982                *                       76,105                 *


Directors as a group(5 persons)           3,982                *

-------------------------
*        Less than 1%


        (1) Based on 352,941 shares of outstanding WellTech Common Stock at February 28, 1996.

        (2) Based on 10,413,510 shares of outstanding Key Common Stock, after giving effect to the Merger, assuming the exercise of the New Key Warrants and no exercise of any other options or warrants. Under the rules for determining beneficial ownership, each director, director nominee and officer is deemed to own that number of shares of Key Common Stock which he or she may purchase or acquire pursuant to a warrant, option or convertible security within 60 days as if he or she had exercised the warrant or option or had converted the convertible security. The number of shares of Key Common Stock that each person is so deemed to own goes into both the numerator and the denominator in calculating that person's percentage ownership. The footnotes indicate the number of shares of Key Common Stock, if any, that are deemed to be owned by each person pursuant to this rule.


        (3) Such shares are beneficially owned indirectly by FMR Corp., a Massachusetts corporation ("FMR") with an address at 82 Devonshire Street, Boston, Massachusetts 02109. Such shares are owned directly by (a) a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, which is advised by Fidelity Management & Research Company ("FMRC"), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and (b) two private investment accounts advised by Fidelity Management Trust Company ("FMTC"), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and a wholly-owned subsidiary of FMR. Includes 469,551 shares of Key Common Stock that may be acquired upon the exercise of New Key Warrants and 611,000 shares of Key Common Stock owned beneficially by FMR Corp., prior to the Merger. See Note (14) under "Ownership of Key Securities."


        (4) Includes 100,091 shares of Key Common Stock that maybe acquired upon the exercise of New Key Warrants.

        (5) Includes 39,242 shares of Key Common Stock that maybe acquired upon the exercise of New Key Warrants.

        (6) Includes 60,010 shares of Key Common Stock that maybe acquired upon the exercise of New Key Warrants.


        (7) As adjusted column includes shares of Key Common Stock to be distributed by WellTech to the director before consummation of the Merger and, in the case of Mr. Thompson, (a) includes 11,105 shares of Key Common Stock held by Mr. Thompson in a retirement account and 65,000 shares of Key Common Stock issuable upon consummation of the Merger and (b) does not include 13,550 shares of Key Common Stock held in a retirement account by Mr. Thompson's wife, as to which Mr. Thompson disclaims beneficial ownership.


        (8) Mr. Garcia disclaims beneficial ownership of WellTech Common Stock owned by Neptune Management Partners, L.P. ("Neptune"), of which Mr. Garcia is a manager. Does not include 18,689 shares of Key Common Stock to be distributed by WellTech to Mr. Garcia before consummation of the Merger, which shares shall be contributed to Neptune.

        (9) Mr. Konomos disclaims beneficial ownership of WellTech Common Stock owned by CCF/WellTech, L.P. ("CCFW") of which Mr. Konomos is a manager. Does not include 11,205 shares of Key Common Stock to be distributed by WellTech to Mr. Konomos before consummation of the Merger, which shares shall be contributed to CCFW.


        (10)Mr. Thompson is a 100% owner of Jupiter Management Co. ("Jupiter") and he is deemed to beneficially own 3,982 shares of WellTech Common Stock owned by Jupiter. Does not include 1,152 shares of WellTech Common Stock held in a retirement account maintained by Mr. Thompson's mother as to which Mr. Thompson disclaims beneficial ownership .

               CERTAIN CONSIDERATIONS RELATING TO THE TRANSACTION

Reasons for the Transaction; Recommendation of Key Board of Directors

         At the meeting of the Board of Directors of Key held on November 18, 1995, the Key Board received a presentation by members of Key management and its legal advisors regarding, and reviewed the terms of, the Merger Agreement and the transactions contemplated thereby. By unanimous vote of Directors, the Key Board determined that the Merger is advisable, fair to, and in the best interests of, Key and its stockholders, approved the Merger and the Key Charter Amendment, and resolved to recommend that stockholders of Key vote FOR approval and adoption of the Merger Agreement and each of the transactions contemplated thereby and FOR approval and adoption of the Key Charter Amendment.


Advantages and Disadvantages of the Merger

         In reaching its determination with respect to the Merger, the members of the Key Board considered the advice and opinion of Simmons, its financial advisor. See "Certain Considerations Relating to the Transaction--Opinion of Financial Advisor to Key." The Key Board also considered a number of other positive and negative factors, including without limitation, the following: (i) the Key Board's familiarity with and review of Key's and WellTech's business, operations, financial condition, earnings and prospects; (ii) the business, operations, earnings and financial condition of WellTech and the enhanced opportunities for growth that the Merger makes possible; (iii) a variety of factors affecting and relating to the overall strategic focus of Key, including without limitation growth in assets and earnings; (iv) other acquisition opportunities available to Key; (v) the terms of the Merger Agreement; and (vi) the anticipated cost savings and efficiencies available as a result of the Merger. The Key Board reached its conclusion notwithstanding certain negative aspects of the Merger, including (i) WellTech's five-year history of operating losses; (ii) the discontinuation of WellTech's Russian operations; (iii) the risks and uncertainties associated with the integration of the WellTech operations with those of Key and (iv) the fact that Key has incurred substantial expense and devoted a significant amount of the time and resources, and will continue to do so, in connection with the consummation of the Merger. See "Risk Factors."


         In view of the wide variety of factors considered by the Key Board of Directors, the Key Board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Consequently, the Key Board did not quantify the assumptions and results of its analyses in reaching its determination that the Merger is advisable, fair to, and in the best interests of, Key and its stockholders.


         THE  BOARD  OF  DIRECTORS  OF  KEY  UNANIMOUSLY   RECOMMENDS  THAT  KEY
STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR APPROVAL AND ADOPTION OF THE KEY CHARTER AMENDMENT.

Opinion of Financial Advisor to Key

         Key retained Simmons to act as its financial advisor and to render a fairness opinion in connection with the Merger. Simmons rendered its oral opinion (which was subsequently confirmed in writing) to the Board of Directors of Key to the effect that, as of November 18, 1995, the Merger was fair from a financial point of view to the holders of Key Common Stock.

         Simmons is a specialized energy - related investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, the management and underwriting of sales of equity and debt to the public and private placements of equity and debt. Key selected Simmons to act as its financial advisor in connection with the Merger on the basis of Simmons' expertise in the oil and gas service and equipment industry.


         The full text of Simmons' opinion dated December 29, 1995 is attached as Annex II to this Proxy Statement-Prospectus. Holders of Key Common Stock are urged to read such opinion carefully in its entirety in conjunction with the Proxy Statement-Prospectus for assumptions made, matters considered and limits of the review by Simmons. Simmons' opinion addresses only the fairness of the Merger from a financial point of view and does not constitute a recommendation to any holder of Key Common Stock as to how such stockholder should vote on the Merger. The summary of Simmons' opinion set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.


         In connection with the rendering of its opinion, Simmons has reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) the financial statements and other information concerning Key, including the Annual Reports on Form 10-K of Key for each of the years in the three-year period ended June 30, 1995 and the Quarterly Report on form 10-Q of Key for the quarter ended September 30, 1995; (iii) certain near-term forecasts and other internal information, primarily financial in nature, concerning the business and operations of Key furnished by Key for purposes of Simmons' analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, Key Common Stock; (v) certain information concerning WellTech, including the audited financial statements for each of the years in the three-year period ended December 31, 1994 and certain unaudited financial statements, prepared by WellTech, for interim periods during the year ended December 31, 1994 and the ten months ended October 31, 1995; (vi) certain near-term forecasts and other internal information, primarily financial in nature, concerning the business and operations of WellTech furnished by WellTech for purposes of Simmons' analysis; (vii) certain publicly available information with respect to certain other companies that Simmons believes to be comparable to Key or WellTech and the trading markets for certain of such other companies' securities; (viii) certain publicly available information concerning the estimate of the future operating performance of Key and the comparable companies prepared by industry experts unaffiliated with either Key or WellTech; and (ix) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Simmons has also met with certain officers and employees of Key and WellTech to discuss the foregoing, as well as other matters believed relevant to the inquiry.

         In arriving at its opinion, Simmons has assumed and relied upon the accuracy and completeness of all of the financial and other information provided or publicly available, including, without limitation, information with respect to the amount and timing of cost savings pursuant to the Merger provided by Key and WellTech, and has not attempted independently to verify any of such information. Simmons has not conducted a physical inspection of any of the assets, properties or facilities of Key or WellTech, nor has Simmons made or obtained any independent evaluations or appraisals of any of such assets, properties or facilities.

         In conducting its analysis and arriving at its opinion expressed herein, Simmons has considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of Key and WellTech;
(ii) the business prospects of Key and WellTech; (iii) estimates of pro forma combination benefits pursuant to the Merger prepared by Key and WellTech, (iv) the historical and current market for Key Common Stock and for the equity securities of certain other companies believed to be comparable to Key or WellTech; (iv) the respective contributions in terms of various financial measures of Key and WellTech to the combined company, and the relative ownership of Key after the proposed transaction by the current holders of Key Common Stock and WellTech Common Stock; (v) the pro forma effect of the transaction on Key's capitalization ratios, earnings per share and cash flow per share; and (vi) the nature and terms of certain other acquisition transactions that Simmons believes to be relevant. Simmons has also taken into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuation generally. Simmons' opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date of such opinion. Simmons did not express any opinion as to the price or range or prices at which the shares of Key Common Stock will trade subsequent to the consummation of the Merger.


         In connection with its fairness opinion, Simmons performed a variety of financial analyses with respect to Key and WellTech, including those described below:

         Analysis of Selected Publicly-Traded Comparable Companies. Simmons reviewed certain publicly available financial, operating and stock market information as of November 17, 1995 for Key, WellTech and certain publicly-traded companies (the "Comparable Companies") that Simmons considers to be comparable to Key or WellTech. For the Comparable Companies, Simmons calculated, among other things, multiples of market stock price to trailing twelve months' ("TTM") earnings per share and cash flow per share and multiples of Adjusted Market Value (total market capitalization less cash in excess of five percent of revenues) to TTM revenues, TTM earnings before depreciation, depletion and amortization, interest and taxes ("EBDIT") and Adjusted Book Value (total book capitalization less cash in excess of five percent of revenues). All multiples calculated for WellTech were based on the most recent available results of WellTech for the TTM period, including certain adjustments for non-recurring and/or extraordinary items, and exclude the results attributable to WellTech's Russian operations. In addition, the multiples related to the acquisition of WellTech were based on an acquisition price (the "Implied Consideration") calculated using the net number of additional shares to be issued and Key's closing share price at November 17, 1995 ($5.00 per share), plus the estimated value of the New Key Warrants, less the estimated value of the Existing Key Warrants, plus assumed debt to be assumed. Unless otherwise noted, WellTech's results were not restated to reflect any benefit associated with the cost savings estimated by the managements of Key and WellTech.

         An analysis of the multiples of market stock price to TTM earnings per share and cash flow per share yielded averages for the Comparable Companies of 15.9x and 5.7x, respectively. This compared to 10.2x TTM cash flow per share for WellTech at the Implied Consideration (5.9x for WellTech at the Implied Consideration including 50% of cost savings estimated by Key and WellTech). TTM earnings per share multiples related to the acquisition were not calculated as WellTech generated negative earnings for the most recent available twelve month period. An analysis of the multiples of Adjusted Market Value to TTM revenues yielded an average of 0.8x for the Comparable Companies, compared to 0.6x for WellTech at the Impled Consideration. An analysis of the multiples of Adjusted Market Value to TTM EBDIT yielded an average of 6.4x for the Comparable Companies, compared to 9.9x for WellTech at the Implied Consideration (6.2x for WellTech at the Implied Consideration including 50% of cost savings estimated by Key and WellTech). An analysis of the multiples of Adjusted Market Value to Adjusted Book Value yielded an average of 1.3x for the Comparable Companies, compared to 0.9x for WellTech at the Implied Consideration.


         Analysis of Selected Comparable Transactions. Simmons reviewed several transactions involving the acquisition of oil service and equipment companies. Simmons calculated multiples of acquisition price, or transaction value, to the revenues and EBDIT generated in the 12 months prior to acquisition. These calculations yielded a range of acquisition price to EBDIT of 4.7x to 31.5x, with an average excluding the high and low value of 6.2x, and a range of acquisition price to revenues of 0.4x to 1.6x with an average excluding the high and low value of 1.0x. The average transaction EBDIT multiple of 6.2x (excluding the high and low value) compared to a 9.9x multiple for WellTech at the Implied Consideration (6.2x for WellTech at the Implied Consideration including 50% of cost savings estimated by Key and WellTech), and the average transaction revenue multiple 1.0x (excluding the high and low value) compares to a 0.6x multiple for WellTech at the Implied Consideration.

         Relative Contribution Analysis. Simmons analyzed the relative contributions of Key and WellTech to, among other things, the combined pro forma historical revenues, EBDIT, net income, cash flow, total assets, total book capitalization and book equity value. Simmons also analyzed the relative contributions of Key and WellTech to total market capitalization and market equity value based on the Implied Consideration. The analysis assumes certain pro forma adjustments for recent acquisitions and non-recurring or extraordinary items in the historical financial statements of Key and WellTech, and, in some cases, a certain level of cost savings estimated by Key and WellTech. Based on the most recent available data for the companies, Simmons calculated contributions by WellTech of approximately 53% of combined revenues, 34% of combined EBDIT, 28% of combined cash flow, 5% of combined net income, 53% of combined total assets, 49% of combined total book capitalization and 51% of combined book equity value.

         Based on the Implied Consideration, Simmons calculated pro forma contributions by WellTech of approximately 40% of combined total market capitalization and 35% of combined market equity value.

         Discounted Cash Flow Analysis. Simmons performed various discounted cash flow calculations of WellTech. Net present values were based on the projected unlevered cash flows for five years and employed an estimated terminal value derived as a multiple of six times EBDIT. Cost savings estimated by Key and WellTech were not incorporated into the analysis.

         Simmons discounted to present value projected future cash flows and terminal values of WellTech by applying after-tax discount rates ranging from 12 to 15 percent. Based on these calculations, Simmons derived net present values of WellTech of approximately $34 to $38 million.

         The foregoing summary does not purport to be a complete description of the analyses performed by Simmons. The preparation of financial analyses and fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Simmons believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Simmons, without considering all of such analyses and factors, could create an incomplete view of the process underlying its opinion. Simmons made no attempt to assign specific weights to particular analyses. Any estimates contained in Simmons' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth herein. Estimates of values of companies do no purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Simmons does not assume any responsibility for their accuracy.


         Simmons confirmed, as of March 4, 1996 its opinion dated December 29, 1995. In rendering such confirmations, Simmons performs certain procedures related to its opinion and reviews the assumptions on which such opinion was based and the factors considered in connection therewith. Simmons has considered, and will consider, among other things, Key's and WellTech's recent financial performance and recent market conditions and developments based on the foregoing.


         As compensation for rendering its fairness opinion and other financial advisory services, Key has agreed to pay Simmons as its financial advisor total fees of approximately $440,000, of which approximately $405,000 will be outstanding and payable upon consummation of the Merger. Key has also agreed to reimburse Simmons for certain expenses incurred in connection with its engagement and to indemnify Simmons and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under federal securities laws. There were no material relationships between Key or WellTech and Simmons at its financial advisor and no compensation was paid, except as noted above, by Key to Simmons during the past two years. Simmons did not negotiate the terms of the Merger between Key and WellTech.

Comparative Per Share Information

         The comparative historical per share information presented below is derived from the historical financial statements of each company. Pro forma information for Key is derived from the unaudited pro forma combined information. Equivalent pro forma information for WellTech is the pro forma Key amount multiplied by the effective proposed exchange ratio (13.9682:1).


                                                                     Key                           WellTech
                                                                                                         Equivalent
                                                      Historical         Pro forma        Historical        Pro forma
Year ended June 30, 1995

         Dividends                                        --                --                --               --
         Income from continuing

               operations                                $0.33            $0.48            $(0.78)           $6.70
Six months ended   December 31, 1995
         Dividends                                        --                --                --               --
         Income from continuing                          $0.22            $0.25             $1.02            $3.49

               operations
Book value per share

         As of June 30, 1995                             $2.91             $3.97          $103.49            $55.45
         As of   December 31, 1995                       $3.12             $4.12          $104.50            $57.55


                                  RISK FACTORS


Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995. Key desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Statements made herein and in documents incorporated herein by reference, other than statements of historical fact, are "forward-looking statements." Key wishes to caution prospective purchasers that the following important factors, among others, may have affected and could in the future affect Key's actual results and could cause Key's actual results for subsequent periods to differ materially from those expressed in any forward- looking statement made by or on behalf of Key:

   -Occurrences affecting the need for, timing and extent of Key's capital expenditures or affecting Key's ability to obtain funds from operations, borrowings or investments to finance needed capital expenditures;

    -Key's ability successfully to identify and finance oil and gas property acquisitions and its ability successfully to operate existing and any subsequently acquired properties;

    -The availability of adequate funds under the New Indebtedness to fund operations for the foreseeable future, or if such funds are inadequate, the ability of Key to obtain new or additional financing or to generate adequate funds from operations;

    -Key's ability to enter into and retain profitable oil field servicing and drilling contracts with customers which make timely payments for such services;

    -The demand for oil field services, drilling services and for oil and gas, and the supply of and demand for drilling and servicing rigs, all of which are subject to fluctuations which could adversely affect Key's operations;

    -The  amount  and  rate  of  growth  in  Key's  general  and  administrative
     expenses,   including,  but  not  limited  to,  the  costs  of  integrating
     WellTech's operations into Key assuming consummation of the Merger;

    -The effect of changes in regulations, including environmental regulations with which Key must comply, the cost of such compliance and the potentially material adverse effects if Key were not in substantial compliance either currently or in the future;

    -Key's relationship with its employees and the potential adverse effect if labor disputes or grievances were to occur;

    -The costs and other effects of legal and administrative cases and proceedings and/or settlements, including but not limited to environmental and workers compensation cases;

    -The effect of changes in accounting policies and practices or of changes in Key's organization, compensation and benefit plans, or of changes in Key's material agreements or understandings with third parties.

         In addition, prospective purchasers should consider the following risk factors:

         Substantial Leverage and History of Losses. Key, as the surviving company, will be highly leveraged due to the substantial indebtedness Key and WellTech have incurred over time primarily to finance acquisitions and capital expenditures, expand operations and, in the case of WellTech, finance operating losses. As of December 31, 1995, Key's aggregate debt was approximately $17 million. After giving effect to the Merger and the New Indebtedness, as of December 31, 1995, Key's aggregate debt on a pro forma basis would have been approximately $35 million. Key may incur additional indebtedness to make investments, acquisitions and capital expenditures in the future. (See
"Management's Discussion and Analysis of Results of Operations and Financial Condition of Key--Liquidity and Capital Resources.") Key anticipates that it will continue to have substantial indebtedness for the foreseeable future.

         WellTech has had operating losses in each of the five years ended December 31, 1994 but had operating income for the nine months ended September 30, 1995. There can be no assurance that WellTech will not have operating losses for the year ended December 31, 1995 or, if the Merger is consummated, that the operations of Key subsequent to the Merger will not be adversely affected by the same factors that contributed to WellTech's operating losses. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of WellTech .")

         In recent years, cash generated from Key's operating activities in conjunction with borrowings and proceeds from private equity issuances has been sufficient to meet its debt service and acquisition, investment and capital expenditure requirements. Key believes that cash generated from operating activities, together with borrowings from existing and future credit facilities and proceeds from future equity issuances, will be sufficient to meet its future debt service requirements and to make anticipated acquisitions, investments and capital expenditures. However, there can be no assurance in this regard or that the terms available for such financing would be favorable to Key or that any such future equity issuance would be at a price per share equal to or greater than the current market price. Any such future equity financing would dilute the interests of current stockholders of Key. (See "Management's Discussion and Analysis of Results of Operations and Financial Condition of Key--Liquidity and Capital Resources.")

         Cross-Guaranty and Cross-Collateralization of the New Indebtedness. Key has guaranteed WellTech's obligations under the New Indebtedness and has pledged its assets to secure such WellTech obligations, and WellTech has guaranteed Key's obligations under the New Indebtedness and has pledged its assets to secure such Key obligations. The obligations of Key and WellTech under the New Indebtedness are also cross defaulted. Accordingly, a default under the New Indebtedness by WellTech or Key could jeopardize the assets of the other party even if such other party were not itself in default. If the Merger is not consummated on or before April 30, 1996, the New Indebtedness will be in default unless WellTech refinances its obligations on or before July 31, 1996 and Key continues to operate WellTech under the Interim Operations Agreement until such refinancing. There can be no assurance, particularly in light of WellTech's operating history, that it will be able to refinance its obligations in the event the Merger is not consummated. In such event, the lender could foreclose on substantially all of Key's, as well as WellTech's, properties and assets.

         Potential Obstacles to Integration of WellTech. The success of Key following the Merger will be dependent partially upon Key's ability to integrate the current management and operations of WellTech into its ongoing management and operations. Obstacles to such integration may arise, and some of those obstacles could adversely affect Key's ongoing operations and performance. There can be no assurance that Key will be able effectively to integrate its management and operations with those of WellTech or that administrative and operational efficiencies resulting from the Merger can be attained.

         Customer Response to the Transactions. Management of Key believes that following the Merger Key will be able to provide its customers with a broader array of products and an increased ability to service customer needs. However, there can be no assurance that the current Key and WellTech customers will respond favorably to the Merger. An unfavorable customer response to the Merger could have an adverse effect upon the ongoing operations of Key.



         WellTech Shareholder Ownership of Key Common Stock. Upon the consummation of the Merger, there will be 10,413,513 shares of Key Common Stock outstanding. Of such shares, the 4,929,962 shares of Key Common Stock and New Key Warrants to purchase an additional 750,000 shares of Key Common Stock issued to WellTech stockholders pursuant to the Merger will be freely tradeable without restriction or registration under the Securities Act, including the shares and New Key Warrants to be issued to certain stockholders of WellTech, who will have the benefit of an effective registration statement under the Securities Act.
Stockholders should be aware that one group of five affiliated entities will hold approximately 38.3% of the Key Common Stock outstanding after the Merger. All but 155,000 of the remaining shares of Key Common Stock currently outstanding are freely tradeable, although sales of shares held by "affiliates" of Key are subject to volume and other limitations imposed by Rule 144 under the Securities Act.



         No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price for the Key Common Stock prevailing from time to time. Sales of substantial amounts of Key Common Stock in the public market could adversely affect the market price of the Key Common Stock.


         Possible Volatility of Stock Price. The Key Common Stock is traded on the American Stock Exchange. The closing price of the Key Common Stock on August 30, 1995, immediately prior to the announcement of the Merger was $4-15/16, and on February 26, 1996 was $6. (See "Price Range of Key Common Stock" for additional information with respect to the prices of the Key Common Stock in earlier years.) The New Key Warrants are a new issue and there exists no trading market for them. The volume of transactions in the Key Common Stock has varied from time to time, although it has, for the most part, been limited. In addition, the stock market in recent years has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of a specific company. These fluctuations could adversely affect the market price of the Key Common Stock and the New Key Warrants. (See "Proposals to be Voted upon at the Key Special Meeting--Item 1: The Merger--Certain Covenants--Registration Rights.")

         No Intention to Pay Dividends. Key has no intention to pay cash dividends on the Key Common Stock in the foreseeable future. In addition, under the terms of the New Indebtedness, Key is prohibited from paying cash dividends on its Common Stock. (See "Business and Properties of Key--Recent Developments--New Indebtedness" for a discussion of such restrictions.)


         Regulation and Competition in the Well Servicing Industry. Oil field service operations, oil and gas production activities and oil and natural gas drilling are subject to various local, state and federal laws and regulations intended, among other things, to protect the environment. Both Key and WellTech compete with many national and local independent companies, many of which have financial and other resources greatly in excess of those available to Key, WellTech or the surviving entity.



         International Investments. WellTech has made investments in foreign countries (Russia and Argentina) and Key may continue to make additional investments in these and other foreign countries and in companies located or with significant operations outside the United States. (See "Business and Properties of WellTech--Foreign Operations.") Such investments are subject to risks and uncertainties relating to the indigenous political, social and economic structures of those countries. Risks specifically related to investments in foreign companies may include risks of fluctuations in currency valuation, expropriation, confiscatory taxation and nationalization, currency conversion restrictions, increased regulation and approval requirements and governmental policies limiting returns to foreign investors. In that connection, stockholders should be aware that WellTech's contract in Russia was not renewed upon its expiration in November, 1995.


         Anti-Takeover Effect of Certain Provisions of Key's Articles and By-Laws. Certain provisions of the Key Articles and the Key By-Laws could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding capital stock of Key and could make it more difficult to consummate certain types of transactions involving an actual or potential change in control of Key, such as a merger, tender offer or proxy contest. The most significant of these is the ability of the Board of Directors to issue, without stockholder approval, preferred stock containing class voting rights, provided, however, that the Board of Directors may not classify or reclassify shares to create any class of stock which (i) has more than one vote per share, (ii) is issued in connection with any shareholder rights plan, "poison pill" or other anti-takeover measure, or (iii) is issued for less than fair consideration, as determined in good faith by the Board of Directors.

                         BUSINESS AND PROPERTIES OF KEY

General

         Key is a holding company with diversified energy operations in the Permian Basin area of West Texas and New Mexico. Key was organized in April 1977 and commenced operations in July 1978. Key currently has three wholly-owned operating subsidiaries: Yale E. Key, Odessa Exploration and Clint Hurt. Yale E. Key is involved in oil field services and operates primarily in the Permian Basin area of West Texas and New Mexico, performing services for both major and independent oil companies. Odessa Exploration, acquired in July 1993, operates and owns an interest in various oil and gas properties in West Texas. Clint Hurt, acquired in March 1995, is involved in drilling oil and gas wells in West Texas.

         On October 20, 1992, Key, then known as National Environmental Group, Inc. ("NEGI") and several affiliated companies, filed a Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"). Under the Prepackaged Plan, holders of the various debt issues, preferred stockholders and common stockholders of NEGI and affiliates received shares of Key Common Stock in exchange for their claims. On December 4, 1992, the Prepackaged Plan was confirmed. The confirmation of the Prepackaged Plan converted approximately $7.4 million in debt, approximately $700,000 in accrued interest, 1,150,664 shares of preferred stock and 17,942,108 shares of common stock of NEGI into approximately 4.2 million shares of Key Common Stock. In addition, Key issued an aggregate of 970,000 shares of Key Common Stock through a rights offering to former preferred and common shareholders for approximately $1.8 million in cash. See Note 3 of Notes to Consolidated Financial Statements of Key.

Recent Developments


         The Merger and the Interim Operations Agreement. On November 18, 1995, Key and WellTech entered into the Merger Agreement pursuant to which WellTech will merge with and into Key. (See "Proposals to be Voted upon at the Key Special Meeting--Item 1: The Merger.") Simultaneously with the execution of the Merger Agreement, Key and WellTech entered into an interim operations agreement (the "Interim Operations Agreement") pursuant to which WellTech has employed Key as an interim manager of WellTech's business, property and operations. Key is required to obtain consent of the Interim Committee of the WellTech Board of Directors ("Interim Committee"), a committee charged with the oversight of the Interim Operations Agreement, prior to (i) extending, terminating or entering into any material lease, contract or a transaction not in the ordinary course of business on behalf of WellTech, (ii) hiring or terminating executive or key officers of WellTech, or (iii) making or committing to any loan on behalf of WellTech. In addition, Key is required to consult regularly with the Interim Committee concerning the business, property and operations of WellTech, provide such reports as are requested and take no action requiring approval of the WellTech Board of Directors under Delaware law, the WellTech Charter or the WellTech By-Laws without first obtaining the Interim Committee's consent.

WellTech has agreed to pay all reasonable costs and expenses incurred by Key in connection with its management services under the Interim Operations Agreement. If the Merger is not consummated, Key will receive a management fee of $25,000 per month for its services, payable after the Merger Agreement has been terminated. The Interim Operations Agreement may be terminated by either party at any time after May 31, 1996 if the Merger is not consummated, upon commencement of any bankruptcy or insolvency proceedings or upon the termination of the Merger Agreement provided, however that so long as any obligation of WellTech is outstanding under the New Indebtedness, neither Key nor WellTech may terminate the Interim Operations Agreement without the consent of the lender. The Interim Operations Agreement will automatically terminate on the Closing Date. In the event the Merger is not consummated, for a period of three years, Key will be prohibited from offering employment to certain WellTech employees and both Key and WellTech will be prohibited from disclosing certain confidential information.

         New Indebtedness. On January 19, 1996, Key and WellTech entered into credit agreements with The CIT Group/Credit Finance, Inc. ("CIT") to refinance substantially all of the existing indebtedness of Key (other than that of Odessa Exploration) and WellTech (other than indebtedness to certain affiliates), respectively. The aggregate principal amount available under such credit arrangements to each of Key and WellTech is $17.5 million (subject to a certain advance formula). The New Indebtedness is in the form of three-year revolving credit or term-loan arrangements, automatically renewed for successive two-year periods, unless terminated by either CIT or Key. After giving effect to the repayment of all such existing debt of Key (other than that of Odessa Exploration) and WellTech (other than indebtedness to certain affiliates) out of the proceeds of such borrowing, Key and WellTech have available approximately $5.6 million and $1.4 million, respectively, of borrowing capacity, depending, in part, on the amount of their respective accounts receivable and the value of their respective equipment. The borrowing arrangements prior to the Merger entail separate borrowings by, on the one hand, Key, Yale E. Key and Clint Hurt, jointly and severally, up to an aggregate of $17.5 million principal amount of revolving credit loans less the aggregate principal amount of term loans (currently aggregating approximately $10.1 million) and, on the other hand, WellTech of up to an aggregate of $17.5 million principal amount of revolving credit loans less the aggregate principal amount of term loans (currently aggregating approximately $16.1 million) . Each of the borrowers has also, jointly and severally, cross-guaranteed the obligations of each other borrower and the obligations of all borrowers are cross-collateralized and cross-defaulted. Accordingly, Key is liable for all borrowings by WellTech. In an attempt to protect Key, should the Merger not be consummated, Key negotiated the management and operational power and authority it has under the Interim Operations Agreement. At the option of CIT, the loans will be immediately due and payable if the Merger has not been consummated on or before April 30, 1996 and WellTech has failed to refinance its borrowings on or prior to July 31, 1996 or Key ceases to continue to operate WellTech under the Interim Operations Agreement until such refinancing. Key and WellTech have agreed that so long as any obligation of WellTech to CIT is outstanding, neither Key nor WellTech will terminate the Interim Operations Agreement without CIT's consent. There can, of course, be no assurance that, should the Merger not be consummated, Key will not suffer a significant loss with respect to its guaranty of WellTech indebtedness pursuant to these arrangements.

         The loans are secured by a first lien on substantially all the assets of Key (other than the assets of Odessa Exploration) and of WellTech (other than the Existing Key Shares, the Existing Key Warrants and shares in Dawson owned by WellTech). The loans bear interest at an annual rate of 1.25% in excess of the "prime" rate of Chemical Bank, New York, New York. CIT is also entitled to various fees, including a closing commitment fee of $100,000, interest based on certain minimum borrowing levels, whether or not such amounts are or could be (because of borrowing formula limitations) outstanding, and to certain prepayment penalties including for early termination of the revolving credit arrangements.

         Acquisition of Clint Hurt Assets. In March 1995, Key and Clint Hurt & Associates, Inc. ("CHA") entered into an Asset Purchase Agreement pursuant to which CHA sold to Key all of its assets in West Texas for an aggregate of approximately $1.7 million, of which $1.0 million was paid in cash and the balance was paid in the form of a 60-day promissory note, which was paid in full on July 2, 1995. The acquired assets consisted principally of four oil and gas drilling rigs and related equipment. Mr. Clint Hurt entered into a consulting agreement and a noncompetition agreement with Key, pursuant to which neither he nor CHA may directly or indirectly engage in providing contract drilling services or engage in the well service business in Texas until April 1, 1998. In connection with the consulting and non-competition agreement, Key issued 5,000 shares of Key Common Stock to Mr. Hurt.

         Acquisition of WellTech West Texas. On December 10, 1993, Key and WellTech entered into an Asset Purchase Agreement pursuant to which WellTech sold Key all of the assets and liabilities of WellTech's West Texas region. The assets purchased included 58 well service workover rigs, various trucks, parcels of real estate, inventory and office furniture and equipment. The acquisition was consummated in August 1994. Consideration for the acquisition consisted of the issuance by Key to WellTech of 1,635,000 shares of Key Common Stock, warrants to acquire 250,000 additional shares of Key Common Stock at $5.00 per share and the assumption of certain current liabilities related to WellTech's West Texas operations. Those shares and warrants are referred to elsewhere herein as the Existing Key Stock and the Existing Key Warrants and will (except for 205,038 shares) be surrendered to Key pursuant to the Merger. In connection with the WellTech West Texas acquisition, WellTech was granted the right to designate one nominee to serve on Key's Board of Directors. (See "Proposals to be Voted upon at the Key Special Meeting--Item 3: Election of Board of Directors.") Since December 1993, Key has operated the WellTech's West Texas well service business.

Business

         Oil Field Services. Yale E. Key performs a variety of services involving the production and exploration of oil and natural gas, including workovers, well maintenance, operation of hot oilers and trucking equipment and well completions. Yale E. Key operates a variety of oil field service equipment, including 136 workover rigs, 28 hot oil units and 12 transports. Yale E. Key serves over 200 customers in West Texas, with its two largest customers (Parker & Parsley and Texaco) providing approximately 18% and 10%, respectively, of Key's total revenue during fiscal 1995, 15% and 14%, respectively, of Key's total revenue during fiscal 1994, and 23% and 26%, respectively, of Key's total revenue during fiscal 1993.

         Workovers are performed to remedy downhole equipment failure, reactivate a shut-in well, convert a producing well into an injection well for enhanced recovery projects, repair casing leaks and recomplete wells from which production has declined. Yale E. Key's equipment and crews are used to drill out plugs and packers and to remove downhole equipment from the well bore, which is then replaced or repaired and repositioned. Well maintenance services are required throughout the lives of most wells to keep them producing economically. Yale E. Key's rigs are used to remove and replace worn or broken sucker rods, production tubing, down-hole pumps and other artificial lift equipment. Maintenance services are usually of short duration, lasting fewer than 48 hours. Hot oil units are used to inject heated oil and water into the production tubing, casing and flow line to melt paraffin which solidifies and obstructs the flow of oil, as well as to treat oil in producers' storage tanks to upgrade the quality for sale to pipelines. Yale E. Key's crews perform routine maintenance at the well site and its transport vehicles carry water to and from the well site for well stimulation operations and for disposal.

         When a well has been drilled, the casing has been set and it has been determined that the well will produce oil or gas in commercial quantities, the expensive drilling rig is moved off the well site and a more economical well service rig is moved on the well site to perform completion services. Yale E. Key's rig crews are responsible for rigging the derrick, operating rig machinery, handling pipe and tools, circulating well fluids, and assisting in various completion activities performed by other contractors.

         Oil and Gas Production. Odessa Exploration is engaged in the drilling and production of oil and natural gas in the Permian Basin of West Texas. Odessa Exploration acquires and manages interests in producing oil and gas properties for its own account and for drilling partnerships it sponsors. Odessa Exploration acquires producing oil and gas properties from major and independent producers and, subsequently, either reworks the acquired well to increase production and/or forms drilling ventures for additional development wells. Odessa Exploration operates oil and gas wells on behalf of over 150 working interest owners as well as for its own account. During fiscal 1995, it acquired approximately $1.0 million in additional oil and gas properties with estimated proved developed and undeveloped reserves of 1,132,000 bbls (barrels) of oil and
3.2 bcf (billion cubic feet) of natural gas. As of June 30, 1995, Odessa Exploration's proved oil and gas reserves were estimated at 1,682,000 bbls of oil and 14 bcf of natural gas and operated and/or owned an interest in 90 wells.

         Producing Wells and Acreage. The major proved producing properties of Odessa Exploration are located primarily in the Permian Basin area of West Texas. The following table sets forth Odessa Exploration's total gross and net producing oil and gas wells and its total gross and net developed acreage as of June 30, 1995. As of such date, Key did not have any undeveloped acreage. "Gross" as it applies to wells or acreage refers to the number of wells or acres in which a working interest is owned by Odessa Exploration. "Net" as it applies to wells or acreage refers to the sum of the fractional working interests owned in gross wells or gross acres.

                    Producing Wells
                   Oil                      Gas             Developed Acreage
              Gross      Net      Gross       Net         Gross          Net

                 75       42       15          5        21,320          11,037

In addition, Odessa Exploration serves as operator of two injection wells. As operator, Odessa Exploration receives fees from other working interest owners as reimbursement for the general and administrative expenses attendant to the operation of the wells.

         Odessa Exploration's oil and gas properties are subject to royalty, overriding royalty and other outstanding interests customary in the industry. The properties are also subject to burdens such as liens incident to operating agreements, current taxes, development obligations under oil and gas leases and other encumbrances, easements and restrictions. Management believes that the existence of such burdens does not materially detract from the value of its leasehold interests. Moreover, certain of Odessa Exploration's properties are subject to liens securing debt. See Note 5 of Notes to Consolidated Financial Statements of Key.

         Exploration and Development Activities. The following table shows gross and net wells drilled in which Odessa Exploration had a working interest (all of which were developed wells) during the years ended June 30, 1995 and 1994:

                             1995                  1994
                     ------------------      ----------------
                     Gross        Net       Gross         Net

    Productive        8.0         6.2        1.0           0.1
    Dry                -           -          -              -

Since the beginning of the current fiscal year, Odessa Exploration has participated in or drilled five wells on its operated properties, and it expects the total number of such wells for the current fiscal year to be 14.

         Oil and Gas Reserve Information. Estimates of Odessa Exploration's proved oil and gas reserves as of June 30, 1995 and 1994 were prepared by Key and reviewed by Victor J. Sirgo, P.E., an independent petroleum reservoir engineer. All estimates were made in accordance with guidelines established by the Commission. Proved oil and gas reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic conditions, that is, prices and costs as of the date the estimate is made. Prices utilized reflect consideration of changes in existing prices provided by contractual arrangements if any, but not of escalations based upon future conditions.

         Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing equipment and operating methods. Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion or secondary or tertiary recovery. Reserves assigned to undrilled acreage are limited to those drilling units that offset productive units reasonably certain of production when drilled. The following table summarizes oil and gas reserve data with respect to Odessa Exploration's proved oil and gas reserves at June 30, 1995 and 1994:

                                                       June 30,
                                              1995             1994
      Proved developed reserves
               Oil (bbls)                     750,604       114,908
               Gas (mcf)                   11,203,232     6,785,661

      Proved undeveloped reserves
               Oil (bbls)                     931,613             -
               Gas (mcf)                    2,794,828             -

         Management is not aware of any major discovery or other favorable or adverse event which has occurred since July 1, 1995 and which is believed to have caused a significant change in the estimated proved oil and gas reserves of Odessa Exploration. The estimate of reserves has not been filed with or included in reports to any federal agency other than the Commission. Additional information concerning estimated proved oil and gas reserves is included in Note 15 of Notes to the Consolidated Financial Statements of Key.

         Production. The following table summarizes the net oil and gas production, average sales prices, and average production (lifting) costs per equivalent barrel of oil for the years ended June 30, 1995 and 1994:
                                                         1995            1994
                                                       --------         -----
         Oil
                  Production (bbls)                      40,330         4,383
                  Average sales price per bbls           $15.02         13.54

         Natural Gas
                  Production (mcf)                      770,197       552,791
                  Average sales price per mcf           $  1.54       $  2.33

         Production Costs
                  Production (lifting) costs per
                  equivalent barrel of oil (boe)        $  4.48       $  5.38

         Oil and Gas Drilling. Clint Hurt operates four drilling rigs which drill for oil and natural gas for independent and major oil companies, primarily in West Texas. Clint Hurt completed 18 wells at an average depth of 7,900 feet during the three months ended September 30, 1995.

Competition and Other External Factors

         The need for oil field services fluctuates, in part, from the demand for oil and natural gas. As demand for those commodities increases, service and maintenance requirements increase. Yale E. Key competes with other local oil field service companies as well as national service companies. Yale E. Key believes it is the largest oil well service company in West Texas (based on number of workover rigs and employees). Key believes that the reputation that Yale E. Key (including its predecessors) has developed over its 48 years in oil field service operations contributes greatly to its competitive position.

         Odessa Exploration acquires various oil and gas properties by purchasing them from independent and major oil companies and competes with other independent and integrated oil companies for the acquisition of these properties.

         Clint Hurt competes with other local oil and gas drilling contractors, as well as national oil and gas drilling companies. As with Yale E. Key, the need for drilling oil and gas wells fluctuates, in part, from the demand for oil and natural gas.

Property

         Key leases approximately 1,500 square feet for its principal executive offices in New Brunswick, New Jersey.

         The following table sets forth information with respect to Yale E. Key's operating facilities at December 31, 1995, all of which were used in the operations of Yale E. Key and are located in Texas, including those acquired in August of 1994 as part of the WellTech West Texas acquisition.

        Approximate                                                Ownership
         Location                   Square Footage                  Interest

         Lamesa                            3,350                     Fee
         Midland                          18,250                     Fee
         Odessa                           10,000                     Fee
         Seminole                         12,500                     Fee
         Big Lake                          3,500                     Fee
         Odessa *                         10,000                     Fee
         Snyder *                         10,000                     Fee
         Kermit *                          7,000                     Fee
         Forsan *                         10,000                     Fee
         Big Lake *                        8,000                     Lease
         Sterling City                     1,400                     Lease
         Andrews *                         5,000                     Lease
-----------
*  Former WellTech locations.

All of Yale E. Key's operating facilities are metal one story combination office and shop buildings and are considered to be in good condition. All of these properties are encumbered by security interests in favor of certain lenders. See
Note 5 of Notes to Consolidated Financial Statements of Key.

       Odessa Exploration leases approximately 3,300 square feet of office space in Odessa, Texas.

Employees

       As of December 31, 1995, Key employed approximately 827 persons (737 at Yale E. Key, five at Odessa Exploration, 83 at Clint Hurt and three at Key). None of Key's employees are represented by a labor union or collective bargaining agent. Key has experienced no work stoppages associated with labor disputes or grievances and considers its relations with its employees to be satisfactory.

Regulation

       The oil field service operations, the oil and gas production activities and the oil and natural gas drilling of Key are subject to various local, state and federal laws and regulations intended to protect the environment. Management of Key believes that it is in substantial compliance with all material known existing federal, state and local regulations as they relate to the environment. Although Key has incurred certain costs relating to compliance with environmental laws and regulations, such amounts were not material during the past three fiscal years.

       Management believes that Key is in substantial compliance with all known material local, state and federal safety guidelines and regulations. In order to comply with such safety guidelines and regulations and increase employee awareness of on-the-job safety, Yale E. Key employs four safety officers. Yale
E. Key also has a safety training and education center which is used by it for continued safety training and awareness.

Legal Proceedings

       There are no material pending legal proceedings against Key. Key is subject to legal proceedings and claims which arise in the ordinary course of business, none of which, in the opinion of management, have a material impact on Key's financial condition or results of operations.

                         PRICE RANGE OF KEY COMMON STOCK


       The Key Common Stock is traded on the American Stock Exchange, under the symbol "KEG." The following table sets forth for the periods indicated the high and low closing prices of Key's Common Stock on the American Stock Exchange, as derived from published sources.


           Fiscal Quarter                      High                 Low

        1996

             First Quarter                     5 1/2                4 7/8
             Second Quarter                    6 1/2                4 15/16
             Third Quarter (through            6 7/8                5 7/8
                  February 26,  1996)


        1995
             First Quarter                      5 1/2               5
             Second Quarter                     5 1/2               4 3/4
             Third Quarter                      4 5/8               4 1/4
             Fourth Quarter                     5 1/2               4 3/4

        1994
             First Quarter                      5 1/2               5
             Second Quarter                     5 1/2               4 3/4
             Third Quarter                      5 5/8               4 7/8
             Fourth Quarter                     5 1/2               4 7/8


         On August 30, 1995, the date prior to the public announcement of the merger of Key and WellTech, the closing price of the Key Common Stock on the American Stock Exchange was 4 15/16. As of February 26, 1996 there were 541 holders of record of Key Common Stock.


        There were no dividends paid on the Key Common Stock during the fiscal years ended June 30, 1994 or 1995 or since June 30, 1995. Key does not intend, for the foreseeable future, to pay dividends on its Common Stock. The New Indebtedness prohibits the payment of cash dividends by Key. See Note 5 of Notes to Consolidated Financial Statements of Key.

                       BUSINESS AND PROPERTIES OF WELLTECH

General


        WellTech provides a broad range of workover and production services for oil and gas wells in Oklahoma, Texas, Michigan, Pennsylvania and West Virginia. WellTech is engaged in the business of providing: (i) workover rig services, including completion of new wells, maintenance and recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives; (ii) oil field liquid transportation, storage and disposal services, including vacuum truck services, frac tank rental and salt water injection; and (iii) other services, including pipeline installation and testing, slickline wireline services, fishing and rental tool services and general oil field roustabout services. WellTech's services are utilized by major oil and gas companies as well as independent producers to optimize performance of oil and gas wells. In addition to its domestic operations, WellTech provides equipment and services in Argentina and, until November 1995, conducted certain operations in Russia. For the ten months ended October 31, 1995, WellTech derived approximately 65%, 9% and 26% of its revenues from its workover rig services, liquid services and other services, respectively.


        WellTech  was  established  in 1973  as a well  servicing  business.  It undertook significant expansion activities principally through internal growth and the acquisition of well servicing assets in diverse geographic areas. Commencing in 1992, WellTech consolidated its operations in those geographic areas where it believed it could be the dominant or a significant factor in the well servicing business and could realize consolidation savings through operation of a greater number of rigs with lower management and overhead costs per rig operated. In addition to expanding its workover rig service business, WellTech entered into complimentary businesses thereby increasing its asset base and market share through diversification by service line. At the same time, WellTech commenced to withdraw operations from less profitable geographic areas where lower costs could not be realized.

        WellTech believes that its ability to offer a wide range of services provides it with a competitive advantage by allowing its customers to consolidate with fewer vendors the procurement of workover and production services. Customers may thereby lower their costs by streamlining production decisions and increasing operational efficiencies. WellTech believes that no single competitor in WellTech's primary market areas provides a range of services as extensive as the services provided by WellTech. WellTech believes that its strategy creates cross-marketing opportunities for its services and appeals to a broader customer base by enhancing its position as a one-step source for workover and production services.

Recent Developments


         The Merger and the Interim Operations Agreement. On November 18, 1995, Key and WellTech entered into the Merger Agreement pursuant to which WellTech will merge with and into Key. (See "Proposals to be Voted upon at the Key Special Meeting--Item 1: The Merger.") Simultaneously with the execution of the Merger Agreement, Key and WellTech entered into the Interim Operations Agreement. (See "Business and Properties of Key--Recent Developments--The Merger and the Interim Operations Agreement.") In January 1996, WellTech entered into a credit agreement with CIT. (See "Business and Properties of Key--Recent Developments--New Indebtedness .")

         Dawson WellTech. Dawson WellTech, L.C., a Texas limited liability company, was owned 61% by Dawson and 39% by WellTech. Effective November 1, 1995, WellTech exchanged its 39% interest in Dawson WellTech, L.C. for 309,186 shares of Dawson and effective December 31, 1995 Dawson WellTech, L.C. was merged into Dawson. WellTech has directed Dawson to distribute the Dawson stock to the WellTech shareholders and directors prior to the Merger. In addition, WellTech has agreed to perform consulting services to Dawson in return for 11.7% of Dawson's consolidated pre-tax earnings. This consulting agreement will terminate on the earlier of (i) March 31, 1996, (ii) the date Dawson closes and funds an initial public offering of its securities, or (iii) the date upon which Dawson shall engage in a business combination or sell substantially all of its assets to another party.


Domestic Operations

        Presently, WellTech conducts its domestic operations in two regions: the Mid-Continent Region with approximately 110 rigs, 12 water haul trucks, and other well servicing assets operating principally in Oklahoma and Texas (confined to East Texas); and the Northeast Region with approximately 60 rigs, 68 water haul trucks, and other well servicing assets operating principally in Michigan, Pennsylvania and West Virginia.

        WellTech provides services pursuant to the terms and provisions of written (approximately 60%) and verbal (approximately 40%) contracts, specifying, in general, the equipment to be used, crew component, hourly or daily rate, payment terms and other terms customary in the industry. During the first three quarters of 1995, the major customers in the Mid-Continent Region were Amoco Production Co., Exxon Co. U.S.A., Texaco Exploration and Production, Inc., and Maxus Exploration, Inc.; and in the Northeastern Region were U.S. Steel Mining Co., Amoco Production Co., Bethlehem Steel Corporation, and Angerman Associates, Inc. No single customer accounted for 10% or more of WellTech's revenues during any of its last three fiscal years. WellTech considers its customer relations to be good.

Foreign Operations

        In 1993 WellTech entered into an agreement with a foreign subsidiary of M.D. Seis ("Seis") for the procurement and mobilization of two well servicing rigs to operate near Kogalym, Russia, under a 700 (initially 500) well servicing contract between the Russian Oil Ministry and Seis. In addition, WellTech provided supervisory and rig personnel during the term of the contract pursuant to the provisions of a labor contract. The contract was completed in November 1995. WellTech no longer conducts operations in Russia although discussions continue for additional opportunities in Russia.

         In 1992 WellTech, with two Argentine corporate partners, formed Servicios WellTech, S.A. ("Servicios") for the purpose of conducing well servicing operations in Argentina. WellTech owns 63% of the stock of Servicios. Currently, Servicios owns and operates 10 well servicing rigs in Argentina. In addition, Servicios operates trucks to transport its oilfield equipment from one location to another and, subject to availability, rents the trucks to other operators to move their oilfield equipment. Servicios' principal customer is Yacimientos Petroliferos Fiscales, the Argentine government owned and operated oil company. Servicios believes that it provides superior equipment and services and enjoys a high level of customer satisfaction. Servicos competes with three drilling/workover companies with dominant market share, each with 40 to 90 rigs. Profitability of Servicios has been adversely affected by undercapitalization and high interest rates on funds required to expand operations.

Employees

        As of January 12, 1996, WellTech employed approximately 1,125 persons (including 250 persons employed by Servicios), consisting of 580 in the Mid-Continent Region, 285 in the Northeast Region, 10 in the Houston, Texas corporate office, and 250 in Argentina. Employees provided by the Northeast Region in the State of Indiana for a certain industrial facility were provided pursuant to a union agreement with International Union of Operating Engineers. Efforts in late 1995 of the International Union of Operating Engineers to organize WellTech's labor force in Countyline, Oklahoma were unsuccessful. WellTech has experienced no work stoppages associated with labor disputes or grievances and considers its relations with its employees to be satisfactory.

Legal Proceedings

        WellTech is a party to numerous workers' compensation claims, general and automotive liability actions and other types of lawsuits, none of which is expected to have a material adverse effect on the financial condition or results of operations of WellTech.

Competition and Other External Factors

        The need for oil field services fluctuates, in part, from the demand for oil and natural gas. As demand for those commodities increases, service and maintenance requirements increase. WellTech competes with other local oil field service companies as well as national service companies. WellTech believes that the reputation that it has developed in oil field service operations contributes greatly to its competitive position.

Regulation

        The oil field service operations, the oil and gas production activities and the oil and natural gas drilling of WellTech are subject to various local, state and federal laws and regulations intended to protect the environment. Management of WellTech believes that it is in substantial compliance with all material known existing federal, state and local regulations as they relate to the environment. Although WellTech has incurred certain costs relating to compliance with environmental laws and regulations, such amounts were not material during the past three fiscal years.

        Management believes that WellTech is in substantial compliance with all known material local, state and federal safety guidelines and regulations.

                                MANAGEMENT OF KEY

     The following table sets forth the names and ages of each of the executive officers of Key and includes the positions each officer currently holds as well as positions held for the past five years.

     Name       Age  Positions

Francis D. John  42 President and Chief Executive Officer since September 1989 and Chief Financial Officer of Key since June 1988; Co-Chairman of the Board of Directors of Key since March
                    1994; Chairman of the Board of Directors of Yale E. Key from March 1990 to February 1995 and currently a Director and Executive Vice President of Yale E. Key, Odessa Exploration and Clint Hurt. Director of Aerosonics Corp.,a company which produces components for aircraft.

C. Ron Laidley  50  President and Chief Executive Officer of Yale E. Key since
                    March 1995. Vice President of Yale E. Key from 1982 until March 1995.

D. Kirk Edwards 36  Vice President of Key since July 1993, President and Chief
                    Executive Officer of Odessa Exploration since July 1993. Owner and President of Odessa Exploration Inc. from 1986
                    to July 1993.   Director of Key since July 1993.

Danny R. Evatt  37  Chief Accounting Officer and Treasurer of Key since July
                    1990; Treasurer, Secretary and Chief Financial Officer of Yale E. Key since 1983. Director of Yale E. Key since 1992.

         Each officer of Key holds office until the first meeting of the Board of Directors following the annual meeting of stockholders and until his successor has been duly elected and qualified, or until he has resigned or been removed as provided by the Key By-Laws. No family relationship exists between any of the above listed executive officers or between any such executive officer and any director of Key.

         Subsequent to consummation of the Merger, the management of Key is expected to consist of the officers named above, and the following individuals who are currently executive employees of WellTech:

Name                Age    Positions

Kenneth C. Hill     51    Northeast Regional President of WellTech since
                          August 18, 1994, and Vice President and Northeast
                          Regional Manager of WellTech from April 5,
                          1990, to August 18, 1994.  Mr. Hill will become
                          President and Chief Executive Officer of Key's
                          Northeast operating subsidiary upon
                          consummation of the Merger.

Kenneth V. Huseman  43    Mid-Continent Regional President of WellTech
                          since August 18, 1994, and Vice President and
                          Mid-Continent Regional Manager of WellTech from April 23, 1993, to August 18, 1994. Mr.
                          Huseman will become President and Chief
                          Executive Officer of Key's Mid-Continent operating subsidiary upon consummation of the Merger.



         For information concerning the Directors of Key, see "Proposals to be Voted upon at the Key Special Meeting--Item 3: Election of Board of Directors."


Executive Compensation
`
         The following table sets forth the compensation, including bonuses, paid by Key and its subsidiaries for services rendered in all capacities to Key and its subsidiaries during each of the three fiscal years ended June 30, 1995 to the Chief Executive Officer and to each of the four most highly compensated executive officers of Key and its subsidiaries.


                                                       Annual Compensation                               Long Term Compensation

                                 Awards                      Payouts
          (a)              (b)          (c)           (d)           (e)             (f)           (g)         (h)           (i)
                                                                                Restricted
       Name and                                                    Other           Stock        Options      LTIP        All Other
       Principal                      Salary         Bonus        Annual          Award(s)       SARs       Payouts       Compen-
       Position         Year            ($)           ($)      Compensation       ($) (1)         (#)          ($)      sation ($)
--------------------------------  -------------  ------------  ------------    ------------   ----------  -----------   ----------

Francis D. John         1995       $225,000                          ---             ---           ---         ---           ---
  Chief Executive       1994        215,000
  Officer               1993        200,000          $25,000
C. Ron Laidley          1995        155,000           ---            ---             ---           ---         ---           ---
  Chief Executive       1994        155,000
  Officer of  Yale      1993        155,000
  E. Key
Danny R. Evatt          1995         95,000           ---            ---             ---           ---         ---           ---
  Chief Accounting      1994         93,000
  Officer               1993         93,000
D. Kirk Edwards         1995        125,000           10,000         ---             ---           ---         ---           ---
  Chief Executive       1994        125,000
  Officer of
  Odessa
  Exploration
Max Emmert III          1995        129,000(2)         ---           ---             ---           ---         ---           ---
                        1994        225,000
                        1993        215,000

(1) Although restricted stock awards were approved by the Compensation Committee pursuant to Key's Stock Grant Plan, none of the shares have been issued and, upon and subject to approval of the Key 1995 Stock Option Plan at the Key Special Meeting, the Stock Grant Plan will be canceled. See "--Stock Grant Plan" below for information concerning shares reserved for award thereunder.

(2) Mr. Emmert retired from his position as an executive officer of Key as of February 1, 1995. Amount in column (c) represents salary paid to Mr. Emmert from July 1, 1994 to January 31, 1995.

         For information concerning employment agreements entered into with Messrs. John, Laidley, and Evatt effective July 1, 1995, see "--Employment Agreements with Executive Officers" below.

         Stock Grant Plan. On September 27, 1993, a Stock Grant Plan (the "Grant Plan") was adopted by the Board, subject to the approval of Key's stockholders, which approval was obtained on July 25, 1994. The Grant Plan authorizes a Compensation and Stock Grant Plan Committee of the Board (the "Committee") to recommend to the Board the award of up to 600,000 shares of Key Common Stock to key employees between October 15, 1993 and December 31, 2003. Under the Grant Plan, a specified number of shares of Key Common Stock have been reserved for grant to each of six executive officers and a specified number has been reserved for grant to non-executive officers of Key's subsidiaries as a group. Upon and subject to approval of the Key 1995 Stock Option Plan described below by the Key stockholders at the Key Special Meeting, the Grant Plan will be canceled and will be replaced in its entirety by the 1995 Stock Option Plan. See "--1995 Stock Option Plan" below.

         1995 Stock Option Plan. On July 6, 1995, Key's Compensation Committee adopted Key 1995 Stock Option Plan (the "1995 Plan") and granted certain options under the 1995 Plan effective July 6, 1995 subject to the Board of Directors and stockholder approval. The Board approved the 1995 Plan and the option grants on October 5, 1995. Approval of the 1995 Plan is one of the items to be considered at the Key Special Meeting. (See "Proposals to be Voted upon at the Key Special Meeting--Item 4: Adoption and Approval of the Key 1995 Stock Option Plan"). Upon and subject to approval of the 1995 Plan, the Grant Plan will be canceled and will be replaced in its entirety by the 1995 Plan.

         The 1995 Plan provides for the grant of options designed to qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code and options not designed to qualify for such special tax treatment ("NSOs"), to purchase up to an aggregate of 1,150,000 shares of Key Common Stock. Unless sooner terminated, the 1995 Plan will terminate on July 1, 2005 and no options may be granted pursuant to the 1995 Plan after June 30, 2005. The 1995 Plan will be administered by the Committee consisting of at least three (3) directors of Key, each of whom is, to the extent so required, both a "disinterested person" within the meaning of Rule 16b-3 of the Exchange Act and an "outside director" within the meaning of Section 162(b) of the Code. The Committee currently consists of Messrs. Greenfield, Manly and Wolkowitz.

         Subject to approval by Key stockholders, options to purchase the respective number of shares of Key Common Stock shown below were granted, effective July 6, 1995, to executive officers and other key employees of Key under the 1995 Plan:

             Optionee                           Number of Shares

             Francis D. John                        500,000
             C. Ron Laidley                         125,000
             D. Kirk Edwards                        100,000
             Danny Evatt                             50,000
             Other key employees                    175,000
                                                    -------
                         Total                      950,000

         All of such options are exercisable at $5.00 per share, the closing price of Key Common Stock on July 6, 1995, the date of the grant, and, with the exception of 150,000 options granted to Mr. John, will generally vest in four annual installments, with the first installment to vest effective July 6, 1995, subject to acceleration of vesting upon the occurrence of certain events. Upon approval of the 1995 Plan by the stockholders, compensation expense associated with these options will be recorded over the vesting period beginning in fiscal 1996. Compensation expense to be recognized over such period will be calculated based on the value of the options at the date 1995 Plan is approved by the shareholders. Options to purchase 150,000 shares granted to Mr. John will vest on the first date (occurring on or after July 1, 1995 but prior to July 1, 1999) on which the fair market value of Key Common Stock equals at least $9.50 per share. Compensation expense will be measured as the value of the options on the first date on which vesting becomes probable. (See "Proposals to be Voted upon at the Key Special Meeting--Item 4: Adoption and Approval of the Key 1995 Stock Option Plan.")

         Outside Directors Stock Option Plan. On July 6, 1995, the Compensation Committee adopted, subject to Board of Directors and stockholder approval, a stock option plan for its outside directors (the "Outside Directors Plan") which provides for the grant of options to purchase a total of 300,000 shares of Key Common Stock to the outside directors of Key. The Board approved the Outside Directors Plan on October 5, 1995. Under the Outside Directors Plan, each outside director who was a member of the Executive Committee on July 1, 1995 and remains an Outside Director at the time of stockholder approval of the Outside Directors Plan will automatically receive an option to purchase 50,000 shares on July 6, 1995 and an option to purchase 25,000 shares on July 1, 1996; each outside director who was not a member of the Executive Committee on July 1, 1995 and remains an Outside Director at the time of stockholder approval of the Outside Directors Plan will automatically receive an option to purchase 25,000 shares effective July 5, 1995 and an option to purchase 25,000 shares effective July 1, 1996; and each outside director who first becomes an outside director after July 1, 1995, but prior to July 1, 1996, will automatically receive an option purchase 50,000 shares on July 1, 1996. The exercise price of each option will be the fair market value of Key Common Stock on the date of the grant. Compensation expense relative to such options will be measured in a manner similar to options issued under the 1995 Stock Option Plan. The expenses, if any, will be recognized over the two-year period ended June 30, 1997. The Outside Directors Plan is one of the items to be considered at the Key Special Meeting. (See "Proposals to be Voted upon at the Key Special Meeting--Item 5:
Adoption and Approval of the Outside Directors Stock Option Plan.")


         Yale E. Key Plan. Yale E. Key maintains a 401-(k) Plan which covers substantially all of the employees of Yale E. Key. Key made a contribution to the 401-(k) Plan in fiscal 1995 in the amount of $20,000, but did not make a contribution in fiscal 1994 or 1993.

         Employment Agreements with Executive Officers. Until July 1, 1995, Mr. John was a party to an employment letter agreement (the "Letter Agreement") with Key which provided that Mr. John would receive $225,000 in salary per year and would also be eligible to earn a cash bonus, Common Stock grant or options based on his individual and Key's performance. In addition, if Mr. John were terminated, the Letter Agreement provided that he would receive severance payments in an amount of up to approximately $244,000 and benefits, comprised of life insurance, health insurance and use of a car, for up to 13 months after the date of termination.

         Effective as of July 1, 1995, Key entered into a new employment agreement with Mr. John which provides that Mr. John will serve as President, Chief Executive Officer and a Director of Key for a three year term commencing July 1, 1995 and continuing until June 30, 1998, and thereafter the term will be automatically extended for successive one year terms unless terminated no later than 30 days prior to the commencement of an extension term. Under the agreement, Mr. John will receive a base compensation of $325,000 per year and will be eligible for annual incentive compensation of up to 30% of base compensation contingent upon Key's achievement of goals to be set forth in a strategic plan to be developed by the Executive Committee. Base compensation will be reviewed annually and may be increased (but not decreased) by the Board of Directors in its discretion. Pursuant to the agreement, upon and subject to completion by Key of a significant merger or other major corporate transaction in fiscal 1996 or 1997, Mr. John will also receive a bonus of $250,000 payable in four equal installments, commencing on the date of completion of the merger or other transaction and thereafter at equal intervals determined so that the final installment is paid on January 1, 1998. Payments made after July 1, 1995 will bear interest at 6%. The determination of when a merger is "significant" or other corporate transaction "major", so as to entitle Mr. John to the bonus, will be made by the Board of Directors. The Board has determined that the Merger is a significant merger and, accordingly, Mr. John will be entitled to a bonus as described above. The agreement also provides for the grant of options to Mr. John described above under "1995 Stock Option Plan." If during the term of the agreement Mr. John is terminated by Key for any reason other than cause, or if he terminates his employment for a good reason or following a change of control, he will receive severance compensation equal to three times his base compensation in effect at the time of termination, payable in 36 equal monthly installments, provided, however, that if termination results from a change of control, severance compensation will be payable in a lump sum on the date of termination. Mr. John is also subject to restrictions on competition during the term of the agreement and, with certain exceptions, the severance period. Mr. John has waived his rights with respect to a change of control resulting from the Merger with WellTech.


         Key has also entered into employment agreements as of July 1, 1995 with Messrs. Laidley and Evatt. Mr. Laidley's agreement provides that he will serve as President of Yale E Key for a three year term commencing July 1, 1995 and thereafter for successive one year terms unless terminated 30 days prior to the commencement of an extension term, receive base compensation of $192,000 per year, participate in an incentive compensation plan providing for cash bonuses up to 50% of base compensation, and receive stock options under 1995 Stock Option Plan. Mr. Evatt's agreement provides that he will serve as Key's Chief Accounting Officer and Treasurer for a term identical to the term in Mr. Laidley's agreement, receive base compensation of $105,000 per year, participate in an incentive compensation plan, providing for cash bonuses up to 30% of base compensation, and receive stock options under 1995 Plan.

         In connection with the acquisition of Odessa Exploration, Key entered into a three year employment agreement with D. Kirk Edwards. The agreement provides for an annual salary of $125,000 and a bonus contingent upon Key's attainment of certain earnings criteria from certain wells. The amount of such bonus for fiscal 1995 and fiscal 1994 is reflected in the compensation table above.

         Effective February 1, 1995, Max Emmert III retired as a Director and Vice President of Key and as President and Chief Executive Officer of Yale E. Key. During the three year period commencing February 1, 1995, Mr. Emmert will receive $112,500 per year, reimbursement of reasonable automobile expenses and health and life insurance and will serve as a consultant and Chairman of the Board of Directors of Yale E. Key. Mr. Emmert has also agreed that for a five year period, commencing February 1, 1995, he will not directly or indirectly compete with Key or its subsidiaries.

         Effective as of and subject to consummation of the Merger, Key and each of Messrs. Hill and Huseman have agreed to enter into employment agreements. The employment agreements are expected to be for three years and to provide for base compensation of $180,000 per year, participation in an incentive compensation plan providing for cash bonuses up to 50% of base compensation and participation in Key's 1995 Stock Option Plan. Mr. Hill will serve as President and Chief Executive Officer of the Key subsidiary which will operate WellTech's NorthEast operations subsequent to the Merger, and Mr. Huseman will serve as President and Chief Executive Officer of the Key subsidiary which will operate WellTech's Mid-Continent operations subsequent to the Merger.

         Other Compensation. Key has no other deferred compensation, pension or retirement plans in which executive officers participate.

         Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation and Stock Grant Committee of the Board of Directors (the "Compensation Committee") during the year ended June 30, 1995: Van Greenfield, William Manly, and Morton Wolkowitz. None of the members of the Compensation Committee were employees of Key.

         Compensation Committee Report. The Compensation Committee is responsible for establishing Key's compensation philosophy and policies, setting the terms of and administering the Key 1995 Stock Option Plan and other stock option or stock grant plans which may from time to time be adopted by Key, reviewing and approving employment contracts and salary recommendations for executive officers of Key and setting the compensation for the Chief Executive Officer of Key. Key's overall compensation philosophy is to align the financial interest of Key's management with those of its stockholders, taking into account Key's expectations for growth and profitability, the necessity to attract and retain the best possible executive talent and to reward its executives commensurate with their ability to enhance stockholder value. Accordingly, employment agreements with the executive officers approved by the Compensation Committee provide for compensation consisting of base salary, participation in an incentive compensation plan based upon performance and stock options. The Compensation Committee's decision to recommend termination of Key's Stock Grant Plan and adoption of the Key 1995 Stock Option Plan was taken, in part, to align more closely the financial interests of executive officers and key employees with those of Key's stockholders. The Compensation Committee believes that providing executives with opportunities to acquire significant stakes in the growth and prosperity of Key through grants of stock options will both enable Key to attract and retain executives with the outstanding managerial abilities essential to Key's success, motivate these executives to perform to their full potential and enhance stockholder value.

         In approving base and incentive compensation levels for executive officers, the Compensation Committee has considered the actual results of operations of Key compared with Key's internal projections and target levels for revenues, income before taxes and extraordinary items, net income and earnings per share. The Compensation Committee determined that in each of the three years ended June 30, 1995, Key exceeded its internal projections and target levels. During the three year period, salary increases and bonuses had been conservative and modest compared with Key's performance, in large part due to the Compensation Committee's and the Board of Directors' cautious and conservative approach following Key's successful reorganization in December 1992. In lieu of bonuses for the fiscal year ended 1995, the Compensation Committee elected to approve the employment agreements with executive officers which are described elsewhere in this Proxy Statement-Prospectus. These employment agreements provide for significant bonuses in future years based upon an incentive plan adopted by Key. Bonus awards under the incentive plan will be based upon both Key or Key's respective operating subsidiary achieving certain earnings goals and the attainment of individual qualitative goals relating to the employee's position and responsibilities with Key. The Board of Directors determines Key's overall earnings goals and, with the review and approval of the Compensation Committee, the Chief Executive Officer sets the earnings and individual qualitative goals for Key's operating subsidiaries.

         The employment agreements also provide for option grants under the 1995 Stock Option Plan. In determining stock option grants for executive employees under the 1995 Stock Option Plan, the Compensation Committee considered, among other things, the value of the shares reserved for grant to such employees under the Grant Plan, rights to which are being surrendered in connection with adoption of the 1995 Stock Option Plan and the employee's position with and contributions to Key, performance, salary and the price of the Key Common Stock.

         Fiscal year 1995 compensation for Mr. John as Chief Executive Officer and Chief Financial Officer consisted of his base salary of $250,000 under the now superseded Employment Letter. In lieu of bonus compensation for fiscal 1995 and in consideration of the other factors described herein, the Compensation Committee structured the new employment agreement with Mr. John. Compensation under and the other terms and conditions of Mr. John's new employment agreement were determined after consideration and analysis of, among other things, the following factors: Key's three year performance history and the relationship of Key's performance to internal projections and targets, all of which were exceeded; the modest salary increases and conservative bonuses paid to the Chief Executive Officer during the three year period; average cash and other compensation and equity positions of chief executive officers of selected companies deemed by the Compensation Committee to be comparable; the Chief Executive Officer's central role in Key's successful reorganization and operating results since the reorganization; Key's deferral of payment of emergence or success bonuses to its Chief Executive Officer; the fact that the Chief Executive Officer has also performed the functions of the Chief Financial Officer thereby reducing corporate overhead; the fact that the Chief Executive Officer has identified, negotiated and structured several beneficial acquisitions and financings without payment of investment banking or finders' fees or receipt of bonuses with respect thereto; and Key's determination to shift from a stock grant to a stock option plan, including certain options linked directly to increases in the price of Key's Common Stock, and the Chief Executive Officer's agreement to forego designated and committed awards under the Stock Grant Plan.

         Since Key's reorganization in December 1992, total shareholder value has increased from a negative net worth of $5.6 million at November 30, 1992 to a positive net worth of $20.8 million at September 30, 1995, an increase in net worth of over $26 million. In addition to leading Key through its critical post-reorganization period, Mr. John strengthened Key's position through strategic acquisitions, including the acquisitions of Odessa Exploration, the WellTech West Texas assets and Clint Hurt, and by negotiating and structuring financings for Key. The Merger with WellTech now in progress is an important step in positioning Key as a leader in the well servicing business. Corporate overhead has remained low and staffing patterns lean. In these and other initiatives, Mr. John has enhanced Key's ability to compete effectively and has positioned Key to participate in future growth in the industry and to enhance stockholder value.

         The Compensation Committee believes that its current policies have been and will continue to be successful in aligning the financial interests of executive officers with those of Key's stockholders and Key's performance. Nevertheless, the Compensation Committee intends to continue to review whether and how to modify its policies to further link executive compensation with both individual and Company performance.

                                                  Van Greenfield
                                                  William Manly
                                                  Morton Wolkowitz

         Shareholder Return Performance Presentation. Set forth below is a chart comparing the yearly change in Key's Common Stock against the S&P 500 Index and the SCI Production/Well Service Group Index ("Peer Group") provided by Simmons for the last three years.




                      1992          1993             1994            1995
                      ----          ----             ----            ----
Key                   100           200.0            171.1           231.1
S&P 500               100           110.1            111.5           153.4
Peer Group            100           133.9            104.3           133.0

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF KEY

         On August 5, 1993, Key completed the acquisition of Odessa Exploration, which was effective as of July 1, 1993, in consideration of the issuance of 150,000 shares of Key Common Stock to D. Kirk Edwards, the former owner and the now current President and Chief Executive Officer of Odessa Exploration, and the assumption of approximately $1.8 million in bank debt. Key has guaranteed all of the assumed bank debt. In connection with the acquisition, Key granted Mr. Edwards a percentage reversionary working interest in five deep gas wells located in west Texas upon repayment of approximately $1.6 million of the assumed bank debt from Key's earnings from the five wells. The percentage reversionary working interest decreases based on the date of repayment of the assumed bank debt and ranges from 20% of the earnings from the five wells if repayment occurs on or prior to July 7, 1995, to 5% of the earnings from the five wells if repayment occurs after July 7, 1996.

         Key leases automotive equipment from an independent third party, which purchases the equipment from an automobile dealership in which Mr. Emmert, a former officer and director of Key, has a majority interest. The net proceeds to the automotive dealership totaled $399,000, $1,058,000, and $713,000 for fiscal 1995, fiscal 1994 and the twelve months ended June 30, 1993, respectively. In the opinion of the Board of Directors of Key, the purchases of automotive equipment were on terms at least as favorable to Key as could have been obtained from a third party. This opinion is based on information provided by a third party leasing company, that is not affiliated with the officer or Key, to the Board regarding purchase prices and equipment lease rentals offered by third parties and the conclusion of the Board that the leases of automotive equipment were as favorable as leases of automotive equipment from third party leasing companies, who did not make purchases from Mr. Emmert's automobile dealership.

         Key paid $55,000 and $90,000 for fiscal 1994 and the twelve months ended June 30, 1993, respectively, for oil field related services and equipment to two oil field related companies in which Mr. Laidley and Mr. Emmert have an interest. In the opinion of the Board of Directors of Key, based on its review of competitive bids, these transactions were on terms at least as favorable to Key as could have been obtained from a third party.


         In March of 1995, Odessa Exploration entered into a credit agreement with Norwest Bank Texas, Midland, N.A. ("Norwest"). As part of this transaction, seven individuals, including Messrs. Wolkowitz, Emmert, Laidley, Edwards and John, as attorney in fact for one of his children, pledged approximately $2.7 million in collateral to secure Odessa Exploration's credit facility. As compensation for such pledge, Key paid these individuals a one-time fee equal to 1% of the collateral each individual pledged. Key also agreed to pay these individuals a monthly fee equal to 3% per annum of the collateral pledge. The aggregate fees paid to such seven individuals during 1995 were $72,250. Key's Board of Directors believes that these fees were on terms at least as favorable to Odessa Exploration as could have been obtained from a third party. As of December 31, 1995, Norwest waived the pledge of collateral and released the collateral to the seven individuals who had pledged it.

                         SELECTED FINANCIAL DATA OF KEY

         The following table sets forth the selected consolidated financial data of Key for the five years ended June 30, 1995 and for the six months ended December 31, 1995 and 1994. This data should be read in conjunction with Key's Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Key", which follows.


                                                            Fiscal      Fiscal                               Fiscal     Fiscal
                                          Six Months        Year        Year   Seven Months  Five Months     Year       Year
                                            Ended           Ended        Ended     Ended        Ended        Ended       Ended
                                         December 31,      June 30,     June 30,  June 30,     Nov. 30,     June 30,    June 30,
                                        1995     1994        1995        1994       1993       1992(3)       1992(3)     1991(3)
                                         (unaudited)
                                                                       (in thousands except per share data)

OPERATING DATA:

  Revenues                           $ 24,792  $ 21,962   $   44,689   $  34,621 $    14,256    $ 10,433   $  21,535   $  24,223
  Income from continuing operations
    before reorganization items, income
    taxes and extraordinary item        2,224     1,487        3,328       2,295       1,124         400           83       1,716
  Income from continuing operations
    before extraordinary item           1,494     1,011        2,178       1,345         711       2,118          557       1,011
  Income (loss) before
      extraordinary item                1,494     1,011        2,178       1,345         711       2,118         (345)     (5,216)
  Net income (loss)                     1,494     1,011        2,178       1,345         711       4,986         (345)     (5,186)
  Income (loss) applicable to common
     shareholders                       1,494     1,011        2,178       1,345         711       4,986         (596)     (5,571)
  Income (loss) per common share:
    Primary:
  Income from continuing operations
    before reorganization items,
    income taxes and
     extraordinary item                $ 0.32  $   0.23   $     0.50   $    0.44    $   0.21    $   0.02    $   0.02   $    0.05
      Income from continuing
        operations before
        extraordinary item             $ 0.22  $   0.16   $     0.33        0.26        0.21    $   0.12    $   0.02        0.05
      Income (loss) before
         extraordinary                   0.22      0.16         0.33        0.26        0.14        0.12       (0.04)      (0.44)
      Net income (loss)                  0.22      0.16         0.33        0.26        0.14        0.28       (0.04)      (0.44)
    Assuming full dilution:
  Income from continuing operations
    before reorganization items,
    income taxes and
    extraordinary item                 $ 0.32  $   0.23   $     0.50   $    0.43    $   0.21    $   0.00   $    0.01   $    0.02
      Income from continuing
        operations before
        extraordinary item             $ 0.22  $   0.16   $     0.33        0.25        $.21        0$01         $.01       0.02
      Income (loss) before
        extraordinary                    0.22      0.16         0.33        0.25        0.14        0.01       (0.02)      (0.14)
      Net income (loss)                  0.22      0.16         0.33        0.25        0.14        0.03       (0.02)      (0.14)
  Average common shares outstanding:
    Primary                             6,914     6,500        6,647       5,274       5,124      17,942       14,717      12,684
    Assuming full dilution              6,914     6,500        6,647       5,288       5,138     176,508       38,339      40,720
  Common shares outstanding
    at period end                       6,914     6,914        6,914       5,274       5,124      17,942       17,942      14,717
  Market price per common share
    at period end                    $   6.38   $  4.63     $  5.06         4.67       3.67            *    $    0.06        0.19
  Cash dividends paid on
    common shares                    $      -   $     -     $     -      $     -    $     -      $     -    $       -           -


                                   (continued)



                                                            Fiscal      Fiscal                               Fiscal     Fiscal
                                          Six Months        Year        Year   Seven Months  Five Months     Year       Year
                                            Ended           Ended        Ended     Ended        Ended        Ended       Ended
                                         December 31,      June 30,     June 30,  June 30,     Nov. 30,     June 30,    June 30,
                                        1995     1994        1995        1994       1993       1992(3)       1992(3)     1991(3)
                                         (unaudited)
                                                                       (in thousands except per share data)



BALANCE SHEET DATA:

  Property and equipment, net        $ 34,392  $ 28,415     $ 31,942    $ 17,159     $ 9,688           *      $ 7,417     $ 7,079
  Total assets                         47,511    39,379       45,243      28,095      15,906           *       12,239      11,829
  Long-term debt                       15,237    12,837       13,700       9,497       4,396           *        4,483       3,939
  Liabilities subject to compromise         -         -            -           -           -           *        7,398       7,398
  Preferred stock                           -         -            -           -           -           *          115         115
  Stockholders' equity (deficit)       21,605    18,861       20,111       9,263       7,280           *      (4,938)     (4,287)
  Book value per common share        $   3.12   $  2.73     $   2.91     $  1.76    $   1.42           *    $  (0.26)      (0.27)
  * - Not applicable due to Key's
     1992 Reorganization Plan.



  * - Not applicable due to Key's  1992
        Reorganization Plan.


(1) Earnings per common share for the five months ended November 30, 1992 and prior period, reflect the previous capital structure of Key Energy Group, Inc. (previously "National Environmental Group, Inc.") prior to the 1992 Reorganization Plan and are not comparable to subsequent periods.
         See Note 3 to Key's Consolidated Financial Statements for the years ended June 30, 1995 and 1994 and for the seven months ended June 30, 1993 and five months ended November 20, 1992.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF KEY

         The following discussion provides information to assist in the understanding of Key's financial condition and results of operations. It should be read in conjunction with the consolidated financial statements and the notes thereto of Key appearing elsewhere herein.


         Six Months Ended December 31, 1995 Compared to Six Months Ended December 31, 1994

         Operating results for the six months ended December 31, 1995 include Key's oil field well service operations conducted by Yale E. Key, its oil and natural gas exploration and production operations conducted by Odessa Exploration, and oil and natural gas well contract drilling conducted by Clint Hurt.


         Historically, fluctuations in oilfield well service operations and gas well contract drilling activity have been closely linked to fluctuations in crude oil and natural gas prices. However, Key, through customer alliances and agreements, and diversification of services, is seeking to minimize the effects of such fluctuations on its results of operations and financial condition.

Results of Operations


         Key. Revenues for the six months ended December 31, 1995 increased 13% to $24,792,000 from $21,962,000 for the comparable 1994 period, while net income of $1,494,000 increased 48% over the prior six month total of $1,011,000. The increase in revenues was primarily due to the addition of Clint Hurt on April 1, 1995, whose operations were not included in the prior year's quarterly results. The improvement in quarterly net income is partially attributable to the inclusion of Clint Hurt, but is also a result of an increase in net income for Odessa Exploration and a decrease in total consolidated Key costs and expenses as a percent of total revenues.

         Yale E. Key. Oilfield service revenue declined 8% from $20,923,000 for the prior six months to $19,148,000 for the current quarter. The decline was primarily attributable to curtailed equipment utilization as the result of adverse weather conditions and a slight decline in demand. Yale E. Key averaged an 82% equipment utilization for the period. However, the gross margin increased from 22% to 26% of revenues for the current period due to lower expenses and costs and to the continued diversification of services into higher margin business segments such as oilfield frac tanks, oilfield fishing tools and trucking operations.

         Odessa Exploration. Revenues from oil and gas activities increased 60% from $1,077,000 in the prior period to $1,727,000 for the period despite relatively constant crude oil and lower natural gas prices. The increase in revenues was primarily the result of increased production of oil and natural gas as several drilled oil and natural gas wells began production during the 1996 period.

         Of the total of $1,727,000 in revenues for the six months ended December 31, 1995, approximately $1,308,000 was from the sale of oil and gas - 44,351 barrels of oil at an average price of $16.19 per barrel and 479,149 mcf of natural gas at an average price of $1.62 per mcf. The remaining $419,000 of revenues represented primarily administrative fee income.

         Clint Hurt. Clint Hurt was acquired in March 1995 . Comparable numbers for the prior quarter are, therefore, not available.


Depreciation, Depletion and Amortization


         Depreciation , depletion and amortization expense increased 44% from $1,245,000 to $1,794,000 during the six months ended December 31, 1995 as compared with the prior period. The increase was primarily due to oilfield service depreciation expense, which resulted from increased capital expenditure depreciation for the current period compared to the prior period. In addition, depletion expense, generated by Odessa Exploration, increased for the current period due to the increase in the production of oil and natural gas.


Interest Expense


         Interest expense for Key increased 40% from $627,000 during the six months ended December 31, 1994 to $877,000 for the current period. The increase was primarily the result of acquisitions and the addition of certain oil and gas properties by Odessa Exploration .


General and Administrative Expenses


         General and administrative expenses include those of Key as well as Yale E. Key, Odessa Exploration and Clint Hurt. These expenses increased 31% to $2,390,000 during the six months ended December 31, 1995 as compared to $1,822,000 for the three months ended September 30, 1994. The increase was primarily attributed to the acquisition and subsequent inclusion of Clint Hurt's general and administrative expenses.


Income Tax Expense


         Income tax expense for Key for the six months ended December 31, 1995 and 1994 was $730,000 and $476,000 respectively.


Net Income


         Net income before income taxes was $2,224,000 for the six months ended December 31, 1995, which was an increase of $737,000 or 50% over $1,487,000 for the comparable quarter in 1994. The increase in net income before income taxes was primarily due to the addition of Clint Hurt and increased oil and gas revenues. Net income for the six months ended December 31, 1995 was $1,494,000, an increase of 48% from $1,011,000 for the six months ended December 31, 1994.

Cash Flow


         Net cash provided by operations increased $2,925,000 from $121,000 during the six months ended December 31, 1994 to $3,046,000 for the current period. The increase was attributable primarily to a smaller increase in accounts payable and accrued expenses and higher net income and depreciation expense compared to the same period last year.

         Net cash used in investing activities increased from $3,117,000 for the six months ended December 31, 1994 to $4,244,000 for the current period. The increase was primarily the result of increased expenditures for oil and gas properties . In addition, net cash used in investing activities for the current period included $360,000 used in the oil and gas well drilling operations.

         Net cash provided by financing activities decreased to $878,000 for the six months ended December 31, 1995 as compared to $2,790,000 for the comparable period in 1994. The decrease was primarily the result of increased principal payments made during the current period compared to the prior period, and a decrease in proceeds from long-term debt during the current period. Such proceeds were primarily used for the oil and natural gas drilling program conducted by Odessa Exploration.


Fiscal Year Ended June 30, 1995 Compared to Fiscal Year Ended June 30, 1994

Results of Operations

         Results of operations for the fiscal years ended June 30, 1994 and 1995 include Key's oil field well service operations, its oil and gas operations and its oil and gas drilling operations. Comparative results during the period were effected to a significant extent by the several acquisitions made by during the period as follows:

o In March 1995, Key acquired from Clint Hurt & Associates ("CHA") all of CHA's assets in West Texas, which consisted principally of four oil and gas drilling rigs and related equipment. As a result of this acquisition, Key entered into the business of drilling oil and natural gas wells for independent and major oil companies primarily in the West Texas region.

o In August 1994, Key consummated the acquisition of substantially all of WellTech's assets used in its oil and gas well servicing business in West Texas. Prior to consummation of the acquisition, in December 1993, Key entered into an interim operating agreement under which it operated the West Texas division of WellTech.

o In August 1993, Key acquired Odessa Exploration and, as a consequence, commenced operation of oil and natural gas wells and exploration for oil and natural gas in the Permian Basin area of West Texas.

Operating Income

         Fiscal 1995 revenues of $44,689,000 increased $10,068,000 or 29% over fiscal 1994 revenues of $34,621,000. Fiscal 1995 revenues increased due to the acquisition of oil and gas producing properties by Odessa Exploration, the operation of the assets of WellTech West Texas (which included twelve months of fiscal 1995 and seven months of fiscal 1994), and the additional revenues from Clint Hurt (which was acquired in March 1995). In addition, Key continued to expand its services offering oil well fishing tools, blow-out preventers and oil well frac tanks.

         Fiscal 1995 costs and expenses of $41,361,000 increased $9,035,000 or 28% over fiscal 1994 costs and expenses of $32,326,000. Fiscal 1995 costs and expenses increased primarily due to the operations of WellTech West Texas and the acquisition of Clint Hurt as well as increased lease operating costs due to acquisitions of oil and gas producing properties by Odessa Exploration.

         Income before income taxes was $3,328,000 for fiscal 1995, which was a 45% increase from $2,295,000 in fiscal 1994. The increase in income before income taxes was due to the increase in revenues for the current fiscal year, the acquisition by Odessa Exploration of producing oil and gas properties, the operations of WellTech West Texas and the acquisition of Clint Hurt.

Interest Expense

         Interest expense increased from $830,000 during fiscal 1994 to $1,478,000 during fiscal 1995, primarily as a result of borrowings for the acquisition and drilling of oil and gas producing properties by Odessa Exploration and the acquisition of Clint Hurt.

General and Administrative Expenses

         General and administrative expenses increased 23% or $812,000 to $4,352,000 during fiscal 1995 from $3,540,000 during fiscal 1994, primarily due to increased expenses of Odessa Exploration and the acquisition of Clint Hurt and WellTech West Texas. However, as a percent of revenues, general and administrative expenses decreased from 10.2% of revenues during fiscal 1994 to 9.7% of revenues during fiscal 1995.

Depreciation and Depletion Expense

         Depreciation and depletion expense increased 100% to $2,738,000 in fiscal 1995 from $1,371,000 in fiscal 1994 due mainly to the additional depreciation expense associated with the acquisition of the WellTech West Texas oil field service equipment and subsequent capital expenditures on such equipment.

Income Taxes

         Income tax expense of $1,150,000 for fiscal 1995 increased from $950,000 in income tax expense for fiscal 1994. The increase in income taxes was primarily due to the increase in operating income. However, Key does not expect to be required to remit a significant amount of the $1,150,000 in federal income taxes in cash during fiscal 1996, because of the availability of net operating loss carry forwards.
                                      -60-

Net Income

         Net income for fiscal 1995 was $2,178,000 compared to $1,345,000 for fiscal 1994, a 62% increase, as a consequence of the foregoing factors.

Cash Flow

         Net cash provided by operating activities increased 77% or $1,416,000, from $1,842,000 during the 1994 fiscal year to $3,258,000 for the 1995 fiscal period. The increase was attributable primarily to an increase in net income.

         Net cash used in investing activities increased 28% from $5,608,000 for fiscal 1994 to $7,154,000 for fiscal 1995. The increase was primarily the result of increased capital expenditures for oil and gas properties and costs associated with the acquisition of Clint Hurt. This increase was partially offset by a decrease in oil field service capital expenditures. The capital expenditures for the oil field service operations during fiscal 1994 were primarily the result of the improvements necessary for the WellTech West Texas equipment.

         Net cash provided by financing activities was $3,998,000 for the 1995 fiscal year as compared to $4,316,000 for fiscal 1994. The decrease was primarily the result of increased principal payments during fiscal 1995. This increase in principal payments was somewhat off-set by an increase in proceeds from long-term debt during fiscal 1995 as the result of the financing of the improvement costs to the equipment of the West Texas operations of WellTech, the purchase of oil and gas properties by Odessa Exploration and the acquisition of Clint Hurt.

Fiscal Year Ended June 30, 1994 Compared to Fiscal Year Ended June 30, 1993

         Results of operations for the fiscal year ended June 30, 1994 include Key's oil field well service operations and its oil and gas operations. Results of operations for the five months ended November 30, 1992 (prior to emergence from bankruptcy) and the seven months ended June 30, 1993 have been combined for fiscal 1993 for comparison to fiscal 1994.

Operating Income

         Fiscal 1994 revenues of $34,621,000 increased $9,932,000 or 40% over fiscal 1993 revenues of $24,689,000 due to the acquisition of Odessa Exploration and the operation of the assets of WellTech West Texas. In addition, Yale E. Key expanded its services to offer oil well fishing tools, blow-out preventors and oil well frac tanks.

         Fiscal 1994 costs and expenses increased $9,161,000 or 40% over fiscal 1993 costs and expenses of $23,165,000 due to the acquisition of Odessa Exploration and the West Texas operations of WellTech as well as start-up costs for the several new services offered by Yale E. Key.

         Income before reorganization items, income taxes and extraordinary items was $2,295,000 for the year ended June 30, 1994, which was an increase of 51% from $1,524,000 in fiscal 1993. The increase in income before reorganization items, income taxes and extraordinary items was due to the increase in gross revenues for 1994 fiscal and the acquisition of Odessa Exploration and the operations of WellTech West Texas.

         Net income for fiscal 1994 was $1,345,000, a 21% increase from $1,111,000 for fiscal 1993, before an adjustment of $4,586,000 related to the 1992 reorganization plan, pursuant to which Key emerged from bankruptcy (the "1992 Reorganization Plan").

Interest Expense

         Interest expense increased 12% from $740,000 during fiscal 1993 to $830,000 during fiscal 1994, primarily as a result of the acquisition of Odessa Exploration. The increase in interest expense was partially offset by a decrease in interest expense for the seven months ended June 30, 1993 as a result of the successful consummation of the 1992 Reorganization Plan.

General and Administrative Expenses

         General and administrative expenses increased $836,000 or 31% to $3,540,000 during fiscal 1994 from $2,704,000 during fiscal 1993, primarily due to the acquisition of Odessa Exploration and the West Texas operations of WellTech. However, as a percent of revenues, general and administrative expenses decreased from 11% of revenues during fiscal 1993 to 10% of revenues during fiscal 1994.

Depreciation and Depletion Expense

         Depreciation and depletion expense increased to $1,371,000 in fiscal 1994 from $911,000 in fiscal 1993 due mainly to the acquisition of Odessa Exploration which contributed $386,000 in depletion expense for fiscal 1994. The increase was partially offset by a decrease in depreciation expense for the seven months ended June 30, 1993 as the result of Key's adoption of "fresh start reporting" upon emergence from bankruptcy. See Note 3 of Notes to Consolidated Financial Statements of Key.

Income Taxes

         Income tax expenses of $950,000 for fiscal 1994 increased from $413,000 in income tax expense for fiscal 1993. The increase in income tax expense was due to the increase in income before extraordinary items. Because of Key's adoption of "fresh-start reporting," it is required to report any utilization of net operating loss carryforwards arising prior to the 1992 Reorganization as an increase in stockholders' equity rather than as a credit to income tax expense. (See Note 3 of Notes to Consolidated Financial Statements of Key.)

Extraordinary Item

         During fiscal 1993, Key recorded an extraordinary gain on discharge of indebtedness of $2,868,000 in connection with the 1992 Reorganization Plan. See
Note 3 of Notes to Consolidated Financial Statements of Key.

Net Income

         Net income for fiscal 1994 was $1,345,000, a 21% increase from $1,111,000 for fiscal 1993, before an adjustment of $4,586,000 related to the 1992 Reorganization Plan.

Cash Flow

         Net cash provided by operating activities increased $1,524,000 from $318,000 during the 1994 fiscal year to $1,842,000 for the 1993 period. The increase was attributable primarily to an increase in net income.

         Net cash used in investing activities increased from $1,821,000 for the 1993 period to $5,608,000 for fiscal 1994. The increase was primarily the result of increased capital expenditures for the oil well service operations during 1994 and $850,000 for expenditures for oil gas properties. Increased oil well service capital expenditures was primarily the result of improvements necessary for the WellTech West Texas equipment.

         Net cash provided by financing activities was $4,316,000 for fiscal 1994 as compared to $1,918,000 for fiscal 1993. The increase was primarily the result of the proceeds from long-term debt during fiscal 1994 primarily as a result of the financing of the improvement costs to the equipment of the West Texas operations of WellTech and to finance the purchase of oil and gas properties by Odessa Exploration.

Liquidity and Capital Resources


         At December 31, 1995, Key had $955,000 in cash and restricted cash.

         Yale E. Key has projected $2.5 million for oil field service capital expenditures for fiscal 1996 as compared to approximately $2.8 million for fiscal 1995. Capital expenditures are expected to be primarily capitalized improvement costs to existing equipment and machinery. Capital expenditures are expected to decrease from fiscal 1995 levels due to less capital improvements for the WellTech West Texas operations acquired during fiscal 1995. Financing of capital expenditures is expected to come from the operating cash flows of Yale
E. Key. Working capital requirements for WellTech West Texas were met through the additional cash flows generated from the additional equipment, the acquired WellTech West Texas accounts receivable and the additional borrowings. Capital expenditures were approximately $4.4 million in fiscal 1994.

         Odessa Exploration is forecasting approximately $3.0 million in oil and gas property acquisitions for fiscal 1996 compared to $2.8 million during fiscal 1995, and $6.0 million in development costs for fiscal 1996 as compared to $3.7 million during fiscal 1995. Oil and gas acquisitions aggregated $2,150,000 for the six months ended December 31, 1995. Financing of oil and gas acquisitions is expected to come from borrowings and/or private investors.


         Clint Hurt has forecast approximately $500,000 for oil and gas drilling capital expenditures for fiscal 1996 primarily for improvements to existing equipment and machinery. Such outlays are treated as capital costs. Financing is expected to come from existing cash flow.

         In January 1995, Key received $2.5 million in term note proceeds from its principal lender. The term note is collateralized by the additional equipment Key received from the WellTech West Texas acquisition and was used for working capital purposes. The term note, requires monthly principal payments of approximately $42,000 plus interest, with the unpaid balance of the note due December 31, 1996. The interest rate is 2 1/2% above the stated prime rate, 9.0% at June 30, 1995. A portion of the note has been classified as current in the accompanying balance sheet.

         During March 1995, Odessa Exploration refinanced its debt (approximately $2.8 million at March 31, 1995) with Norwest Bank Texas, Midland, N.A. ("Norwest"). The refinanced debt consists of a $7.5 million reducing revolver with a current borrowing base of $5.3 million. As of September 30, 1995, $5.5 million principal amount of debt was outstanding under this arrangement. The revolver requires the borrowing base to be reduced by approximately $60,000 per month. The revolver has an interest rate of Norwest prime rate (9.0% at June 30, 1995), plus 1/2 of one percent, payable monthly. The note matures on October 15, 1997. The revolver is secured by substantially all of the oil and gas properties of Odessa Exploration and is guaranteed by
Key. In addition, the revolver has cross-default provisions and cross-collateralization provisions with Clint Hurt.

         As a result of the purchase of the Clint Hurt drilling equipment, Clint Hurt borrowed $1.0 million from Norwest. The loan requires monthly principal payments of approximately $28,000 until maturity in April 1998. The loan bears interest at the Norwest prime rate (9.0% at June 30, 1995), plus 3/4 of one percent, is secured by all of the equipment of Clint Hurt and is guaranteed by Key. In addition, Clint Hurt obtained a working capital line of credit with Norwest in the amount of $200,000. The line of credit requires monthly principal and interest payments of $20,000, bears interest at the Norwest prime rate (9.0% at June 30, 1995), plus 3/4 of one percent, is secured by all of the equipment of Clint Hurt and is guaranteed by Key.

         Each of Key (and Yale E. Key and Clint Hurt) and WellTech recently entered into new credit facilities of approximately $17.5 million (subject to certain advance formulas) the proceeds of the initial borrowings of which were used to repay substantially all of the debt of Key (other than that of Odessa Exploration) and WellTech (other than that owed to certain affiliates), respectively. Key believes that such facility will provide sufficient funds to finance its operating and capital expenditure needs for the foreseeable future. The New Indebtedness has been cross-guaranteed by Key, Yale E. Key, Clint Hurt and WellTech and cross-collateralized by their respective assets. Upon consummation of the Merger, the New Indebtedness will be the obligation of Key, as survivor of the Merger, and Key's subsidiaries, Yale E. Key and Clint Hurt. The cross-guaranty and cross- collateralization arrangement could, if the Merger is not consummated, create contingent liabilities for each of Key and WellTech. The failure to consummate the Merger on or prior to April 30, 1996 will, at the option of the lender, constitute an event of default under the New Indebtedness if WellTech fails to refinance its credit agreement on or before July 31, 1996 or Key fails to continue to operate WellTech pursuant to the Interim Operations Agreement until such refinancing. Key and WellTech have agreed not to terminate the Interim Operations agreement without the consent of the lender. (See "Business and Properties of Key--New Indebtedness.")


Impact of SFAS 121

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121--Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121") regarding the impairment of long-lived assets, identifiable intangibles and goodwill related to those assets. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995, although earlier adoption is encouraged. The application of SFAS 121 will require periodic determination of whether the book value of long-lived assets exceeds the future cash flows expected to result from the use of such assets and, if so, will require reduction of the carrying amount of the "impaired" assets to their estimated fair values. Key estimates that the implementation of SFAS 121 will not have a material effect on Key's financial position.

Impact of Inflation on Operations

         Although in our complex environment it is extremely difficult to make an accurate assessment of the impact of inflation on Key's operations, management is of the opinion that inflation has not had a significant impact on its business.

                       SELECTED FINANCIAL DATA OF WELLTECH


         The following table sets forth the selected consolidated financial data of WellTech for the five years ended December 31, 1994 and the nine months ended September 30, 1995. These data should be read in conjunction with WellTech's Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition of WellTech," which follows:



                                             Nine Months   Nine Months
                                                Ended         Ended    Year Ended  Year Ended  Year Ended  Year Ended Year Ended
                                              Sept. 30,     Sept. 30    Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                                                1995          1994        1994        1993        1992       1991         1990
                                             ------------------------------------------------------------------------------------
                                                  (unaudited)                     (in thousands except per share amounts)

  Operating Data:
   Revenues from continuing operations          $ 52,180   $ 34,974    $ 49,043    $ 56,157    $ 58,680    $ 70,463    $ 70,070
   Operating costs and expenses:
       Direct operating                           40,867     27,897      39,050      45,522      45,986      58,020      55,509
       General and administrative                  7,579      5,872       8,474       9,520      11,732      13,350      11,579
       Depreciation and amortization               2,524      2,228       2,775       3,095       3,572       4,574       4,236
   Other (income) expense                            976     (2,003)     (1,045)      3,227       5,210       4,874       4,662
   Income (loss) before extraordinary items          234        980        (211)     (5,207)     (7,820)    (11,924)     (5,916)
   Net income (loss)                                 234        980        (211)     (5,207)     (7,820)    (10,355)     (5,916)
   Income (loss) per common share:
   Primary:
   Income (loss) before extraordinary item          0.66       2.82       (0.61)     (16.73)     (25.12)      (3.83)      (2.50)
   Net income (loss)                                0.66       2.82       (0.61)     (16.73)     (25.12)      (3.33)      (2.50)
   Assuming full dilution:
   Income (loss) before extraordinary item          0.66       2.82       (0.61)     (16.73)     (25.12)      (3.83)      (2.50)
   Net Income (loss)                                0.66       2.82       (0.61)     (16.73)     (25.12)      (3.33)      (2.50)
   Average common shares outstanding:
       Primary                                       353        347         347         311         311       3,113       2,363
       Assuming full dilution                        353        347         347         311         311       3,113       2,363
Common shares outstanding at end of period           353        347         347         311         311       3,113       2,363
Market price per common share at end of
period                                               N/A        N/A         N/A         N/A         N/A         N/A         N/A
Cash dividends paid on common shares                --         --          --          --          --          --

Balance Sheet Data:
   Property and equipment, net                  $ 30,897   $ 21,755    $ 24,905    $ 18,209    $ 26,394    $ 32,317      33,988
   Total assets                                   68,998     52,027      58,176      44,563      48,853      52,590      58,022
   Long-term debt                                  9,983      5,237       6,620      32,782      32,736      29,769      30,674
   Stockholders' equity (deficit)                 36,882     37,381      36,189      (2,668)      2,539      10,359       8,567
   Book value per share                           104.50     107.58      104.15       (8.57)       8.16        3.33        3.63

                                      -66-

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                 OPERATIONS AND FINANCIAL CONDITION OF WELLTECH


         The following discussion should be read in conjunction with the financial statements of WellTech and related notes appearing elsewhere herein.

Operating Losses

         WellTech has generated losses during each of the past five years. These losses were primarily attributable to the operations of certain unprofitable locations which have been sold or joint ventured over the past several years. WellTech has also expanded its profitable operations and acquired additional profitable operations during this time period (1991 - 1995) resulting in declining losses. In addition to the unprofitable operations, WellTech's overhead and level of outstanding debt was more than the profitable operations could service. Steps were also taken in these and other areas to reduce losses and improve profitability. From the year ended December 31, 1991 to the nine months ended September 30, 1995, direct operating costs as a percentage of revenues have decreased from 82.3% to 78.3%, general and administrative expenses have decreased from 18.9% of revenues to 14.5% and long term debt has decreased from approximately $30.0 million to $10.0 million.

Nine Months Ended September 30, 1995 versus Nine Months Ended September 30, 1994

Results of Operations

Revenues

         Revenues increased to $52.2 million for the nine months ended September 30, 1995 compared to $35.0 million for the nine months ended September 30, 1994, an increase of $17.2 million or 49%. This increase was due to increases in nearly all of WellTech's operations including drilling ($3.9 million), Mid Continent ($5.0 million), Eastern ($1.1 million), Russia ($1.6 million) and the consolidation of Servicios effective April 1995 ($6.2 million).

Operating Expenses

         Operating expenses as a percentage of revenues were 78.3% for the nine months ended September 30, 1995 versus 79.8% for the nine months ended September 30, 1994. This decrease was due to a provision for workers compensation losses recorded in 1994. This was partially offset by the lower gross margins generated by WellTech's drilling operations which were begun in late 1994.

Depreciation Expense

         Depreciation expense increased by $0.3 million or 13.3% from $2.2 million for the nine months ended September 30, 1994 to $2.5 million for the comparable fiscal 1995 period primarily as a result of the consolidation of Servicios in 1995.

General and Administrative Expense

         General and administrative expenses increased from $5.9 million to $7.6 million, an increase of $1.7 million or 29% during the nine months ended September 30, 1995 compared with the nine months ended September 30, 1994. Approximately 53% of this increase related to the consolidation of Servicios in 1995. The remaining increase was the result of increases in several of
WellTech's operating areas including drilling ($319,000), Mid Continent ($554,000) and Eastern ($175,000) partially offset by cost reductions at the corporate level.

Interest Expense

         Interest expense increased from $550,000 to $1.4 million, an increase of $850,000 or 155%, during the nine months ended September 30, 1995 compared with the nine months ended September 30, 1994, primarily due to the bank financing which was completed in January 1995 ($535,000) and the consolidation of Servicios during the nine months ended September 30, 1995 ($325,000).

Gain on Disposition of Assets

         The gain on disposition of assets decreased to $390,000 for the nine months ended September 30, 1995 compared with $2,499,000 for the comparable 1994 period because the gain of approximately $3.0 million from the sale of the West Texas operations to Key was included in the nine months ended September 30, 1994.

Cash Flow

         Net cash provided by operating activities decreased by $2.4 million, to $(1.8) million, during the nine months ended September 30, 1995 from $0.6 million for the comparable 1994 period. Of this decrease $4.0 million was the result of changes in working capital components offset by $1.5 million higher cashflows from operations during the 1995 period. Net cashflows required for investing activities decreased $4.0 million, from $7.7 million in 1994 to $3.7 million in 1995 primarily due to a decrease in contributions to unconsolidated operations ($1.2 million) and a decrease in capital expenditures ($4.0 million). These were offset by a decrease in proceeds from asset sales ($1.1 million). Net cash from financing activities decreased by $2.0 million during the 1995 period versus the 1994 period. While there was no new equity in 1995 as compared to $4.6 million in 1994 there was an increase in the additions to new debt of $5.6 million in 1995. This net increase was offset by an increase in debt repayments of $2.7 million.

Year Ended December 31, 1994 Versus Year Ended December 31, 1993

Results of Operations

Revenues

         Revenues for 1994 of $49.0 million were $7.1 million or 13% less than 1993 revenues of $56.2 million. The primary cause of the decrease was the sale of WellTech's West Texas operations to Key effective December 1, 1993, ($13.5 million) with additional decreases in WellTech's drilling activities and the operations in the Eastern region. These decreases were partially offset by increases which resulted from the expansion of WellTech's Mid Continent operations during 1993 and the start up of its Russia operations in December 1993.

Operating Expenses

         Operating expenses of $39.1 million represented 79.6% of revenues in 1994 compared to $45.5 million or 81.1% of revenues in 1993. The primary cause of the decrease related to the sale of WellTech's West Texas operations to Key effective December 1993 as the gross margin of the West Texas operations was generally less than WellTech's other well servicing operations. In addition, the gross margin of WellTech's Russian operations was generally greater than WellTech's other operations.

General and Administrative Costs


         General and administrative costs of $8.5 million in 1994 decreased by $1.0 million or 11% from $9.5 million in 1993. This decrease was due to the sale of the West Texas operations and cost reductions at the corporate level partially offset by increases which resulted from the expansion of the Mid Continent and Eastern operations and the start up of the Russian operations.


Depreciation Expense

         The $300,000 decrease in depreciation expense from $3.1 million in 1993 to $2.8 million in 1994 related primarily to the sale of the West Texas operations.

Interest Expense


         The $2.5 million, or 78%, decrease in interest expense from $3.2 million in 1993 to $700,000 in 1994 related to the conversion of approximately $31 million of debt into equity in January 1994. This reduction was partially offset by the issuance of new debt of approximately $5.5 million during 1994.

Investment Valuation Provision

         There were no investment valuation provisions recorded in 1994 as compared to the $582,000 write down recorded in 1993.

Equity in (Earnings) Losses of Unconsolidated Affiliates

         The $580,000 or 659% decrease in the earnings of unconsolidated affiliates to a loss of $492,000 in 1994 compared to income of $88,000 in 1993, related primarily to an increase in the losses from Servicios of $536,000.

Gain on Disposition of Assets

         The gain on disposition of assets of $2.9 million in 1994 compared with $0.3 million in 1993, related primarily to the gain recognized upon the sale of WellTech's West Texas operations to Key.

Cash Flow


         Net cash provided by operating activities of $4.6 million in 1994 increased by $3.7 million over the $933,000 generated in 1993. Of this increase, $2.3 million was the result of changes in working capital components with the balance of $1.4 million due to increased cash flows from operations in 1994. Net cash flows required for investing activities increased in 1994 by $14.1 million. This increase was due to a substantial increase in capital expenditures ($12.0 million), increased contributions to unconsolidated operations ($2.6 million) and reduced distributions from Dawson ($363,000) offset by an increase in property sales proceeds of $822,000. The 1994 capital expenditures program included significant capital expenditures related to expansion, consisting primarily of expanded rig operations ($3.7 million), drilling operations ($1.8 million) and expansion into the trucking and disposal business ($4.3 million). The balance ($3.9 million) was primarily for refurbishments and improvements to existing machinery and equipment. Net cash from financing activities increased by $10.0 million from 1993 to 1994 due to an increase in debt proceeds ($5.5 million) and a sale of common stock ($4.5 million). During 1993, there were no new equity proceeds and an insignificant amount of new debt proceeds.


Year Ended December 31, 1993 Versus Year Ended December 31, 1992

Results of Operations

Revenues

         Revenues for 1993 were $2.5 million or 4% less than 1992. This decrease was due to WellTech's contribution of its Gulf Coast operations into Dawson effective November 1992. WellTech's investment in Dawson is accounted for in accordance with the equity method. This was partially offset by an increase due to the expansion of the Mid Continent operations during 1993.

Operating Expenses

         Operating expenses represented 81.1% of the revenues in 1993 versus 78.4% in 1992. This increase was the result of lower insurance costs in 1992 and additional costs incurred in connection with the expansion of the Mid Continent and Eastern operations during 1993.

General and Administrative Expenses

         General and administrative expenses decreased by $2.2 million or 19% in 1993 versus 1992. This decrease was due to the contribution of the Gulf Coast operation into Dawson in late 1992 and extensive cost cutting efforts at the corporate level. This was offset by a slight increase due to the expansion of the Mid Continent operations during 1993.

Depreciation Expense


         The 13 % decrease in depreciation expense from 1992 to 1993 of $477,000 related to the contribution of the Gulf Coast operation into Dawson in November 1992.


Investment Valuation Provision


         In 1992, WellTech reassessed the carrying value of certain of its non-well servicing investments and recorded a provision of $2.4 million to write these investments down to their estimated net realizable value. In 1993, a similar assessment was made and a provision of $582,000 was recorded.


Cash Flow

         Net cash provided by operating activities increased $1.8 million from ($824,000) in 1992 to $933,000 in 1993. Of this increase, $2.0 million was the result of changes in working capital components offset by $300,000 lower cash flows from operations in 1993. Net cashflows required for investing activities decreased in 1993 by $3.3 million primarily due to a decrease in the contributions to unconsolidated operations ($2.1 million) and an increase in distributions from Dawson ($775,000). Net cash from financing activities decreased by $2.7 million from 1992 to 1993 due to a decrease in proceeds from the issuance of debt ($2.3 million) and an increase in payments on debt ($366,000).

Liquidity And Capital Resources

         During 1993, capital expenditures were generally limited to refurbishments and improvements to existing machinery and equipment and were funded with the proceeds from the sale of obsolete or unused property and equipment. The cash provided by operating activities along with the distributions from Dawson funded the contributions to unconsolidated operations and the debt service requirements.

         During 1994, there were extensive capital expenditures, acquisitions and contributions to unconsolidated operations totalling approximately $17.3 million. These expenditures were funded from operations ($4.6 million), property and equipment sales ($2.8 million), proceeds from debt issuance ($5.5 million) and sale of common stock ($4.5 million).

         WellTech recently entered into a new credit facility of approximately $17.5 million (subject to certain advance formulas) the proceeds of the initial borrowings of which were used to repay substantially all debt of WellTech, including debt to Shawmut, except debt to certain affiliates. WellTech believes that such facility will provide sufficient funds to finance its operating and capital expenditure needs until the Merger. The New Indebtedness has been cross-guaranteed by Key, Yale E. Key, Clint Hurt and WellTech and cross-collateralized by their respective assets. Upon consummation of the Merger, the New Indebtedness will be the obligation of Key, as survivor of the Merger, and Key's subsidiaries, Yale E. Key and Clint Hurt. The cross-guaranty and cross- collateralization arrangement could, if the Merger is not consummated, create contingent liabilities for each of Key and WellTech. The failure to consummate the Merger on or prior to April 30, 1996 will, at the option of the lender, constitute an event of default under the New Indebtedness if WellTech fails to refinance its credit agreement on or before July 31, 1996 or Key fails to continue to operate WellTech pursuant to the Interim Operations Agreement until such financing. Key and WellTech have agreed not to terminate the Interim Operations Agreement without the consent of the lender. (See "Business and Properties of Key--Recent Developments--New Indebtedness.")

                           PROPOSALS TO BE VOTED UPON
                           AT THE KEY SPECIAL MEETING



         The matters discussed below will be voted upon at the Key Special Meeting. The Board of Directors of Key recommends a vote FOR approval and adoption of each of the Merger, the Key Charter Amendment, the Election of Board of Directors, the Key 1995 Stock Option Plan and the Key Outside Directors Stock Option Plan. A vote of at least a majority of all outstanding Key Common Stock is required to approve the Merger and the Key Charter Amendment. The proposal relating to the election of the Board of Directors will be determined by a plurality of the votes entitled to be cast by the holders of the Key Common Stock. All other proposals must be approved by the affirmative vote of a majority of the outstanding Key Common Stock present in person or by proxy and entitled to vote at the meeting. Each proposal will be voted upon separately by the Key stockholders entitled to vote at the Key Special Meeting. Failure, however, of either the Merger Agreement or the Key Charter Amendment to be approved will result in the abandonment by Key of the Merger and, if the Merger is not approved, WellTech's two nominees will not be elected to the Board and it is proposed that the Board consist of five Directors none of whom will be WellTech nominees. Abstentions and broker non-votes will have the effect of a vote against the proposal.


                               ITEM 1. THE MERGER


         The following description of certain provisions of the Merger Agreement and the exhibits and schedules thereto is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the complete text of the Merger Agreement, a conformed copy of which is attached hereto as Annex I and incorporated herein by reference. Certain terms used in this Section without definition are defined in the Merger Agreement .


General Provisions

         Share Exchange. The Merger Agreement provides that, subject to the requisite adoption and approval by WellTech's stockholders and Key's stockholders of the Merger and certain related transactions and the satisfaction or waiver of certain other conditions, at the Effective Time, WellTech will be merged with and into Key, the separate existence of WellTech will cease and Key will continue as the surviving corporation. As a result of the Merger, Key will acquire all of the business and assets of WellTech and will assume all of its obligations and liabilities, and shares of WellTech Common Stock outstanding immediately prior to the Merger will be converted into shares of Key Common Stock and New Key Warrants.

         Pursuant to the Merger Agreement, by virtue of the Merger and without any action on the part of the any holder of shares of capital stock:

         o Each share of WellTech Common Stock outstanding immediately prior to the Merger (other than those owned directly or indirectly by WellTech as treasury stock or by any of its subsidiaries) will be converted into and will become 13.9682 shares of fully paid and nonassessable shares of Key Common Stock and New Key Warrants to purchase 2.125 fully paid and nonassessable shares of Key Common Stock;

         o Each share of the capital stock of WellTech issued and outstanding immediately prior to the Merger and owned directly or indirectly by WellTech as treasury stock or by any of its subsidiaries will be canceled, and no consideration will be delivered in exchange therefor;

         o Each share of Key Common Stock issued and outstanding immediately prior to the Merger (other than 1,429,962 shares owned directly by WellTech) will remain outstanding; and

         o An aggregate of 1,429,962 shares of Key Common Stock and each Existing Key Warrant issued and outstanding immediately prior to the Merger and owned by WellTech will be canceled, and no consideration will be delivered in exchange therefor. As of the date of this Proxy Statement--Prospectus, WellTech owns, an aggregate of 1,635,000 shares of Key Common Stock and Existing Key Warrants to purchase an aggregate of 250,000 shares of Key Common Stock. The remaining 205,038 shares of Key Common Stock owned by WellTech will be distributed to directors of WellTech prior to the Merger.

          The holder of any shares of WellTech Common Stock outstanding immediately prior to the Merger which has validly exercised such holder's appraisal rights under Delaware Law will not be entitled to receive, in respect of the shares of WellTech Common Stock as to which such holder has validly exercised appraisal rights, the shares of Key Common Stock and New Key Warrants to which such holder would have been entitled had such holder not exercised appraisal rights. WellTech and Key have reached certain agreements relating to any such exercise of appraisal rights, including Key's agreement, as the surviving corporation of the Merger, to pay any amount payable to any such stockholder who becomes entitled under Delaware Law to payment for such holder's shares of WellTech Common Stock. (See "Rights of Dissenting Stockholders of WellTech" for further information concerning the rights to appraisal of WellTech's stockholders.)

         The Merger Agreement provides that no fractional shares of Key Common Stock and no fractional New Key Warrants will be issued in connection with the Merger. In lieu of any such fractional interests, Key will pay an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the closing price of the Key Common Stock on the day prior to the consummation of the Merger by the fractional interest in the share of Key Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Key Common Stock being issued to such holder pursuant to the Merger Agreement).

         The number of shares of Key Common Stock to be issued will be further adjusted if between November 18, 1995 and the Effective Time the outstanding shares of Key Common Stock or WellTech Common Stock have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. However, the Merger Agreement prohibits Key and WellTech from issuing any equity securities or rights, options or warrants to purchase equity securities without the consent of the other, except in the case of Key for issuances pursuant to the Key 1995 Stock Option Plan, the Key Outside Directors Stock Option Plan and the warrant to purchase 75,000 shares of Key Common Stock issued to CIT in connection with the New Indebtedness.

         The holders of WellTech Common Stock will receive an aggregate of 4,929,962 shares of Key Common Stock and New Key Warrants to purchase an aggregate of 750,000 shares of Key Common Stock at $6.75 per share. For a description of the rights and preferences, if any, of the Key Common Stock and the New Key Warrants, see "Description of Key Common Stock" and "Description of the New Key Warrants" below.

         A description of the method of delivery of shares of Key Common Stock and New Key Warrants to be issued in the Merger will be furnished, along with the appropriate transmittal forms, prior to or immediately following consummation of the Merger. WellTech stockholders should not send in their certificates until they receive a letter of transmittal.

         Articles of Incorporation and By-Laws; Directors. The Merger Agreement provides that the Key Articles, as proposed to be amended and restated by the Key Charter Amendment, and the Key By-Laws, each as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and By-Laws of the surviving corporation. In addition, subject to the approval of the Key stockholders at the Key Special Meeting, the directors of Key immediately prior to the Effective Time, except Mr. Edwards, who will resign immediately prior to the Effective Time, and Messrs. Collins and Marcum will be the directors of the surviving corporation and the officers of Key immediately prior to the Effective Time will be the officers of the surviving corporation. In addition, certain officers of WellTech will become officers of Key. From and after the Effective Time, the Merger will have all the effects provided by applicable law.


         Fairness Opinion. Simmons rendered to the Key Board its opinion to the effect that as of November 18, 1995, the Merger was fair, from a financial point of view, to the stockholders of Key.

         In conducting its analysis and arriving at its opinion, Simmons considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of Key and WellTech; (ii) the business prospects of Key and WellTech; (iii) estimates of pro forma combination benefits pursuant to the Merger prepared by Key and WellTech, (iv) the historical and current market for Key Common Stock and for the equity securities of certain other companies believed to be comparable to Key or WellTech; (v) the respective contributions in terms or various financial measures of Key and WellTech to the combined company, and the relative ownership of Key after the proposed transaction by the current holders of Key Common Stock and WellTech Common Stock; (vi) the pro forma effect of the transaction on Key's capitalization ratios, earnings per share and cash flow per share; and (vii) the nature and terms of certain other acquisition transactions that Simmons believed to be relevant. Simmons has also taken into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuation generally. Simmons' opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date of such opinion. Simmons did not express any opinion as to the price or range or prices at which the shares of Key Common Stock will trade subsequent to the consummation of the Merger.

         In connection with its fairness opinion, Simmons performed a variety of financial analysis with respect to Key and WellTech, including a review of certain publicly available financial, operating and stock market information as of November 17, 1995 for Key, WellTech and certain publicly-traded companies that Simmons considers to be comparable to Key or WellTech, an analyses of selected comparable transactions, an analysis of the relative contributions of Key and WellTech to, among other things, the combined pro forma historical revenues, net income, cash flow, total assets, total book capitalization and book equity values, and various discounted cash flow calculations of WellTech. See "Certain Considerations Relating to the Transaction."


         Effective Time of Merger. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Department of Assessment and Taxation of the State of Maryland in accordance with applicable law, or at such later date as the certificate of merger and articles of merger may specify.

Conditions Precedent

         Conditions to the Obligations of Key and WellTech. The respective obligations of WellTech and Key to consummate the transactions contemplated by the Merger Agreement are subject to the requirements that:

         o The Merger shall have been approved and adopted by the stockholders of Key and WellTech;

         o No Legal Action shall be pending before or threatened by any Authority seeking to restrain, prohibit, make illegal or delay materially, or seeking material damages or to impose any Adverse (i.e., a "material" loss of benefits) conditions in connection with, the consummation of the Merger, or which is likely to have an Adverse Effect on Key and its subsidiaries taken as a whole assuming consummation of the Merger;

         o All authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, submissions, registrations, notices or declarations required to be made by Key and WellTech prior to the consummation of the Merger shall have been obtained from, and made with, all required authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations the failure to obtain or make would not, assuming consummation of the Merger, have an Adverse Effect on Key and its subsidiaries taken as a whole;


         o Key and one or more banks or other financial institutions shall have entered into credit facilities substantially on the terms and conditions described in this Proxy Statement-- Prospectus, all documents required in connection therewith shall have been executed and delivered, and the closings with respect thereto shall have been authorized by Key and such banks or other financial institutions subject to the consummation of the Merger; the New Indebtedness described elsewhere in this Proxy Statement--Prospectus satisfies this condition;


         o The Registration Statement (of which this Proxy Statement--Prospectus is a part) shall have become effective under the Securities Act and no stop order suspending its effectiveness or any part thereof shall have been issued and remain in effect and no proceedings for that purpose shall be pending or contemplated under the Securities Act; and

         o The shares of Key Common Stock to be issued in the Merger and the shares of Key Stock issuable upon exercise of the New Key Warrants shall have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

         Conditions to Obligations of WellTech. The obligations of WellTech to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction, on or prior to the Effective Time, of the following additional conditions, among others:

         o The representations and warranties of Key in the Merger Agreement or in any other document delivered pursuant thereto will be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and Key will have delivered to WellTech a certificate to that effect;

         o Each of the obligations of Key to be performed on or before the Closing Date pursuant to the terms of the Merger Agreement will have been duly performed in all material respects on or before the Closing Date, and Key will have delivered to WellTech a certificate to that effect;


         o WellTech will have received an opinion from Sullivan & Worcester LLP, counsel to Key, dated the Closing Date, with respect to the matters set forth in the Merger Agreement, in form and substance reasonably satisfactory to WellTech and its counsel;


         o The Shelf Registration Statement shall have become effective under the Securities Act and no stop order suspending its effectiveness or any part thereof shall have been issued and remain in effect and no proceedings for that purpose shall be pending or contemplated under the Securities Act;

         o Two nominees of WellTech shall have been elected as members of the Board of Directors of Key to hold office until the next annual meeting of stockholders of Key and until their respective successors shall have been elected and qualified, or the earlier resignation or removal of such nominees, as a consequence of which the Board of Directors of Key shall consist of two nominees of WellTech and four other directors; and

         o As of the Closing Date, there shall not have occurred and be continuing any Adverse Change affecting Key and its subsidiaries taken as a whole from that reflected in the most recent Key financial statements.

         Conditions to Obligations of Key. The obligations of Key to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction, on or prior to the Effective Time, of the following conditions, among others:

         o The representations and warranties of WellTech contained in the Merger Agreement or in any other document delivered pursuant thereto will be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and WellTech will have delivered to Key a certificate to that effect;

         o Each of the obligations of WellTech to be performed on or before the Closing Date pursuant to the terms of the Merger Agreement will have been duly performed in all material respects on or before the Closing Date, and WellTech will have delivered to Key a certificate to that effect;

         o Key will have received an opinion of Porter & Hedges, L.L.P., counsel for WellTech, dated as of the Closing Date, with respect to the matters set forth in the Merger Agreement, in form and substance reasonably satisfactory to Key and its counsel;


         o Key shall have received a favorable opinion, dated the Closing Date of Sullivan & Worcester LLP, its special tax counsel, to the effect that the Merger Agreement constitutes a plan of reorganization within the provisions of
Section 368(a)(1)(A) of the Code and as to the Federal income tax consequences thereof to Key and Key's stockholders;


         o As of the Closing Date, there shall not have occurred and be continuing any Adverse Change affecting WellTech and its subsidiaries taken as a whole from that reflected in the most recent WellTech financial statements;

         o Each officer and director of WellTech and each of its subsidiaries shall have submitted his unqualified written resignation, dated as of the Closing Date, from such position held;
and

         o The Interim Operations Agreement shall have remained in full force and effect at all times up to the Effective Time and WellTech shall not be in breach or default in any Adverse respect.

Certain Covenants

         Certain Rights with Respect to Key's Board of Directors. The Merger Agreement provides that at the Effective Time, the WellTech Nominees will be designated as directors of Key. WellTech has designated Kevin P. Collins and W. Phillip Marcum as the WellTech Nominees; however, the Merger Agreement permits WellTech to change the WellTech Nominees prior to the Merger.

         Commission Filings. The Merger Agreement provides that, as promptly as practicable after the date thereof, WellTech and Key will prepare and file any filings required to be filed by each under the Securities Act, the Exchange Act or any other federal or state laws relating to the transactions contemplated by the Merger Agreement and will use their best efforts to respond to any comments of the Commission or any other appropriate government official with respect thereto. In addition, WellTech and Key have agreed to cooperate with each other and provide to each other all information necessary in order to prepare such filings, including this Proxy Statement--Prospectus, Key's Registration Statement as to which this Proxy Statement--Prospectus forms a part and the Shelf Registration Statement of Key under the Securities Act.



         Registration Rights. Simultaneously with the execution of the Merger Agreement, Key agreed to enter into an agreement (the "Registration Rights Agreement") pursuant to which it agreed with those stockholders of WellTech which are parties thereto that all shares of Key Common Stock and the New Key Warrants (together with the shares of Key Common Stock issuable upon exercise thereof) to be issued pursuant to the Merger to such WellTech stockholders shall be registered under the Securities Act for resale by such stockholders. This Prospectus has been prepared for use by such stockholders of WellTech for the resale of the Key Common Stock and Warrants. See "Resales of Securities." The Registration Rights Agreement requires Key to keep such registration statement effective for a period of three years. The WellTech stockholders agreed to certain so-called "standback" provisions and to refrain from selling during certain periods, which provisions are designed to facilitate underwritten public offerings by Key of its equity securities. Key will also file a shelf registration statement to become effective on the effective date of the Merger to enable certain exisiting Key stockholders to resell their shares of Key Common Stock and to enable Key's senior lender to sell the Key Common Stock issuable upon exercise of its Key warrant. Effectiveness of such shelf registration statement is a condition of WellTech's obligation to consummate the Merger.



         Acquisition Proposals. The Merger Agreement prohibits each of WellTech and Key and their respective subsidiaries, officers, directors, representatives and agents from, directly or indirectly, knowingly soliciting, initiating or participating in any way in proposals, discussions or negotiations with, or knowingly providing any confidential information to, any person (other than the other or any affiliate or associate of the other and their respective directors, officers, employees, representatives and agents) which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect any Other Transaction (as defined below). However, each of WellTech's and Key's Board of Directors may make such disclosure to WellTech's or Key's stockholders as, in the judgment of WellTech's or Key's Board of Directors with the written advice of outside counsel, may be required under applicable law.

         Each party has agreed to notify the other promptly if any such proposal or inquiry is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, either party and to furnish the other with a copy of any proposal that relates to an Other Transaction. An "Other Transaction" is a transaction or series of related transactions (other than the Merger and the related transactions) resulting in

(a) any change of control of WellTech or Key, (b) any merger or consolidation of WellTech or Key, or any of their subsidiaries, regardless of whether WellTech or Key (or any such subsidiary) is the surviving corporation, (c) any tender offer or exchange offer for, or any acquisitions of, any securities of WellTech or Key, (d) any sale or other disposition of assets of WellTech or Key, or any of their subsidiaries, not otherwise permitted under the Merger Agreement, or (e) so long as the Merger Agreement remains in effect, any issue or sale, or any agreement to issue or sell, any capital stock, Convertible Securities or Option Securities by WellTech or Key not otherwise permitted under the Merger Agreement.

         If either party terminates the Merger Agreement because of an "Other Transaction" proposal, and if, prior to such termination or within nine months thereafter, the terminating party consummates an Other Transaction, it will pay to the other party $500,000, which amount is in recognition of, among other things, the out-of-pocket costs and expenses of the other party, its reliance on the terminating party's fulfillment of its obligations under the Merger Agreement, the costs in delayed opportunity to the other party and the benefit to the terminating party.


Representations and Warranties

         The Merger Agreement contains various representations and warranties of WellTech and Key. The representations and warranties will not survive beyond the Closing Date. The representations of WellTech and Key are made with respect to those companies and their respective subsidiaries and relate generally to: due organization, qualification and authority; absence of violations of, among other things, their respective charter documents, by-laws, certain contracts, and law; required consents and approvals of governmental authorities; approval by their respective Boards of Directors of the Merger Agreement and the transactions contemplated thereby; their capital structures; the accuracy of information, including financial statements, contained in the Merger Agreement and this Proxy Statement-Prospectus; the absence of certain material changes or undisclosed liabilities; compliance with applicable laws, including environmental laws, and material agreements; taxes; litigation; employee benefits; labor matters; title to properties; and brokers and finders.

Termination

         The  Merger   Agreement   may  be  terminated   and  the   transactions
contemplated thereby, including the Merger, abandoned at any time prior to the Effective Time as follows:

         (a)  by either Key or WellTech:

                  (i) if any permanent injunction, decree or judgment by any governmental authority preventing the consummation of the Merger shall have become final and nonappealable; or

                  (ii) if the Merger and the transactions contemplated thereby have not been consummated prior to the Termination Date (defined below); or

         (b)  by WellTech:

                  (i) in the event (A) WellTech is not in breach of the Merger Agreement and none of its material representations or warranties shall have become and continue to be untrue in any material respect, and (B) Key is in breach of the Merger Agreement or any of its material representations or warranties shall have become and continue to be untrue in any material respect, unless such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date; or

                  (ii) if (A) the Board of Directors of Key shall (1) withdraw, modify or change its recommendation so that it is not in favor of the Merger Agreement, the Merger or the related transactions, or shall have resolved to do any of the foregoing, or (2) have recommended or resolved to recommend to its stockholders an Other Transaction, or (B) Key shall have entered into or agreed to enter into an Other Transaction; or

         (c)  by Key:

                  (i) in the event (A) Key is not in breach of the Merger Agreement and none of its material representations or warranties shall have become and continue to be untrue in any material respect, and (B) WellTech is in breach of the Merger Agreement or any of its material representations or warranties shall have become and continue to be untrue in any material respect, unless such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date; or

                  (ii) if (A) the Board of Directors of WellTech shall (1) withdraw, modify or change its recommendation so that it is not in favor of the Merger Agreement, the Merger or the related transactions, or shall have resolved to do any of the foregoing, or (2) have recommended or resolved to recommend to its stockholders an Other Transaction, or (B) WellTech shall have entered into or agreed to enter into an Other Transaction.


         The term "Termination Date" is defined in the Merger Agreement as March 29, 1996 or such other date as the parties may, from time to time, mutually agree; provided, however, that notwithstanding the foregoing, either Key or WellTech may, in its sole discretion, elect to extend such date, from time to time, to not later than May 31, 1996 in the event that (a) in its reasonable business judgment not all of the conditions of the obligations of the parties to consummate the Merger set forth in the Merger Agreement are likely to be satisfied by the then current Termination Date and (b) either (i) it is not in material breach of the Merger Agreement and none of its material representations and warranties has become untrue in any material respect or (ii) if such a breach or untruth exists, such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the date to which it proposes to extend the Termination Date.


         In the event of the termination of the Merger Agreement, it shall become void, and there shall be no liability on the part of either party, or any of their respective officers or directors, to the other and all rights and obligations of either party shall cease, except that no such termination shall relieve either party from liability for the intentional breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Fees and Expenses


         All costs and expenses, incurred in connection with the Merger Agreement, the Merger and the related transactions, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses, except that Key has agreed that WellTech may pay the costs and expenses of WellTech's stockholders up to an aggregate amount of $150,000.


Regulatory and Other Third Party Approvals

         Consummation of the Merger requires consents or waivers from certain third parties which have a business relationship with WellTech and Key. There are no significant consents or waivers required from any governmental authorities.

Amendment; Waiver

         Subject to applicable law, (a) the Merger Agreement may be amended at any time prior to the Effective Time (including after the approval of the Merger and after the approval of the Key Proposals) by an instrument in writing signed on behalf of all of the parties thereto and (b) the parties may extend the time for performance of any of the obligations of the other parties to the Merger Agreement and may waive inaccuracies in the representations and warranties or compliance with any of the agreements or conditions for their respective benefit therein.

Ownership of Key Stock after the Merger

         Pursuant to the Merger, Key will issue an aggregate of 4,929,962 shares of Key Common Stock and the New Key Warrants. As a condition to consummation of the Merger, however, 1,429,962 of the 1,635,000 shares of Key Common Stock and the Existing Key Warrants will be canceled. Accordingly, based solely on the securities to be issued to the WellTech stockholders pursuant to the Merger, such stockholders would own in the aggregate approximately 47.3% of the shares of Key Common Stock before giving effect to the exercise of any of the New Key Warrants (or any other outstanding options or warrants). Assuming the exercise in their entirety of the New Key Warrants (but not of any other options or warrants), such holders would own in the aggregate approximately 50.9% of the shares of Key Common Stock.

Description of Key Common Stock

         Key is currently authorized to issue 10,000,000 shares of Key Common Stock, of which an aggregate of 6,913,513 shares are issued and outstanding. The outstanding shares of Key Common Stock are fully paid and nonassessable. Each share is entitled to one vote in the election of directors and other corporate matters. The holders of Key Common Stock do not have cumulative voting rights, which means that the holders of a majority of the votes entitled to be cast by holders of the outstanding Key Common Stock are able to elect all directors of Key. Key Common Stock has no redemption provisions and the holders thereof have no preemptive rights. The holders of Key Common Stock are entitled to receive dividends in such amounts as may be declared by the Board of Directors, as permitted by applicable law, and upon liquidation, dissolution, or winding up of Key, subject to the rights of any preferred stock then outstanding, the holders of Key Common Stock are entitled to share ratably in the assets of Key, according to the number of shares they hold. The Key Common Stock is listed on the American Stock Exchange.


         For a description of proposed amendments to the Key Articles which affect Key Common Stock see "Proposals to be Voted upon at the Key Special Meeting--Item 2: Key Charter Amendment."


Description of the New Key Warrants

         Pursuant to the Merger, Key will issue New Key Warrants to purchase an aggregate of 750,000 shares of Key Common Stock at an exercise price of $6.75 per share. Warrants to purchase 250,000 shares of Key Common Stock currently owned by WellTech will be canceled. The following is a summary of the material terms of the New Key Warrants.

         Exercise of Warrant. A New Key Warrant is exercisable in full or in part at any time during a five year period from the date of issue. If a New Key Warrant is exercised in respect of fewer than the full number of shares issuable, a new Warrant shall be issued providing for the difference. Key does not have to issue fractional shares upon the exercise of a New Key Warrant and may substitute cash in lieu of fractional shares.

         Dividends. If Key declares a dividend (other than Key Common Stock) or makes a distribution of property, cash, securities or options (other than Key Common Stock) the holder of a New Key Warrant shall receive the dividend or distribution as if such holder had exercised the New Key Warrant.


         Adjustment of Exercise Price. The exercise price will be adjusted if Key changes the number of outstanding shares by declaring a stock dividend, subdividing, combining or reclassifying the outstanding shares. The exercise price will be multiplied by the number of shares of Key Common Stock outstanding before the transaction, then divided by the number of shares of Key Common Stock outstanding after the transaction. In the event that Key issues options, warrants or convertible securities to its stockholders which enable the holder to purchase Key Common Stock for less than Market Price (as defined in the New Key Warrants), the exercise price shall be multiplied by the number of shares of Key Common Stock outstanding before the transaction plus the number of shares which could be purchased at Market Price with the aggregate offering price. That figure is then divided by the number of shares of Key Common Stock outstanding plus the number of shares offered for purchase in the transaction. If Key proposes to make a distribution of (i) any class of stock other than Key Common

Stock, (ii) debt, (iii) certain assets or (iv) rights, options, warrants or convertible securities which are not covered by the above scenarios, the exercise price shall be multiplied by a fraction, the numerator of which will be the number of shares of Key Common Stock outstanding on the record date multiplied by the Market Price less the aggregate fair market value (as determined by the Board of Directors) of the assets or securities being distributed and the denominator of which will be the number of shares of Key Common Stock outstanding before the transaction multiplied by the Market Price per share. The Market Price on any given date shall be the average of the daily closing price of the Key Common Stock for 20 trading days prior to the date. No adjustment to the exercise price must be made unless it will result in at least a 1% change in the exercise price. Transactions which do not meet this threshold carry over and count toward future transactions. Reorganizations or mergers will not affect the validity of the New Key Warrant, but the Board of Directors may adjust the application of the above-mentioned provisions.


         Voting and Information Rights. A holder of a New Key Warrant is not entitled to vote or to consent as a stockholder in respect of any stockholder meeting. Key must furnish the New Key Warrant holder with copies of all financial statements, reports, notices and proxy statements as they become available.


         Notice of Certain Actions. In the event Key (i) declares any dividend payable in stock or makes a distribution other than cash to the holders of Key Common Stock, (ii) offers to the holders of Key Common Stock the right to subscribe for or purchase any shares of any class of stock or any other rights or options or (iii) effects any reclassification of the Key Common Stock, capital reorganization, consolidation or merger, sale, transfer or other disposition of all or substantially all of its assets, or liquidation, dissolution or winding up of the corporation, it will serve a notice of such proposed action to the holders of the New Key Warrants. Such notice shall specify the record date for determining eligibility to receive a dividend or distribution, the date on which any action described in (iii) shall take place, and the date as of which it is expected that the holders of record of Key Common Stock shall be entitled to receive securities or other property deliverable upon such action.


         Transfers. A New Key Warrant may be transferred by surrendering it and submitting a written instrument of transfer, duly executed by the registered holder. Another New Key Warrant shall be issued to the transferee and the surrendered New Key Warrant shall be canceled. If a transfer is not made pursuant to an effective registration statement under the Securities Act, Key may request that the New Key Warrant holder deliver a legal opinion that the New Key Warrant may be sold publicly without registration under the Securities Act, an investment covenant signed by the proposed transferee, an agreement by such transferee to adhere to the restrictive investment covenant on the face of the New Key Warrant and an agreement to be bound by the terms of the New Key Warrant.

         Amendment. A New Key Warrant may not be amended or modified except by a written instrument signed by Key and the holder of the New Key Warrant.

Comparison of Rights of Stockholders of Key and WellTech


         Key and WellTech are incorporated in Maryland and Delaware, respectively. Upon consummation of the Merger, stockholders of WellTech, whose rights as stockholders are currently governed by DGCL, the WellTech Charter, and the WellTech By-Laws, will automatically become stockholders of Key. As stockholders of Key, their rights will be governed by MGCL and by the Key Articles, as amended and restated pursuant to the Key Charter Amendment, and the Key ByLaws. The following is a summary of certain material differences between the rights of holders of WellTech Stock and the rights of holders of Key Common Stock. The following does not purport to be a complete description of the differences between the rights of Key and WellTech stockholders. Such differences may be determined in full by reference to the MGCL, DGCL, the Key Articles, the WellTech Charter and the Key and WellTech By-Laws.


Required Vote for Certain Business Combinations

         Key. MGCL provides that unless the charter states otherwise, an affirmative vote of two-thirds of all the votes entitled to be cast on the matter is required to approve the Merger. The Key Articles provide, as permitted by the MGCL, that only an affirmative vote of majority of the total number of shares of all classes outstanding and entitled to vote thereon is necessary. Maryland Law also provides that, unless the corporate charter states otherwise, the vote of the stockholders of a surviving corporation is not required to approve a merger if (a) the plan of merger does not reclassify or change its outstanding stock or otherwise amend the corporation's charter and (b) the number of shares of common stock to be issued or transferred in the merger does not exceed 15% of the number of its shares of the same class outstanding immediately before the merger becomes effective. MGCL has extensive provisions governing certain business combinations with certain interested parties, which provisions are not applicable to Key.


         WellTech. DGCL requires approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation's assets by the affirmative vote of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote thereon. Pursuant to DGCL, unless the corporate charter provides otherwise, no vote of the stockholders of a surviving corporation is required to approve a merger if (a) the agreement of merger does not amend in any respect the surviving corporation's charter; (b) each share of the corporation's stock outstanding immediately prior to the effective date of the merger is to remain outstanding; and (c) the number of shares of the surviving corporation's common stock (including shares issuable upon conversion of any convertible securities) to be issued or delivered under the plan of merger does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger. For transactions falling outside the enumerated exceptions, majority stockholder approval is required.


Charter Amendments


         Key. MGCL provides that unless the charter states otherwise, a vote of two-thirds of all votes entitled to be cast is required to approve a charter amendment; however, the Key Articles provide, as permitted by MGCL, that any action that requires under MGCL a vote of more than a majority of shares shall be valid if authorized by a majority of the total shares of all classes outstanding and entitled to vote thereon.


         WellTech. DGCL generally requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. It provides for any class or series of stock to vote as a class for the proposed amendment if the amendment would increase or decrease the number of authorized shares or change the number or par value of the aggregate authorized shares of a class or series, unless the charter provides otherwise and also provides for class voting if the amendment would alter or modify the powers, preferences or special rights of the shares of such class to affect such class adversely.

By-Law Amendments

         Key. Under MGCL, the power to adopt, alter and repeal by-laws of the corporation is vested in the stockholders, unless the charter or the by-laws provide otherwise. The Key By-Laws grant the power to amend such By-Laws to both the stockholders and the Board of Directors.

         WellTech. DGCL provides that the by-laws of a corporation may be amended by the vote of a majority of the Board of Directors if so provided in the charter. WellTech Charter and By-Laws permit the Board of Directors to amend the By-Laws by a majority vote. The Board of Directors authority to adopt, amend or repeal the by-laws of a corporation does not divest or limit the power of stockholders to adopt, amend or repeal by-laws. Any amendment by the Board of Directors to the by-laws may be subsequently changed by the affirmative vote of holders of a majority of the shares entitled to vote thereon.

Voting Rights

         Both DGCL and MGCL provide that, unless otherwise provided in a corporation's charter, each share of stock is entitled to one vote. The Key Articles prohibit the Board of Directors from creating any class of stock that will have more than one vote per share. MGCL also limits certain voting rights of "control shares" held by persons who, directly or indirectly, have the power to exercise (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority, or (iii) a majority or more of all voting power in the election of directors. Under the Key By-Laws, Key is not subject to these restrictions. There is no similar limitation under DGCL.


Preemptive Rights

         Unless otherwise provided in the charter, DGCL does not grant any preemptive rights to the stockholders. The WellTech Charter does not grant preemptive rights. MGCL provided preemptive rights with respect to charters filed before October 1, 1995 unless the charter stated otherwise. The Key

Articles, both prior and subsequent to the Key Charter Amendment, allow only such preemptive rights as the Key Board of Directors, in its sole discretion, may authorize. At this time, the Key Board has not authorized any such rights.


Transferability of Shares

         Neither  the  Key  Articles  nor  the  WellTech   Charter   limits  the
transferability of any shares of stock.

Special Meetings

         Key. MGCL permits a special meeting of stockholders to be called by the President, the Board of Directors, by holders of at least 25% of shares entitled to vote or any other person specified in the charter or by-laws. The Key By-Laws permit a special meeting of stockholders to be called by the Chairman of the Board, the President, a majority of the Board of Directors or upon a written request of at least 25% of all votes entitled to be cast. Unless requested by stockholders entitled to cast a majority of all votes, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting during the previous 12 months.

         WellTech. Under DGCL, a special meeting of stockholders may be called by the Board of Directors or such other persons as are authorized by the certificate of incorporation or by-laws. The WellTech By-Laws authorize the Board of Directors or the holders of at least 1/10th of all outstanding shares of stock entitled to vote to call a special meeting.

Corporate Action Without A Meeting

         Key. Under MGCL, any action to be taken at a meeting of stockholders may be taken without a meeting if a unanimous written consent is signed by each stockholder entitled to vote on the matter. The Key By-Laws permit corporate action without a meeting of stockholders in accordance with the parameters set forth in MGCL.

         WellTech. Unless otherwise provided for in charter or by-laws, DGCL permits corporate action without a stockholders' meeting, without prior notice and without a vote of stockholders, upon receipt of the written consent of that number of shares that would be necessary to authorize the proposed corporate action at a meeting at which all shares entitled to vote thereon were present and voting. WellTech's Charter and By-Laws do not prohibit such action. Prompt notice of the taking of action without a meeting by less than unanimous written consent must be given to all stockholders who have not consented in writing.

Dividends

         Key. Under MGCL, the Board of Directors has the power to declare and pay dividends in cash, property or securities of the corporation unless the declaration of such dividends would be contrary to the charter. MGCL further provides that no distribution may be made (i) if the corporation would become unable to pay its debts as they become due in the usual course of business or

(ii) the corporation's total assets would be less than the sum of its liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy any preferential rights upon dissolution. The Key Articles provide for a ratable payment of dividends to holders of Common Stock in accordance with Maryland Law.

         WellTech. Under DGCL, the directors of a corporation are generally permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of issued and outstanding stock having a preference upon the distribution of assets. Also under DGCL, a corporation may generally redeem or purchase shares of its stock if such redemption or purchase will not impair the capital of the corporation.

Appraisal or Dissenters' Rights

         Key. Under MGCL,  appraisal  rights are available in connection  with a
(a) merger or consolidation, (b) share exchange, (c) transfer of assets requiring stockholder approval, (d) amendment of charter which alters the contract rights of any outstanding stock and substantially adversely affects stockholder rights or (e) business combination transaction. However, no appraisal rights are available if the stock of the corporation is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by The NASD. Accordingly, Key stockholders are not entitled to appraisal rights.


         WellTech. Under DGCL, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be a surviving corporation, and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the record date, is either:
(a) listed on a national securities exchange or designated as a national market system security and quoted on NASDAQ or (b) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than (i) shares of stock of the surviving corporation;
(ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security and quoted on NASDAQ or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof. (See "Rights of Dissenting Stockholders of WellTech.")


Provisions Relating to Directors and Officers

         Key. Under MGCL, a corporation must have at least three directors. MGCL provides that corporation's charter or by-laws may permit classification of the Board of Directors, provided that no term of a director may be longer than five years and the term of at least one class shall expire each year. Each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.

         The Key Articles sets the number of directors at five, which number may be increased or decreased subject to Key By-Laws and MGCL. Under the Key By-Laws, the number of directors may be set by an action of stockholders or of a majority of the Board of Directors, but there may be no less than three and no more than 25 directors. Assuming approval of the Merger, the number of Directors will be fixed at six. A vacancy resulting from the removal of a director may be similarly filled by an action of stockholders or of a majority of the remaining directors. A director elected by the stockholders will serve for the remainder of the term of the removed director. A director elected by the Board of Directors to fill a vacancy will serve until the next annual meeting of the stockholders and until the successor is elected and qualified.

         WellTech. Under DGCL, a corporation must have a Board of Directors consisting of at least one director. A corporation's charter may (i) confer upon holders of any class or series of stock the right to elect one or more directors to serve for such term and to have such voting powers as may be specified therein, (ii) permit classification of the Board of Directors, and (iii) permit cumulative voting of the election of directors. The WellTech By-Laws provide that there shall be at least three directors and a director shall serve until a successor is elected and qualified. No cumulative voting is permitted under the WellTech By-Laws.

Removal of Directors

         Key. Under MGCL, unless the charter of the corporation provides otherwise, stockholders may remove a director, with or without cause, by vote of a majority of stockholders entitled to vote.


         WellTech. Under DGCL, any director or the entire Board of Directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to elect directors. In the case of a corporation whose Board is classified, stockholders may effect such removal only for cause unless the charter provides otherwise. The WellTech By-Laws provide that any director may be removed, with or without cause, at any time upon recommendation of the Board by holders of the majority of stock entitled to vote.


Derivative Suits

         Key. There is no statutory right to bring a derivative suit under MGCL; however, there is a clear common law right in Maryland to bring a derivative suit.

         WellTech. Under DGCL, stockholders may bring suit on behalf of the corporation to enforce the rights of the corporation, but a stockholder may institute and maintain a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit.

Anti-Takeover Provisions

         Key. MGCL has detailed provisions concerning business combinations which are not generally applicable to Key because Key was not automatically subject to such provisions as of the date of their enactment by reason of having an "interested stockholder" as of such date and Key did not subsequently opt to become subject to or governed by such provisions. The Key Charter prohibits creation of any class of stock which shall be issued in connection with any so-called "shareholder rights plan", "poison pill" or other anti-takeover measure.

         WellTech. DGCL has detailed provisions concerning business combinations which are not applicable to WellTech because WellTech does not have voting stock which is (i) listed on a national securities exchange, (ii) authorized for quotation on NASDAQ or (iii) held by more than 2,000 stockholders.

Rights Of Dissenting Stockholders Of WellTech

         SECTION 262 OF DGCL IS REPRINTED IN ITS ENTIRETY AS ANNEX III TO THIS PROXY STATEMENT-PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX III. THIS DISCUSSION AND ANNEX III SHOULD BE REVIEWED CAREFULLY BY ANY WELLTECH STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

         A holder of record of WellTech Common Stock as of the WellTech record date who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 of DGCL and who neither votes in favor of the Merger Agreement nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his, her or its shares of WellTech Common Stock. All references in this summary of appraisal rights to a "stockholder" is to the record holder or holders of shares of WellTech Stock. Except as set forth herein, stockholders of WellTech will not be entitled to appraisal rights in connection with the Merger.

         Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders not less than 20 days prior to the meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262.

         WellTech stockholders who desire to exercise their appraisal rights must not vote in favor the Merger Agreement or the Merger and must deliver a separate written demand for appraisal to WellTech prior to the vote by the stockholders of WellTech on the Merger Agreement and the Merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform WellTech of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the WellTech Common Stock. A person having a beneficial interest in shares of WellTech Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of WellTech Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of WellTech Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

         A record owner, such as a broker, fiduciary or other nominee, who holds shares of WellTech Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of WellTech Common Stock outstanding in the name of such record owner.

         A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his, her or its written demand to: WellTech, Inc., 3535 Briarpark, Suite 200, Houston, TX 77042.

         The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of WellTech Common Stock owned, and that the stockholder is thereby demanding appraisal of his, her or its shares. A vote against the Merger Agreement will not itself constitute such a demand. Within ten days after the Effective Time, the surviving corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262.

         Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. Accordingly, WellTech stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. If appraisal rights are available, within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of WellTech Common Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by WellTech and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of WellTech Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

         The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of WellTech, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

         Any holder of shares of WellTech Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

         At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the surviving corporation and (ii) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Certain Federal Income Tax Considerations

         The following is a discussion of the material federal income tax consequences to Key and Key's stockholders of the Merger and the transactions contemplated thereby. The tax treatment of a stockholder may vary depending upon his particular situation, and certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are neither citizens nor residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) may be subject to special rules not discussed below.

         EACH STOCKHOLDER OF KEY IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.


         THIS DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES DOES NOT APPLY TO STOCKHOLDERS OF WELLTECH, EACH OF WHOM IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER.


Federal Income Tax Consequences of Certain Transactions

         Consummation of the Merger and the transactions contemplated thereby are conditioned upon the receipt by Key of a favorable opinion from Sullivan & Worcester LLP its special tax counsel, with respect to the applicable following matters:


                  (i) The Merger will qualify as a reorganization under Section 368 (a)(1)(A) .


                  (ii) A Key stockholder will not recognize any income, gain or loss as a result of the Merger and his tax basis and holding period will be the same following the Merger as they were preceding; and

                  (iii) Neither Key nor WellTech will recognize any income, gain or loss as a result of the Merger.

         An opinion of counsel is not binding on the Internal Revenue Service (the "Service") or the courts. Further, the opinion of tax counsel will be based on, among other things, current law and certain representations as to factual matters made by, among others, WellTech and Key which, if incorrect in certain material respects, would jeopardize the conclusions reached by counsel in its opinion. Neither WellTech nor Key is currently aware of any facts and circumstances which would cause any such representations made by it to tax counsel to be untrue or incorrect in any material respect.

         If the Merger failed to qualify under Section 368(a)(1)(A) of the Code, WellTech would recognize gain equal to the excess of the fair market value of the Key Common Stock and New Key Warrants distributed to the WellTech stockholders in the Merger plus the amount of WellTech liabilities over WellTech's basis in the assets transferred to Key pursuant thereto. Any resulting corporate income tax on such gain would be payable by Key, as the successor to WellTech.

Backup Withholding

         Under the backup withholding rules, a holder of Key Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption, unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the stockholder's federal income tax liability. Key may require holders of Key Common Stock to establish an exemption from backup withholding or to make arrangements satisfactory to Key with respect to the payment of backup withholding. A stockholder who does not provide Key with his, her or its current taxpayer identification number may be subject to penalties imposed by the Service.

                          ITEM 2: KEY CHARTER AMENDMENT

         One of the purposes of the Key Special Meeting is the approval of the Key Charter Amendment. The Board of Directors of Key approved the Key Charter Amendment at a meeting held on October 5, 1995 and found that it was advisable and in the best interests of Key and its stockholders. The Key Charter Amendment provides, among other things, for an increase in the total number of authorized shares of Key Common Stock from 10,000,000 to 25,000,000.

         After giving effect to the consummation of the Merger (and the reservation of 750,000 shares of Key Common Stock for issue upon exercise of the New Key Warrants, 1,150,000 shares of Key Common Stock for issue upon exercise of options granted or to be granted under the Key 1995 Stock Option Plan, 300,000 shares for issue upon exercise of options granted or to be granted under the Key Outside Directors Stock Option Plan and 75,000 shares for issue upon exercise of the warrant issued to CIT in connection with the New Indebtedness), assuming approval of the Key Charter Amendment, Key would have an aggregate of approximately 12,311,490 shares of Key Common Stock authorized and unissued and not reserved for issue. The Board of Directors believes that it is in the best interests of Key and its stockholders to have available a significant number of shares of Key Common Stock, which would be available to be issued in connection with public and private equity financings or mergers and acquisitions, or other corporate transactions including benefit programs. Moreover, under the MGCL, the Board of Directors has the power, without the need of any stockholder action, to redesignate all or any of the unauthorized and unissued shares of Common Stock into one or more series of preferred or preference stock and to establish the rights and preferences (including without limitation dividend and liquidity preferences, voting rights and conversion provisions), except that the Key Articles provides that no such class of series of shares (i) may have more than one vote per share, (ii) may be issued in connection with any shareholder rights plan, "poison pill" or other anti-takeover measure, or (iii) may be issued for less than fair consideration, as determined in good faith by the Board of Directors. All of such shares, including any such preferred or preference stock, could be issued by the Board of Directors, without the necessity of any stockholder action, except to the extent otherwise required by the rules of the American Stock Exchange. Those rules generally require stockholder approval if more than 20% of the outstanding common stock of a company is to be issued in a single transaction or group of related transactions.

         The  Charter   Amendment  also  clarifies   certain  other   provisions
including:


         o Dividends on Key Common Stock may be paid in cash or property at such time and in such amounts as Key Board of Directors deems advisable; under the terms of the New Indebtedness, however, Key is prohibited from paying cash dividends on its stock. (See "Business and Properties of Key--Recent Developments--New Indebtedness.")


         o The holders of Key Common Stock are entitled to one vote per share.

         o Upon liquidation, dissolution or winding up of Key, the holders of Key Common Stock are entitled to share ratably (based on the number of shares held) in all assets available for distribution after payment of debts and other liabilities and payment to any holders of a class of stock having a preference on distribution.

         o The Key Board of Directors will consist of six directors, which number may be increased or decreased pursuant to Key By-Laws, to the extent permitted under MGCL.

         o The Board of Directors shall have the power, in its sole discretion, to determine corporate profits, earnings, surplus or net assets, reserves or retained earnings, dividends and stockholder rights to inspect the books, accounts and documents of Key, as well as the right to adopt, alter and repeal Key By-Laws, subject to rights vested in the stockholders under MGCL.

         o The Key Charter Amendment removes the prohibition on the issuance of a class of non-voting stock to the extent such prohibition was imposed under the bankruptcy laws.

                     ITEM 3: ELECTION OF BOARD OF DIRECTORS

         Another purpose of the Key Special Meeting is the election of the Board of Directors of Key, including, assuming consummation of the Merger, two persons nominated by WellTech. It is proposed that proxies for the Key Special Meeting not limited to the contrary will be voted to elect Messrs. John, Greenfield, Manly and Wolkowitz, four of the current members of the Board of Directors, and, if the Merger is consummated, to elect Messrs. Collins and Marcum, the WellTech Nominees. If the Merger is not consummated, it is proposed that proxies for the Key Special Meeting will be voted to elect Mr. Edwards in addition to Messrs. John, Greenfield, Manly and Wolkowitz and Messrs. Collins and Marcum will not be elected to the Board.

         In connection with Key's acquisition of WellTech's West Texas assets, WellTech was granted the right to designate one nominee to serve on Key's Board of Directors. WellTech's nominee resigned from Key's Board effective August 29, 1995. If the Merger is not consummated, WellTech will retain the right to designate one nominee to serve on Key's Board.

         The Board of Directors of Key meets to review significant developments affecting Key and to act on matters requiring Board approval. During the fiscal year ended June 30, 1995, the Board of Directors held 4 meetings, including regular, special and telephonic meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period for which he has been a director and any committee on which such director served during the periods that he served.

         Committees of the Board. In order to facilitate the various functions of the Board of Directors, the Board has created an Audit Committee, the Compensation Committee and an Executive Committee. There is no standing Nominating Committee of the Board.

         The Audit Committee meets with Key's independent auditors at least twice annually to review financial results, internal financial controls and procedures, audit plans and recommendations. The Audit Committee also recommends the selection, retention or termination of independent public accountants, approves services provided by the independent public accountants prior to providing such services, and evaluates the possible effect performance of such services will have on their independence. Messrs. Greenfield and Wolkowitz serve on the Audit Committee with Mr. Wolkowitz serving as Chairman. The Audit Committee held two meetings during fiscal year 1995 concerning audits and financial statements in conjunction with meetings of the entire Board of Directors.

         The Compensation Committee recommends to the Board the compensation of Executive Officers and Directors and the adoption of stock grant and stock option plans by Key and approves stock grants and stock options. Messrs. Greenfield, Manly and Wolkowitz serve on the Compensation and Stock Grant Plan Committee with Mr. Wolkowitz serving as Chairman. The Compensation and Stock Grant Plan Committee held six meetings during fiscal year 1995 in conjunction with meetings of the entire Board of Directors.

         The Executive Committee may take such actions as the Board delegates to it, consistent with MGCL. Messrs. Greenfield, John and Wolkowitz serve on the Executive Committee, with Mr. John serving as Chairman. The Executive Committee held twelve meetings during fiscal 1995, exclusive of the regular meetings of the Board of Directors.

         Compensation of Directors. Compensation for the non-officer Directors for fiscal year 1995 was $5,000 per quarter. Directors are reimbursed for travel and other expenses directly associated with Company business. All fees for fiscal year 1995 were paid in cash.


         Biographical Information. Following are summaries of biographical information about each current director and director nominee of Key. There are no family relationships among the persons listed or with any Executive Officer of Key. The summaries list the names and ages of each person, all positions and offices with Key, the period(s) during which he has served as such, his business experience during the past five years and any other directorships held in any public companies or regulated investment companies. The biographical information is as of December 15, 1995. Information with respect to the executive officers (other than Messrs. John and Edwards) is set forth under "Management of Key ."


         Francis D. John (42), is the President, Chief Executive Officer, Chief Financial Officer of Key and, since March 1994, Co-Chair of the Board of Directors. He has been the President, Chief Financial Officer and a Director of Key since June 1988. He is also a director of Yale E. Key and Chairman of the Board of Odessa Exploration and Clint Hurt. Since July 1992, Mr. John has been a director of Aerosonics Corp., a company which produces components for aircraft.

         Van D. Greenfield (50), has been a Director of Key since 1988 and, since March 1994, has been Co-Chair of the Board of Directors of Key. He has been the President of Green-Cohn Group, Inc. ("Green-Cohn"), a firm involved in investment banking, since 1989. Green-Cohn is a member of the National Association of Securities Dealers. Mr. Greenfield has also served as President of Van D. Greenfield, Inc. since 1980 and as Chairman of the Board of Progressive Savings Bank from 1986 until 1990.


         William Manly (73), has been a Director of Key since December 1989. He retired from his position as an Executive Vice President of Cabot Corporation in 1986, a diversified industrial conglomerate, a position he had held since 1978. Mr. Manly is a Director and a twenty-five percent owner of Metallamics, Inc., which is involved with high performance metals and also serves as a Director of Forge Performance Products, Inc.


         Morton Wolkowitz (66), has been a Director of Key since December 1989. He also serves as a Director of Yale E. Key. From 1988 through 1991 Mr. Wolkowitz served as the President and Chief Executive Officer of Wolkow Braker Roofing Corporation, a company that provides a variety of roofing services. Since July 1992, he has served as a Director of Aerosonics Corp, a company which produces components for aircraft.

         D. Kirk Edwards (36), has been a Director of Key since July 1993. He has been the President, Chief Executive Officer and Director of Odessa
Exploration since July 1993. Mr. Edwards formerly was President of Odessa Exploration Incorporated, a Texas corporation engaged in development, drilling and operation of oil and gas wells and ownership and development of other mineral interests, a position he had occupied since 1986. Mr. Edwards will resign as a Director of Key effective upon consummation of the Merger. If the Merger is not consummated, it is anticipated that Mr. Edwards will be reelected to the Board.

         W. Phillip Marcum (51), has been a Director of WellTech since January 19, 1994. Since October, 1995, Mr. Marcum has been the non-executive acting Chairman of the Board of Directors of WellTech. He has been a Chairman of the Board, President and Chief Executive Officer of Marcum Natural Gas Services, Inc. since January 1, 1991, and has been a Director of Homefree Village Resorts, Inc., a corporation engaged in the manufacture of housing for travel resort properties in Arizona and Florida since the late 1970s.

         Kevin P. Collins (45), has been a Director of WellTech since January 19, 1994. He has been the principal of JHP Enterprises, a merchant banking firm, since 1992. From 1986 to 1991, Mr. Collins served as a Senior Vice President of DG Investment Bank, Ltd.

         If some unexpected occurrence should make necessary, in the judgment of the Board of Directors, the substitution of some other person for any of the nominees, it is the intention of the persons named in the proxy for the Key Special Meeting to vote for the election of such other person as may be designated by the Board of Directors of Key, in the case of Messrs. John, Greenfield, Manly or Wolkowitz, and of WellTech, in the case of Mr. Collins or Mr. Marcum. Each of the Directors elected at the Key Special Meeting will serve until the 1996 Annual Meeting and until his successor is elected and qualified.

         Compliance  with Section 16(a) of the Securities  Exchange Act of 1934.
Section 16(a) of the Exchange Act requires officers and directors, and persons who own more than 10% of Key Common Stock, to file reports of ownership and changes in ownership (Form 5) with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Key with copies of all
Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to Key, or written representations that no Forms 5 were required, Key believes that during the fiscal year ended June 30, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

         ITEM 4: ADOPTION AND APPROVAL OF THE KEY 1995 STOCK OPTION PLAN

         Adoption and Duration of the Key 1995 Stock Option Plan. If approved by Key shareholders, the Key 1995 Stock Option Plan (hereinafter the "1995 Plan") shall become effective as of July 1, 1995, and, unless terminated earlier, will terminate July 1, 2005. No option may be granted pursuant to the 1995 Plan after June 30, 2005. Upon and subject to approval of the 1995 Plan, Key's Grant Plan together with all prior awards thereunder will be canceled and will be replaced in its entirety by the 1995 Plan. (See "Management of Key--Executive Compensation--Stock Grant Plan.")

         Administration. The 1995 Plan is to be administered by a committee (the "Committee") consisting of at least three directors of Key, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Code. The Committee may include those directors who serve on the Compensation Committee of the Board. The Committee has the sole authority to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the 1995 Plan. All questions of interpretation and application of the rules and regulations of the 1995 Plan and of options will be subject to the determination of the Committee, which determination is final and binding; however, the Committee will have no discretionary or interpretive power or authority with respect to any grant under the 1995 Plan which would cause any non-employee director to fail to be a "disinterested person." The members of the Committee, all of whom serve at the pleasure of the Board, are currently Messrs. Greenfield, Manly and Wolkowitz, who are the members of the Compensation Committee.

         Options. The total number of shares of Key Common Stock that may be subject to options under the 1995 Plan may not exceed 1,150,000 in the aggregate (the "Reserved Shares"). The total amount of Common Stock with respect to which options may be granted over the life of the 1995 Plan to any single employee shall not exceed 500,000 in the aggregate. For purposes of calculating this individual limit, options which have been canceled, forfeited or have expired by their terms are counted and options which are repriced are treated as cancellation of old options and issuance of new options. Options which are canceled, forfeited or expire by their terms without being exercised shall be available for future grants under the 1995 Plan. The Committee may determine which key employees of Key or any subsidiary or other persons shall be granted options under the 1995 Plan, the terms of the options (including whether an option shall be an ISO or a nonqualified stock option ("NSO") and the number of shares which may be purchased under the option. The Committee may grant options designated as an ISO to eligible employees and options that constitute a NSO to eligible directors, employees or other persons. The number of shares of Common Stock to be covered by any option shall be as determined by the Committee.

         Eligibility. The individuals eligible to receive Options under the 1995 Plan consist of key employees (including officers who may be members of the Board), directors who are neither employees nor members of the Committee and other individuals who render services of special importance to the management, operation or development of Key or any subsidiary, and who have contributed or may be expected to contribute materially to the success of Key or a subsidiary, provided, however, that only key employees are eligible to receive ISOs.

         Method of Granting Options. The Committee shall determine and specify the number of shares of Common Stock granted under an Option in an option agreement which must be signed by the Optionee and by Chief Executive Officer of Key.

         Option Price. The price at which shares of Common Stock may be purchased upon exercise of an Option will be specified by the Committee at the time the Option is granted, but in the case of an ISO, except as set forth in the following sentence, may not be less than the fair market value of Common Stock subject to the Option on the date the ISO is granted. In the case of an employee who owns (or is considered to own under Section 424(d) of the Code) Key Common Stock possessing more than ten percent of the total combined voting power of stock of Key or any subsidiary, the price at which shares may be purchased pursuant to an ISO may not be less than 110% of the fair market value of the Common Stock on the date the ISO is granted.

         The "fair market value" of a share of Common Stock at any particular date shall mean (a) the last reported sales price or the average of the reported closing bid and asked prices (i) as reported on the American Stock Exchange Composite Tape, or (ii) if Key Common Stock is not listed or admitted to trading on the American Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading, or (iii) if not then listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System; or (b) if Key Common Stock is not quoted on such National Market System, (i) the average of the closing bid and asked prices on such date in the over-the-counter market as reported by NASDAQ, or (ii) if bid and asked prices for such security on such date shall not have been reported through NASDAQ, the average of the bid and asked prices of such date as furnished by any American or New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Committee; or
(c) if Key Common Stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined in good faith by the Committee as of a date which is within 30 days of the date as of which the termination is to be made.

         As of the date of this Prospectus, shares of Key Common Stock are traded on AMEX.

         Duration of Options. The duration of any Option is determined by the Committee in its discretion and shall be specified in the Option Agreement. No ISO may be exercisable after the expiration of 10 years, and no NSO may be exercisable after the expiration of 10 years and one day, from the date of grant, except that in the case of any employee who owns (or is considered to own under Section 424(d) of the Code) Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Key of any subsidiary, no ISO may be exercisable after the expiration of five (5) years from the date of grant.

         Exercise of Options. Payment of the exercise price may be made in cash, check made payable to Key, or, at Committee's discretion, in shares of Common Stock; provided, however, that the Optionee may not make payment in shares of Common Stock previously acquired by him pursuant to the exercise of an ISO, unless such shares have been held by him for at least two (2) years from the date of grant of the ISO and at least one (1) year from the date the ISO was exercised. If the option agreement permits, payment of the option price may be made in part by a promissory note executed by the Optionee and containing the following terms and conditions: (a) it shall be secured by the shares of Common Stock obtained upon exercise of the Option; (b) repayment shall be made on demand by Key and, in any event, no later than three years from the date of exercise; and (c) the note shall bear interest at an annual rate equal to the then applicable short-term federal rate, payable monthly by payroll deductions; provided however, that an amount not less than the par value of the shares of Common Stock with respect to which the Option is being exercised must be paid in cash, cash equivalents, or shares of Common Stock.

         Alternatively, if the option agreement permits, a NSO may be exercised by means of a "cashless exercise" procedure in which a broker (i) transmits to Key the exercise price in cash or cash equivalents, either as a margin loan or against the Optionee's notice of exercise and confirmation by Key that it will issue and deliver to the broker stock certificates for at least that number of shares of Common Stock having an aggregate fair market value equal to the exercise price, or (ii) agrees to pay the exercise price to Key in cash or cash equivalents upon its receipt of stock certificates as described in clause (i), subject to such conditions as the Committee shall reasonably require.

         Restrictions on Exercise of Options. The aggregate fair market value (determined as of the time the Option is granted) of the Common Stock with respect to which ISOs may be exercisable for the first time by an Optionee during any calendar year (under the 1995 Plan or any other incentive stock option plan(s) of Key or any subsidiary) shall not exceed $100,000. The Optionee shall notify Key promptly in the event that he or she sells, transfers, exchanges or otherwise disposes of any shares of Common Stock issued upon exercise of an ISO before the later of (a) the second anniversary of the date of grant of the ISO, and (b) the first anniversary of the date the shares were issued upon his or her exercise of the ISO.

         The Committee may further restrict the exercise of any Option by prohibiting such exercise at any time during which and for such period of time as any Optionee is engaged in any activity determined by the Committee, after full consideration of the facts presented on behalf of Key and the Optionee, to be detrimental to the best interests of Key and its shareholders. The Committee shall notify the Optionee in writing of any such determination and of the scope and duration of any such restriction. The decision of the Committee as to the detrimental nature of the Optionee's activities shall be final, binding and conclusive.

         Transferability of Options. Options are not transferable by the Optionee otherwise than by will or under the laws of descent and distribution, and are exercisable during his lifetime only by the Optionee. Optionee may be able to transfer NSOs to members of his immediate family or trusts or partnerships for the benefit of such person by gift. However, Key may refuse to permit transfer of shares of Common Stock or of any Option if, in the opinion of its legal counsel, such transfer would violate federal or state securities laws or subject Key to liability thereunder.

         Effect of Certain Corporate Transactions on Options. The number of Reserved Shares, the number of shares of Common Stock covered by any outstanding option and the price per share payable upon exercise thereof, may be proportionally adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a reorganization, recapitalization, exchange of shares, stock split, combination of shares or dividend payable in shares or other securities. Any adjustment made by the Committee shall be conclusive and binding upon all affected persons, including Key and all Optionees.

         If Key merges or consolidates with a wholly-owned subsidiary for the purpose of reincorporating itself under the laws of another jurisdiction, the Optionees will be entitled to acquire shares of stock of the reincorporated company upon the same terms and conditions as were in effect immediately prior to such reincorporation (unless such reincorporation involves a change in the number of shares or capitalization of Key) and the 1995 Plan will remain the 1995 Plan of the reincorporated Company.

         If Key is merged or consolidated with another corporation or if Key is liquidated or sells or otherwise disposes of all or substantially all of its assets while unexercised Options remain outstanding under the 1995 Plan, or in other circumstances as the Board in its sole discretion deems appropriate (a) subject to the provisions of clause (c) below, after the effective date of such merger, consolidation, liquidation, sale or other event (in each case, an "Applicable Event"), each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, such stock or other securities or property as would have been received had the Option been exercised immediately prior to the Applicable Event; (b) the Board may, in its sole discretion, waive certain limitations imposed under the 1995 Plan so that some or all Options from and after a date prior to the effective date of such Applicable Event shall be exercisable in full; and (c) except as otherwise provided in any Option Agreement, all outstanding and unexercised Options may, in its sole discretion be canceled by the Board as of the effective date of any such Applicable Event. Notice of any such cancellation shall be given to each holder of an Option not less than 30 days preceding the effective date of such Applicable Event and all such Options shall be fully exercisable during such 30 day period.

         Other Terms and Conditions of Options. An Optionee shall have no rights as a stockholder with respect to any shares covered by an Option until the date a stock certificate for the shares is issued, and, unless otherwise stated in the 1995 Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of issuance of such certificate.

         Termination of Employment. Unless an Option Agreement establishes a longer or shorter period, an Optionee's right to exercise the option following termination of employment will be as follows: After the Optionee's termination of employment with Key, including his retirement in good standing for reasons of age, the Option shall terminate on the earlier of the date of its expiration or three months after the date of such termination or retirement. If the holder of any Option dies before the date of expiration of such Option and while in the employ of Key or during the three month period described in the preceding sentence, or in the event of the retirement of the Optionee for reasons of disability (within the meaning of Section 22(e)(3) of the Code), such Option shall terminate on the earlier of such date of expiration or one year following the date of such death or disability retirement. After the death of the Optionee, his or her executors, administrators or any persons to whom his or her Option may be transferred by will or by the laws of descent and distribution shall have the right at any time prior to such termination to exercise the Option to the extent to which the Optionee was entitled to exercise the Option on the date of his or her death.

         Forfeiture as a Result of Termination for Cause. If the Committee determines, after full consideration of the facts presented on behalf of Key and an Optionee, that (a) the Optionee has been engaged in fraud, embezzlement, theft, commission of a felony or dishonesty, has made unauthorized disclosure of trade secrets or other proprietary information of Key or any subsidiary in the course of his or her employment, or has materially breached any noncompetition covenant of the Optionee in favor of Key or a subsidiary; or (b) the Optionee's employment or involvement was otherwise terminated for "cause" as defined in any employment agreement with the Optionee or as determined by Key, then the Optionee's right to exercise an Option shall, except to the extent otherwise expressly provided in any Option Agreement or in a written employment agreement with the Optionee, terminate as of the date of such act or such termination and the Optionee shall forfeit all unexercised Options. The decision of the Committee as to the cause of an Optionee's discharge and the damage done to Key or a subsidiary shall be final, binding and conclusive. No decision of the Committee, however, shall affect in any manner the finality of the discharge of such Optionee by Key or a subsidiary.

         Amendments of the 1995 Plan. The Board may modify, revise or terminate the 1995 Plan at any time and from time to time; provided, however, that without the further approval of the holders of at least a majority of the outstanding shares of Common Stock, the Board may not (a) materially increase the benefits accruing to Optionees under the 1995 Plan or make any "modifications" as that term is defined under Section 424(h)(3) of the Code if such increase in benefits or modifications would adversely affect (i) the availability to the 1995 Plan of the protections of Rule 16b-3 of the Exchange Act, or (ii) the qualification of the 1995 Plan or any Options for "incentive stock option" treatment under
Section 422 of the Code; (b) change the aggregate number of shares of Common Stock available for Options under the 1995 Plan or the aggregate number of shares of Common Stock for which options may be issued to any single employee over the life of the Plan, or (c) change the class of employees eligible to receive Options. Notwithstanding the preceding sentence, the Board shall in all events have the power and authority to make such changes as, in the opinion of counsel for Key, may be necessary or appropriate from time to time to enable any Option granted pursuant to the 1995 Plan to qualify as an incentive stock option or such other stock option as may be defined under the Code, so as to receive preferential federal income tax treatment. No amendment shall adversely affect outstanding Options, and no termination of the 1995 Plan shall terminate outstanding Options, without the consent of the Optionee.

         Tax Status of the 1995 Plan. The federal income tax treatment of Options is governed by Section 83 (as to NSOs) and Section 422 (as to ISOs) of the Code. Special rules apply to the taxation of Options exercised by delivery of stock.

         Tax Treatment of NSOs. Under Section 83 of the Code, an Optionee realizes no taxable income when a NSO is granted. Instead, the difference between the fair market value of the Common Stock subject to NSO and the exercise price paid is taxed as ordinary compensation income, on or after the date on which the NSO is exercised. The difference is measured and taxed as of the date of exercise if the stock is "substantially vested" as defined in regulations under Section 83. The stock will be "substantially nonvested" for the purposes of Section 83 while it is both subject to a "substantial risk of forfeiture" and nontransferable. If stock received upon exercise of an option is substantially nonvested, the difference is measured as of the date or dates on which the stock becomes substantially vested. The 1995 Plan permits the Committee to impose repurchase rights that should create a "substantial risk of forfeiture" on Common Stock acquired upon exercise of Options and cause the Common Stock to be nontransferable. For example, a right to repurchase the Common Stock for par value in the event that the Optionee's performance of services for Key ceases within two years after the date of exercise of the NSO.

         Common Stock  acquired by exercise of NSOs by insiders is treated under
Section 83(c) of the Code as being subject to a "substantial risk of forfeiture" and nontransferable during the period in which the Common Stock cannot be sold without violating Section 16(b) of the Exchange Act. Since the sale of stock acquired pursuant to the exercise of a NSO within six months of the date the Option was granted would violate Section 16(b), the income taxed by reason of the exercise of a NSO by an Optionee within six months after the date of grant of the Option generally would not be measured until six months after the date of the grant, and the Optionee's holding period for the Common Stock would not begin until that date, unless he made the election described in the following paragraph.

         An Optionee may elect, in accordance with Section 83(b) of the Code, to be taxed on the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, even though some or all of the Common Stock acquired is subject to a "substantial risk of forfeiture." Such an election must be made in writing to the Internal Revenue Service within 30 days of the date the Option is exercised, and an election is irrevocable at the end of that period.

         Key receives no tax deduction on the grant of a NSO, but is entitled to a tax deduction when the Optionee recognizes taxable income on or after exercise of the NSO, in the same amount as the income recognized by the Optionee (subject, in the case of certain insiders, to the limitation on deduction of executive compensation under Section 162(m) of the Code). If an NSO is granted with an exercise price at least equal to the fair market value of the Common Stock on the date of the grant, it should constitute "performance based" compensation for purposes of Section 162(m); and Key's deduction on account of the exercise of a NSO by such an insider should not be limited under that provision.

         Tax Treatment of ISOs. Except with respect to any applicable "alternative minimum tax," Section 422 of the Code provides that an Optionee incurs no federal income tax liability on either the grant or the exercise of an ISO. Provided that the stock acquired on exercise of the ISO is held for at least one year after the date the ISO is exercised and at least two years after the date the ISO was granted, any gain realized on the subsequent sale of the stock will be taxed as long-term capital gain. If the stock is disposed of within a shorter period of time (a "disqualifying disposition"), the Optionee will be taxed as if he had then received ordinary compensation income in an amount equal to the difference between the lesser of (i) the fair market value of the stock on the date of exercise of the Option or (ii) the sale price of the shares received in the disqualifying disposition, over the ISO exercise price. Any excess of the sale price over the fair market value of the shares on the exercise date will be taxed as long-term capital gain if the Option Shares were held more than one year from the date of exercise, and as short-term capital gain if held for one year or less. Section 424(c) of the Code defines a "disposition" of stock for this purpose as any sale, gift or transfer of legal title (except a transfer by will or inheritance), and most types of exchanges. Optionees will be advised that they should consult their own tax advisors concerning the implications of the alternative minimum tax.

         Key receives no tax deduction on the grant or exercise of an ISO, but is entitled to a tax deduction if the Optionee recognizes taxable income on account of a disqualifying disposition of ISO stock, in the same amount and at the same time as the Optionee's recognition of ordinary compensation income.

         Alternative Minimum Tax Treatment of ISOs. The alternative minimum tax is payable by a taxpayer for a given year only to the extent that it exceeds his tax liability determined by the regular method. A taxpayer's alternative minimum taxable income includes the difference between the exercise price and the fair market value of the Key Common Stock as of the time the taxpayer's rights in the stock are freely transferable or are not subject to a substantial risk of forfeiture. Thus, if stock acquired through the exercise of an ISO is not subject to any restrictions, the taxpayer recognizes this difference, for alternative minimum tax purposes, in the year of exercise. Basis of the stock for alternative minimum tax purposes is adjusted to reflect any income thus realized. The portion of a taxpayer's alternative minimum tax attributable to the exercise of ISOs and other items of tax preference is credited against the taxpayer's regular tax liability in later years to the extent that liability exceeds the alternative minimum tax in those years.

         Exercise by Delivery of Stock. In Revenue Ruling 80-244, the Service took the position that if an optionee pays part or all of the exercise price of an option by delivering shares of stock already owned, the optionee recognizes no taxable gain on the shares delivered. The shares so received upon exercise of the option are divided into two groups as to their subsequent tax treatment. A number of shares equal to the number of shares delivered in payment is considered to be received by the optionee in an exchange subject to Section 1036(a) of the Code, so that the optionee's basis and holding period in the new shares are identical to his basis and holding period in the old shares. If the optionee receives more shares than he delivers, the additional shares are taxed in accordance with Section 83 (if the option is a NSO) or 422 (if the option is an ISO). His basis in those shares is equal to the sum of the cash, if any, paid on exercise of the option, and the amount of ordinary income on which he is taxed with respect to the shares under Section 83 or 422.

         This favorable tax treatment is unavailable with regard to the exercise of an ISO by delivery of stock acquired pursuant to another ISO, a qualified stock option, an employee stock purchase plan option or a statutory restricted stock option, if the statutory holding period for the delivered stock has not been fulfilled.

         Restrictions on Resale Imposed by Securities Law. Officers and directors of Key, and persons who own beneficially 10% or more of Key Common Stock are subject to Section 16(b) of the Exchange Act, which requires that profits made by them on any purchase and sale or sale and purchase of equity securities of Key within any six-month period inure to Key. The grant of an

Option under the 1995 Plan is not treated as a purchase of stock, provided that the Optionee does not dispose of the stock acquired upon exercise of the Option within six months after the date on which the Option was granted. If the Optionee disposes of the stock acquired on exercise of the Option within six months after the date that the Option was granted, then the grant of the Option is treated as a purchase for purposes of the short-swing profit rules. The exercise of an Option under the 1995 Plan is not treated as a purchase or a sale for purposes of Section 16(b). An Optionee's delivery of stock in payment of the exercise price of an Option will not be considered a sale of the delivered shares. However, a "cashless exercise", does constitute a sale of the stock used to pay the exercise price.

         The shares to be issued upon exercise of options granted under the 1995 Plan have not been registered under the Securities Act are being issued in reliance on an exemption from registration thereunder, and may not be sold or otherwise transferred except pursuant to an effective registration statement or an exemption from registration under the Securities Act.

The following table sets forth certain information relating to option grants pursuant to Key 1995 Stock Option Plan, effective July 6, 1995.


                         Number of
                         Shares of                                                             Potential Realizable Value
                       Common Stock      % of Total                                            at Assumed Annual Rates of
                        Underlying         Options       Exercise                               Stock Price Appreciation
                          Options         Granted to       Price           Expiration              for Option Term(3)
          Name          Granted(1)      Employees(2)     per Share            Date                   (in thousands)
          ----          ----------      ---------        ---------           ------                  ---------------
                                                                                                   5%              10%
                                                                                                   --              ---
Francis D. John           350,000         36.8%            $5.00           6/30/2005             $1,134          $2,989
                          150,000         15.8%            $5.00           6/30/2005                (4)           1,281
C. Ron Laidley             80,000          8.4%            $5.00           7/1/2005                 259             683
                           45,000          4.7%            $5.00           6/30/2005                146             384
D. Kirk Edwards           100,000         10.5%            $5.00           6/30/2005                324             854
Danny Evatt                50,000          5.3%            $5.00           6/30/2005                162             427



(1) With the exception of the options granted to Mr. John, the options vest in four annual installments commencing upon the effective date of the plan. Of options granted to Mr. John, options to purchase 350,000 shares vest in four annual installments commencing on the effective date of the grant and options to purchase 150,000 shares will vest on the first date (occurring on or after July 1, 1995 but prior to July 1, 1999) on which the fair market value of Key Common Stock equals at least $9.50 per share.

(2) Based on options to purchase a total of 950,000 shares of Common Stock granted under the 1995 Plan.

(3) Potential Realizable Value is based on the assumed growth rates for the ten-year option term. 5% annual growth results in a stock price per share of $8.24 and 10% results in a stock price per share of $13.54. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

(4) Options to purchase 150,000 shares will not vest until the fair market value of Key Common Stock equals at least $9.50 per share, therefore, Potential Realizable Value cannot be calculated at 5% assumed growth rate.

      ITEM 5: ADOPTION AND APPROVAL OF OUTSIDE DIRECTORS STOCK OPTION PLAN

         Eligibility. Individuals who are "Outside Directors" are eligible to participate in the Outside Directors Stock Option Plan (hereinafter, the "Directors Plan"). "Outside Director" means a member of the Board of Directors who is not an employee of Key or any of its subsidiaries. Under the Directors Plan, Outside Directors are divided into three groups:

         "Group A Outside Directors" are Outside Directors who as of July 1, 1995 were members of the Executive Committee of the Board of Directors and are Outside Directors as of the date of stockholder approval of the Directors Plan; "Group B Outside Directors" are any Outside Directors who as of July 1, 1995 were neither Group A nor Group C Outside Directors and are Outside Directors as of the date of the shareholder approval of the Directors Plan; and "Group C Outside Directors" means any Outside Directors who first become Outside Directors subsequent to July 1, 1995 but prior to July 1, 1996, and are, or are designated to become, Outside Directors as of the date of stockholder approval of the Directors Plan.

         Options. Only NSOs may be granted under the Directors Plan. An NSO granted under the Directors Plan shall expire 10 years after the date of grant ("Option Period"). An NSO may not be granted under the Directors Plan after July 1, 1998, but NSOs granted prior to that date shall continue to become exercisable and may be exercised according to the terms of the Directors Plan.

         Shares Available. The Directors Plan provides for the issuance of an aggregate of 300,000 shares of Common Stock, which may be authorized but unissued shares, treasury shares, or shares purchased on the open market. The number of shares of Common Stock reserved for awards under the Directors Plan, the exercise price and the securities issuable under any outstanding NSOs shall be subject to appropriate adjustment by the Committee to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares or other similar event. All determinations made by the Committee with respect to adjustment shall be conclusive and binding for all purposes of the Directors Plan.

         Grants of Options. Effective as of July 6, 1995, each individual Group A Outside Director shall automatically receive an NSO to purchase 50,000 shares, and each individual Group B Outside Director shall automatically receive an NSO to purchase 25,000 shares. Effective as of July 1, 1996, each individual Group A Outside Director shall automatically receive an NSO to purchase 25,000 shares, each individual Group B Outside Director shall automatically receive a NSO to purchase 25,000 shares, and each individual Group C Outside Director shall automatically receive an NSO to purchase 50,000 shares. If on the effective date of such grants, the Board determines, in its sole discretion, that Key is in possession of material, undisclosed information about Key, then the annual grant of NSO's to Outside Directors shall be suspended until the second day after public dissemination of such information. If Common Stock is not traded on the American Stock Exchange on any date a grant would otherwise be made, then the grant shall be made as of the next day thereafter on which Common Stock is so traded.

         The exercise price of the NSO shall be the Fair Market Value on the date of the grant. "Fair Market Value" means the mean of the high and low prices at which the Common Stock is traded on the date in question, as reported on the composite American Stock Exchange tape. The exercise price of an NSO shall be paid in U.S. Dollars on the date of exercise.

         All NSOs granted to Group A Outside Directors and Group B Outside Directors effective as of July 6, 1995 shall vest immediately. NSOs granted to Group A Outside Directors and Group B Outside Directors as of July 1, 1996 shall vest in two installments of NSOs to purchase 8,333 shares each on July 1 1996 and July 1, 1997 and a third installment of NSOs to purchase 8,334 shares on July 1, 1998. NSOs granted to Group C Outside Directors effective as of July 1, 1996 shall vest in four installments with the first installment of NSOs to purchase 10,000 shares to vest July 1, 1996, two installments of 13,333 shares each to vest on July 1, 1997 and July 1, 1998, respectively, and a final installment to purchase 13,334 shares to vest on July 1, 1999.

         Cessation of Service, Retirement or Death. Upon cessation of service as an Outside Director (other than for reasons of retirement, death or removal for cause), NSOs exercisable on the date of cessation of service shall continue to be exercisable by the grantee for 90 days following cessation of service, but in no event after the expiration of the Option Period. If a grantee ceases to serve as an Outside Director having reached the age of 65 years, NSOs exercisable on the date of cessation of service shall continue to be exercisable by the grantee for 12 months following the date of retirement from the Board, but in no event after the expiration of the Option Period. Upon the death of a grantee, NSOs exercisable on the date of death shall be exercisable by the grantee's legal representative or heirs for 12 months from date of death, but in no event after expiration of the Option Period. If (a) an Outside Director is removed as a director of Key for cause, (b) a NSO is not exercisable on the date on which the grantee ceases to serve as an Outside Director, or (c) a NSO is not exercised in full before it ceases to be exercisable, then, the NSO shall, to the extent not previously exercised, thereupon be forfeited.

         Administration, Amendment and Termination of the Directors Plan. The Directors Plan shall be administered by the Committee and may be terminated or amended by the Committee as it deems advisable. However, an amendment revising the size or frequency of awards or the exercise price, date of exercisability or Option Period of a NSO shall not be made more frequently than every six months unless necessary to comply with the Code. No amendment may revoke or alter in a manner unfavorable to the grantees any NSOs then outstanding, nor may the Committee amend the Directors Plan without stockholder approval where the absence of such approval would cause the Directors Plan to fail to comply with Rule 16b-3 under the Exchange Act, or cause any recipient under the Plan to fail to be a "disinterested person" under Rule 16b-3.

         Other Terms. No NSO granted under the Directors Plan is transferable other than by will or the laws of descent and distribution; provided that, at the discretion of the Committee, an NSO may be transferred by a grantee solely to members of his or her immediate family or trusts or partnerships for the benefit of such persons by gift. During the grantee's lifetime, an NSO may only be exercised by the grantee or the grantee's guardian or legal representative. Except as provided in the Directors Plan, no Outside Director shall have any claim or right to be granted an NSO under the Directors Plan. Neither the Directors Plan nor any action thereunder shall be construed as giving any director any right to be retained in the services of Key.

         For discussion of tax considerations of the Outside Directors Stock Option Plan see discussion under Key 1995 Stock Option Plan.

The following table sets forth certain information relating to option grants pursuant to the Outside Directors Stock Option Plan, effective as of July 6, 1995.


                                                                                                      Potential Realizable Value
                      Number of Shares of                                                             at Assumed Annual Rates of
                         Common Stock                                                                   Stock Price Appreciation
                          Underlying        % of Total Options    Exercise Price     Expiration            for Option Term(3)
         Name         Options Granted(1)        Granted(2)           per Share          Date                (in thousands)
         ----         ------------------       ------------         -----------        ------               ---------------
                                                                                                          5%               10%
                                                                                                          --               ---

Morton Wolkowitz             50,000               40%                 $5.00           7/6/2005          $162               $427
Van Greenfield               50,000               40%                 $5.00           7/6/2005           162               427
William Manly                25,000               20%                 $5.00           7/6/2005            81               214


(1) All options granted to Group A Outside Directors and Group B Outside Directors on July 6, 1995 vested immediately upon such date.

(2) Based on 125,000 shares of Common Stock granted on July 6, 1995 under the Outside Directors Stock Option Plan.

(3) Potential Realizable Value is based on the assumed growth rates for the ten-year option term. 5% annual growth results in a stock price per share of $8.24 and 10% results in a stock price per share of $13.54. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table


                              RESALES OF SECURITIES

         The Key Common Stock, including the Key Common Stock to be issued upon exercise of the Warrants, and the Warrants (collectively, the "Securities") to be issued to the WellTech stockholders under this Prospectus will be freely transferable under the Securities Act, except for Securities issued to persons who may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and Rule 145(c) thereunder. Generally, these are persons, who are deemed to control, be controlled by, or under common control with WellTech ("Affiliates"). The Securities issued (or issuable) in connection with the Merger to persons who constitute "underwriters" within the meaning of Section 2(11) and Rule 145(c) may not be publicly reoffered or resold by such persons except pursuant to an effective registration statement under the Securities Act covering the Securities or, in certain circumstances, pursuant to Rule 145(d) or any other applicable exemption under the Securities Act. Because the WellTech stockholders listed in the table below (the "Selling Securityholders") may be deemed to be underwriters of the Securities, this Prospectus will also cover any offers or sales of the Securities by the Selling Securityholders.

         The   ownership   of  the   Securities   to  be  held  by  the  Selling
Securityholders is described below:


                         Key Common
                         Stock Owned           Key Common               Number of             Number of
Name of                  Prior to              Stock Owned              Warrants Owned        Warrants Owned
Securityholder           Offering(1)           After Offering(2)        Prior to Offering     After Offering(2)

Belmont Capital             516,821                -0-                    351,438                    -0-
Partners II, L.P.
Belmont Fund,                73,831                -0-                     50,205                    -0-
L.P.
Fidelity Capital             99,865                -0-                     67,908                    -0-
and Income Fund

----------------
(1) Includes 469,551 shares of Key Common Stock issuable upon exercise of the Warrants.
(2) Assumes that the Selling Securityholders sell all of the Securities and do not acquire additional Securities.


         The Selling Securityholders may sell Securities directly to purchasers as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) or (i) on any exchange or in the over-the-counter market,
(ii) in transactions otherwise than in the over-the-counter market or on an exchange or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Securities. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Securityholders or by agreement between the Selling Securityholders and underwriters,brokers, dealers or agents, or purchasers. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Securityholders and any brokers, dealers or agents that participate in the distribution of the Securities may be deemed to be underwriters, and any profit on the sale of Securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         To the extent not described herein and as otherwise required by law, the specific amount of Securities being offered or sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

         Key will not receive any of the proceeds of the sale of Securities by any Selling Securityholder.

         Under the securities laws of certain states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Key will pay all of the expenses incident to the registration, offering and sale of the Securities, other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Key has agreed to indemnify the Selling Securityholders and any underwriters against certain liabilities, including liabilities under the Securities Act.

                                  MISCELLANEOUS

Independent Accountants


         KPMG Peat Marwick, LLP has been Key's independent public accountants since 1994. Key is not required to submit the ratification and approval of the selection of its accountants to a vote of stockholders. A representative of KPMG Peat Marwick LLP is expected to be present at the Key Special Meeting to respond to questions and to make a statement if he desires to do so.


Stockholder Proposals


         The 1996 Annual Meeting of Key is expected to be held on or about November 7, 1996. Stockholder proposals must be received by Key on or before July 9, 1996 to be considered for inclusion in the proxy statement and presented at the 1996 Annual Meeting of Key.

                                  LEGAL MATTERS


         Certain legal matters relating to the validity of the shares of Key Common Stock to be issued in the Merger will be passed upon by Sullivan & Worcester LLP ("Sullivan & Worcester"). Sullivan & Worcester will rely as to all matters of Maryland law on the opinion of Piper & Marbury L.L.P. Sullivan & Worcester will also render an opinion with respect to certain tax matters relating to the Merger


                                     EXPERTS

         The consolidated financial statements of Key and subsidiaries as of June 30, 1995 and 1994, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated statements of operations, stockholders' equity (deficit) and cash flows of Key and subsidiaries for the seven months ended June 30, 1993 and the five months ended November 30, 1992 have been included herein and in the Registration Statement in reliance upon the report of Coopers & Lybrand, L.L.P., independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of WellTech and subsidiaries as of December 31, 1994 and 1993 and for the three years ended December 31, 1994, included in this Proxy Statement -Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                          INDEX TO FINANCIAL STATEMENTS


I.   KEY ENERGY GROUP, INC. AND SUBSIDIARIES

     Independent Auditors' Report.........................................F-2
     Report of Independent Accountants....................................F-3
     Consolidated Balance Sheets, June 30, 1995 and 1994..................F-4
     Consolidated Statements of Operations, Years Ended
       June 30, 1995 and 1994, Seven Months Ended June 30,
       1993 and Five Months Ended November 30, 1992.......................F-5
     Consolidated Statements of Cash Flows, Years Ended
       June 30, 1995 and 1994, Seven Months Ended June 30,
       1993 and Five Months Ended November 30, 1992.......................F-6
     Consolidated Statements of Stockholders' Equity
       (Deficit), Years Ended June 30, 1995 and 1994,
       Seven Months Ended June 30, 1993 and Five Months Ended
       November 30, 1992..................................................F-7
     Notes to Consolidated Financial Statements,
       June 30, 1995, 1994 and 1993.......................................F-8
     Consolidated Balance Sheet,  December 31, 1995 (unaudited)..........F-29
     Consolidated Statements of Operations,  Six Months Ended
       December 31, 1995 and 1994 (unaudited)............................F-31
     Consolidated Statements of Cash Flows,  Six Months Ended
       December 31, 1995 and 1994 (unaudited)............................F-32
     Notes to Consolidated Financial Statements,
       December 31, 1995 (unaudited).....................................F-33


II.  WELLTECH, INC.


     Report of Independent Public Accountants............................F-37
     Consolidated Balance Sheets as of December 31, 1994 and 1993........F-38
     Consolidated Statements of Operations for the Years
     Ended December 31, 1994, 1993 and 1992..............................F-40
     Consolidated Statements of Changes in Stockholders'
       Equity for the Years Ended December 31, 1994, 1993 and 1992.......F-41
     Consolidated Statements of Cash Flows for the Years
       Ended December 31, 1994, 1993 and 1992............................F-42
     Notes to Consolidated Financial Statements..........................F-43
     Unaudited Consolidated Balance Sheet, September 30, 1995............F-55
     Unaudited Consolidated Statements of Operations for the
       Nine Months Ended September 30, 1995 and 1994.....................F-57
     Unaudited Consolidated Statements of Cash Flows for the
       Nine Months Ended September 30, 1995 and 1994.....................F-58
     Consolidated Statements of Changes in Stockholders'
       Equity for the Nine Months Ended September 30, 1995...............F-59
     Notes to Unaudited Consolidated Financial Statements................F-60


III. KEY ENERGY GROUP, INC. UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     Unaudited Pro Forma Combined Balance Sheet as of
       December 31, 1995.................................................F-64
     Unaudited Pro Forma Combined Statement of
       Operations, Twelve Months Ended June 30, 1995.....................F-66
     Unaudited Pro Forma Combined Statement of Operations,
        Six Months Ended December 31, 1995...............................F-67
     Notes to Unaudited Pro Forma Combined Financial Statements..........F-68

                          Independent Auditors' Report



To The Board of Directors and Stockholders
Key Energy Group, Inc.

We have audited the accompanying consolidated balance sheets of Key Energy Group, Inc. and Subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Key Energy Group, Inc. and Subsidiaries as of June 30, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




                                            KPMG PEAT MARWICK LLP

Midland, Texas
September 14, 1995 (except with respect to the matters
                   discussed in Note 18, as to which the
                   date is November 28, 1995)

                        Report of Independent Accountants



To The Board of Directors
Key Energy Group, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows of Key Energy Group, Inc. and Subsidiaries for the seven months ended June 30, 1993 and the five months ended November 30, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 3 to the consolidated financial statements, the Company emerged from bankruptcy on December 4, 1992. The reorganization was accounted for as of November 30, 1992, at which time Key adopted "fresh start reporting". As a result, the Company's consolidated financial statements for the seven months ended June 30, 1993 representing the consolidated results of operation of the reorganized entity are not comparable to the Company's consolidated financial statements for the five months ended November 30, 1992.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Key Energy Group, Inc. and Subsidiaries for the seven months ended June 30, 1993 and the five months ended November 30, 1992 in conformity with generally accepted accounting principles.



                                        Coopers & Lybrand

Dallas, Texas
September 7, 1993



                                          Key Energy Group, Inc. and Subsidiaries
                                                Consolidated Balance Sheets

(in thousands, except share & per share data)                           June 30, 1995    June 30, 1994
===============================================================================================================

ASSETS
  Current Assets:
  Cash                                                                      $     865         $    717
  Restricted cash                                                                 410              456
  Restricted marketable securities                                                267              251
  Accounts receivable, net of allowance for doubtful
     accounts ( $133 - 1995, $103 - 1994)                                       8,133            6,674
  Inventories                                                                   1,257              964
  Prepaid expenses and other current assets                                       358              105
===============================================================================================================
  Total Current Assets                                                         11,290            9,167
===============================================================================================================
  Property and Equipment:
  Oilfield service equipment                                                   23,726           12,412
  Oil and gas well equipment                                                    2,014                -
  Motor vehicles                                                                  526              422
  Oil and gas properties and other related equipment,
     successful efforts method                                                  7,652            4,430
  Furniture and equipment                                                         332              157
  Buildings and land                                                            2,086            1,514
===============================================================================================================
                                                                               36,336           18,935
  Accumulated depreciation & depletion                                         (4,394)          (1,776)
===============================================================================================================
  Net Property and Equipment                                                   31,942           17,159
===============================================================================================================
  Other Assets                                                                  2,011            1,769
===============================================================================================================

  Total Assets                                                             $   45,243       $   28,095
===============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities:
    Accounts payable                                                       $    3,930       $    3,117
    Accrued interest                                                              145               89
    Other accrued liabilities                                                   2,612            2,726
    Accrued income taxes                                                          174              447
    Deferred tax liability                                                        118                -
    Current portion of long-term debt                                           2,249            2,004
===============================================================================================================
  Total Current Liabilities                                                     9,228            8,383
===============================================================================================================
  Long-term debt, less current portion                                         13,700            9,497
  Deferred income taxes                                                         2,204              952
  Commitments and contingencies

  Stockholders' equity:
    Common stock, $.10 par value;  10,000,000 shares authorized,
     6,913, 510 and 5,273,513 shares issued and
     outstanding at June 30, 1995 and 1994, respectively                          691              527
    Additional paid-in capital                                                 15,186            6,680
    Retained earnings                                                           4,234            2,056
  Total Stockholders' Equity                                                   20,111            9,263
===============================================================================================================

  Total Liabilities and Stockholders' Equity                              $    45,243       $   28,095
===============================================================================================================

See the accompanying notes which are an integral part of these consolidated financial statements.


                                              Key Energy Group, Inc. and Subsidiaries
                                               Consolidated Statements of Operations

                                                                                                Seven Months       Five Months
                                                              Year Ended       Year Ended          Ended              Ended
(In thousands, except per share data)                       June 30, 1995     June 30, 1994    June 30, 1993    November 30, 1992
===================================================================================================================================

REVENUES:
   Oilfield services                                          $40,105             $32,616          $14,304         $10,156
   Oil and gas                                                  2,334               1,936                -               -
   Oil and gas well drilling                                    1,932                   -                -               -
   Other, net                                                     318                  69              (48)            277
===================================================================================================================================
                                                               44,689              34,621           14,256          10,433
===================================================================================================================================
COSTS AND EXPENSES:
   Oilfield services                                           30,592              25,992           10,863           7,947
   Oil and gas                                                    757                 593                -               -
   Oil and gas well drilling                                    1,444                   -                -               -
   Depreciation, depletion and amortization                     2,738               1,371              406             505
   General and administrative                                   4,352               3,540            1,587           1,117
   Interest                                                     1,478                 830              276             464
===================================================================================================================================
                                                               41,361              32,326           13,132          10,033
===================================================================================================================================
 Income before reorganization items, income taxes and
   extraordinary item                                           3,328               2,295            1,124             400
===================================================================================================================================
Reorganization items:
   Reorganization costs                                             -                   -                -            (150)
   Adjust accounts to fair value                                    -                   -                -           1,868
===================================================================================================================================
Income before income taxes and extraordinary item               3,328               2,295            1,124           2,118
Income tax expense                                              1,150                 950              413               -
===================================================================================================================================
Income before extraordinary item                                2,178               1,345              711           2,118
Extraordinary gain on discharge of pre-petition liabilities         -                   -                -           2,868
===================================================================================================================================

NET INCOME                                                     $2,178              $1,345             $711          $4,986
===================================================================================================================================

EARNINGS PER SHARE *

Primary:
  Income before reorganization items, income taxes and
   extraordinary item                                           $0.50               $0.44            $0.21           $0.02
  Income before extraordinary item                               0.33                0.26             0.14            0.12
  Extraordinary item                                                -                   -                -            0.16
  Net income                                                     0.33                0.26             0.14            0.28

Assuming full dilution:
  Income before reorganization items, income taxes and
      extraordinary item                                        $0.50               $0.43            $0.21           $0.00**
  Income before extraordinary item                               0.33                0.25             0.14            0.01
  Extraordinary item                                                -                   -                -            0.02
  Net income                                                     0.33                0.25             0.14            0.03

===================================================================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING:
Primary                                                         6,647               5,274            5,124          17,942
Assuming full dilution                                          6,647               5,288            5,138         176,508
===================================================================================================================================


 * - Earnings per common share for the five months ended November 30, 1992 reflect the previous capital structure of Key Energy Group, Inc.
      (previously "National Environmental Group, Inc.") prior to the 1992 Reorganization
     Plan (see Note 3).

 ** - Earnings per common share less than $0.01.
See the accompanying notes which are an integral part of these consolidated financial statements.


                                              Key Energy Group, Inc. and Subsidiaries
                                               Consolidated Statements of Cash Flows

                                                                                                    Seven           Five Months
                                                              Year Ended        Year Ended       Months Ended           Ended
(In thousands)                                              June 30, 1995      June 30, 1994     June 30, 1993    November 30, 1992
====================================================================================================================================

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                    $2,178              $1,345             $711             $4,986
  Extraordinary item                                                 -                   -                -             (2,868)
===================================================================================================================================
  Income before extraordinary item                               2,178               1,345              711              2,118
    Adjust accounts to fair value                                    -                   -                -             (1,868)
    Reorganization costs                                             -                   -                -                150

===================================================================================================================================
  Income from operations                                         2,178               1,345              711                400
===================================================================================================================================
  Adjustments to reconcile income from operations to
    net cash provided by operations:
  Depreciation, depletion and amortization                       2,738               1,371              406                505
  Deferred income taxes                                          1,370                 493              382                  -
  Other non-cash items                                            (312)                  -                -               (248)
  Change in assets and liabilities net of effects
     from the acquisitions:
    Increase in accounts receivable                             (1,327)               (389)            (253)              (489)
    Increase in other current assets                              (940)               (613)             (91)                22
    Decrease in accounts payable and
        accrued expenses                                          (154)               (392)          (1,250)              (387)
    (Decrease) increase in accrued interest                         56                  53               (4)               246
    (Decrease) increase in accrued taxes                          (273)                447               31                  -
    Increase in other assets                                       (78)               (473)             (55)               392
===================================================================================================================================
  Net cash (used in) provided by operating activities            3,258               1,842             (123)               441
===================================================================================================================================
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures - Oilwell service operations             (2,839)             (4,395)          (1,033)              (537)
  Capital expenditures - Oil and gas operations                 (2,823)             (1,253)               -                  -
  Capital expenditures - Oil and gas well drilling operations     (143)                  -                -                  -
  Acquisitions                                                  (1,348)                  -                -                  -
  Purchase of restricted marketable securities and other            (1)                 40             (251)                 -
===================================================================================================================================
  Net cash used in investing activities                         (7,154)             (5,608)          (1,284)              (537)
===================================================================================================================================
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on debt                                    (2,148)             (1,771)            (538)              (386)
  Principal payments, line-of-credit                                 -                   -          (14,024)            (9,458)
  Proceeds under line-of-credit                                      -                   -           14,159            (10,123)
  Borrowings (payments) under line-of-credit                      (605)              1,551                -                  -
  Decrease in cash overdraft                                         -                   -                -               (129)
  Proceeds from rights offering                                      -                   -                -              1,841
  Proceeds from debt                                             6,751               4,536              330                  -
===================================================================================================================================
  Net cash provided by (used in) financing activities            3,998               4,316              (73)             1,991
===================================================================================================================================
  Net increase (decrease) in cash and restricted cash              102                 550           (1,480)             1,895
  Cash and restricted cash at beginning of period                1,173                 623            2,103                208
===================================================================================================================================

  Cash and restricted cash at end of period                     $1,275              $1,173             $623             $2,103
===================================================================================================================================

See the accompanying notes which are an integral part of these consolidated financial statements.


                                             Key Energy Group, Inc. and Subsidiaries
                                   Consolidated Statements of Stockholders' Equity (Deficit)

                                                  Preferred Stock      Common Stock
                                               Number of            Number of              Additional      Retained
                                                 Shares    Amount    Shares       Amount    Paid-in        Earnings
(In thousands)                                Outstanding  at par Outstanding     at par    Capital       (Deficit)          Total
==================================================================================================================================

Balance at June 30, 1992                         1,151      $115      17,942      $1,794  $  24,811       $(31,658)       $(4,938)
==================================================================================================================================

1992 Reorganization Plan:
  Exchange of "old" preferred and common
    stock for "new" common stock               (1,151)     (115)     (17,942)    (1,794)      1,757               -           (152)
  Issuance of "new" common stock                     -         -       1,520         152          -               -            152
  Exchange of debt for "new" common stock            -         -       2,634         263      4,985           2,868          8,116
  Issuance of "new" common stock for cash            -         -         970          97          -               -             97
  "Fresh-start" reporting adjustments                -         -           -           -    (25,878)         23,804         (2,074)
Net income (for the five months ended
   November 30, 1992)                                -         -           -           -          -           4,986          4,986
==================================================================================================================================
Balance at November 30, 1992                         -         -       5,124        $512     $5,675               -         $6,187
==================================================================================================================================

Change in valuation allowance related to
  deferred tax assets                                -         -           -           -        382               -            382
 Net income (for the seven months ended
June 30, 1993).                                      -         -           -           -          -             711            711
==================================================================================================================================
Balance at June 30, 1993                             -         -      $5,124        $512     $6,057            $711         $7,280
==================================================================================================================================

Issuance of common stock for Odessa
  Exploration                                        -         -         150          15        623               -            638
Net income                                           -         -           -           -          -           1,345          1,345
==================================================================================================================================
Balance at June 30, 1994                             -         -       5,274        $527     $6,680          $2,056         $9,263
==================================================================================================================================
Issuance of common stock for WellTech
  West Texas assets                                  -         -       1,635         164      8,420               -          8,584
Issuance of warrants for WellTech West
  Texas assets                                       -         -           -           -         63               -             63
Issuance of common stock for Clint Hurt
  Drilling assets                                    -         -           5           -         23               -             23
Net income                                           -         -           -           -          -           2,178          2,178

==================================================================================================================================
Balance at June 30, 1995                             -         -       6,914        $691    $15,186          $4,234        $20,111
==================================================================================================================================

See the accompanying notes which are an integral part of these consolidated financial statements.

                     KEY ENERGY GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 June 30, 1995, June 30, 1994 and June 30, 1993

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Key

Key Energy Group, Inc. ("Key") was organized in April 1977, and commenced operations in July 1978. Results of operations for the seven months ended June 30, 1993 and the five months ended November 30, 1992 include Key's oil field service operations conducted by Key's wholly-owned subsidiary, Yale E. Key, Inc. ("Yale E. Key"). Results of operations for the twelve months ended June 30, 1995 and 1994 include Key, Yale E. Key's oil and gas exploration and production wholly-owned subsidiary, Odessa Exploration Incorporated ("OEI"), and Key's oil and gas well drilling operations conducted by Key's wholly-owned subsidiary, Key Energy Drilling, Inc. d/b/a Clint Hurt Drilling ("Clint Hurt Drilling"). Clint Hurt Drilling was acquired in March of 1995 (see Note 2).

Basis of Presentation

Key's consolidated financial statements include the accounts of Key and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. The accounting policies presented below have been followed in preparing the accompanying financial statements. Subsequent to the adoption of "fresh-start reporting" (see Note 3), Key will continue to utilize the same policies. However, due to the material nature of the "fresh-start reporting" adjustments, the financial statements issued prior to November 30, 1992 will not be comparable to those issued subsequent to November 30, 1992. Key's ownership of less than 50% owned entities are accounted for by the cost or equity methods, depending on Key's ownership percentage.

Cash, Restricted Cash and Marketable Securities

Key holds significant cash in certain financial institutions. Restricted cash, $410,000 and $456,000 at June 30, 1995 and 1994, respectively, consists of monies held in Key's cash lock-box. The cash lock-box is a requirement under the line of credit with CIT (see Note 5). Restricted marketable securities, $267,000 and $251,000 at June 30, 1995 and 1994, respectively, consist primarily of an investment in a mutual fund which invests, mostly, in short-term intermediate government securities which are recorded at market value. The mutual fund investment is held in escrow for a letter-of-credit (issued in the amount of approximately $244,000) for workers' compensation insurance.

Inventories

Inventories, which consist primarily of parts and supplies, are held for use in the operations of Key and are valued at the lower of cost (first-in first-out method) or market.

Property and Equipment

Key provides for depreciation and amortization of non-oil and gas properties using the straight-line method over the following estimated useful lives of the assets:

                                       Post-confirmation      Pre-confirmation
Description                                 Years                  Years
-------------------------------------------------------------------------------
Oil field service equipment                    3 - 15            5 - 10
Oil and gas well drilling equipment            3 - 15              -
Motor vehicles                                 3 - 7             3 - 10
Furniture and equipment                        3 - 7             3 - 15
Buildings and improvements                   10 - 15            15 - 25
Gas processing facilities                         10                -
-------------------------------------------------------------------------------

Upon disposition or retirement of property and equipment, the cost and related accumulated depreciation are removed from the accounts and the gain or loss thereon, if any, is included in the results of operations. OEI's aggregate oil and gas properties are stated at cost, not in excess of total estimated future net revenues net of related income tax effects.

For Key, property and equipment values prior to November 30, 1992 were carried at cost less accumulated depreciation. Property and equipment were adjusted at November 30, 1992 to their estimated fair values and accumulated depreciation was eliminated (see Note 3). Additions after November 30, 1992 are recorded at cost.

OEI utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs and geological and geophysical costs (if any), are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method based on proved reserves expressed as net equivalent Bbls (barrels) as reviewed by independent petroleum engineers. The carrying amounts of properties sold or otherwise disposed of and the related allowance for depletion are eliminated from the accounts and any gain/loss is included in results of operations. OEI's aggregate oil and gas properties are stated at cost, not in excess of total estimated future net revenues net of related income tax effects.

Gas Balancing

Deferred income associated with gas balancing is accounted for on the entitlements method and represents amounts received for gas sold under gas balancing arrangements in excess of OEI's interest in properties covered by such agreements. OEI had deferred income associated with gas balancing at June 30, 1995 and 1994 (see Note 7).

Environmental

Key is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require Key to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

Goodwill

At June 30, 1995, Key classified as Goodwill the cost in excess of fair value of the net assets acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over ten years. Goodwill is included in other assets in the consolidated balance sheet at June 30, 1995. Key evaluates the existence of Goodwill impairment on the basis of whether Goodwill is fully recoverable from projected, undiscounted net cash flows of the related assets.

Earnings per Share

Primary earnings per share are determined by dividing net earnings applicable to common stock by the weighted average number of common shares actually outstanding during the period and common equivalent shares resulting from the assumed exercise of stock options and warrants (if any) using the treasury stock method, except in periods with reported losses as the inclusion of common stock equivalents would be antidilutive. Fully diluted earnings per share are based on the increased number of shares that would be outstanding assuming conversion of dilutive outstanding convertible securities using the "as if converted" method. Earnings per share for the five months ended November 30, 1992 reflect the previous capital structure of Key prior to the 1992 Reorganization Plan (see
Note 3).

Income Taxes

On November 30, 1992, as part of Key's "fresh-start reporting", Key adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. The adoption of SFAS 109 changed Key's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Under SFAS 109, a valuation allowance for the deferred tax assets is recognized when it is "more likely than not" that the benefit of deferred tax assets will not be realized. Adoption of SFAS 109 resulted in the recording of a net deferred tax credit of $50,000 as of November 30, 1992 as part of "fresh-start reporting". The cumulative effect of SFAS 109 at July 1, 1992 was not material. Financial statements of Key prior to November 30, 1992 do not reflect the adoption of SFAS 109.

Key and its wholly-owned subsidiaries file a consolidated federal income tax return.

2.  ACQUISITIONS

Clint Hurt Drilling

On March 30, 1995, Key and Clint Hurt & Associates, Inc. ("CHA") entered into an Asset Purchase Agreement pursuant to which CHA sold to Key all of his assets in West Texas. Such assets mainly consisted of four (4) oil and gas drilling rigs and related equipment. As consideration for the acquisition, Key paid CHA $1,725,000, of which $1,000,000 was paid in cash and the balance in the form of a 60-day promissory note. Mr. Clint Hurt entered into consulting and noncompetition agreements with Key in connection with which Key issued 5,000 shares of its common stock to Mr. Hurt. Key Energy Drilling, Inc., a wholly-owned subsidiary of Key, operates as Clint Hurt Drilling. The acquisition was accounted for using the purchase method and the results of operations of Clint Hurt Drilling have been included in those of Key since April 1, 1995.

WellTech West Texas

On December 10, 1993, Key and WellTech, Inc. ("WellTech") entered into an Asset Purchase Agreement pursuant to which Key purchased substantially all assets used by WellTech in its West Texas operations. The transaction was consummated in August 1994. As consideration for the acquisition, Key issued to WellTech 1,635,000 shares of Common Stock of Key and warrants to acquire 250,000 additional shares of Common Stock, at $5.00 per share, which expire on February 5, 1997.

Commencing December 10, 1993, Key (through Yale E. Key) operated and managed the operations of the WellTech West Texas region in connection with an interim operating agreement (the "Interim Operations Agreement"). In addition, as part of the Interim Operations Agreement, Key assumed ownership of WellTech West Texas current assets and current liabilities. The working capital items assumed were immaterial. Key's consolidated statements of operations from December 10, 1993 through August 11, 1994, include the direct revenues and expenses from the West Texas operations of WellTech. For the period after August 11, 1994, the results of operations include the effects of ownership of WellTech West Texas.

Odessa Exploration Incorporated

On August 5, 1993, Key acquired Odessa Exploration Incorporated ("OEI"). The effective date of the OEI acquisition was July 1, 1993, when Key took effective control. OEI is engaged in the operation of oil and natural gas wells and exploration for oil and natural gas. OEI was acquired in consideration of the issuance of 150,000 shares of Key Common Stock (which had a closing market value of approximately $638,000 at July 1, 1993) to Mr. D. Kirk Edwards, the former owner and the now current President and CEO of OEI, and the assumption of approximately $1,811,000 in bank debt. Key guaranteed all of the assumed OEI bank debt. The acquisition was accounted for as a purchase.

The following unaudited pro forma results of operations have been prepared as though Clint Hurt Drilling and WellTech West Texas had been acquired on July 1, 1993:

                                                       (unaudited)
                                                       Year Ended
                                              June 30, 1995      June 30, 1994
                                            (In thousands, except  share data)

   Revenues                                      $50,485             $ 48,069
   Net income                                      2,798                2,146
   Earnings per share:
   Net income                                      $0.40                $0.31
   Weighted average shares outstanding:            6,924                6,914

3.  1992 REORGANIZATION PLAN

On October 20, 1992, Key, then known as National Environmental Group, Inc. ("NEGI") and several affiliated companies, filed a Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"). Under the Prepackaged Plan, holders of the various debt issues, preferred stockholders and common stockholders of Key and affiliates received shares of Key Common Stock in exchange for their claims. On December 4, 1992, the Prepackaged Plan was confirmed. The Prepackaged Plan was implemented by merging Key Energy Group, Inc., a newly formed, wholly-owned subsidiary of NEGI, with and into NEGI,
merging  ESKEY  Inc.,  a  wholly-owned   subsidiary  of  NEGI,  into  NEGI,  and
liquidating YFC International, N.V., another wholly-owned subsidiary of NEGI. The Articles of Incorporation of NEGI were amended to (a) reduce Key's authorized capital stock to 10,000,000 shares, (b) prohibit the issuance of non-voting equity securities and (c) change the name to Key Energy Group, Inc. In connection with the reorganization, a reverse stock split of the common stock occurred as a result of which each share of NEGI common stock converted into
 .0178 shares of Key Common Stock, and each share of NEGI preferred stock converted into 1.04 shares of Key Common Stock.

The confirmation of the Prepackaged Plan converted approximately $7.4 million in debt, approximately $700,000 in accrued interest, 1,150,664 shares of preferred stock and 17,942,108 shares of common stock of NEGI into approximately 4.2 million shares of Key Common Stock. In addition, Key issued an aggregate of 970,000 shares of Common Stock through a rights offering to former preferred and common shareholders for approximately $1.8 million in cash.

The sum of the allowed claims plus post-petition liabilities exceeded the value of preconfirmation assets. Also, Key experienced a change in control as pre-reorganization equity holders received less than 50% of the new Key Common Stock issued pursuant to the Prepackaged Plan.

As a result of these circumstances, Key was required to adopt AICPA SOP 90-7 ("SOP 90-7"), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. SOP 90-7 requires that a new reporting entity be created and assets and liabilities be recorded at their fair values. This accounting treatment is referred to in this report as "fresh start reporting". "Fresh start reporting" reorganization value was determined with the assistance of independent advisors. The methodology employed involved estimation of values (i.e., the market values of Key's assets, liabilities and equity), taking into account a discounted cash flow analysis. The discounted cash flow analysis was based on ten-year cash flow projections prepared by management. Cash flows were discounted at a debt-free cost of equity of 10.0%. Terminal value calculation was based on 50% of the discounted ten-year cash flow projection assumed above.

The ten-year cash flow projections were based on estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Key, including, but not limited to, those with respect to the future courses of Key's business activity. Accordingly, there will usually be differences between projections and actual results because events and circumstances frequently do not occur as expected, and those differences may be material.

The "fresh start reporting" referred to above was reflected as of November 30, 1992. Commencing with the seven months ended June 30,1993, consolidated financial statements have been prepared as if Key is a new reporting entity. A black line, therefore, separates the seven month period ended June 30, 1993 from prior period information since it has not been prepared on a comparable basis of accounting.

4.  OTHER ASSETS

Other assets consist of the following:
                                                                 June 30,
                                                         1995            1994
                                                             (in thousands)

         Investment in insurance company *            $  368          $  368
         Workers compensation security premiums          326             450
         Deferred acquisition costs                      200             800
         Goodwill (net of amortization - $100)           963              --
         Other                                           154             151
                                                      ------          ------
                                                      $2,011          $1,769
                                                      ======          ======
         * Represents approximately 13% ownership.


5.  LONG-TERM DEBT

The components of long-term debt are as follows:
                                                               June 30,
                                                         1995            1994
                                                           (in thousands)
   Term Note - CIT Corporation, interest and
            principal payable monthly (a)             $  6,032       $  4,327
    Revolving Line of Credit - CIT Corporation,
            interest payable monthly (a)                 3,846          4,452
   Revolver Note - Norwest, interest
            payable monthly (b)                          4,237             --
   Term Note - Norwest, interest and principal
            payable monthly (c)                            944             --
   Term Note - NationsBank, interest and principal
            payable monthly                                 --          1,908
   Other notes payable                                     890            814
                                                      --------         ------
                                                        15,949         11,501
   Less current portion                                  2,249          2,004
                                                      --------         ------
   Long-term debt                                     $ 13,700        $ 9,497
                                                      ========        =======

         (a) The CIT term note, as amended, requires principal payments of approximately $95,000, plus interest, due the first day of each month plus a final payment of the unpaid balance of the note due December 31, 1996. The interest rate is two and one-half percent above the stated prime rate, 9.0% at June 30, 1995 and 1994. The note is collateralized by all of the assets (including equipment and inventory) of Yale E. Key.

         The CIT line of credit, as amended, requires monthly payments of interest at two and one-half percent above the stated prime rate (9.0% at June 30, 1995 and 1994). The expiration of the line of credit is December 31,1996. The line of credit is collateralized by the accounts receivable of Yale E. Key. The line of credit has a maximum limit of 85% of available accounts receivable or $7 million, whichever is less. At June 30, 1995, there was no credit line availability.

         The agreement with CIT includes certain restrictive covenants, the most restrictive of which prohibits Yale E. Key from making distributions and declaring dividends on the Key Common Stock.

         (b) In March 1995, OEI entered into a loan agreement, as amended, with Norwest Bank Texas, N.A. ("Norwest"). The loan agreement provides for a $7.5 million revolving line of credit note subject to a borrowing base limitation (approximately $5.3 million at June 30, 1995). The borrowing base is redetermined on at least a semi-annual basis. The borrowing base is reduced by approximately $60,000 per month through October 1997, the maturity of the note. The note's interest rate is Norwest's prime rate (9.0% at June 30, 1995) plus one-half percent. The note is secured by substantially all of the oil and gas properties of OEI and the pledge of certain collateral by current and former officers and directors of Key (see note 13). The note is also guaranteed by Key.

         The loan agreement contains various restrictive covenants and compliance requirements, which include (a) prohibition of OEI from declaring or paying dividends on OEI's common stock, (b) limiting the incurrence of additional indebtedness by OEI, (c) limitation on the disposition of assets and (d) various financial covenants.

         (c) In March 1995, Clint Hurt Drilling entered into a loan agreement with Norwest. The loan agreement provided for a $1 million term note and a $200,000 line of credit note. The $1 million term note requires principal payments of approximately $28,000 per month plus interest with the first payment due May 5, 1995 and monthly thereafter for 36 months with a maturity date of April 1998. The $200,000 line of credit note requires principal payments of $20,000 per month beginning July 5, 1995, plus interest, through its maturity in April 1996. Both notes have an interest rate of Norwest prime rate (9.0% at June 30, 1995), plus 3/4 of one percent. The notes are secured by all of the equipment of Clint Hurt Drilling and are guaranteed by Key. In addition, the loan agreement contains various restrictive covenants and compliance requirements.


As of June 30, 1995, Key was not in compliance with various covenants of its loan agreements. Subsequent to June 30, 1995, Key has obtained waivers of the events of non-compliance from the various lenders. Such waivers were obtained either for the remaining term of the related loan or for a period exceeding one year.

Presented below is a schedule of the repayment requirements of long-term debt for each of the next five years and thereafter as of June 30, 1995:


                         Fiscal year       Principal
                            Ended            Amount
                                  (in thousands)

                             1996          $   2,249
                             1997              9,527
                             1998              4,125
                             1999                  -
                             2000                  -
                             Thereafter           48
                                           ---------
                                           $  15,949

6.  COMMITMENTS AND CONTINGENCIES


Various suits and claims arising in the ordinary course of business are pending against Key. Management does not believe that the disposition of any of these items will result in a material adverse impact on the consolidated financial position or results of operations of Key.


During August 1995, Key entered into employment agreements with certain of its officers. These employment agreements generally run to June 30, 1998, but will automatically be extended on a yearly basis unless terminated by Key or the officer. In addition to providing a base salary for the officer, each employment agreement provides for a severance payment in amount varying from 12 to 24 months of the officer's base salary. The current annual base salaries for the officers covered under such employment agreements total approximately $800,000.

7.  OTHER ACCRUED LIABILITIES

Other accrued liabilities consist of the following:


                                                             June 30,
                                                 1995                     1994
                                                         (in thousands)
Accrued payroll and taxes                       $ 624                    $ 597
Workers compensation                              704                      540
State sales and use taxes                         129                      109
Accrued property taxes                             79                       --
Gas imbalance - deferred income                   253                      454
Revenue distribution                              215                      399
Other                                             608                      627
                                                -----                    -----
Total                                          $2,612                   $2,726
                                               ======                   ======

8. STOCKHOLDERS' EQUITY

On September 27, 1993, a Stock Grant Plan (the "Plan") was adopted by the Board and was approved by Key's stockholders on July 25, 1994. The Plan authorized a Compensation and Stock Grant Plan Committee of the Board (the "Committee") to recommend to the Board the award of up to 600,000 shares of Key's Common Stock to key employees between October 15, 1993 and December 31, 2003. Subsequent to June 30, 1995, the Board has voted to terminate the Plan subject to shareholder approval of 1995 Stock Option Plan. No shares have been awarded under the Plan.

9. INCOME TAXES

As discussed in Note 3, Key adopted SFAS 109 effective November 30, 1992 by recording a net deferred tax liability of $50,000 as part of Key's "fresh-start reporting". The cumulative effect of SFAS 109 at July 1, 1992 was not material. Financial statements of Key prior to November 30, 1992 do not reflect the adoption of SFAS 109.

Income tax expense for the fiscal years ended June 30, 1995 and 1994 was $1,150,000 and $950,000, respectively, and $413,000 for the seven months ended June 30, 1993.

Components of income tax expense (benefit) are as follows:





                                                     Seven Months   Five Months
                            Year Ended                  Ended          Ended
                          June 30,   June 30,         June 30,      November 30,
                            1995      1994               1993            1992
                          -------    --------         -----------   ------------
                                               (in thousands)
Federal and State:
         Current          $  (220)    $  457            $  413         $     -
         Deferred           1,370        493                 -               -
                            -----     ------           -------         -------
                           $1,150     $  950            $  413         $     -
                           ======     ======            ======         =======

Income tax expense (benefit) differs from amounts computed by applying the statutory federal rate as follows:




                                                          Seven Months   Five Months
                                         Year Ended          Ended         Ended
                                      June 30,  June 30,    June 30,     November 30,
                                        1995     1994         1993          1992
                                      -------   --------  -------------  ------------

Income tax computed at
   Statutory rate                      34.0%     34.0%       34.0%         34.0%
State taxes net of federal benefit         -       2.4         2.7           2.4
Expiration of capital loss carryover       -       4.4           -             -
Book net operating loss benefit            -         -           -          (2.7)
Reorganization items                       -         -           -         (30.0)
Foreign income tax effects                 -         -           -          (0.3)
Meals and entertainment
  disallowance                           2.2         -           -             -
Accrual to return adjustments           (1.0)        -           -             -
Other                                   (0.7)      0.5           -          (3.4)
                                       -------   -------      ------       ------
                                        34.5%     41.3%       36.7%          0.0%
                                       =======   =======      ======       ======


Deferred tax assets (liabilities) are comprised of the following :


                                                           June, 30
                                                      1995           1994
                                                ----------------------------
   Net operating loss carry-forwards            $     1,140      $  1,143
   Property and equipment                            (3,437)       (2,095)
   Other                                                (25)            -
                                                  -----------     ---------
   Net deferred tax liability                       $(2,322)       $ (952)
                                                  ===========     =========

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Based on expectations for the future, management has determined that taxable income of Key will more likely than not be sufficient to fully utilize available carryforwards prior to their ultimate expiration.

Key estimates that as of June 30, 1995, Key will have available approximately $3,352,000 of net operating loss carryforwards (which begin to expire in 2006). The net operating loss carryforwards are subject to an annual limitation of approximately $270,000, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended.

10.  LEASING ARRANGEMENTS

Among other leases, Key leases certain automotive equipment under non-cancellable operating leases which expire at various dates through 1998. The terms of the operating leases are 36 months with varying payment dates throughout each month. In addition, each lease includes an option to purchase the equipment and an excess mileage charge as defined in the leases.

As of June 30, 1995, the future minimum lease payments under non-cancellable operating leases, in thousands, are as follows:
                      Fiscal Year                    Lease
                   Ending June 30,                 Payments
                        1996                       $1,107
                        1997                          509
                        1998                          147
                        1999                           47
                                                   $1,810

Operating lease expense was approximately $1,930,000 and $1,640,000 for the fiscal years ended June 30, 1995 and 1994, respectively, and $529,000 and $364,000 for the seven months ended June 30, 1993 and the five months ended November 30, 1992, respectively.

11.  EMPLOYEE BENEFIT PLANS

Yale E. Key maintains a 401-(k) plan which plan covers substantially all of its employees. Yale E. Key did not make a contribution to the 401-(k) plan during the fiscal year ended June 30, 1994, the seven months ended June 30, 1993 or the five months ended November 30, 1992. Beginning July 1, 1994, it has agreed to match up to 10% of the employees' contributions, which contributions totaled approximately $20,000 for the year ended June 30, 1995.

12.  MAJOR CUSTOMERS

Sales to customers representing 10% or more of consolidated revenues for the years ended June 30, 1995, 1994 and 1993 were as follows:

                                   Fiscal Year Ended
                                        June 30,
                            1995        1994        1993
        Customer A          18%         15%          23%
        Customer B          10%         14%          26%

The accounts receivable balance for customer A and B at June 30, 1995 were $1,807,000 and $243,000, respectively.

13.  TRANSACTIONS WITH RELATED PARTIES

In connection with the OEI acquisition (see Note 2), Key has agreed to grant D. Kirk Edwards (President and CEO of OEI) a percentage reversionary working interest in five deep gas wells located in West Texas upon repayment of $1,622,000 of the assumed bank debt from Key's earnings from the five wells. The percentage reversionary working interest decreases based on the date of repayment of the assumed bank debt and ranges from 20% of the earnings from the five wells if repayment occurs on or prior to July 7, 1995, to 5% of the earnings from the five wells if repayment occurs after July 7, 1996. The value of the reversionary interest assigned was insignificant at July 1, 1993.

Key leases automotive equipment from an independent third party (see Note 10), which purchases the automotive equipment from an automobile dealership in which a former officer owns a majority interest. Net proceeds to the automobile dealership totaled $399,000 and $1,058,000 for years ended June 30, 1995 and 1994, respectively, and $449,000 and $132,000 for the seven months ended June 30, 1993 and the five months ended November 30, 1992, respectively. The leases are considered operating leases. In the opinion of the Board of Directors of Key, the net proceeds from automotive equipment were on terms at least as favorable to Key as could have been obtained from a third party. This opinion is based on information provided by a third party leasing company, that is not affiliated with the former officer or Key, to the Board of Directors regarding purchase prices and equipment lease rentals offered by third parties.

Key paid $55,000, $57,000 and $33,000 for the year ended June 30, 1994, the seven months ended June 30, 1993 and the five months ended November 30, 1992, respectively (none during fiscal 1995), for oil field related services and equipment to two oil field related companies in which two officers of Key have an interest. In the opinion of the Board of Directors of Key, based on the Board's review of competitive bids, these transactions were on terms at least as favorable to Key as could have been obtained from a third party.

During fiscal 1992, two officers of Key loaned Key $90,000 to purchase a shop and office building from a related party. The note bears interest at 8% with interest payable monthly beginning January 19, 1992. The principal balance is due and payable on December 19, 1993. Key paid approximately $6,000 in principal and interest during fiscal 1992. The principal balance of the note was $32,000 at November 30, 1992 and June 30, 1992. At June 30, 1992, the two officers who held the note agreed to reduce the note by $57,000 in lieu of accounts receivable due to Key from the same two officers. During fiscal 1994, the same two officers agreed to forgive $32,000, the balance of the note, due from Key.

On February 27, 1991, Key completed the private placement of $525,000 principal amount of Senior Convertible Notes (the "Notes") due 1995 with individual and institutional investors, some of whom are current officers and directors of Key. The principal amount at June 30, 1994 and 1993 was $19,000 and $149,000, respectively. The Notes bear interest at 8%, and the principal balance is to be paid over 20 equal monthly installments. In addition, each $1,000 Note is accompanied by a warrant to purchase Key's Common Stock for $14.50 per share.

In March of 1995, OEI entered into a credit agreement with Norwest (see Note 5). As part of this arrangement, seven individuals, some of whom are officers and/or directors of Key, pledged approximately $2.7 million in collateral to secure OEI's credit facility. As compensation for this, Key paid these individuals a one-time fee equal to 1% of the collateral each individual placed and will pay a monthly fee in the amount of 3% (annual rate) of the collateral pledged. As of December 31, 1995, Norwest waived the pledge of collateral and released the collateral to the seven individuals who had pledged it.

14.  BUSINESS SEGMENT INFORMATION

Information about Key's operations by business segment is as follows:


                                                                     Seven Months         Five Months
                                 Year Ended        Year Ended            Ended              Ended
                                  June 30,          June 30,           June 30,          November 30,
                                    1995              1994               1993               1992
                               ---------------------------------------------------------------------
                                                              (in thousands)

   Revenues:
   Oil and gas                 $    2,334         $  1,936          $   -                 $  -
   Oil field services              40,105           32,616              14,304               10,156
   Oil and gas well drilling
      services                      1,932            -                   -                   -
   Other                              318               69                 (48)                 277
                               ------------------------------------------------ -------------------
                                  $44,689          $34,621             $14,256              $10,433
                               ====================================================================

   Income before reorganization item, income taxes
      and extraordinary items:
   Oil and gas                   $    941         $    814         $     -              $      -
   Oil field services               4,105            2,823               2,987                1,981
   Oil and gas well drilling
      services                        367             -                   -                    -
   Interest expense                (1,478)            (830)               (276)                (464)
   General corporate                  607)            (512)             (1,587)              (1,117)
                               ---------------------------------------------------------------------
                                  $ 3,328          $ 2,295              $1,124                $ 400
                               =====================================================================

   Identifiable assets:
   Oil and gas                    $ 8,289          $ 5,258         $      -             $      -
   Oil field services              33,516           22,022              15,906               16,109
   Oil and gas well drilling
      services                      3,160           -                     -                     -
   General corporate                  278              815
                              ----------------------------------------------------------------------
                                  $45,243          $28,095             $15,906              $16,109
                              ======================================================================



                                                                        Seven Months      Five Months
                                     Year Ended         Year Ended         Ended             Ended
                                      June 30,           June 30,         June 30,       November 30,
                                       1995               1994             1993               1992
                                  -----------------------------------------------------------------
                                                              (in thousands)

   Capital Expenditures:
   Oil and gas                   $    3,736      $        4,449       $         -      $            -
   Oil field services                11,422               4,395             1,033                 537
   Oil and gas well drilling
     services                          2,141                  -                 -
                                 --------------------------------------------------------------------
                                 $    17,299     $        8,844       $     1,033      $          537
                                 ====================================================================

   Depreciation, depletion
   and amortization:
   Oil and gas                   $       426     $          412       $         -      $            -
   Oil field services                  2,279                959               406                 505
   Oil and gas well drilling
      services                            33                  -                 -                   -
                                 --------------------------------------------------------------------
                                 $     2,738     $        1,371       $       406      $          505
                                 ====================================================================

         * - Includes adjustments related to Key's 1992 Reorganization Plan (see
Note 3).

Key operates a variety of oil field service equipment including workover rigs, hot oil units, transports and various other oil field servicing equipment. In addition, Key performs a variety of other oil field services including fishing tools, frac tanks and blow-out preventers.

OEI is engaged in the drilling and production of oil and natural gas in the United States. OEI acquires and manages interests in producing oil and gas properties for its own account and for its sponsored investors. After an acquisition, OEI reworks the acquired well to increase production and/or forms drilling partnerships for additional development wells.

Clint Hurt Drilling conducts oil and gas well drilling services and operates four drilling rigs which drill for oil and gas in the West Texas area.

15.   INFORMATION ON OIL AND GAS ACTIVITIES (unaudited)




CAPITALIZED COSTS:                          June 30, 1995     June 30, 1994
                                            -------------     -------------
Oil and Gas Properties:
Proved properties                            $7,652,000          $4,430,000
Unproven properties                                   -                   -
Less accumulated depletion                     (766,000)           (386,000)
                                               ---------           ---------
Net Capitalized costs                        $6,886,000          $4,044,000
                                             ==========          ==========

                                             Year Ended          Year Ended
COSTS INCURRED:                             June 30, 1995       June 30, 1994
                                           -------------       -------------
Proved property acquisition costs            $1,054,000          $4,390,000
Development costs                             2,581,000              40,000
                                              ---------              ------
Total Costs Incurred                         $3,635,000          $4,430,000
                                             ==========          ==========
RESULTS OF OPERATIONS:
Oil and gas sales                            $1,793,000          $1,483,000
Production costs, including production
  taxes                                        (756,000)           (573,000)
Depletion                                      (398,000)           (386,000)
Income Taxes*                                  (217,000)           (178,000)
                                               ---------           ---------
Results of operations for oil and gas
  producing activities**                     $  422,000          $  346,000
                                             ==========          ==========

*   - Computed at the statutory rate of 34%.
** - Excludes corporate overhead and financing costs.


Oil and Gas Reserve Information

Estimates of OEI's proved oil and gas reserves as of June 30, 1995 and 1994 were prepared in-house and reviewed by an independent petroleum reservoir engineering firm. All estimates were made in accordance with guidelines established by the Securities and Exchange Commission. Proved oil and gas reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic conditions (i.e. prices and costs as of the date the estimate is made.) Prices utilized reflect consideration of changes in existing prices provided by contractual arrangements, if any, but not of escalations based upon future conditions.

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing equipment and operating methods.

Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion or secondary or tertiary recovery. Reserves assigned to undrilled acreage are limited to those drilling units that offset productive units reasonably certain of production when drilled.

No major discovery or other favorable or adverse event has occurred since July 1, 1995 which is believed to have caused a significant change in the estimated proved oil and gas reserves of OEI.

OEI's estimate of reserves has not been filed with or included in reports to any federal agency other than the Securities and Exchange Commission.

Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. Key emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.


Oil and Gas Producing Activities:

                                                                         Oil and                  Natural
                                                                        Condensate                   Gas
                                                                         (Bbls)                     (Mcf)
Total Proved Reserves:

Balance, July 1, 1993                                                       -                        -
         Purchases of minerals-in-place                                   129,291                 7,338,452
         Production                                                       (14,383)                 (552,791)
-----------------------------------------------------------------------------------------------------------
Balance, June 30, 1994                                                    114,908                 6,785,661
         Revisions of previous estimates                                   92,080                 1,945,659
         Purchases of minerals-in-place                                 1,515,559                 6,036,937
         Production                                                       (40,330)                 (770,197)
-----------------------------------------------------------------------------------------------------------
Balance, June 30, 1995                                                  1,682,217                13,998,060
===========================================================================================================
Proved Developed Reserves:
         July 1, 1993                                                           -                         -
         June 30, 1994                                                    114,908                 6,785,661
         June 30, 1995                                                    750,604                11,203,232
===========================================================================================================


Standardized Measure of Discounted Future Cash Flows

The following schedules present estimates of the standardized measure of discounted future net cash flows from Key's proved reserves as of June 30, 1995, and an analysis of the changes in these amounts for the years ended June 30, 1995 and 1994. Estimated future cash flows are determined using year-end prices adjusted only for fixed and determinable increases for natural gas provided by contractual agreement (if any). Estimated future production and development costs are based on economic conditions at year-end. Future federal income taxes are computed by applying the statutory federal income tax rate of 34% to the difference between the future pretax net cash flows and the tax basis of proved oil and gas properties, after considering investment tax credits and net operating loss carry forwards (if any), associated with these properties.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                 June 30, 1995    June 30, 1994
                                                          (in thousands)

 Standardized Measure:
         Future cash inflows                          $ 51,830    $ 11,355
         Future production costs                       (11,852)     (3,478)
         Future development costs                       (6,160)       --
         Future income taxes                           (10,477)     (1,318)
_______________________________________________________________________________
         Future after-tax net cash flows                23,341       6,559
         10% annual discount                            (8,183)     (1,820)
_______________________________________________________________________________
Standardized Measure, June 30, 1995 and 1994          $ 15,158    $  4,739
===============================================================================


Changes in Standardized Measure:
Standardized Measure, July 1, 1993                    $   --
         Oil and gas sales, net of production costs       (910)
         Purchases of minerals in place                  6,030
         Net change in income taxes                       (381)
         Accretion of discount                            --
_______________________________________________________________________________
Standardized Measure, June 30, 1994                   $  4,739
         Oil and gas sales, net of production costs     (1,037)
         Purchases of minerals in place                 13,033
         Net change in income taxes                     (5,881)
         Accretion of discount                             512
         Revision of quantity estimates                  1,745
         Change in future development costs              1,227
         Other                                             820
_______________________________________________________________________________
Standardized Measure, June 30, 1995                   $ 15,158
===============================================================================

16.  CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the years ended June 30, 1995 and 1994, the seven months ended June 30, 1993 and the five months ended November 30, 1992 are presented below:


                                                      Seven Months  Five Months
                            Year Ended    Year Ended     Ended         Ended
                             June 30,     June 30,      June 30,   November 30,
                              1995          1994         1993          1992
                         ------------------------------------------------------

  Interest paid             $1,422         $759         $276           $215
  Taxes paid                    53           10            -              -

Supplemental schedule of non-cash investing and financing transactions for the years ended June 30, 1995 and 1994, the seven months ended June 30, 1993 and the five months ended November 30, 1992, are presented below:


                                                                               Seven Months    Five Months
                                             Year Ended      Year Ended           Ended           Ended
                                              June 30,        June 30,         November 30,     November 30,
                                                1995            1994             1993             1992
                                            ---------------------------------------------------------------
                                                                           ( in thousands)

Fair value of Common Stock issued
  for OEI                                    $      -         $     638      $        -        $     -
Assumption of OEI liabilities                       -             2,752               -              -
Acquisition of OEI
  property and equipment                            -             3,196               -              -
Fair value of Common Stock issued
  for Clint Hurt                                   23             -                   -              -
Fair value of Common Stock and
  Warrants  issued for
  WellTech West Texas                           8,647             -                   -              -
Capital lease obligation reduced
  for purchase of assets                          275             -                   -              -
Proceeds on sale of assets
  not received                                    132             -                   -              -
Property and equipment additions
  and acquisition costs not
  paid as of June 30th                          1,015             -                   -              -
Issuance of note payable in Clint
  Hurt Drilling acquisition                       725             -                   -              -


17.  CONCENTRATIONS OF CREDIT RISK

Key has a concentration of customers in the oil and gas industry. Substantially all of Key's customers are major integrated oil companies, major independent producers of oil and gas and smaller independent producers. This may affect Key's overall exposure to credit risk either positively or negatively, inasmuch as its customers are effected by economic conditions in the oil and gas industry, which has historically been cyclical. However, accounts receivable are well diversified among many customers and a significant portion of the receivables are from major oil companies, which management believes minimizes potential credit risk. Historically, credit losses have been insignificant. Receivables are generally not collateralized, although Key may generally secure a receivable at any time by filing a mechanic's and materialmans' lien on the well serviced.

18.  SUBSEQUENT EVENT


In August 1995, Key announced an agreement to acquire, through a merger, WellTech. A definitive merger agreement was reached on November 18, 1995. Key will be the surviving entity in the Merger. Consideration for the Merger will be 4,929,962 shares of Key Common Stock and warrants to purchase 750,000 shares at $6.75 per share of Key Common Stock. As part of the Merger, 1,429,962 of the 1,635,000 shares of Key Common Stock owned by WellTech and warrants to purchase an aggregate 250,000 shares of Key Common Stock at $5.00 per share will be cancelled. WellTech currently operates in the Southwest and Northeast areas of the United States and in Russia and Argentina. Consummation of the Merger is subject to satisfaction of various conditions including, without limitation, shareholder approval and no assurance can be given that the Merger will be consummated. WellTech's principal line of business is oil and gas well servicing.

                     Key Energy Group, Inc. and Subsidiaries
                           Consolidated Balance Sheet
                                   (unaudited)



                                                        December 31,

                                                            1995
                                                       (In thousands)
ASSETS
Current Assets:

   Cash                                                  $     503
   Restricted cash                                             452
   Restricted marketable securities                            267
   Accounts receivable, net                                  8,352
   Inventories                                               1,300
   Prepaid expenses and other current assets                   225
                                                        ----------
Total Current Assets                                        11,099

__________________________________________________________________
Property and Equipment:

   Oilfield service equipment                               25,456
   Oil and gas well drilling equipment                       2,374
   Motor vehicles                                              521

   Oil and gas properties and other related

     equipment, successful efforts method                    9,809
   Furniture and equipment                                     334
   Buildings and land                                        2,086
Total Property and Equipment                                40,580
__________________________________________________________________
Accumulated depreciation & depletion                        (6,188)
Net Property and Equipment                                  34,392

__________________________________________________________________
Other assets                                                 2,020
__________________________________________________________________

TOTAL ASSETS                                               $47,511
==================================================================


See the accompanying notes which are an integral part of these consolidated financial statements.

                     Key Energy Group, Inc. and Subsidiaries
                           Consolidated Balance Sheet
                                   (unaudited)


                                                         December 31,

                                                             1995
                                                         In thousands,
                                                except share and per share data)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:

   Accounts payable                                        $    3,804
   Accrued interest                                               168
   Other accrued liabilities                                    1,931
   Accrued income taxes                                           124
   Deferred tax liability                                         118
   Current portion of long-term debt                            1,590

Total Current Liabilities                                       7,735

Long-term debt, less current portion                           15,237
Deferred income taxes                                           2,934


Commitments and contingencies

Stockholders' Equity:

   Common stock, $.10 par value; 10,000,000
   shares authorized,  6,913,513 shares
   issued and outstanding                                         691
   Additional paid-in capital                                  15,186
   Retained earnings                                            5,728

Total Stockholders' Equity                                     21,605


TOTAL LIABILITIES AND

STOCKHOLDERS' EQUITY                                        $  47,511
=====================================================================

See the accompanying notes which are an integral part of these consolidated financial statements.

                     Key Energy Group, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                                   (unaudited)


                                            Six                    Six
                                         Months Ended          Months Ended
                                      December 31, 1995     December 31, 1994
                                          (In thousands except per share data)

REVENUES:

   Oilfield services                        $19,148                 $20,923
   Oil and gas revenues                       1,727                   1,077
   Oil and gas well drilling                  3,659                       -
   Other revenues, net                          258                    (38)
___________________________________________________________________________
                                             24,792                  21,962

___________________________________________________________________________
COSTS AND EXPENSES:

   Oilfield services direct costs            14,153                  16,350
   Oil and gas direct costs                     619                     431
   Oil and gas well drilling                  2,735                       -
   Depreciation and depletion expense         1,794                   1,245
   General and administrative expense         2,390                   1,822
   Interest expense                             877                     627
___________________________________________________________________________
                                             22,568                  20,475
___________________________________________________________________________
Income before income taxes                    2,224                   1,487
Income tax expense                              730                     476

NET INCOME                                $   1,494               $   1,011

===========================================================================

EARNINGS PER SHARE:


   Income before income taxes             $    0.32               $    0.23
   Net income                             $    0.22               $    0.16


WEIGHTED AVERAGE SHARES

OUTSTANDING:                                  6,914                   6,500



See the accompanying notes which are an integral part of these consolidated financial statements.

                     Key Energy Group, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                                   (unaudited)

                                                                      Six                    Six
                                                                 Months Ended            Months Ended
                                                              December 31, 1995       December 31, 1994
                                                             (In thousands, except per share data)


CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income                                                      $1,494                  $1,011

Adjustments to reconcile net income to
     net cash provided by operations:

   Depreciation, depletion and amortization                         1,794                   1,245
   Deferred income   taxes                                            730                     476

Changes in operating assets and liabilities, net of effects from the acquisitions:

   Increase in accounts receivable                                   (219)                   (960)
   Increase (decrease) in other
      current assets                                                   90                     (71)
   Decrease in accounts payable and
      accrued expenses                                               (807)                 (1,564)
   (Decrease) increase in accrued interest                             23                     (16)
   Decrease in accrued taxes                                          (50)                     -
   (Increase) decrease in other assets                                 (9)                     -
                                                                 ---------                 -------
   Net cash provided by operating activities                        3,046                     121
                                                                 ---------                 -------


CASH FLOWS FROM INVESTING ACTIVITIES:

   Capital expenditures - Oilwell service operations               (1,727)                 (1,899)
   Capital expenditures - Oil and gas operations                       (7)                     (7)
   Capital expenditures - Oil and gas well
      drilling operations                                            (360)                      -
Expenditures for oil and gas properties                            (2,150)                 (1,211)
                                                                 ---------                 -------
Net cash used in investing activities                              (4,244)                 (3,117)
                                                                ----------                --------


CASH FLOWS FROM FINANCING ACTIVITIES:

   Principal payments on debt                                      (1,418)                 (1,047)
   Borrowings (payments) under line-of-credit                         (28)                    971
   Proceeds from long-term debt                                     2,324                   2,866
                                                                 --------                 -------
Net cash provided by financing activities                             878                   2,790
                                                                ---------                 -------
Net increase (decrease) in cash and restricted cash                  (320)                   (206)
Cash and restricted cash at beginning of period                     1,275                   1,173
                                                                  -------                --------
Cash and restricted cash at end of period                       $     955               $     967
                                                                =========               =========


Supplemental cash flow disclosures:

   Interest paid                                                $    854                $     611

Supplemental schedule of non-cash
   investing and financing transactions:
   Fair market value of Common Stock
   issued as payment for the WellTech

   West Texas equipment                                        $        -                  $8,584



See the accompanying notes which are an integral part of these consolidated financial statements.

                     KEY ENERGY GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1995

                                   (unaudited)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Key

The consolidated financial information in this report includes Yale E. Key which is involved in oilwell service operations, OEI which is involved in the production and exploration of oil and natural gas and Clint Hurt Drilling which is involved in the drilling for oil and natural gas.

OEI utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs and geological and geophysical costs (if any), are expensed. Capitalized costs relating to proved properties are depleted using the unit-of-production method based on proved reserves expressed as net equivalent Bbls as reviewed by independent petroleum engineers. The carrying amounts of properties sold or otherwise disposed of and the related allowance for depletion are eliminated from the accounts and any gain/loss is included in results of operations.

OEI's aggregate oil and gas properties are stated at cost, not in excess of total estimated future net revenues net of related income tax effects.


In the opinion of Key Energy Group,  Inc.  ("Key"),  the accompanying  unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position as of December 31, 1995, the statement of cash flows for the six months ended December 31, 1995 and 1994, and the results of operations for the six month periods then ended. These unaudited consolidated financial statements should be read in conjunction with consolidated financial statements and notes thereto included herein for the year ended June 30, 1995.


The consolidated financial statements of Key have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.

2.  ACQUISITIONS

Clint Hurt Drilling


On March 30, 1995, Key and Clint Hurt & Associates, Inc. ("CHA") entered into an Asset Purchase Agreement pursuant to which CHA sold to Key all of its assets in West Texas. Such assets mainly consisted of four oil and gas drilling rigs and related equipment. As consideration for the acquisition, Key paid CHA $1,725,000, of which $1,000,000 was paid in cash and the balance in the form of a $725,000 note payable to CHA (the note was paid in full in July 1995). Mr. Clint Hurt entered into consulting and noncompetition agreements with Key in consideration for which Key issued 5,000 shares of Key Common Stock. The acquisition was accounted for using the purchase method and the results of operations of Clint Hurt Drilling have been included in those of Key since April 1, 1995.


The Merger


In August 1995, Key announced an agreement to acquire, through a merger, WellTech. Key will be the surviving entity in the merger. In the merger, WellTech stockholders will receive an aggregate of 4,929,962 shares of Key Common Stock and warrants to purchase 750,000 shares of Key Common Stock at $6.75 per share. As part of the merger, 1,429,962 of the 1,635,000 shares of Key Common Stock currently owned by WellTech and previously issued warrants to purchase 250,000 shares of Key Common Stock at $5.00 per share will be cancelled. Net consideration for the merger will be 3,500,000 shares of Key Common Stock and warrants to purchase 500,000 additional shares. WellTech's principal line of business is oil and gas well servicing and it currently operates in the Mid-Continent and Northeast areas of the United States and in Argentina. Until November 1995, WellTech also conducted certain operations in Russia. Consummation of the merger is subject to satisfaction of various conditions including, without limitation, shareholder approval and no assurance can be given that the merger will be consummated.


3.  LONG-TERM DEBT


The Yale E. Key C.I.T. Credit Finance ("C.I.T.") term note, ($5,463,000 approximate principal balance at December 31, 1995), as amended, requires principal payments of approximately $95,000, plus interest, due the first day of each month plus a final payment of the unpaid balance of the note due December 31, 1996. The interest rate is 2.5% above the stated prime rate (8.5% at December 31, 1995). The note is collateralized by all of the assets (including equipment and inventory) of Yale E. Key.

The Yale E. Key C.I.T. line of credit, ($3,818,000 approximate principal balance at December 31, 1995), as amended, requires monthly payments of interest at 2.5% above the stated prime rate (8.5% at December 31, 1995). The expiration of the line of credit is December 31,1996. The line of credit is collateralized by the accounts receivable of Yale E. Key and has a maximum limit of 85% of available accounts receivable or $7 million, whichever is less. At December 31, 1995, there was no credit line availability.

The agreement with C.I.T. includes certain restrictive covenants, the most restrictive of which prohibits Key from making distributions and declaring dividends on Yale E. Key's Common Stock.



The OEI loan agreement, as amended, with Norwest Bank Texas, N.A. ("Norwest") provides for a $7.5 million revolving line of credit note subject to a borrowing base limitation (approximately $6.5 million at December 31, 1995). The borrowing base is redetermined on at least a semi-annual basis. The borrowing base is reduced by approximately $60,000 per month through October 1997 (the maturity of the note). The note's interest rate is Norwest's prime rate (8.5% at December 31, 1995) plus one-half percent. The note is secured by substantially all of the oil and gas properties of OEI and the pledge of certain collateral by current and former officers and directors of Key. As of December 31, 1995, Norwest waived the pledge of collateral and released the collateral to the seven individuals who had pledged it. The note is also guaranteed by Key.


The loan agreement contains various restrictive covenants and compliance requirements, including covenants which (a) prohibit OEI from declaring or paying dividends on OEI's common stock, (b) limit the incurrence of additional indebtedness by OEI and, (c) limit the disposition of assets and various other financial covenants.


The Clint Hurt Drilling loan agreement with Norwest provided for a $1 million term loan and a $200,000 line of credit. The $1 million term loan ($776,000 approximate principal balance at December 31, 1995), requires principal payments of approximately $28,000 per month plus interest for 36 months with a maturity date of April 1998. The $200,000 line of credit ($77,000 approximate principal balance at December 31, 1995) requires principal payments of $20,000 per month beginning July 5, 1995, plus interest, through its maturity in April 1996. The term loan and line of credit have an interest rate of Norwest prime rate (8.5% at December 31, 1995), plus 3/4 of one percent. The notes are secured by all of the equipment of Clint Hurt Drilling and are guaranteed by Key. In addition, the loan agreement contains various restrictive covenants and compliance requirements.

Each of Key (and Yale E. Key and Clint Hurt) and WellTech recently entered into new credit facilities of approximately $17.5 million (subject to certain advance formulas) the proceeds of the initial borrowings of which were used to repay substantially the debt of Key (other than that of OEI) and WellTech (other than that of certain affiliates), respectively. Key believes that such a facility will provide sufficient funds to finance its operating and capital expenditure needs for the foreseeable future. The new indebtedness will be the obligation of Key, as survivor of the merger, and Key's subsidiaries, Yale E. Key and Clint Hurt. The cross-guaranty and cross- collateralization arrangement could, if the merger is not consummated, create contingent liabilities for each of Key and WellTech. The failure to consummate the merger on or prior to April 30, 1996 will, at the option of the lender, constitute an event of default under the new indebtedness if WellTech fails to refinance its credit agreement on or before July 31, 1996 or Key fails to continue to operate WellTech pursuant to the Interim Operations Agreement. Key and WellTech have agreed not to terminate the Interim Operations Agreement without the consent of the lender.

4.  COMMITMENTS AND CONTINGENCIES

Various suits and claims arising in the ordinary course of business are pending against Key. Management does not believe that the disposition of any of these suits or claims will result in a material adverse impact on the consolidated financial position of Key.

During August 1995, Key entered into employment agreements with certain of its officers. These employment agreements generally run to June 30, 1998, but will automatically be extended on a yearly basis unless terminated by Key or the applicable officer. In addition to providing a base salary for each officer, the employment agreements provide for severance payments for each officer varying from 12 to 36 months of the officer's base salary. The current annual base salaries for the officers covered under such employment agreements total approximately $800,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of WellTech, Inc.:

We have audited the accompanying consolidated balance sheets of WellTech, Inc. (a Delaware Corporation) and subsidiaries (WellTech) as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of WellTech's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As further discussed in Note 12 to the consolidated financial statements, during 1995 WellTech was not in compliance with certain of the restrictive covenants of its loan agreement and received a waiver for such events on non-compliance. On January 19, 1996, WellTech entered into a three-year term loan agreement to refinance such indebtedness. The new loan agreement does not contain any restrictive covenants until WellTech's merger with Key Energy Group, Inc. ("Key") is completed, at which time the new indebtedness will be the obligation of Key, as survivor of the merger. However, failure to consummate the merger by April 30, 1996 could constitute an event of default if WellTech fails to refinance the new indebtedness by July 31, 1996, or if Key fails to continue to operate WellTech pursuant to the Interim Operations Agreement until such refinancing is completed. If and when such refinancing becomes necessary, there can be no assurances that it will be available upon terms satisfactory to WellTech.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WellTech, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.


                                                     ARTHUR ANDERSEN LLP

Houston, Texas
August 31, 1995 (except with respect to the matters discussed in Note 12, as to which the date is January 19, 1996)

                         WELLTECH, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1994 AND 1993

                                 (In Thousands)


                                     ASSETS

                                                       1994        1993

CURRENT ASSETS:
  Cash and cash equivalents                        $    624     $   689
  Accounts receivable, less allowance for            11,375       9,160
   doubtful accounts of $995 and $372,
   respectively
  Prepaid insurance losses                              510       1,570
  Prepaid expenses and other                            271         484
                                                   --------    --------
         Total Current Assets                        12,780      11,903
                                                     ------      ------

INVESTMENT IN UNCONSOLIDATED
WELL SERVICING OPERATIONS:
  Dawson WellTech, LLC                                6,511       4,899
  Key Energy Group, Inc.                              8,401        -
  Servicios WellTech, S.A.                            2,727       1,906
                                                     ------       -----
                                                     17,639       6,805

PROPERTY AND EQUIPMENT:
  Well servicing equipment                           31,733      26,002
    Land, buildings and other                         4,426       3,801
                                                    -------      ------
                                                     36,159      29,803

    Accumulated depreciation                        (11,254)    (11,594)
                                                    -------    --------
      Net Property and Equipment                     24,905      18,209
                                                   --------   ---------

OTHER ASSETS:
  Net assets held for sale                                -       5,323
  Debt restructuring costs                                -         641
  Other                                               2,852       1,682
                                                  ---------       -----

    Total Assets                                    $58,176     $44,563
                                                    =======     =======


                     The accompanying notes are an integral
                      part of these consolidated financial

                         WELLTECH, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1994 AND 1993

                                 (In Thousands)

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                      1994        1993

CURRENT LIABILITIES:
  Current maturities of long-term debt
    and capital lease obligation                  $    798    $    511
  Accounts payable                                   6,371       3,135
  Accrued payroll and related taxes                    680         207
  Accrued casualty insurance                         2,614       1,624
  Income taxes payable                                 557           -
  Other accrued and current liabilities              2,707       1,828
                                                  --------    --------
     Total Current Liabilities                      13,727       7,305
                                                  --------    --------


NON-CURRENT LIABILITIES:
  Long-term debt and capital lease obligation,
   net of current maturities                         6,620      32,782
  Deferred interest                                      -       4,764
  Accrued casualty insurance                         1,640       2,380
                                                    ------     -------
     Total Non-Current Liabilities                   8,260      39,926

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY (Deficit):
  Common stock, $1.00 par; 500,000 shares
   authorized; 347,471 and 311,256 issued
   and outstanding at December 31,
   1994 and 1993, respectively                         347         311
  Capital in excess of par value                    92,003      52,971
  Accumulated deficit                              (56,161)    (55,950)
                                                   --------   ---------
     Total Stockholders' Equity (Deficit)           36,189      (2,668)
                                                  --------    ---------
     Total Liabilities and Stockholders' Equity   $ 58,176    $ 44,563
                                                  ========    ========


                     The accompanying notes are an integral
                      part of these consolidated financial
                                   statements.


                         WELLTECH, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                 (In Thousands)



                                                                  1994             1993           1992
                                                                --------         -------        --------

REVENUES                                                       $ 49,043          $56,157         $58,680
                                                               --------          -------         -------

OPERATING COSTS AND EXPENSES:

  Direct operating                                               39,050           45,522          45,986
  General and administrative                                      8,474            9,520          11,732
  Depreciation and amortization                                   2,775            3,095           3,572
                                                               --------          -------         -------
      Total operating costs and expenses                         50,299           58,137          61,290
                                                               --------           ------         -------

LOSS FROM OPERATIONS                                             (1,256)          (1,980)         (2,610)
                                                                 -------          -------        --------

OTHER (INCOME) AND EXPENSE

  Interest expense                                                  735            3,218           3,019
  Interest income                                                  (130)             (71)           (203)
  Investment valuation provision                                      -              582           2,369
  Equity in (earnings) losses of
  unconsolidated affiliates                                         492              (88)            (68)
  Gain on disposition of assets                                  (2,943)            (336)            (49)
  Other (income) expense, net                                       801              (78)            142
                                                              ---------           -------         ------
       Total Other (Income) and Expense                          (1,045)           3,227           5,210


LOSS BEFORE INCOME TAXES                                           (211)          (5,207)         (7,820)

INCOME TAX EXPENSE                                                  -                  -              -
                                                               --------         ---------       ---------

NET LOSS                                                       $   (211)         $(5,207)        $(7,820)
                                                               =========        =========        ========

                     The accompanying notes are an integral
                      part of these consolidated financial
                                   statements.



                         WELLTECH, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                 (In Thousands)




                                                 Common Stock
                                           Shares Issued                      Capital
                                               and             $1.00         in Excess          Accumulated
                                           Outstanding       Par Value      of Par Value           Deficit           Total

BALANCE, DECEMBER 31, 1991                      3,112,617        $3,113           $50,169           $(42,923)       $10,359
10 for 1 reverse stock split                   (2,801,361)       (2,802)            2,802                  -              -
Net loss for year                                       -             -                 -             (7,820)        (7,820)
                                               ----------      --------          --------           ---------      ---------
BALANCE, DECEMBER 31, 1992                        311,256           311            52,971            (50,743)         2,539
Net loss for year                                       -             -                 -             (5,207)        (5,207)
                                               ----------      --------          --------           ---------      ---------
BALANCE, DECEMBER 31, 1993                        311,256           311            52,971            (55,950)        (2,668)
10 for 1 reverse stock split                     (280,430)         (280)              280                  -              -
Conversion of debt to equity, net of              277,436           277            34,037                  -         34,314
costs
Sale of  Common Stock                              39,209            39             4,715                  -          4,754
Net loss for year                                       -             -                 -               (211)          (211)
                                                ---------      --------          --------           ---------      ---------
BALANCE, DECEMBER 31, 1994                        347,471          $347           $92,003           $(56,161)       $36,189
                                                =========       =======           =======           =========       =======

                     The accompanying notes are an integral
                      part of these consolidated financial
                                   statements.



                         WELLTECH, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                 (In Thousands)



                                                                                 1994              1993               1992
                                                                                ------            ------             -----

RECONCILIATION OF NET LOSS TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss                                                                          $(211)          $(5,207)           $(7,820)
Non-cash charges included in net loss:
   Depreciation and amortization                                                  2,775             3,095              3,572
   Investment valuation provision                                                     -               582              2,369
   Amortization of loan discount                                                      -               668              1,014
   Gain on disposition of assets                                                 (2,943)             (336)               (49)
   Equity in (earnings) losses of unconsolidated affiliates                         492               (88)               (68)
Changes in components of working capital:
   (Increase) decrease in accounts receivable, net                               (2,215)           (1,846)                73
   (Increase) decrease in prepaid insurance losses and expenses and
   other                                                                          1,573               622               (369)
   Increase (decrease) in accounts payable                                        3,236               (99)              (249)
   Increase (decrease) in accrued liabilities                                     1,948             1,484               (662)
   Increase in deferred interest                                                      -             2,020              1,740
   Other, net                                                                       (24)               38               (375)
                                                                                --------           ------              ------
   Net Cash Provided by (Used in) Operating Activities                            4,631               933               (824)
                                                                                -------             -----             -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment                                      2,764             1,942              1,809
Capital expenditures                                                            (13,738)           (1,748)            (1,979)
Cash distributions from Dawson WellTech, LLC                                        412               775                 --
Contributions to unconsolidated operations                                       (3,563)             (970)            (3,107)
                                                                                --------            ------            -------
   Net Cash Used in Investment Activities                                       (14,125)               (1)            (3,277)
                                                                                --------           -------           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt                                                    5,555                44              2,337
Payments on notes payable and capital lease                                        (680)             (663)              (297)
Sale of common stock and conversion of debt                                       4,554              -                  -
                                                                                 ------           -------            -------
   Net Cash Provided by (Used in) Financing Activities                            9,429              (619)             2,040
                                                                                 ------            -------            ------
Increase (Decrease) in Cash and Cash Equivalents                                    (65)              313             (2,061)
Cash and Cash Equivalents, Beginning of Year                                        689               376              2,437
                                                                                  -----             -----            -------
Cash and Cash Equivalents, End of Year                                          $   624            $  689             $  376
                                                                                =======            ======             ======


                     The accompanying notes are an integral
                      part of these consolidated financial
                                   statements.

                         WELLTECH, INC. AND SUBSIDIARIES
                   Notes To Consolidated Financial Statements


(1)  Organization and Control-

         WellTech, Inc. (a Delaware corporation) and subsidiaries ("WellTech" or the "Company") are engaged in the oil and gas well servicing industry in the United States, South America and Russia.

(2)  Summary of Significant Accounting Policies-

         Principles of consolidation - The consolidated financial statements include the accounts of WellTech, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to the prior period financial statements to conform with the current year's presentation.

         Investments - WellTech owns a 39% interest in Dawson WellTech, LLC and a 24% interest in Key Energy Group, Inc., both domestic well servicing companies. WellTech also owns a 50% interest in Servicios WellTech, S. A. a joint venture well servicing company operating in Argentina.
These investments are accounted for by the equity method.

         WellTech also has certain non-well servicing investments which are accounted for by the cost method. During 1993 and 1992 WellTech reassessed the carrying value of its non-well servicing investments and recorded provisions of $582,000 and 2,369,000, respectively, to write these investments down to their estimated net realizable value.

         Cash and cash equivalents - Cash equivalents include all highly liquid short-term investments with maturities of three months or less.

         Property and equipment - Property and equipment consists principally of well servicing rigs and related equipment. Additions, renewals and betterments that add materially to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. Upon retirement or disposal, the asset and related allowance for depreciation accounts are eliminated. Any gains or losses on such transactions are included in income.

         Depreciation  is  provided  for  financial   reporting  purposes  on  a
straight-line basis over the following estimated useful lives:

         Well servicing equipment                     3 to 20 years
         Buildings and other                          3 to 30 years

         Debt restructuring costs - Debt restructuring costs represent costs associated with the restructuring of the Renewal Notes in conjunction with the June 1991 Recapitalization. The debt restructuring costs were being amortized to interest expense over the life of the Renewal Notes. During each of the years 1993 and 1992, WellTech amortized approximately $80,000 of debt restructuring costs. In connection with the January 1994 Recapitalization discussed in Note 4 below, the remaining unamortized debt restructuring costs were included in the debt converted to equity.

(3)      Financing -

         In January 1994, WellTech completed a financial restructuring and recapitalization (the "1994 Recapitalization") with its principal lenders and shareholders. As a result, WellTech's $34 million Renewal Notes, with a discounted book value of approximately $30.8 million, plus the associated deferred interest payable, net of unamortized debt issue expense, were converted into 277,436 shares of WellTech common stock. Simultaneous with this conversion of debt to equity, Welltech sold 39,209 shares of common stock for $4.7 million and issued a new term note for $3 million.

         A summary of outstanding long-term debt and capital lease obligation is presented below (in thousands):

                                                       December 31,
                                                 1993             1994

         Renewal Notes                         $    -           $34,231
         Less unamortized discount                  -           ( 3,481)
                                                 ----           --------
                                                    -            30,750
         New Term Debt                          4,900             1,900
          Obligation under capital
            lease through 1995                     65               244
         Notes Payable                          2,453               399
                                               ------         ---------
          Total long-term debt and
            capital lease obligation            7,418            33,293
          Less current maturities                 798               511
                                              -------         ---------
          Long-term debt and capital
            lease obligation, less
             current maturities               $ 6,620           $32,782
                                              =======           =======

         In November 1992, certain lenders, who are also stockholders, provided a $2 million loan to WellTech. These funds were placed into a cash collateral account with WellTech's insurance provider to be used to pay future claims under WellTech's self insurance program. In January 1994, the $1.9 million principal balance remaining on this note was rolled into new notes with a principal balance of $4.9 million. The accrued interest on the $1.9 million note was paid through January 19, 1994, the date of the issuance of the new notes. Interest is payable semi-annually on July 6 and January 6 commencing July 6, 1995. All principal and accrued and unpaid interest is payable in full by January 7, 1998. The interest rate is 12% per annum. In connection with the bank financing concluded in January 1995, discussed below, the accrued interest on the $4.9 million notes was paid through January 6, 1995 and the terms of these notes were modified.

         The payment of interest on these notes is restricted by the terms of an intercreditor agreement between these note holders and Shawmut (see below). Interest on $2.0 million of these notes is not payable currently if WellTech does not achieve certain levels of cash flows. These minimum levels of cash flow were not achieved and the related interest was not paid on July 6, 1995. Interest on the remaining $2.9 million of these notes is not payable currently if WellTech is in default of certain covenants of the Loan Agreement with Shawmut. WellTech was in default on July 6, 1995 and the payment of interest on these notes has been deferred.

         In November 1991, WellTech entered into a lease agreement to obtain the necessary financing for a computer system. The lease agreement has been recorded as a capital lease with the corresponding property and equipment being included in the accompanying consolidated balance sheet.

         During 1994, WellTech used seller financing to provide the capital to fund several expansion opportunities. These notes payable which are secured by the purchased assets bear interest at rates ranging from 5.3% to prime + 2%. Negotiated repayment terms, which are fixed or based upon cash flow or asset utilization, range from 3 to 5 years.

         On January 6, 1995, WellTech entered into a Loan Agreement with Barclays Business Credit, Inc. (subsequently acquired by Shawmut), whereby Shawmut agreed to provide WellTech with a term loan of $2.5 million and a revolving credit facility of up to $6.5 million. The Shawmut Term Loan, which bears interest at Shawmut prime plus 1.75% is generally secured by WellTech's rigs and equipment and is payable in 84 equal monthly installments of principal plus interest. The availability under the revolving credit facility is a function of available accounts receivable collateral, as defined in the Loan Agreement. The interest rate on the revolver is Shawmut prime plus 1.75%. The original term of the Loan Agreement is for a three (3) year period and includes certain restrictive covenants relative to the maintenance of certain levels of tangible net worth, working capital, aged accounts payable and cash flows and contains restrictions on the purchase and sale of certain assets and capital expenditures. See Note 12 for further discussion of WellTech's credit facility and financing arrangements.

         Aggregate loan maturities for the next five fiscal years are as follows: 1995-$798,000; 1996- $353,000; 1997-$273,000; 1998-$5,073,000 and 1999
and thereafter $921,000.

         Letters of Credit - WellTech had a letter of credit of $421,000 outstanding at December 31, 1994. In March 1995, Shawmut issued, under WellTech's revolving credit facility, an additional letter of credit in the amount of $1,080,000. These letters of credit provide collateral for the payment of the self-insured retention under certain of WellTech's liability insurance policies. The letter of credit in the amount of $421,000 is guaranteed by a former stockholder of WellTech.

         In addition to the above letters of credit, WellTech was contingently obligated through January 6, 1995, to an officer and shareholder in the amount of $292,000, for securities placed by him as collateral on behalf of WellTech to further support the self-insured retention under WellTech's liability insurance policies. In connection with the Shawmut financing, WellTech paid this amount into its self-insurance cash collateral account and the officer's collateral was returned to him.

(4)  Investments in Unconsolidated Well Servicing Operations -

         The following is a summary of WellTech's  net investment and the equity
in  the  earnings  (losses)  of  its  unconsolidated   investments  (amounts  in
thousands):



                                 Ownership           Net Investment   Equity in Earnings (Losses)
                                  Percent          1994         1993        1994           1993

Dawson WellTech, LLC                39%        $ 6,511         $4,899     $   620        $  711
Key Energy Group, Inc.              24%          8,401              -          47             -
Servicios WellTech, S.A.            50%          2,727          1,906      (1,159)         (623)
                                                 -----          -----      ------          -----
                                               $17,639         $6,805     $ ( 492)       $   88
                                               =======         ======     =========      =======

         Dawson WellTech, LLC - Effective November 1, 1992, WellTech and Dawson Well Servicing, Inc. formed Dawson WellTech, LLC ("DWT"), a limited liability corporation. The net book value of the assets contributed exceeded WellTech's share of DWT's net assets at inception by $1.1 million. This amount is being amortized and charged against equity in earnings of DWT over a period of eight years.

         In January 1995, WellTech contributed an additional $1.4 million in cash to finance its share of the non-bank financed portion of the stock acquisition of Well Solutions, Inc. by DWT for $20 million. Well Solutions, Inc. is a regional company providing vacuum truck, frac tank, disposal well and production testing and rental tool services in Texas. The agreement with the bank which provided the financing for this acquisition, limits the cash distributions from DWT to an amount equal to income before taxes times the statutory tax rate.

         DWT has a fiscal year ended March 31. The condensed financial information presented below as of December 31, 1994 and 1993 and for the twelve month periods then ended is unaudited. The summary information presented below as of March 31, 1995 and 1994 and for the twelve month periods then ended has been derived from audited financial statements. As stated above, DWT was established in November of 1992. Its results of operations did not have a material effect on WellTech's results of operations for the year ended December 31, 1992. Therefore, condensed financial information has not been presented for that period.



                                                            (In Thousands)
                                           December 31                              March 31
                                           -----------                              --------
                                 1994                      1993              1995              1994
                                 ----                      ----              ----              ----
                                           (Unaudited)

Balance Sheet Data
Current Assets                   $  6,419              $  4,156            $  8,331           $  4,026
Noncurrent Assets                $ 27,228              $  8,228            $ 26,777           $  8,309
Current Liabilities              $  3,700              $  1,587            $  6,661           $  1,746
Noncurrent Liabilities           $ 15,264              $    263            $ 13,495           $    563

Operating Statement-Data
Revenues                         $ 22,837              $ 22,017            $ 29,763           $ 21,436
Gross Margin                     $  6,597              $  5,017            $ 10,028           $  6,207
Income Before Taxes              $  2,128              $  2,299            $  2,673           $  2,259
Net Income                       $  2,063              $  2,299            $  2,602           $  2,194

         Key Energy Group, Inc. - In December 1993, WellTech entered into an agreement to sell its West Texas operations and the working capital attributable to the West Texas operations, including the assumption of certain of WellTech's insurance liabilities, to Key Energy Group, Inc. ("Key") for 1,635,000 shares of Key common stock and warrants to purchase an additional 250,000 shares of Key's common stock at $5 per share. The transaction which was subject to the approval of Key's shareholders was formally concluded in August 1994. Pending such approval, WellTech entered into an Interim Operations Agreement with Key effective December 1, 1993, whereby Key (i) assumed responsibility for the operations and management of WellTech's West Texas operations, (ii) leased WellTech's real estate and equipment employed in the West Texas operations, and
(iii) acquired equal amounts of the associated current assets and current liabilities attributable to the West Texas operations.

         At December 31, 1993, WellTech classified net property and equipment and certain non-current assets of its West Texas operations as "Net Assets Held for Sale" in the accompanying consolidated balance sheets. Additionally, in 1994 and 1993, $350,000 and $55,000, respectively, is included in revenues and related to an amount billed to Key, pursuant to the Interim Operations Agreement, for the lease of the West Texas assets from December 1, 1993 to August 10, 1994.

         The following sets forth selected financial information relative to WellTech's West Texas operations which are included in the consolidated financial statements for 1993 (in thousands):


                                                              December 31, 1993
Balance Sheet
         Current Assets                                             $  558
         Total Assets                                             $  5,826
         Current Liabilities                                     $     674

Statement of Operations
         Revenues                                                  $13,591
         Direct Operating Expenses                                 $11,543
         General and Administrative Expenses                     $   1,443
         Depreciation                                            $     669

         In August 1994, the transaction was approved by Key's shareholders and 1,635,000 shares of Key stock and warrants were issued to WellTech in exchange for its West Texas Operations. The investment in the Key stock was recorded at the market value of the stock on the date of the shareholders' approval ($5.125 per share) and a gain of approximately $3 million was recognized. On that date, WellTech's investment exceeded its pro rata share of Key's equity by $3.9 million. This amount is being amortized and charged against equity in earnings of Key over a period of 10 years. At December 31, 1994, the market value of the stock was $4.625 per share.

         Key's condensed financial information presented below (in thousands) as of December 31, 1994 and for the six months then ended is unaudited. As stated above, WellTech acquired its ownership interest in Key in August of 1994, consequently information for periods prior to 1994 has not been presented.


                                                              December 31, 1994
                                                                (Unaudited)
Balance Sheet
Current Assets                                                     $  9,992
Noncurrent Assets                                                   $29,387
Current Liabilities                                                $  6,253
Noncurrent Liabilities                                              $14,265

Statement of Operations
Revenues                                                            $21,962
Gross Margin                                                       $  3,641
Income Before Taxes                                                $  1,487
Net Income                                                         $  1,011

         Servicios WellTech - In July 1992, WellTech entered into a joint venture agreement with two Argentinean entities to form Servicios WellTech, S.A. ("SWT") to provide oil and gas well servicing in Argentina.

         During 1992, WellTech made an initial contribution of $50,000 and subsequent contributions of $1.3 million. During 1993 and 1994, WellTech made additional contributions to SWT of approximately $1.9 million.

         During 1993, WellTech sold two rigs and related equipment to SWT. No gain was recognized on the sale of this equipment. At December 31, 1993 receivables from equipment sales of approximately $233,000 are included in WellTech's investment in SWT. During 1994, the amount of this receivable along with an additional $1.1 million in cash and cost basis of two rigs and related equipment were contributed to SWT.

         In April 1995, SWT was recapitalized and the ownership interests were modified based upon previous and agreed upon future contributions. As a result of this recapitalization, WellTech's ownership interest in SWT increased from 50% to 63%.

         SWT has a fiscal year ended March 31. The condensed financial information presented below as of December 31, 1994 and 1993 is unaudited. The summary information presented below as of March 31, 1995 and 1994 and for the twelve months then ended has been derived from audited financial statements. As stated above, SWT was established in July of 1992. Its results of operations did not have a material effect on WellTech's results of operations for the year ended December 31, 1992. Therefore condensed financial information has not been presented for that period.



                                                (In Thousands)
                                   December 31                 March 31
                                    -----------                --------
                               1994           1993        1995          1994
                               ----           ----        ----          ----
                                   (Unaudited)
Balance Sheet
Current Assets               $ 2,977       $ 1,869       $ 3,295       $ 2,296
Noncurrent Assets            $ 7,341       $ 5,471       $ 6,254       $ 5,425
Current Liabilities          $ 7,229       $ 2,802       $ 6,280       $ 3,580
Noncurrent Liabilities       $   630       $ 1,229       $ 2,329       $    38

Statement of Operations
Revenues                     $ 7,881       $ 3,992       $ 9,807       $ 4,985
Gross Margin                 $   623       $ 1,129       $ 2,579       $ 1,138
Net Loss                     $(2,318)      $(1,246)      $(1,978)      $(1,398)

         In connection with the audit of the SWT financial statements as of March 31, 1995 and for the year then ended there were certain adjustments recorded in SWT's fourth quarter. These adjustments were not material to WellTech and consequently have been recorded in WellTech's 1995 results.

(5)  Common Stock-

         In January 1994, the Certificate of Incorporation of WellTech was amended and restated in its entirety to provide for only one class of stock, common stock $1 par value. In addition, pursuant to the 1994 Recapitalization, WellTech's Board of Directors authorized a ten-for-one reverse stock split effective January 18, 1994.

(6)  Income Taxes -

         WellTech adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", effective January 1, 1993. The adoption of SFAS No. 109 changed WellTech's method of accounting for income taxes from the deferred approach to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities. The cumulative effect of the change in accounting principle on prior years at January 1, 1993, the date of adoption, was not material to the results of operations or financial position of WellTech.

         During the years ended December 31, 1994 and 1993, WellTech incurred pre-tax losses and had available net operating loss (NOL) carryforwards. Consequently, for financial reporting purposes WellTech did not record income tax expense. In connection with the conversion of debt to equity in the 1994 Recapitalization discussed in Note 4 above, WellTech recognized an approximately $18 million taxable gain, and recorded as a direct charge to capital in excess of par value an accrual of $360,000 for alternative minimum taxes.

         At December 31, 1994 and 1993, WellTech had a net deferred tax asset of approximately $69 million and $77 million, respectively, and has provided an equal amount for a valuation allowance at each date. Deferred tax (assets) liabilities are comprised of the following (in thousands):


                                                          1994           1993
                                                          ----           ----
(Assets) Liabilities
Net tax operating loss carryforwards                 $(57,493)      $(66,262)
General business credits                              (11,335)       (12,144)
AMT credits                                         (     433)              -
Depreciation differences on PP&E                        2,470          2,227
Prepaid Expenses                                          266          1,221
Accrued insurance losses and other liabilities       (  1,563)       ( 2,114)
Allowance for doubtful accounts                     (     338)      (    130)
Differences between book and tax basis
  of partnership interests                           (    236)      (    119)
Other,  net                                          (    189)           224
                                                     ---------        -------
                                                      (68,851)       (77,097)
Valuation Allowance                                    68,851         77,097
                                                       -------        -------
Net Deferred Tax Asset                             $    -         $    -
                                                   ===========    ===========

         For tax purposes WellTech had available, as of December 31, 1994, substantial NOL carryforwards which begin to expire in 1998. Utilization of pre-June 1991 Recapitalization NOL carryforwards is generally limited to approximately $1.3 million per year effective as of June 1991. As a result of the 1994 recapitalization, utilization of NOL carryforwards from the period June 1991 through December 31, 1993, is expected to be generally limited to $950,000 per year. WellTech also has available investment tax credit carryforwards of approximately $11 million, portions of which expire each year. As presented above, a valuation allowance has been established for those NOL carryforwards and tax credits which have not met the recognition requirements of SFAS No. 109.

(7)  Capital Accumulation 401(k) Plan

         WellTech established a capital accumulation 401(k) plan for the benefit of its employees during 1987. Employees may, after the completion of one year's service, contribute up to 15% of their salaries (subject to certain maximums) to the plan. Contributions to the plan by WellTech are made at the discretion of the Board of Directors. WellTech did not make contributions to the plan during 1994 or 1993.

         In November 1994, the Board of Directors authorized WellTech to begin making contributions to the plan in 1995. These contributions are limited to 50% of the employees' contributions up to a maximum of $1,000. While employees may generally contribute up to 15% of their pay, WellTech's matching contribution is limited to the first 6%.

(8)  Commitments and Contingencies

         At December 31, 1994, the minimum future payments under long-term non-cancelable operating lease obligations amounted to (in thousands):




          1995                  $   359
          1996                      313
          1997                      161
          1998                       94
          1999                       73
          Thereafter                168
                                  -----
                                 $1,168

         Total rentals under operating leases charged against income amounted to approximately $1,548,000 and $2,273,000 in 1994 and 1993, respectively, which includes $1,231,000 and $1,727,000 in 1994 and 1993, respectively, for vehicle rentals under cancelable leases.

         WellTech accrues for the self-insured retention under its casualty insurance policies. These amounts represent losses payable as a result of WellTech's claims experience, subject to certain policy maximums. A charge to income is provided currently based on the assessment of the expected costs of claims incurred. The estimated costs of casualty claims are based on WellTech's historical loss experience, type of claim, knowledge of the specific circumstances of the claim and judgement of the possible effect that future economic and legal factors might have on the ultimate settlement of the claim. As of December 31, 1994 and 1993, $4,254,000 and $4,004,000, respectively, was accrued for the estimated cost of resolving actual and potential claims under casualty insurance policies.

         WellTech is involved in disputes and litigation arising in the normal course of business. In management's opinion, the resolution of such disputes and litigation will not have a material adverse effect on the financial position or results of operations of WellTech.

(9)  Concentrations of Credit Risk

         WellTech has a concentration of customers in the oil and gas industry. Substantially all of WellTech's customers are major integrated oil companies, major independent producers of oil and gas, and smaller independent producers. This may affect WellTech's overall exposure to credit risk either positively or negatively, inasmuch as its customers are affected by economic conditions in the oil and gas industry, which has historically been cyclical. However, accounts receivable are well diversified among many customers, and a significant portion of the receivables are from major oil companies, which management believes minimizes potential credit risk. Historically, credit losses have been insignificant. Receivables are generally not collateralized, although WellTech may generally secure a receivable at any time by filing a mechanics' and materialmans' lien on the well serviced.

(10)  Operations by Geographic Area

         Substantially all of WellTech's operations are in the well servicing segment. Information about WellTech's operations for the year ended December 31, 1994 by geographic area is shown below. During 1994, WellTech did not have any significant operations or separately identifiable assets other than from the United States and Russia. Prior to 1994, WellTech did not have significant operations in geographic areas other than the United States.



                                      Year Ended December 31, 1994
                                              (in thousands)

                                                  United
                                Total             States           Russia
Revenues                       $49,043            $43,013            $ 6,030
Operating Income (Loss)       $( 1,256)          $( 2,352)           $ 1,096
Identifiable Assets            $58,176            $57,614            $   562

(11) Supplemental Cash Flow Information

         Cash paid for interest and income taxes follows (in thousands):


                              1994                1993             1992
                             ------              ------           -----

       Interest               $  400             $  466           $  108
       Income taxes                -                  -                -

Information regarding certain non-cash transactions follows (in thousands):


                                           1994        1993          1992
                                           -----      -----         -----
    Contribution of net assets of
        Gulf Coast operations for equity
        investment in DWT                 $    -      $    -        $4,161
    Contribution of net assets for
        equity investment in Servicios
        WellTech                              90         181           394
    Transfer of current assets and
    current liabilities to Key Energy
    Group, Inc.:
        Accounts receivable, net               -       2,524             -
        Accounts payable                       -       1,605             -
        Accrued payroll and related taxes      -         301             -
        Accrued liabilities                    -         618             -
    Conversion of debt to equity          34,874           -             -

(12)  Subsequent Event -

           Key Energy Group, Inc. Merger

           On August 29, 1995, WellTech signed a letter of intent to effect a merger with Key Energy Group, Inc. and on November 18, 1995, the definitive merger agreement was finalized. Under the terms of the merger agreement, Key will issue an aggregate of 4,929,962 shares of Key Common Stock and five-year warrants to purchase an aggregate of 750,000 shares of Key Common Stock at an exercise price of $6.75. 1,429,962 of the 1,635,000 shares of Key Common Stock and existing warrants to purchase an aggregate of 250,000 shares of Key Common Stock at $5.00 per share presently owned by WellTech will be cancelled. WellTech stockholders will retain their investment in Dawson WellTech, LLC. In addition, WellTech has entered into an Interim Operations Agreement in which Key has assumed day to day management of WellTech's operations until the shareholders approve the transaction and the merger is consummated. Completion of the merger is subject to customary closing conditions which include the approval of Key shareholders which is currently anticipated to be completed in March 1996.

           Financing Arrangements

           During 1995, WellTech was not in compliance with certain of the restrictive covenants of its Loan Agreement with Shawmut and received waivers for such events of non compliance. On January 19, 1996, WellTech entered into a credit agreement with a new lender, the CIT Group/Credit Finance ("CIT") to refinance certain existing indebtedness, which enabled WellTech to repay all indebtedness to Shawmut (approximately $5 million). The new indebtedness is in the form of a three year revolving credit arrangement and a three year term loan and is cross guaranteed by Key and cross collateralized by their assets. Upon consummation of the merger, the new indebtedness will be the obligation of Key, as survivor of the merger. There are no restrictive financial covenants until the merger is completed. However, failure to consummate the merger by April 30, 1996, may, at the option of CIT, constitute an event of default if WellTech fails to refinance this credit facility by July 31, 1996, or if Key fails to continue to operate WellTech pursuant to the Interim Operations Agreement until such refinancing is completed.

                         WELLTECH, INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                 (In Thousands)

                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                  $1,013
   Accounts receivable, less allowance                        16,610
          for doubtful accounts of $997
   Prepaid insurance losses                                    1,252
   Prepaid expenses and other                                    794
                                                              ------
         Total Current Assets                                 19,669
                                                              ------
INVESTMENT IN UNCONSOLIDATED
WELL SERVICING OPERATIONS:
   Dawson WellTech, LLC                                        7,158
   Key Energy Group, Inc.                                      8,545
                                                              ------
                                                              15,703
                                                              ------
PROPERTY AND EQUIPMENT:
   Property and equipment                                     44,638
   Less accumulated depreciation                             (13,741)
                                                              ------
         Net Property and Equipment                           30,897
OTHER ASSETS                                                   2,729
                                                              ------
   Total Assets                                              $68,998
                                                             =======

      See accompanying notes to unaudited consolidated financial statements

                         WELLTECH, INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                 (In Thousands)


                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
   Current maturities of long-term debt                              $6,769
   Accounts payable                                                   5,931
   Accrued payroll and related taxes                                  1,429
   Accrued casualty insurance                                         2,009
   Other accrued and current liabilities                              2,311
                                                                   --------
         Total Current Liabilities                                   18,449
                                                                   --------
NON-CURRENT LIABILITIES
   Long-term debt, net of current maturities                          9,983
   Accrued casualty insurance                                         2,219
                                                                   --------
         Total Non-Current Liabilities                               12,202
COMMITMENTS AND CONTINGENCIES (Note 5)
MINORITY INTEREST                                                     1,465
                                                                   --------
STOCKHOLDERS' EQUITY:
   Common stock, $1.00 par; 500,000 shares
   authorized; 352,941 issued and outstanding                           353
   Capital in excess of par value                                    92,456
   Accumulated deficit                                              (55,927)
                                                                   ---------
         Total Stockholders' Equity                                  36,882
                                                                   ---------
         Total Liabilities and Stockholders' Equity                 $68,998
                                                                   =========
     See accompanying notes to unaudited consolidated financial statements.

                         WELLTECH, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                 (In Thousands)


                                                      1995           1994
                                                      -----          ----
REVENUES                                             $52,180        $34,974
                                                     -------        -------
OPERATING COSTS AND EXPENSES
Direct operating                                      40,867         27,897
General and administrative                             7,579          5,872
Depreciation and amortization                          2,524          2,228
                                                    --------       --------
   Total operating costs and expenses                 50,970         35,997
                                                    --------       --------
INCOME (LOSS) FROM OPERATIONS                          1,210         (1,023)
                                                    --------       --------
OTHER (INCOME) AND EXPENSE
Interest expense                                       1,414            554
Interest income                                           (4)          (121)
Equity in earnings of unconsolidated investees          (552)          (295)
Gain on disposition of assets                           (390)        (2,499)
Other (income) expense, net                              369            358
                                                    --------       --------
   Total Other (Income) and Expense                      837         (2,003)
                                                    --------       --------
INCOME BEFORE MINORITY INTEREST AND
INCOME TAXES                                             373            980
MINORITY INTEREST                                        139           --
INCOME TAX EXPENSE                                      --             --
                                                    --------       --------
NET INCOME                                          $    234       $    980
                                                    ========       ========

     See accompanying notes to unaudited consolidated financial statements.

                         WELLTECH, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                 (In Thousands)



                                                               1995       1994
                                                              -----       ----
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED
BY (USED IN) OPERATING ACTIVITIES:
Net Income                                                      234        980
Non-cash charges included in net income:
   Depreciation and amortization                              2,524      2,228
   Gain on disposition of assets                               (390)    (2,499)
   Equity in earnings of unconsolidated investees              (552)      (295)
   Minority interest net income                                 139       --
Changes in components of working capital:
   Increase in accounts receivable, net                      (2,533)      (595)
   (Increase) decrease in prepaid insurance losses
   and expenses and other                                      (322)     1,301
   Decrease in accounts payable                              (1,570)      (577)
   Increase in accrued liabilities                              503         71
Other, net                                                      164          5
                                                            -------    -------
   Net Cash Provided by (used in) Operating Activities       (1,803)       619
                                                            -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment                  1,038      2,166
Capital expenditures                                         (5,103)    (9,024)
Cash distributions from unconsolidated investees                362        344
Contributions to unconsolidated operations                     --       (1,179)
                                                            -------    -------
   Net Cash Used in Investing Activities                     (3,703)    (7,693)
                                                            -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Equity investment                                           --        4,561
   Additions to long term debt                                9,282      3,678
   Repayments of debt                                        (3,278)      (608)
   Debt issue costs                                            (313)      --
                                                            -------    -------
         Net Cash Provided by Financing Activities            5,691      7,631
                                                            -------    -------
Increase in Cash and Cash Equivalents                           185        557
Cash and Cash Equivalents, Beginning of Year                    828        689
                                                            -------    -------
Cash and Cash Equivalents, End of Year                      $ 1,013    $ 1,246
                                                            =======    =======


     See accompanying notes to unaudited consolidated financial statements.

                         WELLTECH, INC. AND SUBSIDIARIES
      UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                 (In Thousands)


                                      Common Stock         Capital
                                   Shares      $1.00      in Excess
                                Issued and      Par          of       Accumulated
                                Outstanding    Value      Par Value      Deficit      Total


BALANCE, DECEMBER 31, 1994       347,471     $    347     $ 92,003     $(56,161)     $ 36,189

Exchange of stock for
 property and equipment            5,470            6          453         --             459

Net income for period               --           --           --            234           234
                                --------     --------     --------     --------      --------

BALANCE, SEPTEMBER 30, 1995      352,941     $    353     $ 92,456     $(55,927)     $ 36,882
                                ========     ========     ========     ========      ========







      See accompanying notes to unaudited consolidated financial statements.

                         WELLTECH, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1995


(1)  General

         The accompanying unaudited consolidated financial statements of WellTech, Inc. and subsidiaries ("WellTech") or the ("Company") have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included herein for the year ended December 31, 1994.

         In Management's opinion, the accompanying unaudited consolidated financial statements contain all adjustments (including all normal recurring accruals) necessary to present fairly the financial position of the Company at September 30, 1995 and the results of its operations and cashflows for the nine months ended September 30, 1994 and 1995. These interim results are not necessarily indicative of results for a full year.

(2)  Financing

         On August 31, 1995, WellTech entered into a loan agreement with Rockport Resources Corporation ("Rockport Agreement") whereby WellTech borrowed $1.8 million, secured by two drilling rigs. Shawmut released its lien on these rigs in exchange for a principal payment of $325,000 on the term loan. The $1.8 million loan is for a term of one year and bears interest at the rate of 15% per annum payable monthly. The principal is payable after one year or upon the sale of the rigs, which ever occurs first. It is WellTech's intention to sell these rigs and retire this debt as quickly as possible; consequently, the Rockport Agreement also provides for the payment of additional amounts each 90 days to retain this right.


         These payments are required as follows:

                  At closing                                     $ 42,850
                  November 30, 1995                                21,425
                  February 28, 1996                                42,850
                  May 31, 1996                                     64,275
                                                               ----------

                                                                 $171,400
                                                               ==========

The net proceeds from this transaction were used to retire $325,000 of Shawmut Term Debt, to make additional investments in Servicios WellTech of approximately $1,000,000 and for additional vendor payments.

         Letter of Credit - In October, November and December 1995, Shawmut issued, under WellTech's revolving credit facility, an additional $300,000 in letters of credit making the total outstanding $1,380,000. These letters of credit provide collateral for the payment of the self-insured retention under certain of WellTech's liability insurance policies. The additional $300,000 is the complete collateral requirement for WellTech's 95-96 policy year.

         During 1995, WellTech was not in compliance with certain of the restrictive covenants of its Loan Agreement with Shawmut and received waivers for such events of non compliance. On January 19, 1996, WellTech entered into a credit agreement with a new lender, the CIT Group/Credit Finance ("CIT") to refinance certain existing indebtedness, which enabled WellTech to repay all indebtedness to Shawmut (approximately $5 million). The new indebtedness is in the form of a three year revolving credit arrangement and a three year term loan and is cross guaranteed by Key and cross collateralized by their assets. Upon consummation of the merger, the new indebtedness will be the obligation of Key, as survivor of the merger. There are no restrictive financial covenants until the merger is completed. However, failure to consummate the merger by April 30, 1996, may, at the option of CIT, constitute an event of default if WellTech fails to refinance this credit facility by July 31, 1996, or if Key fails to continue to operate WellTech pursuant to the Interim Operations Agreement until such refinancing is completed.

(3)  Equity Transactions

         On March 31, 1995, WellTech issued 5,470 shares of common stock in exchange for certain well servicing assets. This transaction was valued at $459,000.

(4)  Investments in Unconsolidated Well Servicing Operations

         Servicios WellTech - In April 1995, Servicios WellTech, S.A. ("SWT") was recapitalized and WellTech's ownership interest increased from 50% to 63%. Consequently, effective April 1, 1995, WellTech changed its method of accounting for SWT from the equity method to consolidation with a minority interest.

Presented below is certain condensed financial information for Dawson WellTech, L.L.C. ("DWT") and Key Energy Group, Inc. ("Key"). WellTech did not acquire its ownership interest in Key until August of 1994, therefore the information presented below does not include the nine months ended September 30, 1994 for Key.

                                       DWT                          Key
                               Nine Months Ended           Nine Months Ended
                                     September 30              September 30
                              ---------------------------   ----------------
                              1995              1994              1995
                              ----             -----              -----

Revenues                      $34,528         $15,458            $35,125
Gross Margins                 $11,464         $ 4,936            $11,777
Income Before Tax             $ 2,980         $ 1,413            $ 2,910
Net Income                    $ 2,909         $ 1,347            $ 1,893


(5)  Commitments and Contingencies

         WellTech is involved in disputes and litigation arising in the normal course of business. In management's opinion, the resolution of such disputes and litigation will not have a material adverse effect on the financial position or results of operations of WellTech.

                             KEY ENERGY GROUP, INC.
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


         The Unaudited Pro Forma Combined Financial Statements of Key have been prepared to give effect to the acquisition of the West Texas assets of WellTech, Inc. ("WellTech West Texas") in August 1994, the acquisition of certain assets of Clint Hurt Drilling in April 1995, the Merger and WellTech's increased ownership of Servicios WellTech S.A. ("Servicios") in April 1995. The Unaudited Pro Forma Combined Financial Statements of Key are not necessarily indicative of the financial results for the periods presented had the acquisitions of WellTech West Texas and Clint Hurt Drilling and the Merger and WellTech's increased ownership of Servicios taken place on July 1, 1994. In addition, future results may vary significantly from the results reflected in the accompanying Unaudited Pro Forma Combined Financial Statements because of, among other factors, normal oil and gas production declines, changes in products and services prices and future acquisitions. This information should be read in conjunction with the consolidated financial statements of Key (and related notes) and the consolidated financial statements of WellTech (and related notes), all included elsewhere in this Proxy Statement-Prospectus.

                     Key Energy Group, Inc. and Subsidiaries
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                             as of December 31, 1995

                                 (In thousands)

                                                                                              Pro Forma              Pro Forma
                                                                 Key    WellTech, Inc          Entries                Combined
  ASSETS:
  Current Assets:

    Cash                                                  $      503     $    1,267          $  1,200     (c)         $     2,970
    Restricted cash                                              452              -                                           452
    Restricted marketable securities                             267              -                                           267
    Accounts receivable, net                                   8,352         14,477                                        22,829
    Inventories                                                1,300              -                                         1,300
    Prepaid expenses and other current assets                    225          2,333                                         2,558

-----------------------------------------------------------------------------------                               -----------------
  Total Current Assets                                        11,099         18,077                                        30,376

-----------------------------------------------------------------------------------                               -----------------

  Equity in Unconsolidated Well Servicing
Operations:

    Dawson WellTech, LLC                                           -          7,175           (7,175)     (b)                   -
    Key Energy Group, Inc.                                         -          8,572           (8,572)     (b)                   -

-----------------------------------------------------------------------------------                               -----------------

  Total                                                            -         15,747                                             -

-----------------------------------------------------------------------------------                               -----------------
  Property and Equipment:

    Oilfield service equipment                                25,456         37,631          (12,707)     (a)              50,380
    Oil and gas well drilling equipment                        2,374          2,751             (938)     (a)               4,187
    Motor vehicles                                               521            525                                         1,046

    Oil and gas properties and related equipment,

        successful efforts method                              9,809              -                                         9,809
    Furniture and equipment                                      334          1,026                                         1,360
    Buildings and land                                         2,086          3,231                                         5,317

-----------------------------------------------------------------------------------                               -----------------

                                                              40,580         45,164                                        72,099
Accumulated depreciation & depletion                         (6,188)       (14,384)           14,384      (a)             (6,188)

-----------------------------------------------------------------------------------                               -----------------

Net Property and Equipment                                    34,392         30,780                                        65,911

-----------------------------------------------------------------------------------                               -----------------

Other Assets                                                   2,020          2,928             1,946     (a)               6,994
                                                                                                  100     (c)

-----------------------------------------------------------------------------------                               -----------------

  Total Assets                                               $47,511        $67,532                                      $103,281

==================================================================================                                =================

See accompanying notes to unaudited pro forma combined financial statements.

                     Key Energy Group, Inc. and Subsidiaries
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                             as of December 31, 1995

                                 (In thousands)

                                                                                              Pro Forma              Pro Forma
                                                               Key     WellTech, Inc          Entries                Combined


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities

      Accounts payable                                    $   3,804     $   5,789           (1,650)     (c)        $    7,943
      Other accrued liabilities                               1,931         5,884             2,000     (a)             9,815
    Accrued interest                                            168           505             (400)     (c)               273
    Accrued income taxes                                        124           257                                         381
    Deferred tax liability                                      118             -                                         118
    Current portion of long-term debt                         1,590         5,697           (4,948)     (c)             2,339

-----------------------------------------------------------------------------------                               -----------------

  Total Current Liabilities                                   7,735        18,132                                      20,869

-----------------------------------------------------------------------------------                               -----------------

  Long-term debt, less current portion                       15,237         9,505             8,298     (c)            33,040
  Deferred income taxes                                       2,934             -                                       2,934
  Accrued casualty insurance                                      -         2,219                                       2,219
  Minority interest in consolidated subsidiary                    -         1,364                                       1,364


  Commitments and contingencies
  Stockholders' equity:

    Common stock                                                691           353               (3)     (a)             1,041
    Additional paid-in capital                               15,186        92,456          (55,809)     (a)            36,086
                                                                                           (15,747)     (b)
    Retained earnings (deficit)                               5,728       (56,497)          56,497      (a)             5,728
  Total Stockholders' Equity                                 21,605        36,312                                      42,855

-----------------------------------------------------------------------------------                               -----------------

  Total Liabilities and Stockholders' Equity                $47,511       $67,532                                    $103,281

==================================================================================                                =================

See accompanying notes to unaudited pro forma combined financial statements.



                                                        Key Energy Group, Inc. and Subsidiaries
                                                 UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                                           Twelve Months Ended June 30, 1995
                                                    (In thousands, except share and per share data)


                                                                WellTech,   Clint Hurt    Servicios    Pro Forma     Pro Forma
                                                     Key            Inc      Drilling      WellTech      Entries      Combined


REVENUES:
   Oilfield service                             $      40,105 $     55,507 $        -  $        7,898                   $ 103,510
   Oil and gas                                          2,334            -          -               -                       2,334
   Oil and gas well drilling                            1,932        3,565      5,797               -                      11,294
   Other, net                                             318        2,587          -            (398)                      2,507
-----------------------------------------------------------------------------------------------------                 -----------
                                                       44,689       61,659      5,797           7,500                     119,645
-----------------------------------------------------------------------------------------------------                 -----------
COSTS AND EXPENSES

   Oilfield services                                   30,592       43,705          -           5,620    (2,175)  (f)      77,742
   Oil and gas                                            757            -          -               -                         757
   Oil and gas well drilling                            1,444        3,858      4,333               -      (325)  (f)       9,310
   Depreciation, depletion and amortization             2,738        2,863          -             534       100   (d)       6,235
   General and administrative                           4,352        9,557      1,165           2,609    (1,500)  (f)      16,183
   Interest                                             1,478        1,227          -             370      (386)  (c)       2,689
   Equity in (earnings) losses of
      unconsolidated investees
                                                            -          632          -               -      (632)  (b)           -
   Minority interest in net loss (income)
   of consolidated subsidiary                               -           90          -               -      (604)  (e)       (514)
-----------------------------------------------------------------------------------------------------                 -----------
                                                       41,361       61,932      5,498           9,133                     112,402
-----------------------------------------------------------------------------------------------------                 -----------

Income (loss) before income taxes                       3,328        (273)        299          (1,633)                      7,243

Income tax expense                                      1,150           -           -               -      1,218  (g)       2,368

-----------------------------------------------------------------------------------------------------                 -----------

NET INCOME  (LOSS)                              $       2,178 $      (273) $      299  $       (1,633)                  $   4,875

=====================================================================================================                 ===========

EARNINGS PER SHARE :

  Income (loss) before income taxes                     $0.50      ($0.78)                                                  $0.70
  Net income (loss)                                     $0.33      ($0.78)                                                  $0.48
WEIGHTED AVERAGE SHARES OUTSTANDING:                    6,647         349                                                  10,106



See accompanying notes to unaudited pro forma combined financial statements

                     Key Energy Group, Inc. and Subsidiaries
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       Six Months Ended December 31, 1995

                 (In thousands, except share and per share data)

                                                                                              Pro Forma              Pro Forma
                                                               Key     WellTech, Inc          Entries                Combined


REVENUES:

   Oilfield service                                     $    19,148   $     29,471                              $      48,619
   Oil and gas                                                1,727              -                                      1,727
   Oil and gas well drilling                                  3,659          1,558                                      5,217
   Other, net                                                   258              -                                        258
-------------------------------------------------------------------------------------                           ---------------

                                                             24,792         31,029                                     55,821
-------------------------------------------------------------------------------------                           ---------------
COSTS AND EXPENSES

   Oilfield services                                         14,153         23,014          (1,000)  (f)               36,167
   Oil and gas                                                  619              -                                        619
   Oil and gas well drilling                                  2,735          1,712            (150)  (f)                4,297
   Depreciation, depletion and amortization                   1,794          1,524                                      3,318
   General and administrative                                 2,390          4,523            (750)  (f)                6,163
   Interest                                                     877            716            (250)  (c)                1,343
   Equity in (earnings) losses of
     unconsolidated investees                                     -          (741)              741  (b)                    -
-------------------------------------------------------------------------------------                           ---------------
                                                             22,568         30,748                                     51,907
-------------------------------------------------------------------------------------                           ---------------


Income before income taxes                                    2,224            281                                      3,914
Income tax expense                                              730              -              582  (g)                1,312

-------------------------------------------------------------------------------------                           ---------------



NET INCOME                                          $         1,494    $       281                                 $   2,602

=====================================================================================                           ================

EARNINGS PER SHARE :


  Income before income taxes                           $       0.32   $       0.80                              $        0.38
  Net income                                           $       0.22   $       0.80                              $        0.25


WEIGHTED AVERAGE SHARES
OUTSTANDING:                                                  6,914            353                                     10,414


See accompanying notes to unaudited pro forma combined financial statements.

                     KEY ENERGY GROUP, INC. AND SUBSIDIARIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                       June 30, 1995 and December 31, 1995




1.   Basis of Presentation

The accompanying unaudited pro forma combined financial information of Key Energy Group, Inc. and Subsidiaries ("Key") is presented to reflect (a) the acquisition of the West Texas assets of WellTech, Inc. ("WellTech West Texas") in August 1994, (b) the acquisition of certain assets of Clint Hurt Drilling in April 1995, and (c) the proposed merger of WellTech, Inc. ("WellTech") into Key, (items (a), (b) and (c) collectively referred to herein as, "the Acquisitions"), and (d) WellTech's increase in ownership of Servicios WellTech S.A. ("Servicios") in April 1995 from a 50% to 63%. The unaudited pro forma combined balance sheet is presented as if the acquisition of WellTech occurred at the balance sheet date. The unaudited pro forma combined statements of operations are presented as if the Acquisitions and the increase of WellTech's ownership in Servicios each occurred on July 1, 1994.


         Key - Represents the consolidated balance sheet of Key Energy Group, Inc. and Subsidiaries as of December 31, 1995 and the consolidated statements of operations of Key Energy Group, Inc. and Subsidiaries for the year ended June 30, 1995 and the six months ended December 31, 1995.


         WellTech, Inc. - Represents the consolidated balance sheet of WellTech, Inc. as of November 30, 1995 and the unaudited consolidated statements of operations of WellTech, Inc. for the year ended June 30, 1995, (which was derived by subtracting the statement of operations amounts for the six months ended June 30, 1994 from the audited statement of operations amounts for the year ended December 31, 1994 and adding the statement of operations amounts for the six months ended June 30, 1995) and the six months ended November 30, 1995. Prior to the merger, WellTech will distribute 205,038 shares of Key Common Stock to its directors as compensation. A charge to earnings for the fair value of such shares will be made to the earnings of WellTech upon such distribution.

         Servicios WellTech, S.A. - Represents the statement of operations of Servicios WellTech, S.A. for the nine months ended March 31, 1995 (which was derived by subtracting the statement of operations amounts for the three months ended June 30, 1994 from the audited statement of operations amounts for the year ended March 31, 1995). For the period from July 1, 1994 to March 31, 1995, WellTech recorded its investment in Servicios WellTech, S.A. utilizing the equity method. Subsequent to March 31, 1995, as a result of increasing its ownership from 50% to 63%, WellTech consolidated the operations of Servicios WellTech, S.A. in its consolidated statement of operations.

         Clint Hurt Drilling - Reflects the historical revenues and direct operating expenses of certain assets of Clint Hurt Drilling for the nine months ended March 31, 1995. Subsequent to March 31, 1995, the revenues and direct operating expenses of Clint Hurt Drilling are included in the consolidated statement of operations of Key.

2.   Pro Forma Entries

         (a) To record the acquisition of WellTech using the purchase method of accounting. The allocation of the purchase price to the acquired assets and liabilities of WellTech is preliminary, and therefore, subject to change.

         (b) To eliminate the investment and equity in earnings (losses) in Dawson WellTech, LLC, ("Dawson"). WellTech's investment in Dawson will be distributed to the shareholders and directors of WellTech prior to the proposed merger of WellTech into Key.

         Also, to eliminate the investment and equity in earnings (losses) in Key for the common stock of Key currently owned by WellTech and the equity in earnings of Services WellTech prior to its consolidation during the year ended June 30, 1995.


         If the expected distribution to WellTech directors of 205,038 shares of Key Common Stock and 7,280 shares of Dawson common stock had been made on December 31, 1995, WellTech would have recorded a related charge to earnings of $1,515,000.


         (c)  To  adjust  the  debt  and  accrued   interest  for  certain  debt
instruments of Key and WellTech as a result of refinancing certain debt instruments. Key has a commitment from a banking institution to refinance certain debt obligations of the Company and WellTech and to provide Key with approximately $1.2 million in incremental working capital.

         Also, to adjust interest expense and debt issuance costs resulting from
(i) the borrowings for the acquisition of Clint Hurt Drilling, and (ii) the refinancing of certain debt instruments of Key and WellTech and the receipt of working capital.

         (d) To adjust depreciation, depletion and amortization for the WellTech West Texas assets.

         (e) To adjust the minority interest in losses of a consolidated subsidiary for the operations of Servicios for the nine months ended March 31, 1995.


         (f) To record the estimated savings in general and administrative expenses and operating costs due to the Acquisitions. The estimated savings in expenses is solely a result of changed circumstances brought about by the consummation of the Acquisitions, principally the closing of duplicate administrative facilities and the elimination of duplicate administrative positions, including executive positions. Duplicative administrative facilities expected to be closed consist of the leased executive offices of WellTech located in Houston, Texas. Approximately 18 employees are expected to be effected. Annual general and administrative costs expected to be eliminated include salary and related benefits costs associated with the 18 administrative office employees discussed above of approximately $1,125,000 and additional costs associated with maintenance of that office including rental, travel, telephone and office supply expenses totaling approximately $375,000.

Estimated annual savings of $2,500,000 to operating costs for the combined companies fall into the following general categories for savings related to WellTech and Clint Hurt:

                                                  WellTech         Clint Hurt

     Insurance                                      $775,000         150,000
     Purchasing savings                              500,000          75,000
     Fuel savings                                     75,000              --
     Salaries and wages                              250,000          25,000
     Capitalization policy differences               500,000          50,000
     Other                                            75,000          25,000
                                                  ----------          ------

              Totals                              $2,175,000        $325,000
                                                  ----------        --------

Savings in insurance costs relate to contract rates for coverage and contracted administrative fees to be in effect for the combined companies. Purchasing savings have been calculated by applying product prices available to Key to purchases made by WellTech during the prior fiscal year and for Clint Hurt by calculating the savings achieved since the acquisition. Salary and wage savings will result from elimination of certain field support positions. As result of implementing the interim operating agreement with WellTech, many of the expected cost savings are being currently realized.

The above savings in general and administrative and operating costs are reasonably assured and such savings are not expected to be offset by cost increases in the expense categories described above.

Not included is any additional compensation under the 1995 Stock Option Plan or the Outside Directors' Stock Option Plan, if any. The Company would have recorded deferred compensation of approximately $1,200,000 to be recognized as expense over a four-year period under the 1995 Stock Option Plan and $187,500 under the Outside Directors' Stock Option Plan to be recognized over a two-year period had such plans gone into effect on December 31, 1995. (See "Management of Key - Executive Compensation; - 1995 Stock Option Plan; - Outside Directors' Stock Plan".)



         (g)  To adjust income tax expense for each tax jurisdiction.

3.  Income Taxes

Key accounts for income taxes pursuant to the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Deferred income taxes have been provided on all significant difference between the book and tax basis of the assets and liabilities of the Acquisitions. In accordance with Statement 109, Key prepares separate tax calculations for each tax jurisdiction in which Key is subject to income taxes.

Income taxes are not reflected in the historical financial information of Clint Hurt Drilling as it was not a taxable entity.

4.   Income (loss) from Operations per Share

Income (loss) from operations per share is calculated based on the weighted average number of shares and share equivalents, if more than 3% dilutive, outstanding during the period. Fully diluted income (loss) per common and common equivalent share is not presented since the effect would be antidilutive. Pro forma income (loss) per share has been calculated taking into account the issuance of shares of Key's Common Stock in the Acquisitions as if such shares were issued on July 1, 1994.

                                                                  Annex I










                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                             KEY ENERGY GROUP, INC.

                                       and

                                 WELLTECH, INC.

                                   Dated as of

                                November 18, 1995

                                TABLE OF CONTENTS


ARTICLE 1  THE MERGER.....................................................AI-6

  SECTION 1.1  The Merger.................................................AI-6
  SECTION 1.2  Action by Stockholders.....................................AI-6
  SECTION 1.3  Closing....................................................AI-6
  SECTION 1.4  Effective Time.............................................AI-6
  SECTION 1.5  Effect of the Merger.......................................AI-7
  SECTION 1.6  Articles of Incorporation..................................AI-7
  SECTION 1.7  Bylaws.....................................................AI-7
  SECTION 1.8  Directors and Officers.....................................AI-7

ARTICLE 2  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.............AI-7

  SECTION 2.1  Conversion of Securities...................................AI-7
  SECTION 2.2  Exchange of Certificates...................................AI-8
  SECTION 2.3  Stock Transfer Books.......................................AI-10
  SECTION 2.4  Option Securities and Convertible Securities;
                 Payment Rights...........................................AI-10
  SECTION 2.5  Dissenting Shares..........................................AI-10

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................AI-10

  SECTION 3.1  Organization and Business; Power and Authority;
                 Effect of Transaction....................................AI-11
  SECTION 3.2  Financial and Other Information............................AI-12
  SECTION 3.3  Changes in Condition.......................................AI-13
  SECTION 3.4  Liabilities................................................AI-13
  SECTION 3.5  Title to Properties; Leases................................AI-13
  SECTION 3.6  Compliance with Private Authorizations.....................AI-15
  SECTION 3.7  Compliance with Governmental Authorizations
                 and Applicable Law.......................................AI-15
  SECTION 3.8  Intangible Assets.  .......................................AI-16
  SECTION 3.9  Related Transactions.......................................AI-16
  SECTION 3.10  Insurance.................................................AI-17
  SECTION 3.11  Tax Matters...............................................AI-17
  SECTION 3.12  Employee Retirement Income Security Act of 1974...........AI-18
  SECTION 3.13  Absence of Sensitive Payments.............................AI-20
  SECTION 3.14  Inapplicability of Specified Statutes.....................AI-20
  SECTION 3.15  Authorized and Outstanding Capital Stock..................AI-20
  SECTION 3.16  Employment Arrangements...................................AI-21
  SECTION 3.17  Material Agreements.......................................AI-21
  SECTION 3.18  Ordinary Course of Business...............................AI-22
  SECTION 3.19  Bank Accounts, Etc........................................AI-23
  SECTION 3.20  Adverse Restrictions......................................AI-23
  SECTION 3.21  Broker or Finder..........................................AI-23
  SECTION 3.22  Personal Injury or Property Damage;
                  Warranty Claims; Etc....................................AI-24
  SECTION 3.23  Environmental Matters.....................................AI-24
  SECTION 3.24  Solvency..................................................AI-25
  SECTION 3.25  Compliance with Regulations Relating to
                  Securities Credit.......................................AI-25

  SECTION 3.26  Materiality...............................................AI-25
  SECTION 3.27  Continuing Representation and Warranty....................AI-25

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF KEY..........................AI-25

  SECTION 4.1  Organization and Business; Power and Authority;
                Effect of Transaction.....................................AI-26
  SECTION 4.2  Financial and Other Information............................AI-27
  SECTION 4.3  Changes in Condition.......................................AI-28
  SECTION 4.4  Liabilities................................................AI-28
  SECTION 4.5  Title to Properties; Leases................................AI-28
  SECTION 4.6  Compliance with Private Authorizations.....................AI-29
  SECTION 4.7  Compliance with Governmental Authorizations
                and Applicable Law........................................AI-30
  SECTION 4.8  Intangible Assets..........................................AI-31
  SECTION 4.9  Related Transactions.......................................AI-31
  SECTION 4.10  Insurance.  ..............................................AI-31
  SECTION 4.11  Tax Matters...............................................AI-32
  SECTION 4.12  Employee Retirement Income Security Act of 1974.  ........AI-33
  SECTION 4.13  Absence of Sensitive Payments.............................AI-34
  SECTION 4.14  Inapplicability of Specified Statutes.....................AI-35
  SECTION 4.15  Authorized and Outstanding Capital Stock..................AI-35
  SECTION 4.16  Employment Arrangements.  ................................AI-35
  SECTION 4.17  Material Agreements.......................................AI-36
  SECTION 4.18  Ordinary Course of Business...............................AI-36
  SECTION 4.19  Adverse Restrictions......................................AI-37
  SECTION 4.20  Broker or Finder..........................................AI-38
  SECTION 4.21  Personal Injury or Property Damage;
                 Warranty Claims; Etc.....................................AI-38
  SECTION 4.22  Environmental Matters.....................................AI-38
  SECTION 4.23  Solvency..................................................AI-39
  SECTION 4.24  Compliance with Regulations Relating
                  to Securities Credit....................................AI-39
  SECTION 4.25  Materiality...............................................AI-39
  SECTION 4.26  Continuing Representation and Warranty....................AI-39

ARTICLE 5  STOCKHOLDER MEETING COVENANTS..................................AI-40

  SECTION 5.1  SEC Filings................................................AI-40
  SECTION 5.2  Board Recommendation.......................................AI-41
  SECTION 5.3  Meeting of Stockholders of the Company.....................AI-41
  SECTION 5.4  Meeting of Stockholders of Key.............................AI-41

ARTICLE 6  ADDITIONAL COVENANTS...........................................AI-42

  SECTION 6.1  Access to Information; Confidentiality.....................AI-42
  SECTION 6.2  Agreement to Cooperate.....................................AI-43
  SECTION 6.3  Public Announcements.......................................AI-43
  SECTION 6.4  Directors' and Officers' Indemnification...................AI-44
  SECTION 6.5  Notification of Certain Matters............................AI-44
  SECTION 6.6  No Solicitation............................................AI-44
  SECTION 6.7  Termination of Option Securities and
                Convertible Securities....................................AI-45
  SECTION 6.8  Arrangement of Debt Financing..............................AI-46

ARTICLE 7  CLOSING CONDITIONS.............................................AI-47

  SECTION 7.1  Conditions to Obligations of Each Party to
                 Effect the Merger........................................AI-47
  SECTION 7.2  Conditions to Obligations of Key...........................AI-47
  SECTION 7.3  Conditions to Obligations of the Company...................AI-51

ARTICLE 8  TERMINATION, AMENDMENT AND WAIVER..............................AI-54

  SECTION 8.1  Termination................................................AI-54
  SECTION 8.2  Effect of Termination......................................AI-55
  SECTION 8.3  Amendment..................................................AI-55
  SECTION 8.4  Waiver.....................................................AI-55
  SECTION 8.5  Fees, Expenses and Other Payments..........................AI-55

ARTICLE 9  GENERAL PROVISIONS.............................................AI-56

  SECTION 9.1  Effectiveness of Representations, etc......................AI-56
  SECTION 9.2  Notices....................................................AI-56
  SECTION 9.3  Specific Performance; Other Rights and Remedies............AI-57
  SECTION 9.4  Severability...............................................AI-57
  SECTION 9.5  Counterparts...............................................AI-58
  SECTION 9.6  Section Headings...........................................AI-58
  SECTION 9.7  Governing Law..............................................AI-58
  SECTION 9.8  Further Acts...............................................AI-58
  SECTION 9.9  Entire Agreement...........................................AI-58
  SECTION 9.10  Assignment................................................AI-58
  SECTION 9.11  Parties in Interest.......................................AI-58
  SECTION 9.12  Mutual Drafting...........................................AI-59

APPENDIX A                 Definitions

EXHIBITS

  EXHIBIT A    Form of New Key Warrants (First Preamble)
  EXHIBIT B    Amended and Restated Articles of Incorporation of Key
                (Section 1.6)
  EXHIBIT C    By-Laws of Key (Section 1.7)

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "Agreement"), dated as of November 18, 1995, is made by and between Key Energy Group, Inc., a Maryland corporation ("Key"), and WellTech Inc., a Delaware corporation (the "Company" and, together with Key, the "parties").

                                    RECITALS

         WHEREAS, upon the terms and subject to the conditions of this Agreement, in accordance with the general corporation laws of the State of Delaware (the "DGCL") and of the State of Maryland (the "MGCL"), the Company and Key will carry out a business combination transaction pursuant to which the Company will merge with and into Key (the "Merger") and the Company stockholders will receive 4,929,962 shares (the "Key Shares") of Common Stock, par value $.10 per share, of Key (the "Key Stock") and five-year warrants substantially in the form of Exhibit A attached hereto and made a part hereof to purchase at a purchase price of $6.75 per share up to an aggregate of 750,000 shares of Key Stock (the "New Key Warrants") and, upon the consummation of the Merger, Key shall retire the Existing Key Shares and the Existing Key Warrants (each as hereinafter defined); and

         WHEREAS, the Board of Directors of each of the Company and Key (i) has unanimously determined that the Merger is advisable and fair to, and in the best interests of, it and its respective stockholders and has approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) has approved this Agreement, the Merger and the other transactions contemplated hereby or thereby or by any Collateral Document executed or required to be executed in connection herewith or therewith (collectively the "Transactions"), and (iii) has recommended approval and adoption of this Agreement, the Merger and the Transactions by its respective stockholders; and

         WHEREAS, the Company and Key have simultaneously with the execution and delivery of this Agreement executed and delivered an interim operations agreement (as from time to time amended in accordance with its terms, the "Interim Operations Agreement"); and

         WHEREAS, Key has simultaneously with the execution and delivery of this Agreement executed and delivered a registration rights agreement (as from time to time amended in accordance with its terms, the "Registration Rights Agreement"); and

         WHEREAS, capitalized terms used in this Agreement without definition shall have the meanings given to such terms in Appendix A attached hereto and made a part hereof;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the MGCL, at the Effective Time the Company shall be merged with and into Key. As a result of the Merger, the separate existence of the Company shall cease and Key shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.2 Action by Stockholders.

         (a) The Company, acting through its Board of Directors, shall, in accordance with Applicable Law and its Organic Documents: (i) as soon as practicable, duly call, give notice of, convene and hold a special meeting of stockholders for the purpose of adopting and approving this Agreement, the Merger and the Transactions (the "Company Special Meeting"); (ii) include in any proxy statement the conclusion and recommendation of its Board of Directors to the effect that its Board of Directors, having determined that this Agreement, the Merger and the Transactions are in the best interests of the Company and its stockholders, has approved this Agreement, the Merger and the Transactions and recommends that its stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the Transactions; and (iii) use its reasonable business efforts to obtain the necessary approval and adoption of this Agreement, the Merger and the Transactions by its stockholders.

           (b) Key, acting through its Board of Directors, shall, in accordance with Applicable Law and its Organic Documents: (i) as soon as practicable, duly call, give notice of, convene and hold a special meeting of stockholders for the purpose of adopting and approving this Agreement, the Merger and the Transactions (the "Key Special Meeting"); (ii) include in any proxy statement the conclusion and recommendation of its Board of Directors to the effect that its Board of Directors, having determined that this Agreement, the Merger and the Transactions are advisable and in the best interests of Key and its stockholders, has approved this Agreement, the Merger and the Transactions and recommends that its stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the Transactions; and (iii) use its reasonable business efforts to obtain the necessary approval and adoption of this Agreement, the Merger and the Transactions by its stockholders.

         SECTION 1.3 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1 and the Merger and the Transactions shall have been abandoned, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place, on the Closing Date, at the offices of Sullivan & Worcester, One Post Office Square, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties.

         SECTION 1.4 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (but subject to Section 1.3), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Maryland, and by making any related filings required under the DGCL and the MGCL in connection with the Merger. The Merger shall become effective at such time (but not prior to the Closing Date) as such documents are duly filed with the Secretary of State of Delaware and the Secretary of State of the State of Maryland, respectively, or at such later time as is specified in such documents (the "Effective Time").

         SECTION 1.5 Effect of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Key, and the Merger shall otherwise have the effects, provided for under the DGCL and the MGCL.

         SECTION 1.6 Articles of Incorporation. The Articles of Incorporation of Key in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation unless amended in accordance with Applicable Law, except that such Articles of Incorporation shall be amended and restated to read in their entirety substantially as set forth in Exhibit B attached hereto and made a part hereof. The name of the Surviving Corporation shall be the name of Key or such other name as Key may elect.

         SECTION 1.7 Bylaws. The bylaws of Key in effect at the Effective Time shall be the bylaws of the Surviving Corporation unless amended in accordance with Applicable Law, except that such bylaws shall be amended and restated to read in their entirety substantially as set forth in Exhibit C attached hereto and made a part hereof.

         SECTION 1.8 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified (or earlier resignation or removal) in accordance with Applicable Law (a) the directors of Key at the Effective Time (after giving effect to the provisions of Section 7.3(f)) shall be the directors of the Surviving Corporation and (b) the officers of Key at the Effective Time shall be the officers of the Surviving Corporation.


                                    ARTICLE 2

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Key, the Company or the holders of any of the following securities:

         (a) Each share of Common Stock, par value $1.00 per share, of the Company (the "Company Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of the Company Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.5)), shall be converted into the right to receive 13.9682 shares of Key Stock and New Key Warrants to purchase 2.125 shares of Key Stock (the "Merger
Consideration"). At the Effective Time, all shares of Company Stock (the "Company Shares") shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and certificates previously evidencing any such Company Shares (each, a "Certificate") shall thereafter represent the right to receive, upon the surrender of such Certificate in accordance with the provisions of Section 2.2, the Merger Consideration multiplied by the number of Company Shares represented by such Certificate, and a holder of more than one Certificate shall have the right to receive the Merger Consideration multiplied by the number of Company Shares represented by all such Certificates (the "Exchange Merger Consideration"). The holders of such Certificates previously evidencing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or by Applicable Law.

         (b) Each Company Share held in the treasury of the Company or by any of its Subsidiaries and each Company Share owned by Key or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

         (c) Each share of Key Stock and all Convertible Securities and Option Securities of Key issued and outstanding immediately prior to the Merger (other than those owned directly or indirectly by the Company or by any of its Subsidiaries) shall remain outstanding. Each share of Key Stock owned directly or indirectly by the Company or by any of its Subsidiaries (including without limitation the Existing Key Shares) shall become treasury shares of Key or, at Key's sole and absolute discretion, be canceled and extinguished, and all Convertible Securities and Option Securities of Key owned directly or indirectly by the Company or by any of its Subsidiaries (including without limitation the Existing Key Warrants) shall be canceled and extinguished, and in no event shall any payment be made with respect to any such shares of Key Stock, Convertible Securities or Option Securities.

         (d) In lieu of issuing fractional shares, Key may convert a holder's right to receive shares of Key Stock and New Key Warrants pursuant to Section 2.1(a) into a right to receive the highest whole number of shares of Key Stock and of New Key Warrants constituting the Exchange Merger Consideration plus cash equal to the fraction of a share of Key Stock to which the holder would otherwise be entitled multiplied by the Key Share Price, and the Exchange Merger Consideration to which a holder is entitled shall be deemed to be such number of shares of Key Stock plus such number of New Key Warrants and such cash. For purposes of carrying out the intent of this Section, Key may aggregate
Certificates so that fractional shares of Key Stock and fractional New Key Warrants due in exchange for multiple Certificates may be combined to yield a number of whole shares and whole New Key Warrants thereof plus a single fraction.

         SECTION 2.2 Exchange of Certificates.

         (a) At least twenty-four (24) hours prior to the Effective Time, Key shall deposit or cause to be deposited with a bank or trust company designated by Key (the "Exchange Agent"), for the benefit of the holders of Company Shares (other than Dissenting Shares), for exchange in accordance with this Article, through the Exchange Agent, the Merger Consideration multiplied by the number of Company Shares issued and outstanding immediately prior to the Effective Time (other than Company Shares to be canceled pursuant to Section 2.1(b) and any Dissenting Shares), plus cash in an amount sufficient to make payment for fractional shares, in exchange for all of the outstanding Company Shares (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Key, deliver the Exchange Merger Consideration to be issued pursuant to
Section 2.1(a) out of the Exchange Fund to holders of Company Shares upon transmittal of Certificates for exchange as provided therein and in Section 2.2(b). The Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned by the Exchange Fund shall be for the account of Key.

         (b) Immediately after the Effective Time, Key will instruct the Exchange Agent to deliver (by instructions from each holder of record reasonably satisfactory to Key and the Exchange Agent, and otherwise by mail to the most recent address of such holder as shown on the Company's books and records) to each holder of a Certificate or Certificates which immediately prior to the Effective Time evidenced outstanding Company Shares (other than Company Shares to be canceled pursuant to Section 2.1(b) and any Dissenting Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Key may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the Exchange Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange

Agent or to such other agent or agents as may be appointed by Key together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the Exchange Merger Consideration which such holder has the right to receive pursuant to Sections 2.1(a) and 2.1(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the Exchange Merger Consideration may be issued and paid in accordance with this Article to a transferee if the Certificate evidencing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The Exchange Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents, and cash payments for fractional shares may be made by check. No interest will be payable on the Exchange Merger Consideration regardless of any delay in making payments. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Exchange Merger Consideration, without interest.

         (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as Key may impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Exchange Merger Consideration deliverable in respect thereof as determined in accordance with Sections 2.1(a) and 2.1(d). Key may, in its reasonable discretion and as a condition precedent to authorizing the issuance of the Exchange Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond or other surety to Key and the Surviving Corporation in such sum as Key may reasonably direct as indemnity against any claim that may be made against Key or the Surviving Corporation (and their Affiliates) with respect to the Certificate alleged to have been lost, stolen or destroyed.

         (d) Any portion of the Exchange Fund which remains undistributed to the holders of the Company Stock for thirty (30) days after the Effective Time shall be delivered to Key upon demand by Key, and any holders of Certificates who have not theretofore complied with this Article shall thereafter look only to Key for the Exchange Merger Consideration to which they are entitled pursuant to this Article.

         (e) None of Key, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Company Shares for any shares of Key Stock, any New Key Warrants or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Each of Key, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Exchange Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Key, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Key, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by Key, the Surviving Corporation or the Exchange Agent.

         SECTION 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further transfer of Company Shares thereafter on the records of the Company. On or after the Effective Time, any Certificate presented to the Exchange Agent, Key or the Surviving Corporation shall be converted into the Exchange Merger Consideration.

         SECTION 2.4 Option Securities and Convertible Securities; Payment Rights. At the Effective Time, (a) each outstanding Option Security and each outstanding Convertible Security exercisable or convertible to purchase Company Shares immediately prior to the Effective Time, shall be canceled and the holder thereof shall be entitled to receive, and shall receive, upon payment of the consideration required to exercise or convert, and termination of such holder's rights to exercise or convert, as the case may be, all other Option Securities or Convertible Securities issued to such holder, shares of Key Stock and New Key Warrants in the respective amounts issuable with respect to the number of Company Shares issuable pursuant to such Option Security or Convertible Security so exercised or converted, as the case may be, as provided in Section 2.1(a), plus cash in lieu of receipt of a fractional share in an amount determined as provided in Section 2.1(d), and (b) each Option Security outstanding not then exercisable or exercised and the conversion rights of each Convertible Security outstanding not then convertible or converted shall be canceled.

         SECTION 2.5 Dissenting Shares.

         (a) Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing appraisal rights for such Company Shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Exchange Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Company Shares held by them in accordance with the provisions of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn, forfeited or lost their appraisal rights with respect to such Company Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Exchange Merger Consideration, upon surrender, in the manner provided in Section 2.2, of the Certificate or Certificates that formerly evidenced such Company Shares.

         (b) The Company shall give Key prompt notice of any demands for appraisal rights received by it, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and relating thereto. The Company and Key shall jointly direct all negotiations and proceedings with respect to demands for appraisal rights under the provisions of the DGCL. The Company shall not, except with the prior written consent of Key, make any payment with respect to any demands for appraisal rights, or offer to settle, or settle, any such demands.


                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents, warrants and covenants to, and agrees with, Key as follows:

         SECTION 3.1 Organization and Business; Power and Authority; Effect of Transaction.

         (a)  The Company:

                  (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as set forth in Section 3.1(a) of the Company Disclosure Schedule,

                  (ii) has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, and has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, and

                  (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction (a true, accurate and complete list of which is set forth in Section 3.1(a) of the Company Disclosure Schedule) in which the character of its property or the nature of its business or operations requires such qualification or authorization.

         (b) The Company has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions; and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action, other than that of the Company's stockholders. This Agreement has been duly executed and delivered by the Company and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions when executed and delivered by the Company will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms. The affirmative vote or action by written consent of a majority of the votes that the holders of the outstanding shares of Company Stock are entitled to cast is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and the Transactions under Applicable Law and the Company's Organic Documents. The provisions of Section 203 of the DGCL will not apply to this Agreement, the Merger or the Transactions.

         (c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by the Company:

                  (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of the Company or any Subsidiary, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of the Company or any Subsidiary,

                  (ii) will result in or permit the creation or imposition of any Lien upon any property now owned or leased by the Company or any Subsidiary, or

                  (iii) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for filing requirements under Applicable Law in connection with the Merger and the Transactions.

         (d) The Company does not have any Subsidiaries other than those set forth on Section 3.1(d) of the Company Disclosure Schedule, each of which is (i) wholly-owned unless noted otherwise in Section 3.1(d) of the Company Disclosure Schedule, (ii) a corporation which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation set forth opposite its name on Section 3.1(d) of the Company Disclosure Schedule, and
(iii) duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 3.1(d) of the Company Disclosure Schedule) in which the character of its property or the nature of its business or operations requires such qualification or authorization, with full power and authority (corporate and other) to carry on the business in which it is engaged. Each Subsidiary has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business. The Company owns all of the outstanding capital stock (as shown in Section 3.1(d) of the Company Disclosure Schedule) of each Subsidiary, free and clear of all Liens (except to the extent set forth in Section 3.1(d) of the Company Disclosure Schedule), and all such stock has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings with respect to any of the foregoing, of any nature whatsoever relating to the authorized and unissued or outstanding capital stock of any Subsidiary.

         SECTION 3.2       Financial and Other Information.

         (a) The Company has heretofore furnished to Key copies of the financial statements of the Company and its Subsidiaries listed in Section 3.2(a) of the Company Disclosure Schedule (the "Company Financial Statements"). The Company Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein or as set forth in
Section 3.2(a) of the Company Disclosure Schedule, are true, accurate and complete, do not contain any untrue statement of a material fact or, except as set forth in Schedule 3.2(a) of the Company Disclosure Schedule, omit to state a material fact required by GAAP to be stated therein or necessary in order to make the statements contained therein not misleading, and fairly present the financial condition and results of operations of the Company and its Subsidiaries, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals. The Company will, within fifteen (15) business days of the date hereof supplement
Section 3.2(a) of the Company Disclosure Schedule so as to include a true, accurate and complete description of the business, operations, financial condition, properties, prospects and management of the Company and its Subsidiaries of the nature and in the detail required by Regulation S-K with respect to a registration statement filed under the Securities Act on Form S-4. Such supplement will not contain any information (i) required to be set forth in any Section of the Company Disclosure Schedule or (ii) which Adversely Affects the Company and its Subsidiaries taken as a whole, or the ability of the Company to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, except to the extent specifically described in Section 3.3 of the Company Disclosure Schedule.

           (b) Neither the Company Disclosure Schedule (including without limitation the information set forth or to be set forth in Schedule 3.2(a) thereof), the Company Financial Statements or this Agreement nor any Collateral Document, data, information or statement furnished or to be furnished by or on behalf of the Company pursuant to this Agreement or any Collateral Document executed or required to be executed by or on behalf of the Company pursuant hereto or thereto or to consummate the Merger and the Transactions, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein not misleading and all such Collateral Documents, data, information or statements are and will be true, accurate and complete.

         (c) The Company does not own any capital stock or equity or proprietary interest in any other Entity or enterprise, however organized and however such interest may be denominated or evidenced, except as set forth in Section 3.1(d) or 3.2(c) of the Company Disclosure Schedule. None of the Entities, if any, so set forth in Section 3.2(c) of the Company Disclosure Schedule is a Subsidiary of the Company except as so set forth. The Company owns all of the outstanding capital stock or equity or proprietary interests (as shown on Section 3.2(c) of the Company Disclosure Schedule) of each such Entity or other enterprise, free and clear of all Liens (except to the extent set forth in Section 3.2(c) of the Company Disclosure Schedule), and all such stock or equity or proprietary interests has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings with respect to any of the foregoing, of any nature whatsoever, except as described in Section 3.2(c) of the Company Disclosure Schedule.

         SECTION 3.3 Changes in Condition. Since the date of the most recent financial statements forming part of the Company Financial Statements, except to the extent specifically described in Section 3.3 of the Company Disclosure Schedule, there has been no Adverse Change in the Company and its Subsidiaries taken as a whole. There is no Event known to the Company which Adversely Affects, or in the future might (so far as the Company can now reasonably foresee) Adversely Affect, the Company and its Subsidiaries taken as a whole, or the ability of the Company to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, except to the extent specifically described in Section 3.3 of the Company Disclosure Schedule.

         SECTION 3.4 Liabilities. At the date of the most recent balance sheet forming part of the Company Financial Statements, neither the Company nor any Subsidiary had any obligations or liabilities, past, present or deferred, accrued or unaccrued, fixed, absolute, contingent or other, except as disclosed in such balance sheet, or the notes thereto, and since such date neither the Company nor any Subsidiary has incurred any such obligations or liabilities, other than obligations and liabilities incurred in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, which do not, in the aggregate, Adversely Affect the Company and its Subsidiaries taken as a whole except to the extent set forth in Section 3.4 of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has Guaranteed or is otherwise primarily or secondarily liable in respect of any obligation or liability of any other Person, except for endorsements of negotiable instruments for deposit in the ordinary course of business or as disclosed in the most recent balance sheet, or the notes thereto, forming part of the Company Financial Statements or in Section 3.4 of the Company Disclosure Schedule.

         SECTION 3.5 Title to Properties; Leases.

         (a) Each of the Company and each of its Subsidiaries has good legal, indefeasible, insurable and marketable title (in fee simple if owned) to all real property, if any, reflected as an asset on the most recent balance sheet forming part of the Company Financial Statements, or owned by the Company or any of its Subsidiaries for use in its business if not so reflected, and good indefeasible and merchantable title to all other assets, tangible and intangible, reflected on such balance sheet, or owned by the Company or any of its Subsidiaries for use in its business if not so reflected, or purported to have been acquired by the Company or any of its Subsidiaries since such date, except inventory sold, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, free and clear of all Liens, except (i) Liens reflected in the Company Financial Statements, (ii) Liens for current taxes not yet due and payable, (iii) Liens set forth on Section 3.5(a) of the Company Disclosure Schedule, and (iv) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. Except for financing statements evidencing Liens referred to in the preceding sentence (a true, accurate and complete list and description of which is set forth in Section 3.5(a) of the Company Disclosure Schedule), no financing statements under the Uniform Commercial Code and no other filing which names the Company or any of its Subsidiaries as debtor or which covers or purports to cover any of the property of the Company or any of its Subsidiaries is on file in any state or other jurisdiction, and neither the Company nor any Subsidiary has signed or agreed to sign any such financing statement or filing or any agreement authorizing any secured party thereunder to file any such financing statement or filing. Except as otherwise set forth in Schedule 3.5(a) of the Company Disclosure Schedule, each Lease or other occupancy or other agreement under which the Company or any of its Subsidiaries holds real or personal property has been duly authorized, executed and delivered by the Company or one of its Subsidiaries and, to the Company's knowledge, information and belief, each of the other parties thereto, and is a legal, valid and binding obligation of each of them, enforceable in accordance with its terms. Each of the Company and its Subsidiaries has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any real property or tangible personal property, none of which contains any unusual or burdensome provision, except as described in Section 3.5(a) of the Company Disclosure Schedule. All of such Leases are valid and subsisting and in full force and effect; and neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, information and belief, any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease.

         (b) Section 3.5(b) of the Company Disclosure Schedule contains a true, accurate and complete description of all real estate owned or leased by the Company or any of its Subsidiaries and all Leases and an identification of all material items of fixed assets and machinery and equipment. None of the fixed assets and machinery and equipment is subject to contracts of sale, and none is held by the Company or any of its Subsidiaries as lessee or as conditional sales vendee under any Lease or conditional sales contract and none is subject to any title retention agreement, except as set forth in Section 3.5(b) of the Company Disclosure Schedule. The real property (other than land), fixtures, fixed assets and all other material items of personal property, including machinery and equipment, are in a state of reasonable repair and maintenance and are in serviceable operating condition.

         (c) Except as set forth in Section 3.5(c) of the Company Disclosure Schedule, to the Company's knowledge, information and belief, all real property owned or leased by the Company or any of its Subsidiaries conforms to and complies with all applicable title covenants, conditions, restrictions and reservations and all applicable zoning, wetlands, land use and other Applicable Laws.

         SECTION 3.6 Compliance with Private Authorizations. Section 3.6 of the Company Disclosure Schedule sets forth a true, accurate and complete list and description of each Private Authorization which individually is material to the Company and its Subsidiaries taken as a whole, all of which are in full force and effect. Each of the Company and each Subsidiary has obtained all Private Authorizations which are necessary for the ownership by the Company or each Subsidiary of its properties and the conduct of its business as now conducted or as presently proposed to be conducted or which, if not obtained and maintained, could, singly or in the aggregate, Adversely Affect the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary is in breach or violation of, or is in default in the performance, observance or fulfillment of, any Private Authorization, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Contractual Obligation or Private Authorization, except for such defaults, breaches or violations, as do not and will not have in the aggregate any Adverse Effect on the Company and its Subsidiaries taken as a whole or the ability of the Company to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions. No Private Authorization is the subject of any pending or, to the Company's knowledge, information or belief, threatened attack, revocation or termination.

         SECTION 3.7 Compliance with Governmental Authorizations and Applicable Law.

         (a) Section 3.7(a) of the Company Disclosure Schedule contains a description of:

                  (i) all Legal Actions which are pending or in which the Company or any of its Subsidiaries or any of its business, operations or properties, or any of its officers or directors in connection therewith, is, or, to the Company's knowledge, information and belief, at any time during the past three (3) years has been, engaged, or which involves, or, to the Company's knowledge, information and belief, at any time during such period involved, the business, operations or properties of the Company or any of its Subsidiaries or, to the Company's knowledge, information and belief, which is threatened or contemplated against, or in any other manner relating Adversely to, the Company or any of its Subsidiaries or any of their business, operations or properties, or any of their officers or directors in connection therewith; and

                  (ii) each Governmental Authorization which relates to the business, operations, properties, prospects, condition, financial or other, or results of operations of the Company or any of its Subsidiaries, all of which are in full force and effect.

         (b) Each of the Company and each of its Subsidiaries has obtained all Governmental Authorizations which are necessary for the ownership or uses of its properties and the conduct of its business as now conducted or as presently proposed to be conducted and which, if not obtained and maintained, could singly or in the aggregate, have any Adverse Effect on the Company and its Subsidiaries taken as a whole. No Governmental Authorization is the subject of any pending or, to the Company's knowledge, information and belief, threatened attack, revocation or termination. Neither the Company nor any Subsidiary nor any officer or director (in connection with the business, operations and properties of the Company or any Subsidiary) is in or is charged with or, to the Company's knowledge, information and belief, at any time during the past three (3) years has been in or has been charged with, or is threatened or under investigation with respect to, breach or violation of, or default in the performance, observance or fulfillment of, any Governmental Authorization or any Applicable Law, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under

                  (x) any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as do not and will not have in the aggregate any Adverse Effect on the Company and its Subsidiaries taken as a whole or the ability of the Company to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, or

                  (y) any requirement of any insurance carrier, applicable to its business, operations or properties,

except as otherwise specifically described in Section 3.7(b) of the Company Disclosure Schedule.

         (c) With respect to matters, if any, of a nature referred to in Section 3.7(a) or 3.7(b) of the Company Disclosure Schedule, except as otherwise specifically described in Schedule 3.7(c) of the Company Disclosure Schedule, all such information and matters set forth in the Company Disclosure Schedule, if adversely determined against the Company or any Subsidiary, will not, in the aggregate, Adversely Affect the Company and its Subsidiaries taken as a whole, or the ability of the Company to perform its obligations under this Agreement or any Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions.

         SECTION 3.8 Intangible Assets.

         (a) Each of the Company and each Subsidiary owns or possesses or otherwise has the right to use all Governmental Authorizations and other Intangible Assets necessary for the present and planned future conduct of its business, without any conflict with the rights of others. The present and planned future conduct of business by the Company and each Subsidiary is not dependent upon any one or more, or all, of such Governmental Authorizations and other Intangible Assets or rights with respect to any of the foregoing, except as set forth on Section 3.8(a) of the Company Disclosure Schedule.

         (b) Section 3.8(b) of the Company Disclosure Schedule sets forth a true, accurate and complete description of all of such Governmental Authorizations and other Intangible Assets or rights with respect thereto, including without limitation the nature of the Company's and each Subsidiary's interest in each and the extent to which the same have been duly registered in the offices as indicated therein.

         SECTION 3.9 Related Transactions. Section 3.9 of the Company Disclosure Schedule sets forth a true, accurate and complete description of any Contractual Obligation or transaction between the Company or any of its Subsidiaries and any of its officers, directors, employees, stockholders, or any Affiliate of any thereof (other than reasonable compensation for services as officers, directors and employees), now existing or which, to the Company's knowledge, information and belief, at any time during the past three (3) years, existed or occurred, including without limitation any providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any officer, director, stockholder or employee, or any Affiliate of any thereof. All such Contractual Obligations and transactions are and, to the Company's knowledge, information and belief, were on terms and conditions no less favorable to the Company or any of its Subsidiaries than would be customary for such between Persons who are not Affiliates or upon terms and conditions on which similar Contractual Obligations and transactions with Persons who are not Affiliates could fairly and reasonably be expected to be entered into, except as otherwise specifically described in
Section 3.9 of the Company Disclosure Schedule.

         SECTION 3.10  Insurance.

         (a) Section 3.10(a) of the Company Disclosure Schedule includes the insurers' names, policy numbers, expiration dates, amounts of coverage, the annual premiums, Best policy holder's and financial size ratings of the insurers, exclusions, deductibles and self-insured retention and describes in reasonable detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Company or any Subsidiary or imposed upon the Company or any Subsidiary by any such insurers, as well as any self-insurance program that is in effect.

         (b) Neither the Company nor any Subsidiary is in breach or violation of or in default under any such policy, and all premiums due thereon have been paid, and each such policy will continue to be in force and effect up to and including the Closing Date. The insurance policies so listed and identified are sufficient in nature, scope and amounts to insure adequately (and, in any event, in amounts sufficient to prevent the Company or any Subsidiary from becoming a coinsurer within the terms of such policies) the Company's or any Subsidiary's business, operations and properties.

         SECTION 3.11 Tax Matters.

         (a) Each of the Company and each of its Subsidiaries has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, except with respect to failures to file which in the aggregate would not have an Adverse Effect on the Company and its Subsidiaries taken as a whole, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of the Company Financial Statements. The Tax Returns of the Company and each Subsidiary have been prepared in accordance with all Applicable Laws and generally accepted principles applicable to taxation consistently applied. All Taxes which the Company and each Subsidiary are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Neither the Company nor any Subsidiary has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company or any Subsidiary for the fiscal years prior to and including the most recent fiscal year. Adequate provision has been made on the most recent balance sheet forming part of the Company Financial
Statements for all Taxes of any kind, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other, and to the knowledge, information and belief of the Company there are no transactions or matters or any basis which might or could result in additional Taxes of any material nature to the Company and its Subsidiaries taken as a whole for which an adequate reserve has not been provided on such balance sheet. Without limiting the generality of the foregoing, the Company will not incur any tax liability as a consequence of the conversion of its interest in Dawson WellTech, L.C. or the distribution of the proceeds of such conversion to its stockholders. Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code. Each of the Company and each Subsidiary has at all times been taxable as a Subchapter C corporation under the Code, except as otherwise set forth in Section 3.11(a) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has ever been a member of any consolidated group (other than with the Company and its Subsidiaries) for Tax purposes.

         (b) Each of the Company and each Subsidiary has paid all Taxes which have become due pursuant to its Returns and has paid all installments of estimated Taxes due and payable.

         (c) From the end of its most recent fiscal year to the date hereof neither the Company nor any Subsidiary has made any payment on account of any Taxes except regular payments required in the ordinary course of business with respect to current operations or property presently owned.

         (d) The information shown on the Federal Income Tax Returns of the Company and its Subsidiaries (true, accurate and complete copies of which have been furnished by the Company to Key) is true, accurate and complete and fairly and accurately reflects the information purported to be shown. Federal and State Income Tax Returns of the Company and its Subsidiaries have not been examined by the IRS or applicable state Authority, and neither the Company nor any Subsidiary has been notified of any proposed examination, except as shown in
Section 3.11(d) of the Company Disclosure Schedule.

         (e) Neither the Company or any Subsidiary is a party to any tax sharing agreement or arrangement except as set forth in Section 3.11(e) of the Company Disclosure Schedule.

         (f) Neither the Company nor any Subsidiary is, or within five (5) years of the date hereof has been, a "United States real property holding corporation" as defined in Section 897 of the Code.

         SECTION 3.12  Employee Retirement Income Security Act of 1974.

         (a) Neither the Company nor any Subsidiary (which for purposes of this Section shall include any ERISA Affiliate) has been or is making at any time since its organization any contribution to any Plans or has sponsored any Plan or Benefit Arrangement except as set forth in Section 3.12(a) of the Company Disclosure Schedule. As to all Plans and Benefit Arrangements listed in Section 3.12(a) of the Company Disclosure Schedule:

                  (i) all Plans and Benefit Arrangements comply and have been administered in form and in operation with all Applicable Laws, and neither the Company nor any Subsidiary has received any notice from any Authority questioning or challenging such compliance;

                  (ii) all Plans maintained or previously maintained by the Company or any Subsidiary that are or were intended to comply with Sections 401 and 501 of the Code comply and complied in form and in operation with all applicable requirements of such sections, and no event has occurred which will or could give rise to disqualification of any such Plan under such sections or to a tax under Section 511 of the Code;

                  (iii) none of the assets of any Plan are invested in employer securities or employer real property;

                  (iv) there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan and neither the Company nor any Subsidiary has otherwise engaged in any prohibited transaction;

                  (v) there have been no acts or omissions by the Company or any Subsidiary which have given rise to or may give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 or ERISA or Chapter 43 of the Code for which the Company or any Subsidiary may be liable;

                  (vi) there are no Claims (other than routine claims for benefits) pending or threatened involving such Plans or the assets of such Plans, and, to the Company's knowledge, information and belief, no facts exist which could give rise to any such Claims (other than routine claims for benefits);

                  (vii) no such Plan is subject to Title IV of ERISA, or, if subject, there have been no "reportable events" (as described in Section 4043 of ERISA), and no steps have been taken to terminate any such Plan;

                  (viii) all group health Plans of the Company or any Subsidiary
         have  been   operated  in   compliance   with  the  group  health  plan
         continuation coverage requirements of COBRA;

                  (ix) actuarially adequate accruals for all obligations under the Plans are reflected in the most recent balance sheet forming part of the Company Financial Statements and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the Plan years which include the Closing Date;

                  (x) neither the Company nor any Subsidiary nor any of its respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA or any similar Applicable Law that would subject the Company or any Subsidiary or any of its respective directors, officers or employees to liability under ERISA or any similar Applicable Law;

                  (xi) no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Plan to which Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code applied, nor would have had an accumulated funding deficiency on such date if such year were the first year of such Plan to which Part 3 of Subtitle B of Title I of ERISA or
         Section 412 of the Code applied;

                  (xii) no material liability to the PBGC has been or is expected by the Company to be incurred by the Company or any Subsidiary with respect to any Plan, and there has been no event or condition which presents a material risk of termination of any Plan by the PBGC;

                  (xiii) neither the Company nor any Subsidiary is or ever has been a party to any Multiemployer Plan or made contributions to any such Plan;

                  (xiv) except as set forth in Section 3.12(a)(xiv) of the Company Disclosure Schedule (which entry, if applicable, shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two (2) years) and pursuant to the provisions of COBRA, neither the Company nor any Subsidiary maintains any Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of the Company or any Subsidiary; and

                  (xv) the Company has made available to Key a copy of the two most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Plan (and the two most recent actuarial valuation reports for each Plan, if any, that is subject to Title IV of ERISA), and all information provided by the Company to any actuary in connection with the preparation of any such actuarial valuation report was true, accurate and complete in all material respects.

         (b) The execution, delivery and performance of this Agreement and the Collateral Documents executed or required to be executed pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code.

         SECTION 3.13 Absence of Sensitive Payments. Neither the Company or any Subsidiary nor, to the Company's knowledge, information and belief, any of its or any of their officers, directors, employees, agents or other representatives, has (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, or (c) made any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

         SECTION 3.14 Inapplicability of Specified Statutes. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or an "investment company" or a company "controlled" by or acting on behalf of an "investment company", as defined in the Investment Company Act of 1940, as amended, or a "carrier" or a person which is in control of a "carrier", as defined in section 11301 of Title 49, U.S.C.

         SECTION 3.15  Authorized and Outstanding Capital Stock.

         (a) The authorized and outstanding capital stock of the Company is as set forth in Section 3.15(a) of the Company Disclosure Schedule, including that there are an aggregate of 352,941 shares of Company Stock outstanding. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, (i) there is neither outstanding nor has the Company or any Subsidiary agreed to grant or issue any shares of its capital stock or any Option Security or Convertible Security, and (ii) neither the Company nor any Subsidiary is a party to or is bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security. Between the date hereof and the Closing, the Company will not, and will not permit any Subsidiary to, issue, sell or purchase or agree to issue, sell or purchase any capital stock or any Option Security or Convertible Security of the Company or any Subsidiary, except as set forth in Section 3.15(a) of the Company Disclosure Schedule. As of the Effective Time, the rights of the holders of all Option Securities and Convertible Securities issued by the Company to exercise or convert such Securities shall have been terminated pursuant to the terms thereof.

         (b) All of the outstanding capital stock of the Company is owned by the stockholders as set forth in Section 3.15(b) of the Company Disclosure Schedule, to the Company's knowledge, information and belief, free and clear of all Liens. To the Company's knowledge, information and belief, no Person, and no group of Persons acting in concert, owns as much as five percent (5%) of the Company's outstanding Common Stock, and the Company is not controlled by any other Person, except as set forth in Section 3.15(b) of the Company Disclosure Schedule.

         SECTION 3.16 Employment Arrangements.

         (a) Neither the Company nor any Subsidiary has any obligation or liability, contingent or other, under any Employment Arrangement, other than those listed or described in Section 3.16(a) of the Company Disclosure Schedule. Except as described in Section 3.16(a) of the Company Disclosure Schedule, (i) none of the employees of the Company or any Subsidiary is now, or, to the Company's knowledge, information and belief, during the past five (5) years has been, represented by any labor union or other employee collective bargaining organization, or are now, or, to the Company's knowledge, information and belief during the past five (5) years have been, parties to any labor or other collective bargaining agreement, (ii) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any union or other such organization, and (iii) neither the Company or any Subsidiaries nor any of their employees is now, or, to the Company's knowledge, information and belief, during the past five (5) years has been, subject to or involved in or, to the Company's knowledge, information and belief, threatened with, any union elections, petitions therefore or other organizational or recruiting activities. The Company and each Subsidiary have performed all obligations required to be performed under all Employment Arrangements and are not in breach or violation of or in default or arrears under any of the terms, provisions or conditions thereof. Section 3.16(a) of the Company Disclosure Schedule sets forth the basis of funding, and the current status of, any past service liability with respect to each Employment Arrangement to which the same is applicable.

         (b) Except as set forth on Schedule 3.16(b), no employee shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employment Arrangement, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result, directly or indirectly, of the transactions contemplated by this Agreement.

         (c)  The  Company   considers   its  and  each  of  its   Subsidiaries'
relationships with employees to be good.

         SECTION 3.17 Material Agreements.

         (a) Listed on Section 3.17(a) of the Company Disclosure Schedule are all Material Agreements relating to the ownership or operation of the business and property of the Company or any of its Subsidiaries presently held or used by the Company or any such Subsidiary or to which the Company or any such Subsidiary is a party or to which it or any of its property is subject or bound. True, accurate and complete copies of each of the Material Agreements have been furnished by the Company to Key (or true, accurate and complete descriptions thereof have been set forth in Section 3.17(a) of the Company Disclosure
Schedule, if any such Material Agreements are oral). All of the Material Agreements are valid, binding and legally enforceable obligations of the parties thereto, and the Company or one of its Subsidiaries is validly and lawfully operating its business and owning its property under each of the Material Agreements. The Company and each Subsidiary have duly complied with all of the terms and conditions of each Material Agreement and have not done or performed, or failed to do or perform (and there is no pending or, to the knowledge, information and belief of the Company, threatened Claim that the Company or any Subsidiary has not so complied, done and performed or fail to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material
Agreement or impair the rights or benefits, or increase the costs, of the Company or any Subsidiary, under any of the Material Agreements.

         (b) Each Material Agreement, if any, set forth in Section 3.17(a) of the Company Disclosure Schedule calling for the delivery of goods or merchandise or the performance of services can be satisfied or performed by the Company or one of its Subsidiaries at margins providing an operating profit, except as set forth in Section 3.17(b) of the Company Disclosure Schedule.

         SECTION 3.18 Ordinary Course of Business. Each of the Company and each of its Subsidiaries, from the end of its most recent fiscal year to the date hereof, and until the Closing Date, except (i) as may be described on Section
3.18 of the Company Disclosure Schedule, (ii) as may be required expressly by the terms of this Agreement, (iii) as are reflected in the Company Financial Statements, or (iv) as may be consented to by Key, which consent shall not be unreasonably withheld, conditioned or delayed:

                  (a) has operated, and will continue to operate, its business in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice;

                  (b) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of, and will not sell or otherwise dispose of or contract to sell or otherwise dispose of, any of its properties or assets, other than in the ordinary course of business, or any of the Existing Key Shares or Existing Key Warrants;

                  (c)  except in each case in the ordinary course of business,

                           (i)  has  not   incurred   and  will  not  incur  any
                  obligations or liabilities (fixed, contingent or other);

                           (ii) has not  entered  and will  not  enter  into any
                  commitments; and

                           (iii) has not  canceled and will not cancel any debts
                  or claims;

                  (d) has not made or committed to make, and will not make or commit to make, any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

                  (e) has not discharged or satisfied and will not discharge or satisfy any Lien, and has not paid and will not pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business and commitments under Leases existing on that date or incurred since that date in the ordinary course of business;

                  (f) has not created or permitted to be created, and will not create or permit to be created, any Lien on any of its tangible property;

                  (g) has not transferred or created or permitted to be created, and will not transfer or create or permit to be created, any Lien on any Intangible Assets;

                  (h) has not increased and will not increase the compensation payable or to become payable to any of its directors, officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement;

                  (i) has not suffered and will not suffer any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

                  (j) has not waived and will not waive any rights of material value without fair and adequate consideration;

                  (k)  has not experienced any work stoppage;

                  (l) has not entered into, amended or terminated, and will not enter into, amend or terminate, any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement or any Contractual Obligation or transaction with any Affiliate;

                  (m) has not amended or terminated and will not amend or terminate, and has kept and will keep in full force and effect including without limitation renewing to the extent the same would otherwise expire or terminate, all insurance policies and coverage;

                  (n) has not, and will not have, declared, made or paid, or agreed to declare, make or pay, any Distribution; and

                  (o) has not entered into and will not enter into any other transaction or series of related transactions which individually or in the aggregate is material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business.

         SECTION 3.19 Bank Accounts, Etc. Section 3.19 of the Company Disclosure Schedule contains a true, accurate and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms in which the Company or any Subsidiary has an account or a safe deposit box and the names of all Persons authorized to draw thereon, to have access thereto, or to authorize transactions therein, the names of all Persons, if any, holding powers of attorney from the Company or any Subsidiary and a summary statement as to the terms thereof. The Company agrees that prior to the Closing Date it will not make or permit to be made any change affecting any bank, trust company, savings and loan association, brokerage firm or safe deposit box or in the names of the Persons authorized to draw thereon, to have access thereto or to authorize transactions therein or in such powers of attorney, or open any additional accounts or boxes or grant any additional powers of attorney, without in each case obtaining the prior written consent of Key.

         SECTION 3.20 Adverse Restrictions. Neither the Company nor any Subsidiary is a party to or subject to, nor is any of its property subject to, any Applicable Law, Governmental Authorization, Contractual Obligation, Employment Arrangement, Material Agreement or Private Authorization, or any other obligation or restriction of any kind or character, which now or, as far as the Company can now reasonably foresee, at any time in the future could, individually or in the aggregate, be unduly burdensome or which could, individually or in the aggregate, have any Adverse Effect on the Company and its Subsidiaries taken as a whole, except as set forth in Section 3.20 of the Company Disclosure Schedule.

         SECTION 3.21 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement, the Merger or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of the Company or to the knowledge, information and belief of the Company or any stockholder of the Company.

         SECTION 3.22 Personal Injury or Property Damage; Warranty Claims; Etc. Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company nor any Subsidiary or any Person acting for or on its behalf, including without limitation any insurance carrier, has paid, to the knowledge, information and belief of the Company, at any time during the past three (3) years, and there is not now pending or, to the knowledge, information and belief of the Company, threatened or existing any basis for any Claim relating to, any damages to any third party for injuries to Persons or damage to property, or for breach of warranty, which if determined adversely to the Company or any Subsidiary, individually or in the aggregate (taking into account unasserted Claims of a similar nature), could have any Adverse Effect on the Company and its Subsidiaries taken as a whole.

         SECTION 3.23 Environmental Matters.

         (a) Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, the Company and each Subsidiary:

                  (i) to the knowledge, information and belief of the Company, has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state law;

                  (ii) has not  entered  into or received  any  consent  decree,
         compliance   order  or   administrative   order   issued   pursuant  to
         Environmental Laws;

                  (iii) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any final order issued pursuant to Environmental Laws;

                  (iv) is, to the knowledge, information and belief of the Company, in substantial compliance in all material respects with all Environmental Laws, has, to Company's knowledge, information and belief, obtained all Environmental Permits, and is not the subject of or, to the Company's knowledge, information and belief, threatened with any Legal Action involving a demand for damages or other potential liability including any Lien with respect to material violations or material breaches of any Environmental Law.

                  (v) the Company has no knowledge of any past or present Event related to the Company or any Subsidiary or its or any of their business, operations or property which Event, individually or in the aggregate, may interfere with or prevent continued material compliance with all Environmental Laws, or which, individually or in the aggregate, will form the basis of any material Claim for the release or threatened release into the environment, of any Hazardous Material.

         (b) Except as set forth in Section  3.23(b) of the  Company  Disclosure
Schedule:

                  (i) no unauthorized disposal, release, burial or placement of Hazardous Materials which to Company's knowledge, information and belief and due to the activities of the Company could form the basis for a material Claim has occurred:

                           (A) on any  property or  facility  owned or leased by
                  the Company or any Subsidiary during the period that such facilities and properties were owned or leased by it or,

                           (B) to the knowledge,  information  and belief of the
                  Company, at any other time or at any other facility or site to which Hazardous Materials from the Company or any Subsidiary may have been taken.

                  (ii) to the knowledge, information and belief of the Company, neither the Company nor any Subsidiary has any above-ground or underground fuel storage tanks on property owned or leased by it.

         SECTION 3.24 Solvency. As of the execution and delivery of this Agreement, and after giving effect to the consummation of the Merger and the Transactions, the Company and the Company and its Subsidiaries taken as a whole are and, as of the Closing Date, will be solvent. The Company will not incur any tax liability as a consequence of the Merger to the extent, if any, that the tax basis of its assets may be less than its liabilities.

         SECTION 3.25 Compliance with Regulations Relating to Securities Credit. None of the borrowings, if any, of the Company were incurred or used for the purpose of purchasing or carrying any security which at the date of its acquisition was, or any security which now is, margin stock or other margin security within the meaning of Regulation T of the Margin Rules or a "security that is publicly held," within the meaning of the Margin Rules, and neither the Company nor any Subsidiary owns any margin stock or other margin security, or a "security that is publicly held", and neither the Company nor any Subsidiary has any present intention of acquiring any margin stock or other margin security, or any "security that is publicly held".

         SECTION 3.26 Materiality. The representations and warranties set forth in this Article would in the aggregate be true and correct even without the materiality exceptions or qualifications contained therein or set forth in the Company Disclosure Schedule, except for such exceptions and qualifications including without limitation those set forth in the Company Disclosure Schedule which, in the aggregate for all such representations and warranties, are not and could not reasonably be expected to be Adverse to the Company and its Subsidiaries taken as a whole.

         SECTION 3.27 Continuing Representation and Warranty. Except for those representations and warranties which speak as of a specific date, all of the representations and warranties of the Company set forth in this Article shall be true and correct on the Closing Date with the same force and effect as though made on and as of that date and those, if any, which speak as of a specific date shall be true and correct on the Closing Date.


                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF KEY

         Key represents, warrants and covenants to, and agrees with, the Company as follows:

         SECTION 4.1 Organization and Business; Power and Authority; Effect of Transaction.

         (a)  Key

                  (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as set forth in Section 4.1(a) of the Key Disclosure Schedule,

                  (ii) has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, and has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, and

                  (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction (a true, accurate and complete list of which is set forth in Section 4.1(a) of the Key Disclosure Schedule) in which the character of its property or the nature of its business or operations requires such qualification or authorization.

         (b) Key has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions; and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action, other than that of Key's stockholders. This Agreement has been duly executed and delivered by Key and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions when executed and delivered by Key will constitute, legal, valid and binding obligations of Key, enforceable in accordance with their respective terms. The affirmative vote or action by written consent of two-thirds (2/3rds) of the votes that the holders of the outstanding shares of Key Stock are entitled to cast is the only vote of the holders of any class or series of the capital stock of Key necessary to approve the Merger and the Transactions under Applicable Law and Key's Organic Documents. The provisions of Section 3-602 of the MGCL will not apply to this Agreement, the Merger or the Transactions.

         (c) Except as set forth in Section 4.1(c) of the Key Disclosure Schedule, neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by Key or any Subsidiary:

                  (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of Key or any Subsidiary or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of Key or any Subsidiary,

          (ii) will result in or permit the creation or imposition of any Lien upon any property now owned or leased by Key or any Subsidiary, or

                  (iii) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for filing requirements under Applicable Law in connection with the Merger and the Transactions and as the Securities Act and the Exchange Act and applicable state securities laws may apply to compliance by Key with the provisions of this Agreement and the Registration Rights Agreement relating to stockholder approval and registration rights, respectively.

         (d) Key does not have any  Subsidiaries  other  than those set forth on
Section 4.1(d) of the Key Disclosure Schedule, each of which is (i) wholly-owned unless noted otherwise in Section 4.1(d) of the Key Disclosure Schedule, (ii) a corporation which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation set forth opposite its name on
Section 4.1(d) of the Key Disclosure Schedule, and (iii) duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(d) of the Key Disclosure Schedule) in which the character of its property or the nature of its business or operations requires such qualification or authorization, with full power and authority (corporate and other) to carry on the business in which it is engaged. Each Subsidiary has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business. Key owns all of the outstanding capital stock (as shown on Section 4.1(d) of the Key Disclosure Schedule) of each Subsidiary, free and clear of all Liens (except to the extent set forth in Section 4.1(d) of the Key Disclosure Schedule), and all such stock has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings with respect to any of the foregoing, of any nature whatsoever relating to the authorized and unissued or outstanding capital stock of any Subsidiary.

     SECTION 4.2 Financial and Other Information.

         (a) Key has heretofore furnished to the Company copies of the financial statements of Key and its Subsidiaries listed in Section 4.2(a) of the Key
Disclosure Schedule (the "Key Financial Statements"). The Key Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein or as set forth in Section 4.2(a) of the Key Disclosure Schedule, are true, accurate and complete, do not contain any untrue statement of a material fact or omit to state a material fact required by GAAP to be stated therein or necessary in order to make the statements contained therein not misleading, and fairly present the financial condition and results of operations of Key and its Subsidiaries, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements to normal year-end audit adjustments and accruals. Section 4.2(a) of the Key Disclosure Schedule contains a true, accurate and complete description of the business, operations, financial condition, properties, prospects and management of Key and its Subsidiaries of the nature and in the detail required by Regulation S-K with respect to a registration statement filed under the Securities Act on Form S-4.

         (b) Neither the Key Disclosure Schedule (including without limitation the information set forth in Schedule 4.2(a) thereof), the Key Financial Statements or this Agreement nor any Collateral Document, data, information or statement furnished or to be furnished by or on behalf of Key pursuant to this Agreement or any Collateral Document executed or required to be executed by or on behalf of Key pursuant hereto or thereto or to consummate the Merger and the Transactions, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein not misleading and all such Collateral Documents, data, information or statements are and will be true, accurate and complete.

         (c) Key does not own any capital stock or equity or proprietary interest in any other Entity or enterprise, however organized and however such interest may be denominated or evidenced, except as set forth in Section 4.1(d) or 4.2(c) of the Key Disclosure Schedule. None of the Entities, if any, so set forth in Section 4.2(c) of the Key Disclosure Schedule is a Subsidiary of Key except as so set forth. Key owns all of the outstanding capital stock or equity or proprietary interests (as shown on Section 4.2(c) of the Key Disclosure Schedule) of each such Entity or other enterprise, free and clear of all Liens (except to the extent set forth in Section 4.2(c) of the Key Disclosure Schedule), and all such stock or equity or proprietary interests has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings with respect to any of the foregoing, of any nature whatsoever, except as described in Section 4.2(c) of the Key Disclosure Schedule.

         SECTION 4.3 Changes in Condition. Since the date of the most recent financial statements forming part of the Key Financial Statements, except to the extent specifically described in Section 4.3 of the Key Disclosure Schedule, there has been no Adverse Change in Key and its Subsidiaries taken as a whole. There is no Event known to Key which Adversely Affects, or in the future might (so far as Key can now reasonably foresee) Adversely Affect, Key or Key and its Subsidiaries taken as a whole, or the ability of Key to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, except to the extent specifically described in Section 4.3 of the Key Disclosure Schedule.

         SECTION 4.4 Liabilities. At the date of the most recent balance sheet forming part of the Key Financial Statements, neither Key nor any Subsidiary had any obligations or liabilities, past, present or deferred, accrued or unaccrued, fixed, absolute, contingent or other, except as disclosed in such balance sheet, or the notes thereto, and since such date neither Key nor any Subsidiary has incurred any such obligations or liabilities, other than obligations and liabilities incurred in the ordinary course of business consistent with past practice of Key and its Subsidiaries, which do not, in the aggregate, Adversely Affect Key and its Subsidiaries taken as a whole except to the extent set forth in Section 4.4 of the Key Disclosure Schedule. Neither Key nor any Subsidiary has Guaranteed or is otherwise primarily or secondarily liable in respect of any obligation or liability of any other Person, except for endorsements of negotiable instruments for deposit in the ordinary course of business or as disclosed in the most recent balance sheet, or the notes thereto, forming part of the Key Financial Statements or in Section 4.4 of the Key Disclosure Schedule.

         SECTION 4.5 Title to Properties; Leases.

         (a) Each of Key and each of its Subsidiaries has good legal, indefeasible, insurable and marketable title (in fee simple if owned) to all real property, if any, reflected as an asset on the most recent balance sheet forming part of the Key Financial Statements, or owned by Key or any of its Subsidiaries for use in its business if not so reflected, and good indefeasible and merchantable title to all other assets, tangible and intangible, reflected on such balance sheet, or owned by Key or any of its Subsidiaries for use in its business if not so reflected, or purported to have been acquired by Key or any of its Subsidiaries since such date, except inventory sold, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with past practice of Key and its Subsidiaries, free and clear of all Liens, except (i) Liens reflected in the Key Financial Statements, (ii) Liens for current taxes not yet due and payable, (ii)

Liens set forth on Section 4.5(a) of the Key Disclosure Schedule, and (iv) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. Except for financing statements evidencing Liens referred to in the preceding sentence (a true, accurate and complete list and description of which is set forth in Section 4.5(a) of the Key Disclosure Schedule), no financing statements under the Uniform Commercial Code and no other filing which names Key or any of its Subsidiaries as debtor or which covers or purports to cover any of the property of Key or any of its Subsidiaries is on file in any state or other jurisdiction, and neither Key nor any Subsidiary has signed or agreed to sign any such financing statement or filing or any agreement authorizing any secured party thereunder to file any such financing statement or filing. Except as set forth in Schedule 4.5(a) of the Key Disclosure Schedule, each Lease or other occupancy or other agreement under which Key or any of its Subsidiaries holds real or personal property has been duly authorized, executed and delivered by Key or one of its Subsidiaries and, to Key's knowledge, information and belief, each of the other parties thereto, and is a legal, valid and binding obligation of each of them, enforceable in accordance with its terms. Each of Key and its Subsidiaries has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any real property or tangible personal property, none of which contains any unusual or burdensome provision except as described in Section 4.5(a) of the Key Disclosure Schedule. All of such Leases are valid and subsisting and in full force and effect; and neither Key nor any of its Subsidiaries nor, to Key's knowledge, information and belief, any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease.

         (b) Section 4.5(b) of the Key Disclosure Schedule contains a true, accurate and complete description of all real estate owned or leased by Key or any of its Subsidiaries and all Leases and an identification of all material items of fixed assets and machinery and equipment. None of the fixed assets and machinery and equipment is subject to contracts of sale, and none is held by Key or any of its Subsidiaries as lessee or as conditional sales vendee under any Lease or conditional sales contract and none is subject to any title retention agreement, except as set forth in Section 4.5(b) of the Key Disclosure Schedule. The real property (other than land), fixtures, fixed assets and all other material items of personal property, including machinery and equipment, are in a state of reasonable repair and maintenance and are in serviceable operating condition.

         (c) Except as set forth in Section 4.5(c) of the Key Disclosure Schedule, to Key's knowledge, information and belief, all real property owned or leased by Key or any of its Subsidiaries conforms to and complies with all applicable title covenants, conditions, restrictions and reservations and all applicable zoning, wetlands, land use and other Applicable Laws.

         SECTION 4.6 Compliance with Private Authorizations. Section 4.6 of the Key Disclosure Schedule sets forth a true, accurate and complete list and description of each Private Authorization which individually is material to Key and its Subsidiaries taken as a whole, all of which are in full force and effect. Each of Key and each Subsidiary has obtained all Private Authorizations which are necessary for the ownership by Key or each Subsidiary of its properties and the conduct of its business as now conducted or as presently proposed to be conducted or which, if not obtained and maintained, could, singly or in the aggregate, Adversely Affect Key or Key and its Subsidiaries taken as a whole. Neither Key nor any Subsidiary is in breach or violation of, or is in default in the performance, observance or fulfillment of, any Private Authorization, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Contractual

Obligation or Private Authorization, except for such defaults, breaches or violations, as do not and will not have in the aggregate any Adverse Effect on Key and its Subsidiaries taken as a whole or the ability of Key to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions. No Private Authorization is the subject of any pending or, to Key's knowledge, information or belief, threatened attack, revocation or termination.

     SECTION 4.7 Compliance with Governmental Authorizations and Applicable Law.

     (a) Section 4.7(a) of the Key Disclosure Schedule contains a description of:

                  (i) all Legal Actions which are pending or in which Key or any of its Subsidiaries or any of its business, operations or properties, or any of its officers or directors in connection therewith, is, or, to Key's knowledge, information and belief, at any time during the past three (3) years has been, engaged, or which involves, or, to Key's knowledge, information and belief, at any time during such period involved, the business, operations or properties of Key or any of its Subsidiaries or, to Key's knowledge, information and belief, which is threatened or contemplated against, or in any other manner relating Adversely to, Key or any of its Subsidiaries or any of their business, operations or properties, or any of their officers or directors in connection therewith; and

                  (ii) each Governmental Authorization which relates to the business, operations, properties, prospects, condition, financial or other, or results of operations of Key or any of its Subsidiaries, all of which are in full force and effect.

         (b) Each of Key and each of its Subsidiaries has obtained all Governmental Authorizations which are necessary for the ownership or uses of its properties and the conduct of its business as now conducted or as presently proposed to be conducted and which, if not obtained and maintained, could singly or in the aggregate, have any Adverse Effect on Key and its Subsidiaries taken as a whole. No Governmental Authorization is the subject of any pending or, to Key's knowledge, information and belief, threatened attack, revocation or termination. Neither Key nor any Subsidiary nor any officer or director (in
connection  with  the  business,   operations  and  properties  of  Key  or  any
Subsidiary) is in or is charged with or, to Key's knowledge, information and belief, at any time during the past three (3) years has been in or has been charged with, or is threatened or under investigation with respect to, breach or violation of, or default in the performance, observance or fulfillment of, any Governmental Authorization or any Applicable Law, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under

                  (x) any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as do not and will not have in the aggregate any Adverse Effect on Key and its Subsidiaries taken as a whole or the ability of Key to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, or

               (y) any requirement of any insurance carrier, applicable to its business, operations or properties,

except as otherwise specifically described in Section 4.7(b) of the Key Disclosure Schedule.

         (c) With respect to matters, if any, of a nature referred to in Section 4.7(a) or 4.7(b) of the Key Disclosure Schedule, except as otherwise specifically described in Section 4.7(c) of the Key Disclosure Schedule, all such information and matters set forth in the Key Disclosure Schedule, if adversely determined against Key or any Subsidiary, will not, in the aggregate, Adversely Affect Key and its Subsidiaries taken as a whole, or the ability of Key to perform its obligations under this Agreement or any Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions.

         SECTION 4.8 Intangible Assets.

         (a) Each of Key and each Subsidiary owns or possesses or otherwise has the right to use all Governmental Authorizations and other Intangible Assets necessary for the present and planned future conduct of its business, without any conflict with the rights of others. The present and planned future conduct of business by Key and each Subsidiary is not dependent upon any one or more, or all, of such Governmental Authorizations and other Intangible Assets or rights with respect to any of the foregoing, except as set forth on Section 4.8(a) of the Key Disclosure Schedule.

         (b) Section 4.8(b) of the Key Disclosure Schedule sets forth a true, accurate and complete description of all of such Governmental Authorizations and other Intangible Assets or rights with respect thereto, including without limitation the nature of Key's and each Subsidiary's interest in each and the extent to which the same have been duly registered in the offices as indicated therein.

         SECTION 4.9 Related Transactions. Section 4.9 of the Key Disclosure Schedule sets forth a true, accurate and complete description of any Contractual Obligation or transaction between Key or any of its Subsidiaries and any of its officers, directors, employees, stockholders, or any Affiliate of any thereof (other than reasonable compensation for services as officers, directors and employees), now existing or which, to Key's knowledge, information and belief, at any time during the past three (3) years, existed or occurred, including without limitation any providing for the furnishing of services to or by, providing  for rental of  property,  real,  personal  or mixed,  to or from,  or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any officer, director, stockholder or employee, or any Affiliate of any thereof. All such Contractual Obligations and transactions are and, to Key's knowledge, information and belief, were on terms and conditions no less favorable to Key or any of its Subsidiaries than would be customary for such between Persons who are not Affiliates or upon terms and conditions on which similar Contractual Obligations and transactions with Persons who are not Affiliates could fairly and reasonably be expected to be entered into, except as otherwise specifically described in Schedule 4.9 of the Key Disclosure Schedule.

         SECTION 4.10  Insurance.

         (a) Section 4.10(a) of the Key Disclosure Schedule includes the insurers' names, policy numbers, expiration dates, amounts of coverage, the annual premiums, Best policy holder's and financial size ratings of the insurers, exclusions, deductibles and self-insured retention and describes in reasonable detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by Key or any Subsidiary or imposed upon Key or any Subsidiary by any such insurers, as well as any self-insurance program that is in effect.

         (b) Neither Key nor any Subsidiary is in breach or violation of or in default under any such policy, and all premiums due thereon have been paid, and each such policy will continue to be in force and effect up to and including the Closing Date. The insurance policies so listed and identified are sufficient in nature, scope and amounts to insure adequately (and, in any event, in amounts sufficient to prevent Key or any Subsidiary from becoming a coinsurer within the terms of such policies) Key's or any Subsidiary's business, operations and properties.

         SECTION 4.11 Tax Matters.

         (a) Each of Key and each of its Subsidiaries has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, except with respect to failures to file which in the aggregate would not have an Adverse Effect on Key and its Subsidiaries taken as a whole, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of the Key Financial Statements. The Tax Returns of Key and each Subsidiary have been prepared in accordance with all Applicable Laws and generally accepted principles applicable to taxation consistently applied. All Taxes which Key and each Subsidiary are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Neither Key nor any Subsidiary has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of Key or any Subsidiary for the fiscal years prior to and including the most recent fiscal year. Adequate provision has been made on the most recent balance sheet forming part of the Key Financial Statements for all Taxes of any kind, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other, and to the knowledge, information and belief of Key there are no transactions or matters or any basis which might or could result in additional Taxes of any material nature to Key and its Subsidiaries taken as a whole for which an adequate reserve has not been provided on such balance sheet. Neither Key nor any Subsidiary is a "consenting corporation" within the meaning of
Section 341(f) of the Code. Each of Key and each Subsidiary has at all times been taxable as a Subchapter C corporation under the Code, except as otherwise set forth in Section 4.11(a) of the Key Disclosure Schedule. Neither Key nor any Subsidiary has ever been a member of any consolidated group (other than with Key and its Subsidiaries) for Tax purposes during the past five (5) years.

         (b) Each of Key and each Subsidiary has paid all Taxes which have become due pursuant to its Returns and has paid all installments of estimated Taxes due and payable.

         (c) From the end of its most recent fiscal year to the date hereof neither Key nor any Subsidiary has made any payment on account of any Taxes except regular payments required in the ordinary course of business with respect to current operations or property presently owned.

         (d) The information shown on the Federal Income Tax Returns of Key and its Subsidiaries (true, accurate and complete copies of which have been furnished by Key to Key) is true, accurate and complete and fairly and accurately reflects the information purported to be shown. Federal and State Income Tax Returns of Key and its Subsidiaries have not been examined by the IRS or any applicable state Authority, and neither Key nor any Subsidiary has been notified of any proposed examination, except as shown in Section 4.11(d) of the Key Disclosure Schedule.

         (e) Neither Key or any Subsidiary is a party to any tax sharing agreement or arrangement except as set forth in Section 4.11(e) of the Key Disclosure Schedule.

         (f) Neither Key nor any Subsidiary is, or within five (5) years of the date hereof has been, a "United States real property holding corporation" as defined in Section 897 of the Code.

         SECTION 4.12  Employee Retirement Income Security Act of 1974.

         (a) Neither Key nor any Subsidiary (which for purposes of this Section shall include any ERISA Affiliate) has been or is making at any time since its organization any contribution to any Plans or has sponsored any Plan or Benefit Arrangement except as set forth in Section 4.12(a) of the Key Disclosure Schedule. As to all Plans and Benefit Arrangements listed in Section 4.12(a) of the Key Disclosure Schedule:

                  (i) all Plans and Benefit Arrangements comply and have been administered in form and in operation with all Applicable Laws, and neither Key nor any Subsidiary has received any notice from any Authority questioning or challenging such compliance;

                  (ii) all Plans maintained or previously maintained by Key or any Subsidiary that are or were intended to comply with Sections 401 and 501 of the Code comply and complied in form and in operation with all applicable requirements of such sections, and no event has occurred which will or could give rise to disqualification of any such Plan under such sections or to a tax under Section 511 of the Code;

               (iii) none of the assets of any Plan are invested in employer securities or employer real property;

                  (iv) there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan and neither Key nor any Subsidiary has otherwise engaged in any prohibited transaction;

                  (v) there have been no acts or omissions by Key or any Subsidiary which have given rise to or may give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 or ERISA or Chapter 43 of the Code for which Key or any Subsidiary may be liable;

                  (vi) there are no Claims (other than routine claims for benefits) pending or threatened involving such Plans or the assets of such Plans, and, to Key's knowledge, information and belief, no facts exist which could give rise to any such Claims (other than routine claims for benefits);

                  (vii) no such Plan is subject to Title IV of ERISA, or, if subject, there have been no "reportable events" (as described in Section 4043 of ERISA), and no steps have been taken to terminate any such Plan;

                  (viii) all group health Plans of Key or any Subsidiary have been operated in compliance with the group health plan continuation coverage requirements of COBRA;

                  (ix) actuarially adequate accruals for all obligations under the Plans are reflected in the most recent balance sheet forming part of the Key Financial Statements and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the Plan years which include the Closing Date;

                  (x) neither Key nor any Subsidiary nor any of its respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA or any similar Applicable Law that would subject Key or any Subsidiary or any of its respective directors, officers or employees to liability under ERISA or any similar Applicable Law;

                  (xi) no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Plan to which Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code applied, nor would have had an accumulated funding deficiency on such date if such year were the first year of such Plan to which Part 3 of Subtitle B of Title I of ERISA or
         Section 412 of the Code applied;

                  (xii) no material liability to the PBGC has been or is expected by Key to be incurred by Key or any Subsidiary with respect to any Plan, and there has been no event or condition which presents a material risk of termination of any Plan by the PBGC;

               (xiii) neither Key nor any Subsidiary is or ever has been a party to any Multiemployer Plan or made contributions to any such Plan;

                  (xiv) except as set forth in Section 4.12(a)(xiv) of the Key Disclosure Schedule (which entry, if applicable, shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two (2) years) and pursuant to the provisions of COBRA, neither Key nor any Subsidiary maintains any Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of Key or any Subsidiary; and

                  (xv) Key has made available to Key a copy of the two most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Plan (and the two most recent actuarial valuation reports for each Plan, if any, that is subject to Title IV of ERISA), and all information provided by Key to any actuary in connection with the preparation of any such actuarial valuation report was true, accurate and complete in all material respects.

         (b) The execution, delivery and performance of this Agreement and the Collateral Documents executed or required to be executed pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code.

         SECTION 4.13 Absence of Sensitive Payments. Neither Key or any Subsidiary nor, to Key's knowledge, information and belief, any of its or any of their officers, directors, employees, agents or other representatives has (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, or (c) made any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

         SECTION 4.14 Inapplicability of Specified Statutes. Neither Key nor any Subsidiary is a "holding company", or a "subsidiary company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or an "investment company" or a company "controlled" by or acting on behalf of an "investment company", as defined in the Investment Company Act of 1940, as amended, or a "carrier" or a person which is in control of a "carrier", as defined in section 11301 of Title 49, U.S.C.

         SECTION 4.15  Authorized and Outstanding Capital Stock.

         (a) The authorized and outstanding capital stock of Key are as set forth in Section 4.15(a) of the Key Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. Except as set forth in Section 4.15(a) of the Key Disclosure Schedule, (i) there is neither outstanding nor has Key or any Subsidiary agreed to grant or issue any shares of its capital stock or any Option Security or Convertible Security, and
(ii) neither Key nor any Subsidiary is a party to or is bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security. Between the date hereof and the Closing, Key will not, and will not permit any Subsidiary to, issue, sell or purchase or agree to issue, sell or purchase any capital stock or any Option Security or Convertible Security of the Company or any Subsidiary, except as set forth in Section 4.15(a) of the Key Disclosure Schedule.

         (b) To Key's knowledge, information and belief, no Person, and no group of Persons acting in concert, owns as much as five percent (5%) of Key's outstanding Common Stock except as set forth in Section 4.15(b) of the Key Disclosure Schedule.

         SECTION 4.16 Employment Arrangements.

         (a) Neither Key nor any Subsidiary has any obligation or liability, contingent or other, under any Employment Arrangement, other than those listed or described in Section 4.16(a) of the Key Disclosure Schedule. Except as described in Section 4.16(a) of the Key Disclosure Schedule, (i) none of the employees of Key or any Subsidiary is now, or, to Key's knowledge, information and belief, during the past five (5) years has been, represented by any labor union or other employee collective bargaining organization, or are now, or, to Key's knowledge, information and belief, during the past five (5) years have been, parties to any labor or other collective bargaining agreement, (ii) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any union or other such organization, and (iii) neither Key or any Subsidiaries nor any of their employees is now or, to Key's knowledge, information and belief, during the past five (5) years has been subject to or involved in or, to Key's knowledge, information and belief, threatened with, any union elections, petitions therefore or other organizational or recruiting activities. Key and each Subsidiary have performed all obligations required to be performed under all Employment Arrangements and are not in breach or violation of or in default or arrears under any of the terms, provisions or conditions thereof. Section 4.16(a) of the Key Disclosure Schedule sets forth the basis of funding, and the current status of, any past service liability with respect to each Employment Arrangement to which the same is applicable.

         (b) Except as set forth on Schedule 4.16(b), no employee shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employment Arrangement, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result, directly or indirectly, of the transactions contemplated by this Agreement.

         (c) Key considers its and each of its Subsidiaries' relationships with employees to be good.

         SECTION 4.17 Material Agreements.

         (a) Listed on Section 4.17(a) of the Key Disclosure Schedule are all Material Agreements relating to the ownership or operation of the business and property of Key or any of its Subsidiaries presently held or used by Key or any Subsidiary or to which Key or any such Subsidiary is a party or to which it or any of its property is subject or bound. True, accurate and complete copies of each of the Material Agreements have been furnished by Key to the Company (or true, accurate and complete descriptions thereof have been set forth in Section 4.17(a) of the Key Disclosure Schedule, if any such Material Agreements are oral). All of the Material Agreements are valid, binding and legally enforceable obligations of the parties thereto, and Key or one of its Subsidiaries is validly and lawfully operating its business and owning its property under each of the Material Agreements. Key and each Subsidiary have duly complied with all of the terms and conditions of each Material Agreement and have not done or performed, or failed to do or perform (and there is no pending or, to the knowledge, information and belief of Key, threatened Claim that Key or any Subsidiary has not so complied, done and performed or fail to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of Key or any Subsidiary, under any of the Material Agreements.

         (b) Each Material Agreement, if any, set forth in Section 4.17(a) of the Key Disclosure Schedule calling for the delivery of goods or merchandise or the performance of services can be satisfied or performed by Key or one of its Subsidiaries at margins providing an operating profit, except as set forth in
Section 4.17(b) of the Key Disclosure Schedule. No Material Agreement calls for the delivery of goods or merchandise in which Key or any Subsidiary has an interest.

         SECTION 4.18 Ordinary Course of Business. Each of Key and each of its Subsidiaries, from the end of its most recent fiscal year to the date hereof, and until the Closing Date, except (i) as may be described on Section 4.18 of the Key Disclosure Schedule, (ii) as may be required expressly by the terms of this Agreement, (iii) as are reflected in Key Financial Statements, or (iv) as may be consented to by the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

                  (a) has operated, and will continue to operate, its business in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice;

                  (b) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of, and will not sell or otherwise dispose of or contract to sell or otherwise dispose of, any of its properties or assets, other than in the ordinary course of business;

                  (c)  except in each case in the ordinary course of business,

                           (i)  has not incurred and will not incur any
                  obligations or liabilities (fixed, contingent or other);

                           (ii) has not entered and will not enter into any commitments; and

                           (iii) has not canceled and will not cancel any debts or claims;

                  (d) has not made or committed to make, and will not make or commit to make, any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

                  (e) has not discharged or satisfied and will not discharge or satisfy any Lien, and has not paid and will not pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business and commitments under Leases existing on that date or incurred since that date in the ordinary course of business;

                  (f) has not created or permitted to be created, and will not create or permit to be created, any Lien on any of its tangible property;

                  (g) has not transferred or created or permitted to be created, and will not transfer or create or permit to be created, any Lien on any Intangible Assets;

                  (h) has not increased and will not increase the compensation payable or to become payable to any of its directors, officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement;

                  (i) has not suffered and will not suffer any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

                  (j) has not waived and will not waive any rights of material value without fair and adequate consideration;

                  (k)  has not experienced any work stoppage;

                  (l) has not entered into, amended or terminated, and will not enter into, amend or terminate, any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement or any Contractual Obligation or transaction with any Affiliate;

                  (m) has not amended or terminated and will not amend or terminate, and has kept and will keep in full force and effect including without limitation renewing to the extent the same would otherwise expire or terminate, all insurance policies and coverage;

                  (n) has not, and will not have, declared, made or paid, or agreed to declare, make or pay, any Distribution; and

                  (o) has not entered into and will not enter into any other transaction or series of related transactions which individually or in the aggregate is material to Key and its Subsidiaries taken as a whole, except in the ordinary course of business.

         SECTION 4.19 Adverse Restrictions. Neither Key nor any Subsidiary is a party to or subject to, nor is any of its property subject to, any Applicable Law, Governmental Authorization, Contractual Obligation, Employment Arrangement, Material Agreement or Private Authorization, or any other obligation or restriction of any kind or character, which now or, as far as Key can now reasonably foresee, at any time in the future could, individually or in the aggregate, be unduly burdensome or which could, individually or in the aggregate, have any Adverse Effect on Key or Key and its Subsidiaries taken as a whole, except as set forth in Section 4.19 of the Key Disclosure Schedule.

         SECTION 4.20 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement, the Merger or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of Key, except as set forth in Section 4.20 of the Key Disclosure Schedule.

         SECTION 4.21 Personal Injury or Property Damage; Warranty Claims; Etc. Except as set forth in Section 4.21 of the Key Disclosure Schedule, neither Key nor any Subsidiary or any Person acting for or on its behalf, including without limitation any insurance carrier, has paid, to the knowledge, information and belief of Key, at any time during the past three (3) years, and there is not now pending or, to the knowledge, information and belief of Key, threatened or existing any basis for any Claim relating to, any damages to any third party for injuries to Persons or damage to property, or for breach of warranty, which if determined adversely to Key or any Subsidiary, individually or in the aggregate (taking into account unasserted Claims of a similar nature), could have any Adverse Effect on Key and its Subsidiaries taken as a whole.

         SECTION 4.22 Environmental Matters.

         (a) Except as set forth in Section 4.22(a) of the Key Disclosure Schedule, Key and each Subsidiary:

                  (i) to the knowledge,  information  and belief of Key, has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state law;

                  (ii) has not  entered  into or received  any  consent  decree,
         compliance   order  or   administrative   order   issued   pursuant  to
         Environmental Laws;

                  (iii) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any final order issued pursuant to Environmental Laws;

                  (iv) is, to the knowledge, information and belief of Key, in substantial compliance in all material respects with all Environmental laws, has, to Key's knowledge, information and belief, obtained all Environmental Permits, and is not the subject of or, to Key's knowledge, information and belief, threatened with any Legal Action involving a demand for damages or other potential liability including any Lien with respect to material violations or material breaches of any Environmental Law.

                  (v) Key has no knowledge of any past or present Event related to Key or any Subsidiary or its or any of their business, operations or property which Event, individually or in the aggregate, may interfere with or prevent continued material compliance with all Environmental Laws, or which, individually or in the aggregate, will form the basis of any material Claim for the release of threatened release into the environment, of any Hazardous Material.

         (b)  Except  as set  forth in  Section  4.22(b)  of the Key  Disclosure
Schedule:

                  (i) no unauthorized disposal, release, burial or placement of Hazardous Materials which to Key's knowledge, information and belief and due to the activities of Key could form the basis for a material Claim has occurred:

                           (A) on any  property or  facility  owned or leased by
                  Key or any Subsidiary during the period that such facilities and properties were owned or leased by it or,

                           (B) to the knowledge,  information and belief of Key,
                  at any other time or at any other facility or site to which Hazardous Materials from Key or any Subsidiary may have been taken.

                  (ii) to the knowledge, information and belief of Key, neither Key nor any Subsidiary has any above-ground or underground fuel storage tanks on property owned or leased by it.

         SECTION 4.23 Solvency. As of the execution and delivery of this Agreement, and after giving effect to the consummation of the Merger and the Transactions, Key and Key and its Subsidiaries taken as a whole are and, as of the Closing Date, will be solvent.

         SECTION 4.24 Compliance with Regulations Relating to Securities Credit. None of the borrowings, if any, of Key were incurred or used for the purpose of purchasing or carrying any security which at the date of its acquisition was, or any security which now is, margin stock or other margin security within the meaning of Regulation T of the Margin Rules or a "security that is publicly held," within the meaning of the Margin Rules, and neither Key nor any Subsidiary owns any margin stock or other margin security, or a "security that is publicly held", and neither Key nor any Subsidiary has any present intention of acquiring any margin stock or other margin security, or any "security that is publicly held".

         SECTION 4.25 Materiality. The representations and warranties set forth in this Article would in the aggregate be true and correct even without the materiality exceptions or qualifications contained therein or set forth in the Key Disclosure Schedule, except for such exceptions and qualifications including without limitation those set forth in the Key Disclosure Schedule which, in the aggregate for all such representations and warranties, are not and could not reasonably be expected to be Adverse to Key or Key and its Subsidiaries taken as a whole.

         SECTION 4.26 Continuing Representation and Warranty. Except for those representations and warranties which speak as of a specific date, all of the representations and warranties of Key set forth in this Article shall be true and correct on the Closing Date with the same force and effect as though made on and as of that date and those, if any, which speak as of a specific date shall be true and correct on the Closing Date.

                                    ARTICLE 5

                          STOCKHOLDER MEETING COVENANTS


         SECTION 5.1 SEC Filings.

         (a) As promptly as practicable after the date hereof, Key (with all necessary assistance and cooperation of the Company) will prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") in connection with the registration under the Securities Act of the Exchange Merger Consideration to be issued pursuant to the Merger, which Registration Statement shall contain a joint proxy statement to be mailed by the Company and Key to their respective stockholders in connection with the vote of such stockholders with respect to the Merger (the "Joint Proxy Statement/Prospectus").

         (b) Key and the Company will thereafter use their reasonable business efforts to respond to any comments of the SEC with respect to the Registration Statement and to have the Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws (including, without limitation, the delivery to Key and the Company, as appropriate, of a letter from each other party's independent auditors in form and substance reasonably satisfactory to Key and the Company, as the case may be, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement).

         (c) As promptly as practicable after the date hereof, Key and the Company shall prepare and file any other filings required to be filed by each under the Securities Act, the Exchange Act or any other federal or state laws relating to the Transactions (collectively "Other Filings") and will use their reasonable business efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto.

         (d) As promptly as practicable after the effectiveness of the Registration Statement, Key (with all necessary assistance and cooperation of the Company) will prepare and file with the SEC a registration statement (the "Shelf Registration Statement") in connection with the registration for resale under the Securities Act of (i) the Exchange Merger Consideration to be issued pursuant to the Merger to the stockholders of the Company who are parties to the Registration Rights Agreement, and (ii) shares of Key Stock held on the Effective Date by affiliates of the majority stockholder of the Company, which Shelf Registration Statement shall be supplemented and amended, from time to time, in accordance with the provisions of the Registration Rights Agreement.

         (e) Key and the Company shall cooperate with each other and provide to each other all information necessary in order to prepare the Registration
Statement, the Joint Proxy Statement/Prospectus, the Shelf Registration Statement and the Other Filings (collectively "SEC Filings") and shall provide promptly to the other party any information that such party may obtain that could necessitate amending any such document.

         (f) Key and the Company will notify each other promptly of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the SEC Filings or for additional information and will supply the other party with copies of all correspondence between Key or any of its representatives, and the Company or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, Key and the Company agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by Applicable Law, including, in the case of an amendment or supplement to the Joint Proxy Statement/Prospectus, mailing such supplement or amendment to the Company's stockholders and Key's stockholders, as the case may be.

         (g) The information provided and to be provided by Key and the Company for use in SEC Filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and Key and the Company each agree to correct any such information provided by it for use in the SEC Filings that shall have become false or misleading in any material respect. Each SEC Filing, when filed with the SEC or any other appropriate government official, shall comply as to form in all material respects with all Applicable Law.

         SECTION 5.2 Board Recommendation. The Joint Proxy Statement/Prospectus shall include the recommendation of the Company's Board of Directors to the Company's stockholders to vote in favor of the Merger and the Joint Proxy Statement/Prospectus shall include the recommendation of Key's Board of Directors to Key's stockholders to vote in favor of the Merger; provided, however, that the Company's Board of Directors or Key's Board of Directors may each modify or withdraw such Board of Directors' recommendation if it determines, with the written advice of outside counsel, to do so in the exercise of its fiduciary duties.

         SECTION 5.3 Meeting of Stockholders of the Company. The Company shall take all action necessary, in accordance with Applicable Law and its Organic Documents, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement, the Merger and the Transactions. The only stockholder vote required for the adoption and approval of the Merger and Transactions by the Company is the vote required under Section 3.1(b) hereof. Subject to the fiduciary duty of the Company's Board of Directors under Applicable Law, as advised in writing by outside counsel, the Company shall use its reasonable business efforts to solicit from stockholders proxies in favor of adoption and approval of the Merger and the Transactions and to take all other action necessary to secure the vote of stockholders required by Applicable Law and the Company's Organic Documents to effect the Merger and the Transactions.

         SECTION 5.4 Meeting of Stockholders of Key. Key shall take all action necessary, in accordance with Applicable Law and Key's Organic Documents, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement, the Merger and the Transactions. The only stockholder vote required for the adoption and approval of the Merger and the Transactions by Key is the vote required under Section 4.1(b) hereof. Subject to the fiduciary duty of the Key Board of Directors under Applicable Law, as advised in writing by outside counsel, Key shall use its reasonable business efforts to solicit from stockholders proxies in favor of adoption and approval of the Merger and the Transactions and to take all other action necessary to secure the vote of stockholders required by Applicable Law and Key's Organic Documents to effect the Merger and the Transactions. At any such meeting, the Company shall vote, or cause to be voted, all shares of Key Stock then owned by the Company or any Subsidiary of the Company or subject to proxies held by the Company or any

Subsidiary in favor of the adoption and approval of the Merger and the Transactions unless the Company's Board of Directors determines that voting in favor of the approval of the Merger and the Transactions would violate its fiduciary duties to the Company's stockholders.


                                    ARTICLE 6

                              ADDITIONAL COVENANTS

         SECTION 6.1 Access to Information; Confidentiality.

         (a) Each of the parties shall afford to the other and its accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of its (and its Subsidiaries') properties, books, contracts, commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly upon request (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of any Applicable Law (including without limitation federal or state securities laws) or filed by any of them with any Authority in connection with the Transactions or which may have a material effect on their respective businesses, operations, properties, prospects, personnel, condition, (financial or other), or results of operations, (ii) to the extent not provided for pursuant to the preceding clause, (A) all financial records, ledgers, workpapers and other sources of financial information possessed or controlled by such party or its accountants deemed by the other party or its Representatives necessary or useful for the purpose of performing an audit of such party and its Subsidiaries and certifying financial statements and financial information, and (B) all other information relating to such party and its Subsidiaries that the other party or its Representatives requires, in either case for inclusion in or in support of the Registration Statement or the Shelf Registration Statement, and (iii) such other information concerning any of the foregoing as either party shall reasonably request. All non-public information furnished by either party to any other party pursuant to the provisions of this Agreement, including without limitation this Section, will be kept confidential and shall not, without the prior written consent of the party disclosing such information, be disclosed by in any manner whatsoever, in whole or in part, and shall not be used for any purposes, other than in connection with the Merger and the Transactions. In no event shall either party or any of its Representatives use such information to the detriment of the party disclosing such information. Each party agrees to reveal such information only to those of its Representatives who need to know such the information for the purpose of evaluating the Merger and the Transactions, who are informed of the confidential nature of such information and who shall undertake in writing (a copy of which, if requested, will be furnished to the disclosing party) to act in accordance with the terms and conditions of this Agreement.

         (b) Subject to the terms and conditions of Section 6.1(a), Key and the Company may disclose such information as may be necessary in connection with seeking all Governmental and Private Authorizations or that is required by Applicable Law to be disclosed. In the event that this Agreement is terminated in accordance with its terms, Key and the Company shall each promptly redeliver all non-public written material provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Merger and the Transactions and shall not retain any copies, extracts or other reproductions in whole or in part of such written material other than one copy thereof which shall be delivered to independent counsel for such party.

         (c) No investigation pursuant to this Section 6.1 or otherwise shall affect any representation or warranty in this Agreement of either party or any condition to the obligations of the parties hereto.

         SECTION 6.2 Agreement to Cooperate.

         (a) Each of the parties hereto shall use reasonable business efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and make effective the Transactions, including using its reasonable business efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger and the Transactions by all such applicable Authorities, each of which must be obtained or become final in order to satisfy the condition applicable to it set forth in
Section 7.1(c) hereof; (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including without limitation filings under the Securities Act, the Exchange Act and any other submissions requested by the SEC), (iv) to lift any injunction or other legal bar to the Merger and the Transactions (and, in such case, to proceed with the Merger and the Transactions as expeditiously as possible), subject, however, to the requisite votes of the stockholders of the parties, and (v) to comply with all of the terms and provisions of this Agreement and each of the Collateral Documents to which it is or may become a party.

         (b) Each of the parties hereto agrees to take such actions as may be necessary to obtain any Governmental Authorizations legally required for the consummation of the Merger and the Transactions, including the making of any Governmental Filings, publications and requests for extensions and waivers.

         (c) The Company will use its reasonable business efforts on or prior to the Closing Date (i) to obtain the satisfaction of the conditions specified in Sections 7.1 and 7.2 hereof; (ii) if requested by Key, to obtain the consents (to the extent required) to the continued existence of all long-term debt of each of the Company and each of its Subsidiaries; and (iii) to cause those key employees of the Company and its Subsidiaries designated by Key to execute and deliver non-competition agreements substantially conforming in form and substance to the non-competition agreements currently maintained by Key with its key employees. Key will use its reasonable business efforts on or prior to the Closing Date to obtain the satisfaction of the conditions applicable to it specified in Sections 7.1 and 7.3 hereof.

         (d) The parties shall cooperate with one another in the preparation, execution and filing of all Returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

         SECTION 6.3 Public Announcements. Until the Closing, or in the event of termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any Transaction and shall not issue any such press release or make any such public statement without the prior consent of the other and the written advice of legal counsel that such press release or such public statement will not affect the registration of Key Stock and the New Key Warrants under the Securities Act or the timing of the effectiveness thereof. Notwithstanding the foregoing, the Company acknowledges and agrees that Key may, without the prior consent of the Company, issue such press release or make such public statement as may be required by Applicable Law or any listing agreement or arrangement to which Key is a party with a national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, in which case, to the extent practicable, Key will consult with, and exercise in good faith, all reasonable business efforts to mutually agree with the Company regarding the nature, extent and form of such press release or public statement, and, in any event, with prior notice to the Company.

         SECTION 6.4 Directors' and Officers' Indemnification.

         (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present officers and directors of the Company against all Claims or amounts that are paid in settlement of, with the approval of the Surviving Corporation, or otherwise in connection with any Claim based in whole or in part on the fact that such Person is or was a director or officer of the Company and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Merger and the Transactions), in each case to the fullest extent permitted under the MGCL (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each such Person to the fullest extent permitted under the MGCL, upon receipt from the Person to whom expenses are advanced of an undertaking to repay such advances to the extent required under the MGCL). The Surviving Corporation shall observe and comply with the Company's obligations pursuant to the indemnification agreements, if any, listed in Section 6.4(a) of the Company Disclosure Schedule.

         (b) This Section is intended to be for the benefit of, and shall be enforceable by, the present officers and directors of the Company, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

         SECTION 6.5 Notification of Certain Matters. The Company shall give prompt notice to Key, and Key shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be likely to cause (i) any representation or warranty of the Company or Key, as the case may be, contained in this Agreement to be untrue or inaccurate, or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, or (iii) any change to be made in such party's Disclosure Schedule, and (b) any failure of the Company or Key, as the case may be, to comply with or satisfy, or be able to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.6 No Solicitation.

         (a) The Company shall not, nor shall it permit any Subsidiary, or any of the Company's or any Subsidiary's Representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to any Other Transaction, engage in any discussions or negotiations concerning, or provide to any other person any information or data relating to, it or any Subsidiary for the purposes of, or otherwise cooperate in any way with or assist or participate in, or facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect any Other Transaction, or agree to or endorse any Other Transaction; provided, however, that nothing contained in this Section shall prohibit the Company or its Board of Directors from making any disclosure to its stockholders that, in the reasonable judgment of its Board of Directors in accordance with, and based upon the written advice of, outside counsel, is required under Applicable Law. The Company shall promptly advise Key of, and communicate the material terms of, any proposal relating to any Other Transaction it may receive, or any inquiries it receives which may reasonably be expected to lead to such a proposal, and the identity of the Person making it. The Company shall further advise Key of the status and changes in the material terms of any such proposal or inquiry (or any amendment to any of them). During the term of this Agreement, the Company shall not enter into any agreement, oral or written, and whether or not legally binding, with any Person that provides for, or in any way facilitates, any Other Transaction, or affects any other obligation of the Company under this Agreement.

         (b) Key shall not, nor shall it permit any Subsidiary, or any of Key's or any Subsidiary's Representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to any Other Transaction, engage in any discussions or negotiations concerning, or provide to any other person any information or data relating to, it or any Subsidiary for the purposes of, or otherwise cooperate in any way with or assist or participate in, or facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect any Other Transaction, or agree to or endorse any Other Transaction; provided, however, that nothing contained in this Section shall prohibit Key or its Board of Directors from making any disclosure to its stockholders that, in the reasonable judgment of its Board of Directors in accordance with, and based upon the written advice of, outside counsel, is required under Applicable Law. Key shall promptly advise the Company of, and communicate the material terms of, any proposal relating to any Other Transaction it may receive, or any inquiries it receives which may reasonably be expected to lead to such a proposal, and the identity of the Person making it. Key shall further advise the Company of the status and changes in the material terms of any such proposal or inquiry (or any amendment to any of them). During the term of this Agreement, Key shall not enter into any agreement, oral or written, and whether or not legally binding, with any Person that provides for, or in any way facilitates, any Other Transaction, or affects any other obligation of Key under this Agreement.

         (c) "Other Transaction" means a transaction or series of related transactions (other than the Merger and the Transactions) resulting in (a) any change of control of the Company or Key, (b) any merger or consolidation of the Company or Key, or any of either of their Subsidiaries, regardless of whether the Company or Key (or any such Subsidiary) is the surviving corporation, (c) any tender offer or exchange offer for, or any acquisitions of, any securities of the Company or Key, (d) any sale or other disposition of assets of the Company or Key or any Subsidiary of either of them not otherwise permitted under
Section 3.18 or 4.18 hereof, or (e) so long as this Agreement remains in effect, any issue or sale, or any agreement to issue or sell, any capital stock, Convertible Securities or Option Securities by the Company or Key not otherwise permitted under Section 4.15 hereof.

         SECTION 6.7 Termination of Option Securities and Convertible Securities. The Company will take all action necessary to terminate all outstanding Option Securities and the conversion rights of all Convertible Securities issued by the Company as of the Effective Time and to provide timely notice to all holders of Option Securities and Convertible Securities notifying them of such termination. Without the prior written consent of Key, except as set forth in Section 3.15(a) of the Company Disclosure Schedule, (a) such termination will not cause an acceleration of the exercise, conversion or vesting schedule of any Option Security or of any Convertible Security, and (b) the Company will not otherwise accelerate, or cause an acceleration of, the exercise, conversion or vesting schedule of any Option Security or Convertible
Security. Prior to the Closing, the Company shall issue Certificates to all holders of properly exercised Option Securities and properly converted Convertible Securities; such Certificates shall accurately represent the number of Company Shares to which such holder is entitled by virtue of such exercise or conversion and the Company shall amend Section 3.15(b) of the Company Disclosure Schedule accordingly.

         SECTION 6.8 Arrangement of Debt Financing. The Company and Key will cooperate with one another and use their respective reasonable business efforts to negotiate, execute and consummate the transaction contemplated by a definitive secured credit facility meeting the requirements of the provisions of this Section 6.8 (the "New Debt Facility"). Without limiting the generality of the foregoing, the parties agree that the definitive agreements, instruments and other documents relating to the New Debt Facility (collectively, the "New Debt Facility Documents") will provide, among other things, as follows:

                  (a) The New Credit Facility Documents will be based substantially on the terms and conditions of one of the following commitment letters (true, accurate and complete copies of which have heretofore been delivered to the Company) with respect to the New Debt
         Facility:

                           (i) The letter,  dated October 24, 1995, from The CIT
                  Group/Credit Finance, Inc. to Key Energy Group, Inc.; and

                           (ii) The letter, dated November 3, 1995, from Norwest
                  Bank Texas to Key Energy Group, Inc.

         Key shall have the sole power and authority, in its sole and absolute discretion, to determine which of the financial institutions issuing such two letters to pursue with respect to negotiating the New Credit Facility;

                  (b) Subject to the other provisions of this Section 6.8, all of the material terms and conditions of the New Credit Facility Documents shall be reasonably satisfactory to the parties;

                  (c) The New Credit Facility Documents may not be amended, modified or changed in any manner Adverse to either of the parties or terminated by the Company or Key without the express written consent of the Company and Key;

                  (d) All existing long-term indebtedness of the Company and its Subsidiaries and, to the extent it shall, in its sole and absolute discretion, determine, of Key and its Subsidiaries shall be repaid simultaneously with the initial borrowings to be incurred pursuant to the New Debt Facility;

                  (e) Subject to the provisions of subparagraph (d) immediately preceding, Key shall have the sole power and authority (i) to make all decisions with respect to the New Credit Facility and the incurrence of indebtedness thereunder, including, without limitation, to determine, from time to time, the amount of indebtedness to be incurred and the use of the proceeds thereof, and (ii) to execute all documents in connection with the incurrence of such indebtedness; provided, however, that Key shall cause such borrowings to be made as are sufficient, from time to time, to enable the Company to satisfy its obligations in the ordinary course of business; and

                  (f) The parties agree to execute and deliver an amendment to this Agreement to the extent reasonably requested by the banks or other financial institutions providing the New Credit Facility.

                                    ARTICLE 7

                               CLOSING CONDITIONS

         SECTION 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

                  (a) This Agreement, the Merger and the Transactions shall have been approved and adopted in accordance with the DGCL and the MGCL by the affirmative vote or, to the extent permitted by Law, by written consent, of the stockholders holding at least the minimum number of shares of the Company Stock and Key Stock then issued and outstanding as are required by Applicable Law and the Company's Organic Documents and Key's Organic Documents, as the case may be, for such approval and adoption;

                  (b) As of the Closing Date, no Legal Action shall be pending before or threatened by any Authority seeking to restrain, prohibit, make illegal or delay materially, or seeking material damages or to impose any Adverse conditions in connection with, the consummation of the Merger and the Transactions, or which is likely to have an Adverse Effect on Key and its Subsidiaries taken as a whole assuming consummation of the Merger;

                  (c) Other than the filing of merger documents in accordance with the DGCL and the MGCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, submissions, registrations, notices or declarations required to be made by Key and the Company prior to the consummation of the Merger and the Transactions shall have been obtained from, and made with, all required Authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations the failure to obtain or make would not, assuming consummation of the Merger, have an Adverse Effect on Key and its Subsidiaries taken as a whole;

                  (d) Key and one or more banks or other financial institutions shall have entered into the New Credit Facility substantially on the terms and conditions described in Section 6.8, all Collateral Documents required in connection therewith shall have been executed and delivered, and the closings with respect thereto shall have been authorized by Key and such banks or other financial institutions subject to the consummation of the Merger;

                  (e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending its effectiveness or any part thereof shall have been issued and remain in effect and no proceedings for that purpose shall be pending or contemplated under the Securities Act; and

                  (f) The shares of Key Stock constituting a part of the Exchange Merger Consideration and the shares of Key Stock issuable upon exercise of the New Key Warrants shall have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

         SECTION 7.2 Conditions to Obligations of Key. The obligation of Key to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

                  (a) All agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to Key and its counsel, and Key and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper corporate officers;

                  (b) The Company shall have furnished Key and, at Key's request, any bank or other financial institution providing credit to the Company or any Subsidiary, with favorable opinions, dated the Closing Date of Porter & Hedges, counsel for the Company or, when appropriate, local counsel of the Company, that shall address the following:

                           (i)  Due  organization,   valid  existence,   foreign
                  qualification and good standing of the Company and each Subsidiary;

                           (ii) Requisite  corporate power and authority to own,
                  lease and operate its properties and to carry on its business as it is now being conducted;

                            (iii) In respect of the Company and each Subsidiary,
                  the number of shares of capital stock or other voting securities authorized, issued, reserved for issuance or outstanding as of the date hereof and the Effective Time and number of Option Securities and amount of Convertible Securities outstanding as of such dates;

                           (iv) Due authorization,  valid issuance, full payment
                  and nonassessability of outstanding shares of capital stock of the Company and each Subsidiary and, upon issuance on the terms and conditions specified in the Option Securities and Convertible Securities pursuant to which they are issuable, all shares of such capital stock subject to issuance;

                           (v) To the  knowledge  of  counsel,  (A) there are no
                  Contractual Obligations to repurchase, redeem or otherwise acquire any shares of Company Stock or any stock of any Subsidiary, or any Option Securities and Convertible Securities, (B) the Merger and the Transactions will not cause an acceleration of the exercise or vesting schedule of any Option Securities and Convertible Securities, and (C) all outstanding shares of stock of each Subsidiary are owned by the Company or by another Subsidiary, free and clear of any Lien except as set forth in Schedule 3.1(d) of the Company Disclosure Schedule;

                           (vi) Corporate  power and authority of the Company to
                  execute and deliver this Agreement and all Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, to perform its obligations thereunder and to consummate the Merger and the Transactions;

                           (vii) Due and valid  authorization  by the Company by
                  all necessary corporate action of its execution, delivery and performance of this Agreement and the Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions and the consummation by it of the Merger and the Transactions;

                           (viii) Due and valid  execution  and delivery by, and
                  enforceability against, the Company of this Agreement and the Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights of creditors and to the effect of general principles of equity;

                           (ix) The execution and delivery of this Agreement and
                  the Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions by the Company do not, and the performance of this Agreement and such Collateral Documents by it will not,
                  (A) conflict with or violate the Organic Documents of the Company or any Subsidiary, (B) conflict with or violate any Applicable Law, or (C) to counsel's knowledge, constitute a default under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any Material Agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected;

                           (x) No consents  from or filings  with any  Authority
                  (other than filings of a Certificate of Merger and Articles of Merger) are required by the Company for its execution, delivery and performance of this Agreement and the Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions and its consummation of the Merger and the Transactions;

                           (xi) Effectiveness of the Merger upon making of required filings with Secretaries of State of Delaware and Maryland;

                           (xii) To the knowledge of counsel, absence of pending
                  or threatened material Legal Action;

                           (xiii) The  information  provided  by the Company for
                  use in the Registration Statement and the Shelf Registration Statement; and

                           (xiv)  Nonapplicability of Section 203 of the DGCL;

         and such other matters incident to the Merger and the Transactions as Key or its counsel may request or which may be requested by any such bank or financial institution or their respective counsel;

                  (c) Key shall have received a favorable opinion, dated the Closing Date of Sullivan & Worcester, its tax counsel, to the effect that this Agreement constitutes a plan of reorganization within the provisions of Section 368(a)(1)(A) of the Code and as to the consequences thereof to Key and its stockholders and the Company. In order to enable such firm to render such opinion, the stockholders of the Company, by approving this Agreement, agree to execute and deliver to Key and such counsel agreements, in form, scope and substance, reasonably satisfactory to Key and such counsel, with respect to their intentions as to disposition, to assure the continuity of ownership requirements of Section 368(a)(1)(A) of the Code and the related regulations promulgated thereunder;

                  (d) The representations, warranties, covenants and agreements of the Company contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the Transactions shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such (including without limitation giving effect to any later obtained knowledge, information or belief of the Company or Key) date except those which speak as of a certain date which shall continue to be true and correct as of such date on the Closing Date; each and all of the agreements and conditions to be performed or satisfied by the Company hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and the Company shall have furnished Key with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as Key or its counsel shall have reasonably requested;

                  (e) Key shall have received from the Company's independent accountants, a certificate or letter, dated the Closing Date, to the effect that, on the basis of a limited review in accordance with the standards for such reviews promulgated by the American Institute of Certified Public Accountants as outlined in Statement of Standards of Accounting and Review Services No. 1, they have no reason to believe that the unaudited Company Financial Statements set forth in the Registration Statement were not prepared in accordance with GAAP and practices consistent with those followed in the preparation of the audited Company Financial Statements so set forth, or that any material modifications of such unaudited Company Financial Statements are required for a fair presentation of the financial position or results of operations or changes in financial position of the Company or that during the period from the last day covered by the most recent Company Financial Statements set forth in the Registration Statement to a date not more than five (5) days prior to the Closing Date, there has been any Adverse Change in the financial position or results of the operations of the Company and its Subsidiaries taken as a whole which is not described in the Registration Statement.

                  (f) All actions taken by the stockholders of the Company to approve and adopt this Agreement, the Merger and the Transactions shall comply in all respects with and shall be legal, valid, binding, enforceable and effective under the Law of the State of Delaware, the Company's Organic Documents and all Material Agreements to which it or any of its Subsidiaries is a party or by which it or any of them or any of its or any of their property or assets is bound;

                  (g) As of the Closing Date, except as set forth in the Company Disclosure Schedule, there shall not have occurred and be continuing any Adverse Change affecting the Company and its Subsidiaries taken as a whole from those reflected in the most recent Company Financial Statements;

                  (h) Each of the officers and directors of the Company and each of its Subsidiaries and each trustee under each Plan of the Company or any of its Subsidiaries shall have submitted his or her unqualified written resignation, dated as of the Closing Date, from all such positions held with the Company and each of its Subsidiaries and as a trustee for each such Plan;

                  (i) All Contractual Obligations set forth in Section 3.9 of the Company Disclosure Schedule shall have been terminated and satisfied and discharged in full, except as otherwise set forth in
         Section 7.2(i) of the Key Disclosure Schedule;

                  (j) All Existing Key Warrants and Existing Key Shares shall have been delivered to Key, without the payment of any amount by it, marked canceled and discharged in full; and

                  (k) The Interim Operations Agreement shall have remained in full force and effect at all times up to the Effective Time and the Company shall not be in breach or default, in any respect which would be Adverse to the Company.

         SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company and the stockholders of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

                  (a) All agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to the Company and its counsel, and the Company and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper corporate officers;

                  (b) Key shall have furnished the Company and its stockholders with favorable opinions, dated the Closing Date of Sullivan & Worcester, A Registered Limited Liability Partnership, counsel for Key, or, where appropriate, of local counsel for Key, that shall address the following:

                           (i)  Due  organization,   valid  existence,   foreign
                  qualifications and good standing of Key and each Subsidiary;

                           (ii) Requisite  corporate power and authority to own,
                  lease and operate its properties and to carry on its business as it is now being conducted;

                           (iii) In  respect  of Key,  the  number  of shares of
                  capital stock or other voting securities authorized, issued, reserved for issuance or outstanding as of the date of such opinion and number of Option Securities and amount of Convertible Securities outstanding as of such date;

                           (iv) Due authorization,  valid issuance, full payment
                  and nonassessability of outstanding shares of capital stock of Key, upon issuance on the terms and conditions specified in the Option Securities and Convertible Securities pursuant to which they are issuable, all shares of such capital stock subject to issuance, and the shares of Key Stock and the New Key Warrants constituting a part of the Exchange Merger Consideration and the shares of Key Stock issuable upon exercise of such New Key Warrants;

                           (v) To the  knowledge  of  counsel,  (A) there are no
                  Contractual Obligations to repurchase, redeem or otherwise acquire any shares of Key Stock or any stock of any
                  Subsidiary, or any Option Securities and Convertible Securities issued by Key or any Key Subsidiary, (B) the Merger and the Transactions will not cause an acceleration of the exercise or vesting schedule of any such Option Securities and Convertible Securities, and (C) all outstanding shares of stock of each Subsidiary are owned by Key or by another Subsidiary, free and clear of any Lien, except, in each case, as set forth in Schedule 4.1(d) of the Key Disclosure Schedule;

                           (vi) Corporate  power and authority of Key to execute
                  and deliver this Agreement and the Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, to perform its obligations thereunder and to consummate the Merger and the Transactions;

                           (vii) Due and valid authorization by Key by all necessary corporate action of its execution, delivery and performance of this Agreement and the Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions and the consummation by it of the Merger and the Transactions;

                           (viii) Due and valid  execution  and delivery by, and
                  enforceability   against,   Key  of  this  Agreement  and  the
                  Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, except (A) as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights of creditors and to the effect of general principles of equity and (B) that no opinion need be expressed as to the enforceability of indemnification provisions included in the Registration Rights Agreement;

                           (ix) The execution and delivery of this Agreement and
                  the Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions by Key do not, and the performance of this Agreement and such Collateral Documents by it will not, (A) conflict with or violate the Organic Documents of Key or any Subsidiary, (B) conflict with or violate any Applicable Law, or (C) to counsel's knowledge, constitute a default under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of Key or any Subsidiary pursuant to, any Material Agreement to which Key or any Subsidiary is a party or by which Key or any Subsidiary or any property or asset of Key or any Subsidiary is bound or affected;

                           (x) No consents from or filings with any Governmental
                  Authority (other than filings of a Certificate of Merger and Articles of Merger) are required by Key for the execution, delivery and performance of this Agreement and the Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions and the consummation of the Merger and the Transactions, except as contemplated by the Registration Rights Agreement;

                           (xi) Effectiveness of the Merger upon making of required filings with Secretaries of State of Delaware and Maryland;

                           (xii) To the knowledge of counsel, absence of pending
                  or threatened material Legal Action;

                           (xiii) The information provided by Key for use in the
                  Registration  Statement and the Shelf Registration  Statement;
                  and

                           (xiv) Nonapplicability of Section 3-602 of the MGCL;

         and such other matters incident to the Merger and the Transactions as the Company or its counsel may reasonably request;

                  (c) The representations, warranties, covenants and agreements of Key contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the Transactions shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct as of such date (including without limitation giving effect to any later obtained knowledge, information or belief of Key or the Company) on the Closing Date; each and all of the agreements and conditions to be performed or satisfied by Key hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Key shall have furnished the Company with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as the Company or its counsel shall have reasonably requested;

                  (d) The Company shall have received from Key's independent accountants, a certificate or letter, dated the Closing Date, to the effect that, on the basis of a limited review in accordance with the standards for such reviews promulgated by the American Institute of Certified Public Accountants as outlined in Statement of Standards of Accounting and Review Services No. 1, they have no reason to believe that the unaudited Key Financial Statements set forth in the Registration Statement were not prepared in accordance with GAAP and practices consistent with those followed in the preparation of the audited Key Financial Statements so set forth, or that any material modifications of such unaudited Key Financial Statements are required for a fair presentation of the financial position or results of operations or changes in financial position of Key or that during the period from the last day covered by the most recent Key Financial Statements set forth in the Registration Statement to a date not more than five (5) days prior to the Closing Date, there has been any Adverse Change in the financial position or results of the operations of Key and its Subsidiaries taken as a whole which is not described in the Registration Statement;

                  (e) Two (2) additional nominees of the Company shall, if proposed, have been elected as members of the Board of Directors of Key to hold office until the next annual meeting of stockholders of Key and until their respective successors shall have been elected and qualified, or the earlier resignation or removal of such nominees, as a consequence of which the Board of Directors of Key shall consist of three (3) nominees of the Company and five (5) other directors;

                  (f) All actions taken by the stockholders of Key to approve and adopt this Agreement, the Merger and the Transactions shall comply in all respects with and shall be legal, valid, binding, enforceable and effective under the Law of the State of Maryland, Key's Organic Documents and all Material Agreements to which it or any of its Subsidiaries is a party or by which it or any of them or any of its or any of their property or assets is bound;

                  (g) As of the Closing Date, except as set forth in the Key Disclosure Schedule, there shall not have occurred and be continuing any Adverse Change affecting Key and its Subsidiaries taken as a whole from those reflected in the most recent Key Financial Statements; and

                  (h) The Shelf Registration Statement shall have become effective under the Securities Act and no stop order suspending its effectiveness or any part thereof shall have been issued and remain in effect and no proceedings for that purpose shall be pending or contemplated under the Securities Act.


                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement, the Merger and the Transactions by the stockholders of the parties:

         (a)  by mutual consent of the Company and Key;

         (b)  by either Key or the Company:

                           (i) if any permanent  injunction,  decree or judgment
                  by any Authority preventing the consummation of the Merger shall have become final and nonappealable; or

                           (ii) if the Merger and the Transactions have not been
                  consummated prior to the Termination Date; or

         (c)  by the Company:

                  (i) in the event (A) the Company is not in breach of this Agreement and none of its material representations or warranties shall have become and continue to be untrue in any material respect, and (B) Key is in breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in any respect which could, in the aggregate, have an Adverse Effect on Key, unless, in either case, such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date; or

                  (ii) if (A) the Board of Directors of Key shall (I) withdraw, modify or change its recommendation so that it is not in favor of this Agreement, the Merger or the Transactions, or shall have resolved to do any of the foregoing, or (II) have recommended or resolved to recommend to its stockholders any Other Transaction, or (B) Key shall have entered into or agreed to enter into any Other Transaction; or

         (d)  by Key:

                  (i) in the event (A) Key is not in breach of this Agreement and none of its material representations or warranties shall have become and continue to be untrue in any material respect, and (B) the Company is in breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in any respect which could, in the aggregate, have an Adverse Effect on the Company, unless, in either case, such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date; or

                  (ii) if (A) the Board of Directors of the Company shall (I) withdraw, modify or change its recommendation so that it is not in favor of this Agreement, the Merger or the Transactions, or shall have resolved to do any of the foregoing, or (II) have recommended or resolved to recommend to its stockholders any Other Transaction, or (B) the Company shall have entered into or agreed to enter into any Other Transaction.

         The term "Termination Date" shall mean February 29, 1996 or such other date as the parties may, from time to time, mutually agree; provided, however, that notwithstanding the foregoing, either Key or the Company may, in its sole discretion, elect to extend such date, from time to time, to not later than May 31, 1996 in the event that (a) in its reasonable business judgment not all of the conditions of the obligations of the parties to consummate the Merger and the Transactions set forth in Article 7 are likely to be satisfied by the then current Termination Date and (b) either (i) it is not in breach of this Agreement and none of its representations and warranties has become untrue in any respect which could, in the aggregate, have an Adverse Effect on it, or (ii) if such a breach or untruth exists, such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the date to which it proposes to extend the Termination Date.

         The right of either party to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party, any Person controlling any such party or any of their respective Representatives whether prior to or after the execution of this Agreement.

         SECTION 8.2 Effect of Termination. Except as provided in Sections 2.2(a), 2.2(d), 6.1(b) and 8.5, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of either party, or any of their respective officers or directors, to the other and all rights and obligations of either party shall cease; provided, however, that such termination shall not relieve either party from liability for any intentional misrepresentation or intentional breach of any of its warranties, covenants or agreements set forth in this Agreement.

         SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the stockholders of a particular party, no amendment, which under Applicable Law may not be made without the approval of such stockholders, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.4 Waiver. At any time prior to the Effective Time, except to the extent not permitted by Applicable Law, Key or the Company may (a) extend the time for the performance of any of the obligations or other acts of the other, subject, however, to the provisions of Section 8.1, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 8.5 Fees, Expenses and Other Payments. (a) All costs and expenses, incurred in connection with this Agreement, the Merger and the Transactions, and compliance with Applicable Law and Contractual Obligations as a consequence hereof and thereof, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"). Anything herein to the contrary notwithstanding, Key agrees that the Company may pay the costs and expenses of its stockholders up to an aggregate amount of $150,000. Key agrees to take all action necessary to cause the Surviving Corporation to pay promptly any of the foregoing reasonable Expenses incurred, but not paid, by the Company prior to the Effective Time.

         (b) The Company agrees that if this Agreement shall be terminated by Key pursuant to the provisions of Section 8.1(d)(iii) hereof, and Key agrees that if this Agreement is terminated by the Company pursuant to the provisions of Section 8.1(c)(iii) hereof, and if, prior to such termination or within nine
(9) months thereafter, the Company or Key consummates any Other Transaction (the first party to consummate any Other Transaction being herein referred to as the "Indemnitor" and the other party being herein referred to as the "Indemnitee"), then the Indemnitor will pay to the Indemnitee an amount equal to $500,000, which amount is in recognition of, among other things, the out-of-pocket Expenses of the Indemnitee related to this Agreement, the reliance of the Indemnitee on the Indemnitor's fulfillment of its obligations hereunder, the costs in delayed opportunity to the Indemnitee and the benefit to the Indemnitor. Anything in this Section 8.5(b) to the contrary notwithstanding, the Indemnitee shall, after the Indemnitor has consummated any Other Transaction, be released from all further obligations under this Section, including without limitation the right, without being required to make any payment to the Indemnitor, to consummate any Other Transaction.


                                    ARTICLE 9

                               GENERAL PROVISIONS

         SECTION 9.1 Effectiveness of Representations, etc. Except as set forth in Section 8.2 hereof, the representations, warranties, covenants and agreements of each party shall remain operative and in full force and effect to the extent hereinafter set forth, regardless of any investigation made by or on behalf of either party, any Person controlling such party or any of its Representatives whether prior to or after the execution of this Agreement. Notwithstanding the foregoing, the representations and warranties of the parties shall terminate as of the Closing and shall expire and cease to be of any further force or effect upon the Closing.

         SECTION 9.2 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be (a) mailed by first-class or express mail, or by recognized courier service, postage prepaid, (b) sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, or by recognized courier service, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or (c) personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

         (a)  If to Key:

                  257 Livingston Avenue
                  New Brunswick, New Jersey 08901
                  Attention: Francis D. John, Chief Executive Officer Telecopier No.: (908) 247-5148
                  with a copy to:

                  Sullivan & Worcester
                  A Registered Limited Liability Partnership
                  One Post Office Square
                  Boston, Massachusetts 02109
                  Attention:  Lena G. Goldberg, Esq.
                  Telecopier No.:  (617) 338-2880

         (b)  If to the Company:

                  3535 Briarpark, Suite 200
                  Houston, Texas 77042
                  Attention: W. Clarke Gormley, Vice President-Legal Telecopier No.: (713) 977-7331

                  with a copy to:

                  Porter & Hedges
                  700 Louisiana, 35th Floor
                  Houston, Texas 77002-2764
                  Attention: T. William Porter, Esq.
                  Telecopier No.: (713) 228-1331

                  and

                  Goodwin, Procter & Hoar
                  Exchange Place
                  Boston, Massachusetts 02109
                  Attention:  Robert P. Whalen, Jr., Esq.
                  Telecopier No.: (617) 523-1231

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

         SECTION 9.3 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that the other party's remedy at law for any breach of the provisions of this Agreement would be inadequate and agrees that for breach of such provisions, such party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting either party from pursuing any other remedies available to it for such breach or threatened breach, including without limitation the recovery of damages.

         SECTION 9.4 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to Affect Adversely either party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.

         SECTION 9.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

         SECTION 9.6 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 9.7 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of The Commonwealth of Massachusetts applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent that the DGCL or the MGCL apply to the Merger.

         SECTION 9.8 Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as any other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

         SECTION 9.9 Entire Agreement. This Agreement (together with the Company Disclosure Schedule, the Key Disclosure Schedule and the other Collateral Documents delivered in connection herewith), constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof, including without limitation that certain letter of intent, dated August 29, 1995, between the parties.

         SECTION 9.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void.

         SECTION 9.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied (other than the provisions of Section 6.4, which provisions are intended to benefit and may be enforced by the beneficiaries thereof), is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.12 Mutual Drafting. This Agreement is the result of the joint efforts of Key and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against either party based on any presumption of that party's involvement in the drafting thereof.

         IN WITNESS WHEREOF, Key and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                            Key Energy Group, Inc.


                            By: /s/ Francis D. John
                                Name:  Francis D. John
                                Title:  President and  Chief Executive Officer

                            WellTech, Inc.


                            By: /s/ W. Clarke Gormley
                                Name:  W. Clarke Gormley
                                Title:  Vice President - Legal

         Schedules to the Merger Agreement have been omitted from this filing, but will be provided upon request.

                                                                   APPENDIX A

                                   DEFINITIONS

         As used in this Agreement, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in the Company Disclosure Schedule, the Key
Disclosure Schedule and each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof", "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" are intended to refer to the entire section and not a particular subsection thereof.

         Adverse, Adversely, when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") shall mean any Event which is reasonably likely, in the reasonable business judgment of Key or the Company, as the case may be, be expected to (a) adversely affect the validity or enforceability of this Agreement or the likelihood of consummation of the Merger, or (b) adversely affect the business, operations, management, properties or prospects, or the condition, financial or other, or results of operation of the Company and its Subsidiaries taken as a whole or Key and its Subsidiaries taken as a whole, as the case may be, or (c) impair the Company's or Key's, as the case may be, ability to fulfill its obligations under the terms of this Agreement, or (d) adversely affect the aggregate rights and remedies of Key or the Company, as the case may be, under this Agreement, in all cases, unless otherwise specifically set forth, in a material manner or to a material degree. Notwithstanding the foregoing, for purposes of determining whether one or more conditions, including without limitation those set forth in Sections 7.1(b), 7.1(c), 7.2(e), 7.2(g) and 7.3(g), shall have been satisfied, the term "Adverse" when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") shall mean any Event which when considered with all other Changes would reasonably be expected to result in a "loss" having the effect of so fundamentally adversely affecting the business or financial prospects of the Company or Key, as the case may be, that the benefits reasonably expected to be obtained by such party as a result of the Merger would be jeopardized in a material manner or to a material degree with relative certainty; provided, however, that in no event shall either (a) a change in the oil and gas industry generally or in the particular geographic areas in which the Company or Key are engaged in business or (b) in the trading price of the Key Stock on the American Stock Exchange between the date hereof and the Effective Date, in and of itself, constitute an Adverse Change, Affect or Effect. The term "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, loss of income, liabilities, fines, penalties, costs and expenses paid or incurred or more likely than not to be paid or incurred, or diminutions in value of any kind or character (whether or not known or unknown, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are more likely than not to occur, including without limitation penalties, interest on any amount payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred or more likely than not to be reasonably incurred in connection with investigating or defending any Legal Actions or other Claims that, if adversely determined, would likely result in losses, and all amounts paid in settlement of Legal Actions or other Claims; provided, however, that losses shall be net of (i) any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such losses (after taking into account any costs incurred in obtaining such proceeds and any increase in insurance premiums as a result of a claim with respect to such proceeds) and (ii) the reasonably determined present value of any tax benefits reasonably likely to be recognized as a consequence of such losses.

         Affiliate, Affiliated shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

         Agreement shall mean this Agreement as originally in effect, including unless the context otherwise specifically requires, this Appendix A, all schedules, including the Company Disclosure Schedule, and the Key Disclosure Schedule, and all exhibits hereto, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

         Applicable Law shall mean any Law of any Authority, whether domestic or foreign, including without limitation all federal and state securities and Environmental Laws, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

         Authority shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

         Benefit Arrangement shall mean any material benefit arrangement that is not a Plan, including (a) any employment or consulting agreement (b) any arrangement providing for insurance coverage or workers' compensation benefits,
(c) any incentive bonus or deferred bonus arrangement, (d) any arrangement providing termination allowance, severance or similar benefits, (e) any equity compensation plan, (f) any deferred compensation plan, and (g) any compensation policy and practice.

         Certificate shall have the meaning given to it in Section 2.1(a).

         Claims shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

         Closing shall have the meaning given to it in Section 1.3.

         Closing Date shall mean the date on which the transactions contemplated by this Agreement are consummated and the Merger becomes effective.

         COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

         Code shall have the meaning given to it in the Second Recital.

         Collateral Document shall mean any agreement, certificate, contract, instrument, notice, opinion or other document executed or required to be executed pursuant to the provisions of this Agreement or any of the Collateral Documents, including without limitation the Interim Operations Agreement, the New Debt Facility Documents, the New Key Warrants and the Registration Rights Agreement.

         Company shall have the meaning given to it in the Preamble.

         Company Disclosure Schedule shall mean the Company Disclosure Schedule dated as of the date of this Agreement delivered by the Company to Key.

         Company  Financial  Statements  shall have the  meaning  given to it in
Section 3.2.

         the  Company's  knowledge   (including  the  term  "to  the  knowledge,
information and belief of the Company") means the knowledge of any Company director or executive officer, and that such director or executive officer, after reasonable inquiry of appropriate Company personnel and reasonable review of appropriate company records, shall have reason to believe and shall believe that the subject representation or warranty is true and accurate as stated.

         Company Shares shall have the meaning given to it in Section 2.1(a).

         Company Special Meeting shall have the meaning given to it in Section 1.2(a).

         Company Stock shall have the meaning given to it in Section 2.1(a).

         Contract, Contractual Obligation shall mean any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligation set forth in the Organic Documents of the obligee or which is outstanding or existing under any Instrument (including without limitation any Instrument relating to or evidencing any Indebtedness) to which the obligee is a party or by which it or any of its business is subject or property or assets is bound.

         control (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise;

         Convertible Securities shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of common stock, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

         DGCL shall have the meaning given to it in the First Recital.

         Dissenting Shares shall have the meaning given to it in Section 2.5(a).

         Distribution shall mean, with respect to any Person, (a) the declaration or payment of any dividend (except dividends payable in common stock of such Person) on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary owned by a Person other than the Company or a Subsidiary, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person, and (c) any other distribution on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person.

         Effective Time shall have the meaning given to it in Section 1.4.

         Employment Arrangement shall mean, with respect to any Person, any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty
(30) days without liability, penalty or payment of any kind by such Person or any Affiliate), or providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA.

         Encumber shall mean to suffer, accept, agree to or permit the imposition of an Lien.

         Entity shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

         Environmental Law shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment or occupational health and safety, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or other chemicals, noises, orders or industrial pollutants, substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation or mined land, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 6901 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.
Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), and any analogous federal, state, local or foreign, Laws, and the rules and regulations promulgated thereunder all as from time to time in effect, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         Environmental Permit shall mean any Governmental Authorization required by or pursuant to any Environmental Law.

         ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         ERISA Affiliate shall mean any Person that is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code or
Section 4001(b)(1) of ERISA.

         Event shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

         Exchange Act shall mean the Securities Exchange Act of 1934, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         Exchange Agent shall have the meaning given to it in Section 2.2(a).

         Exchange Fund shall have the meaning given to it in Section 2.2(a).

         Exchange  Merger  Consideration  shall have the meaning  given to it in
Section 2.1(a).

         Existing Key Shares shall mean an aggregate of 1,429,962 of the 1,635,000 shares of Key Stock issued to the Company by Key pursuant to the agreement dated as of December 10, 1993.

         Existing Key Warrants shall mean the warrants to purchase an aggregate of 250,000 shares of Key Stock at $5.00 per share issued by Key pursuant to the agreement dated as of December 10, 1993.

         Expenses shall have the meaning set forth in Section 8.5.

         Final Determination (a) shall mean with respect to federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD and, with respect to Taxes other than federal Taxes, any final determination of liability in respect of a Tax which, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including without limitation the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations; and (b) shall include the payment of Tax by or whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that the other party is notified of such payment and the party that is responsible for such Tax under this Agreement determines that no action should be taken to recoup such payment from such Taxing Authority.

         GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

         Governmental  Authorizations  shall  mean all  approvals,  concessions,
consents,   franchises,   licenses,  permits,  plans,  registrations  and  other
authorizations of all Authorities.

         Governmental Filings shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

         Guaranty or Guaranteed shall mean any agreement, undertaking or arrangement by which the Company guarantees, endorses or otherwise becomes or is liable, directly or indirectly, contingently or otherwise, upon any Indebtedness of any other Person including without limitation the payment of amounts drawn down by beneficiaries of letters of credit (other than by endorsements of negotiable instruments for deposit or collection in the ordinary course of business). The amount of the obligor's obligation under any Guaranty shall be deemed to be the outstanding amount (or maximum permitted amount, if larger) of the Indebtedness directly or indirectly guaranteed thereby (subject to any limitation set forth therein).

         Hazardous Materials shall mean and include any substance (in whatever state of matter): (a) that is defined as a "hazardous waste", "hazardous material" or "hazardous substance", under any Environmental Law; (b) that is radioactive and is regulated under any Environmental Law; (c) that contains or consists of gasoline, diesel fuel or other petroleum hydrocarbons in any unconfined manner; or (d) that contains or consists of PCBs, asbestos, or urea formaldehyde foam insulation.

         Indebtedness shall mean, with respect to any Person, (a) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves or any minority interest in any Subsidiary of such Person to the extent such interest is treated as a liability with indeterminate term on the consolidated balance sheet of such Person, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all obligations secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (iii) to the extent not otherwise included, all Contractual Obligations of such Person constituting capitalized leases and all obligations of such Person with respect to Leases constituting part of a sale and leaseback arrangement.

         Instrument shall mean, with respect to any Person, any agreement, bond, certificate, commitment, contract, debenture, indenture, lease, letter of credit, memorandum, mortgage, note, notice, permit, plan, purchase or sales order, document or other writing (whether by formal agreement, letter or otherwise), or any oral arrangement, understanding or commitment, under which any debt, liability or other obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted, perfected or exists.

         Intangible Assets shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means, and shall include, without limitation, concessions, copyrights, franchises, license, patents, permits, service marks, trademarks, trade names, and applications with respect to any of the foregoing, technology and know-how.

         Interim Operations Agreement shall have the meaning given to it in the Third Recital.

         Joint Proxy  Statement/Prospectus shall have the meaning given to it in
Section 5.1(a).

         Key shall have the meaning given to it in the Preamble.

         Key Disclosure Schedule shall mean the Key Disclosure Schedule dated as of the date of this Agreement delivered by Key to the Company.

         Key Financial Statements shall have the meaning given to it in Section 4.2.

         Key's knowledge (including the term "to the knowledge, information and belief of Key") means the knowledge of any Key director or executive officer, and that such director or executive officer, after reasonable inquiry of appropriate Key personnel and reasonable review of appropriate company records, shall have reason to believe and shall believe that the subject representation or warranty is true and accurate as stated.

         Key Share Price shall mean the closing price per share for Key Stock on the American Stock Exchange on the Closing Date or, if no shares shall have traded on such date, the mean between the closing bid and asking price on such date.

         Key Shares shall have the meaning given to it in the First Recital.

         Key  Special  Meeting  shall  have the  meaning  given to it in Section
1.2(b).

         Key Stock shall have the meaning given to it in the First Recital.

         Law shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ or any Authority, domestic or foreign; (b) the common law, or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation; including, in each such case or instance, any interpretation, directive, guideline or request, whether or not having the force of law including, in all cases, without limitation any particular section, part or provision thereof.

         Lease shall mean any lease of property, whether real, personal or mixed, and all amendments thereto.

         Legal Action shall mean, with respect to any Person, any litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person affecting such Person or any of such Person's business, property or assets.

         Lien shall mean any of the following: mortgage; lien (statutory or other); preference, priority or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, variance, reservation or limitation, right of way, zoning restriction, building or use restriction, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

         Margin Rules shall mean Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., parts 207, 220, 221 and 224, as now in effect.

         material or materiality for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

         Material Agreement or Material Commitment shall mean, with respect to any Person, any Contractual Obligation which (a) was not entered into in the ordinary course of business, (b) was entered into in the ordinary course of business which (i) involved the purchase, sale or lease of goods or materials, or purchase of services, aggregating more than Fifty Thousand Dollars ($50,000) during any of the last three fiscal years, (ii) extends for more than three (3) months, or (iii) is not terminable on thirty (30) days or less notice without penalty or other payment, (c) involves Indebtedness for Money Borrowed, (d) is or otherwise constitutes a written agency, dealer, license, distributorship, sales representative or similar written agreement, or (e) accounted for more than three percent (3%) of revenues in any of the last three fiscal years or is likely to account for more than three percent (3%) of revenues during the current fiscal year.

         MGCL shall have the meaning given to it in the First Recital.

         Merger shall have the meaning given to it in the First Recital.

         Merger Consideration shall have the meaning given to it in Section 2.1(a).

         Multiemployer Plan shall mean a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)3 of ERISA.

         New Debt Facility shall have the meaning given to it in Section 6.8.

         New Debt  Facility  Documents  shall  have the  meaning  given to it in
Section 6.8.

         New Key  Warrants  shall  have the  meaning  given  to it in the  First
Recital.

         Option Securities shall mean all rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

         Organic Document shall mean, with respect to a Person which is a corporation, its charter, its by-laws and all stockholder agreements, voting trusts and similar arrangements applicable to any of its capital stock and, with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof).

         Other Filings shall have the meaning given to it in Section 5.1(c).

         Other Transaction shall have the meaning given to it in Section 6.6(c).

         parties shall have the meaning given to it in the Preamble.

         PBGC shall mean the Pension Benefit Guaranty Corporation and any Entity succeeding to any or all of its functions under ERISA.

         Person shall mean any natural individual or any Entity.

         Plan shall mean, with respect to the Company and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA.

         Private Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to copyrights, computer software programs, patents, service marks, trademarks, trade names, technology and know-how.

         Registration Rights Agreement shall have the meaning given to it in the Fourth Recital.

         Registration Statement shall have the meaning given to it in Section 5.1(a).

         Representatives shall have the meaning given to it in Section 6.1(a).

         SEC shall mean the United States Securities and Exchange Commission, or any successor Authority.

         SEC Filings shall have the meaning given to it in Section 5.1(e).

         Securities Act shall mean the Securities Act of 1933, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         Shelf Registration Statement shall mean the registration statement (including the prospectus or preliminary prospectus included therein), and all amendments thereof (including post-effective amendments), filed under the Securities Act pursuant to the provisions of Section 5.1(d).

         Subsidiary shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

         Surviving Corporation shall have the meaning given to it in Section 1.1

         Tax (and "Taxable", which shall mean subject to Tax), shall mean, with respect to the Company, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, addition to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of the Company or any of its Subsidiaries with any other Person for the payment of any amounts of the type described in (a) and (c) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

         Tax Claim shall mean any Claim which relates to Taxes, including without limitation the representations and warranties set forth in Sections 3.11 and 4.11.

         Tax Return or Returns shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

         Taxing   Authority  shall  mean  any  Authority   responsible  for  the
imposition of any Tax.

         Termination Date shall have the meaning given to it in Section 8.1.

         Transactions shall have the meaning given to it in the Second Recital.

         Transmittal Documents shall have the meaning given to it in Section 2.2(b).

                                                            Exhibit A to Annex I

         THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO THE DISTRIBUTION HEREOF OR OF THE COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON EXERCISE HEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS THEREUNDER. NEITHER THIS WARRANT NOR THE COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR UPON RECEIPT BY THE COMPANY OF AN OPINION SATISFACTORY AS TO FORM, SCOPE AND SUBSTANCE OF COUNSEL ACCEPTABLE TO THE COMPANY AS TO AN EXEMPTION THEREFROM.


                          Common Stock Purchase Warrant


[Number of Shares]                                                   [Date]


          KEY ENERGY GROUP, INC., a Maryland corporation (the "Company"), for value received, hereby certifies that , or registered assigns, is entitled to purchase, except to the extent hereinafter referred to, from the Company duly authorized, validly issued, fully paid and nonassessable shares (the "Warrant Shares") of Common Stock, par value $.10 per share (the "Common Stock"), of the Company at the purchase price per share of $6.75 (the "Exercise Price"), at any time or from time to time prior to 5:00 P.M., Boston, Massachusetts time, on , 2001 (the "Expiration Date"), all subject to the terms and conditions set forth below in this Warrant.

         This Warrant (this "Warrant" and, together with any such warrants issued in substitution therefor or issued pursuant to the Asset Purchase Agreement, the "Warrants") referred to in the Agreement and Plan of Merger dated as of November , 1995 (as from time to time in effect, the "Asset Purchase Agreement") between the Company and WellTech, Inc.

         SECTION 1. Registration. The Company shall number and register this Warrant (and any other warrants issued in substitution herefor) in a register as they are issued. The Company may deem and treat the registered holders of the Warrants as the absolute owners thereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary. Notwithstanding the foregoing, a Warrant, if properly assigned, may be exercised by a new holder without a new Warrant first having been issued.

          SECTION 2. Registration of Transfer and Exchanges. The Company shall from time to time register the transfer of the Warrants in a Warrant register to be maintained by the Company upon surrender thereof accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Company, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney and upon receipt of any applicable transfer taxes or evidence satisfactory to the Company that no such tax is due. Upon any such registration of transfer, a new Warrant shall be issued to the transferee(s) and the surrendered Warrant shall be canceled and disposed of by the Company.

         If such a transfer is not made pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), the Warrant holder will, if requested by the Company, deliver to the Company an opinion of counsel, which counsel and opinion shall be satisfactory in form, scope and substance to the Company, that the Warrants may be sold publicly without registration under the Securities Act, as well as:

                  (a) an investment covenant satisfactory to the Company signed by the proposed transferee;

                  (b) an agreement by such transferee to the impression of the restrictive investment legend set forth at the beginning of this Warrant; and

                  (c) an agreement by such transferee to be bound by the provisions of this Warrant.

         This Warrant may be exchanged at the option of the holder(s) hereof, when surrendered to the Company at its office designated for such purpose (the address of which is set forth in Section 8) for another Warrant or other Warrants of like tenor and representing in the aggregate a like number of Warrants, including, without limitation, upon an adjustment in the number of Warrant Shares purchasable upon exercise of this Warrant. Warrants surrendered for exchange shall be canceled and disposed of by the Company.

         SECTION 3. Warrants: Exercise of Warrants. Subject to the terms of this Warrant, the holder of this Warrants shall have the right, which may be exercised at any time prior to the Expiration Date, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on such exercise and payment of the Exercise Price then in effect for such Warrant Shares. No adjustments as to dividends will be made upon exercise of the Warrants.

          This Warrant may be exercised upon surrender hereof to the Company at its office designated for such purpose (the address of which is set forth in Section 8) with the form of election to purchase attached hereto duly filled in and signed, upon payment to the Company of the Exercise Price per Warrant Share, for the number of Warrant Shares in respect of which this Warrant is then exercised. Payment of the aggregate Exercise Price shall be made (a) in cash or by certified or bank cashier's check payable to the order of the Company, or (b) by delivery to the Company of that number of shares of Common Stock having a Fair Market Value (as hereinafter defined) equal to the then applicable Exercise Price multiplied by the number of Warrant Shares then being purchased. In the alternative, this Warrant may be exercised on a net basis, such that, without the exchange of any funds, the holder of this Warrant receives that number of

Warrant Shares subscribed to less that number of shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price that would otherwise have been paid by such holder for the number of Warrant Shares subscribed to. As used herein the term "Fair Market Value", on a per share basis, means the Closing Price of the Common Stock on the Date of Exercise. As used herein, the term "Date of Exercise" with respect to any Warrant means the date on which such Warrant is exercised as provided herein. For purposes of this Warrant, the "Closing Price" for any date shall mean the last sale price reported in the Wall Street Journal or other trade publication regular way or, in case no such reported sale takes place on such date, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading on any national securities exchange or if such national securities exchange is not the principal market for the Common Stock, the last sale price as reported by the National Association of Securities Dealers, Inc. Automated National Market System ("NASDAQ") or its successor, if any, or if the Common Stock is not so reported, the average of the reported bid and asked prices in the over-the-counter market, as furnished by the National Quotation Bureau, Inc., or if such firm is not then engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business and selected by the Company or, if there is no such firm, as furnished by any NASD member selected by the Company or, if the Common Stock is not quoted in the over-the-counter market, the fair value thereof determined in good faith by the Company's Board of Directors as of a date which is within fifteen (15) days of the date as of which the determination is to be made.

         Subject to the provisions of Section 4, upon such surrender of this Warrant and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch (and in any event within three (3) business days) to or upon the written order of the holder, and in the name of this Warrant holder or its nominee, a certificate or certificates for the number of full Warrant Shares issuable upon such exercise together with such other property (including cash) and securities as may be then deliverable upon such exercise. Such certificate or certificates shall be deemed to have been issued and the person so named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of this Warrant and payment of the Exercise Price.

         This Warrant shall be exercisable, at the election of the holder hereof, either in full or from time to time in part, and, in the event that this Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, a new Warrant evidencing the remaining Warrant or Warrants will be issued and delivered pursuant to the provisions of this Section and of Section 4.

         The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Exercise Price on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

         All Warrants surrendered upon exercise shall be canceled and disposed of by the Company. The Company shall keep copies of this Warrant and any notices received hereunder available for inspection by the normal business hours at its office.

         SECTION 4. Payment of Taxes. The Company will pay all stamp taxes in connection with the issuance, sale, delivery or transfer of the Warrants, as well as all such taxes attributable to the initial issuance of Warrant Shares upon the exercise of this Warrant and payment of the Exercise Price.

         SECTION 5. Mutilated or Missing Warrants. In case any of the Warrants shall be mutilated, lost, stolen or destroyed, upon delivery of an indemnity agreement or security satisfactory to the Company in form, scope, substance and amount, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrants or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent number of Warrants .

         SECTION 6. Reservation of Warrant Shares. The Company will at all times reserve and keep available, free from preemptive or similar rights, out of the aggregate of its authorized but unissued capital stock or its authorized and issued capital stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of each class of capital stock constituting a part of the Warrant Shares which may then be deliverable upon the exercise of all outstanding Warrants. The Company shall cause all Warrant Shares of each class of Common Stock or other securities reserved for issuance upon exercise of the Warrants to be listed (or to be listed subject to notice of issuance) on each securities exchange on which such shares of Common Stock or any such other securities are listed.

         The Company or, if appointed, the transfer agent for shares of each class of Common Stock (the "Transfer Agent") and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Warrant on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Company will furnish such Transfer Agent a copy of all notices of adjustments, and certificates related thereto, transmitted to each holder pursuant to Section 7.

         The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon payment of the Exercise Price therefor and issue, be validly issued, fully paid, nonassessable, free of preemptive or similar rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

         SECTION 7.  Adjustments, Notices and Other Events.

                  (a) Adjustment of Exercise Price. Subject to the provisions of this Section 7, the Exercise Price in effect from time to time shall be subject to adjustment, as follows:

                           (i) In case the Company  shall (x) declare a dividend
                  or make a distribution on the outstanding shares of its Common Stock in shares of its Common Stock, (y) subdivide or reclassify the outstanding shares of its Common Stock into a greater number of shares, or (z) combine or reclassify the outstanding shares of its Common Stock into a smaller number of shares, the Exercise Price in effect immediately after the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which (A) the numerator shall be the number of shares of Common Stock outstanding immediately before such dividend, distribution, subdivision, combination or reclassification, and of which (B) the denominator shall be the number of shares of Common Stock outstanding immediately after such dividend, distribution, subdivision, combination or reclassification. Any shares of Common Stock of the Company issuable in payment of a dividend shall be deemed to have been issued immediately prior to the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock of the Company under Section 7(a)(ii) and 7(a)(iii) hereof. Such adjustment shall be made successively whether any event specified above shall occur.

                           (ii) In case the Company  shall fix a record date for
                  the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of its Common Stock entitling them (for a period expiring within forty-five (45) days after such record date) to subscribe for or purchase shares of its Common Stock at a price per share less than the Current Market Price (as such term is defined in Section 7(a)(iv) hereof) of a share of Common Stock of the Company on such record date, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which (A) the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Current Market Price per share, and of which (B) the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that any such rights, options, warrants or convertible or exchangeable securities are not so issued or expire unexercised, the Exercise Price then in effect shall be readjusted to the Exercise Price which would then be in effect if such unissued or unexercised rights, options, warrants or convertible or exchangeable securities had not been issuable.

                           (iii) In case the Company shall fix a record date for
                  the making of a distribution to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock or (B) of evidences of its indebtedness or (C) of assets (excluding cash dividends or distributions (other than extraordinary cash dividends or distributions), and dividends or distributions referred to in Subsection 7(a)(i) hereof) or
                  (D) of rights, options, warrants or convertible or exchangeable securities (excluding those rights, options, warrants or convertible or exchangeable securities referred to in Section 7(a)(ii) hereof), then in each such case the Exercise Price in effect immediately thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which (x) the numerator shall be the total number of shares of Common Stock outstanding on such record date multiplied by the Current Market Price (as such term is defined in Section 7(a)(iv) hereof) per share on such record date, less the aggregate fair market value as determined in good faith by the Board of Directors of the Company of said shares or evidences of indebtedness or assets or rights, options, warrants or convertible or exchangeable securities so distributed, and of which (y) the denominator shall be the total number of shares of Common Stock outstanding on such record date multiplied by such Current Market Price per share. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Exercise Price then in effect shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed.

                           (iv) For the purpose of any computation under Section
                  7(a)(ii) or 7(a)(iii) hereof, the "Current Market Price" per share at any date (the "Computation Date") shall be deemed to be the average of the daily Closing Prices of the Common Stock for twenty (20) consecutive Trading Days ending the Trading Day immediately preceding the Computation Date; provided, however, that if there shall have occurred prior to the Computation Date any event described in Subsection 7(a)(i), 7(a)(ii) or 7(a)(iii) which shall have become effective with respect to market transactions at any time (the "Market-Effect Date") on or within such 20-day period, the Closing Price for each Trading Day preceding the Market-Effect Date shall be adjusted, for purposes of calculating such average, by multiplying such Closing Price by a fraction, of which (A) the numerator shall be the Exercise Price as in effect immediately prior to the Computation Date and of which (B) the denominator shall be the Exercise Price as in effect immediately prior to the Market-Effect Date, it being understood that the purpose of this proviso is to ensure that the effect of such event on the market price of the Common Stock shall, as nearly as possible, be eliminated in order that the distortion in the calculation of the Current Market Price may be minimized.

                  (b) No Adjustments to Exercise Price. No adjustment in the Exercise Price in accordance with the provisions of Section 7(a)(i), 7(a)(ii) or 7(a)(iii) hereof need be made unless such adjustment would amount to a change of at least 1% in such Exercise Price; provided, however, that the amount by which any adjustment is not made by reason of the provisions of this Section 7(b) shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.

                  (c) Adjustment of Number of Shares. Upon each adjustment of the Exercise Price pursuant to Section 7(a)(i), 7(a)(ii) or 7(a)(iii) hereof, each Warrant shall thereupon evidence the right to purchase that number of Warrant Shares (calculated to the nearest hundredth of a share) obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment.

                  (d) Reorganizations. In case of any capital reorganization, other than in the cases referred to in Section 7(a) hereof, or the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock or the conversion of such outstanding shares of Common Stock into shares of other stock or other securities or property), or the sale or conveyance of the property of the Company as an entirety or substantially as an entirety (collectively such actions being hereinafter referred to as "Reorganizations"), there shall thereafter be deliverable upon exercise of any Warrant (in lieu of the number of Warrant Shares theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the number of Warrant Shares which would otherwise have been deliverable upon the exercise of such Warrant would have been entitled upon such Reorganization if such Warrant had been exercised in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the Board of Directors of the Company, shall be made in the application of the provisions herein set forth with respect to the rights and interests of the holder of this Warrant so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon exercise of the Warrants. Any such adjustments shall be made by and set forth in a supplemental agreement prepared by the Company or any successor thereto, between the Company, or any successor thereto, and shall for all purposes hereof conclusively be deemed to be an appropriate adjustment. The Company shall not effect any such Reorganization, unless upon or prior to the consummation thereof the successor corporation, or if the Company shall be the surviving corporation in any such Reorganization and is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the Common Stock outstanding at the effective time thereof, then such issuer, shall assume by written instrument the obligation to deliver to the holder of any Warrants such shares of stock, securities, cash or other property as such holder shall be entitled to purchase in accordance with the foregoing provisions.

                  (e) Verification of Computation. The Company shall select a firm of independent accountants, which selection (i) may be its regular firm of independent accountants and (ii) may be changed from time to time, to verify each computation and/or adjustment made in accordance with this Section 7. The certificate, report or other written statement of any such firm shall be conclusive evidence of the correctness of any computation made under this Section 7. Promptly upon its receipt of such certificate, report or statement from such firm of independent accountants, the Company shall deliver a copy thereof to the holder of this Warrant.

                (f)  Notice of Certain Actions.  In the event the Company shall:

                           (i) declare any dividend payable in stock to the holders of its Common Stock or make any other distribution in property other than cash to the holders of its Common Stock; or

                           (ii) offer to the holders of its Common Stock rights
                  to subscribe for or purchase any shares of any class of stock or any other rights or options; or

                           (iii) effect any reclassification of its Common Stock
                  (other than a reclassification involving merely the subdivision or combination of outstanding shares of Common Stock) or any capital reorganization or any consolidation or merger (other than a merger in which no distribution of securities or other property is made to holders of Common Stock), or any sale, transfer or other disposition of its property, assets and business substantially as an entirety, or the liquidation, dissolution or winding up of the Company;

         then in each such case, the Company shall cause notice of such proposed action to be mailed to the holder of this Warrant as hereinafter set forth in this Section 7(f). Such notice shall specify the date on which the books of the Company shall close, or a record be taken, for determining the holders of Common Stock entitled to receive such stock dividend or other distribution or such rights or options, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, dissolution, winding up or exchange shall take place or commence, as the case may be, and the date as of which it is expected that holders of record of Common Stock shall be entitled to receive securities or other property deliverable upon such action, if any such date has been fixed. Such notice shall be mailed in the case of any action covered by paragraph (i) or (ii) of this Section 7(f), at least ten (10) days prior to the record date for determining holders of the Common Stock for purposes of receiving such payment or offer, and, in the case of any action covered by paragraph
         (iii), at least ten (10) days prior to the earlier of the date upon which such action is to take place or any record date to determine holders of Common Stock entitled to receive such securities or other property.

                  (g) Certificate of Adjustments.  Whenever any adjustment is to be made pursuant to this Section 7, the Company shall prepare a Certificate executed by the Chief Financial Officer of the Company, setting forth such adjustment to be mailed to the holder of this Warrant at least fifteen (15) days prior thereto, such notice to
         include  in  reasonable   detail  (i)  the  events   precipitating  the
         adjustment, (ii) the computation of any adjustments, and (iii) the Exercise Price and the number of shares or the securities or other property purchasable upon exercise of each Warrant after giving effect to such adjustment. Such Certificate shall be accompanied by the accountant's verification required by Section 7(e) hereof.

         SECTION 8. Notices. Any notice or demand authorized by the Warrants to be given or made by the registered holder of any Warrant to or on the Company shall be sufficiently given or made when received at the office of the Company expressly designated by the Company at its office for purposes of the Warrants (until Warrant holders are otherwise notified in accordance with this Section by the Company), as follows:

                          Key Energy Group, Inc.
                          257 Livingston Avenue
                          New Brunswick, NJ  08901
                          Attention:  Francis D. John, President

         Any notice pursuant to the Warrants to be given by the Company to the registered holder(s) of any Warrant shall be sufficiently given when received by such holder at the address appearing on the Warrant register of the Company (until the Company is otherwise notified in accordance with this Section by such holder).

         SECTION 9. Cash Distributions and Dividends. If the Company pays a dividend or makes a distribution to the holders of its Common Stock of any securities (other than Common Stock) or property (including cash and securities of other companies) of the Company, or any rights, options or warrants to purchase securities (other than Common Stock) or property (including securities of other companies) of the Company, then, simultaneously with the payment of such dividend or the making of such distribution, and as a condition precedent to its right to do so, the Company will pay or distribute to the holders of the Warrants an amount of property (including without limitation cash) and/or securities (including without limitation securities of other companies) of the Company as would have been received by such holders had they exercised (whether or not the Warrants were then exercisable) all of the Warrants immediately prior to the record date (or other applicable date) used for determining stockholders of the Company entitled to receive such dividend or distribution.

         SECTION 10. No Rights or Liabilities as Stockholder; Information. Nothing contained in this Warrant shall be construed as conferring upon the holder hereof the right to vote or to consent as stockholders in respect of the meetings of stockholders or the election of members of the Board of Directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company or as imposing any obligation on such holder to purchase any securities or as imposing any liabilities on such holder as a stockholder sf the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company. Notwithstanding the foregoing, the Company will furnish to each holder of any Warrants, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its stockholders or otherwise filed pursuant to the provisions of the Securities Act or the Securities Exchange Act of 1934, as amended. The Company shall give to each Warrant holder written notice of any determination to register any of its Common Stock at the same time that it gives notice to any holder of securities of the Company entitled to rights to register securities under the Securities Act.

         SECTION 11. Amendment and Modification; Waiver. This Warrant may not be amended or modified except by a written instrument signed by the Company and the registered holder of this Warrant at the time such amendment or modification is sought. Any waiver of any term or condition of this Warrant in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of such term or condition, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner any party's right at a later time to enforce or require performance of such provision or any other provision hereof.

         SECTION 12. Severability. If any provision of this Warrant shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy, or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or if rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Warrant shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision were formed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

          SECTION 13. Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company or the Warrant holder shall bind and inure to the benefit of their respective successors and assigns.

          SECTION 14. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles or conflicts of laws.

          SECTION 15. Headings. The headings contained in this Warrant are inserted for convenience only and shall not constitute a part hereof.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by the signature of its duly authorized officer and the corporate seal hereunto affixed.

                                           KEY ENERGY GROUP, INC.


                                           By:
[Seal]                                        Francis D. John, President

                          FORM OF ELECTION TO PURCHASE

                    (To Be Executed Upon Exercise of Warrant)


         The undersigned holder hereby represents that he, she or it is the registered holder of this Warrant, and hereby irrevocably elects to exercise the right, represented by this Warrant, to receive shares of Common Stock, $.10 par value, of KEY ENERGY GROUP, INC., and herewith tenders payment for such shares, to the order of KEY ENERGY GROUP, INC., the amount of $_____________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of the undersigned or nominee hereinafter set forth, and further that such certificate be delivered to the undersigned at the address hereinafter set forth or to such other person or entity as is hereinafter set forth. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant representing the remaining balance of such shares be registered in the name of the undersigned or nominee hereinafter set forth, and further that such certificate be delivered to the undersigned at the address hereinafter set forth or to such other person or entity as is hereinafter set forth.

                           Certificate to be registered as follows:







                           Certificate to be delivered as follows:






Date:_________________________
                                                     __________________________
                                                     (Signature  must conform in
                                                     all respects to the name of
                                                     the holder as  specified on
                                                     the  face  of the  Warrant,
                                                     unless  Form of  Assignment
                                                     has been executed)

                               FORM OF ASSIGNMENT
                    [To be executed upon Transfer of Warrant]


         For value received, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto the right represented by such Warrant to purchase ________ shares of Common Stock of KEY ENERGY GROUP, INC. (the "Company") to which such Warrant relates, and appoints its Attorney to make such transfer on the books of the Company maintained for such purpose, with full power of substitution in the premises.



                                     ------------------------------------------
                                     (Signature must conform in all respects to name of holder as specified on the face of Warrant)


                                     ------------------------------------------
                                     (Street Address)



                                     ------------------------------------------
                                     (City), (State)   (Zip Code)

                                                            Exhibit B to Annex I

                      ARTICLES OF AMENDMENT AND RESTATEMENT

                                       OF

                             KEY ENERGY GROUP, INC.

         Key Energy Group, Inc., a Maryland corporation (the "Corporation"), certifies to the Maryland Department of Assessments and Taxation as follows:

         (1) The Corporation desires to amend and restate its Articles of Incorporation as are currently in effect in accordance with Section 2-609 of the Maryland General Corporation Law.

         (2) These Articles of Amendment and Restatement restate, integrate and amend provisions of Articles of Incorporation of the Corporation, as heretofore amended.

         (3) The Board of Directors of the Corporation, at a meeting held on November __, 1995, unanimously adopted a resolution that these Articles of Amendment and Restatement shall be submitted for shareholder approval as being advisable and in the best interests of the Corporation.

         (4) The  Articles of  Amendment  and  Restatement  were duly adopted by
shareholders  in  accordance   with  Section  2-604  of  the  Maryland   General
Corporation Law.

         (5) The address of the principal office of the Corporation is 257 Livingston Avenue, New Brunswick, New Jersey 08901.

         (6) The name and the address of the resident agent of the Corporation within the State of Maryland is The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202.

         The Articles of Incorporation are hereby amended and restated to read in their entirety as follows:

         FIRST: The original Articles of Incorporation of the Corporation were filed with the State Department of Assessments and Taxation of the State of Maryland on April 22, 1977, and the Corporation is duly incorporated under Maryland General Corporation Law.

         SECOND: The name of the corporation is:

                                    Key Energy Group, Inc.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law.

         FOURTH: The present address of the principal office of the Corporation within the State of Maryland is c/o The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202.

         FIFTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is Twenty Five Million (25,000,000) shares of capital stock amounting in aggregate par value to $2,500,000. All of such shares are initially classified as "Common Stock"(par value $.10 per share). The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock, provided, however, that, notwithstanding anything to the contrary in these Articles, no such classification or reclassification shall create a class of stock which shall (i) have more than one vote per share, (ii) be issued in connection with any so-called "shareholder rights plan", "poison pill" or other anti-takeover measure, or (iii) be issued for consideration which is less than fair consideration as determined in good faith by the Corporation's Board of Directors.

                  (b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

                  (1) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

                  (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

                  (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to share ratably in the net assets of the Corporation remaining after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation.

         (c) Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of these Articles of Amendment and Restatement, as from time to time amended (the "Charter"), authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

                  (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided, however, that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

                  (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

                  (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

                  (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

                  (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

                  (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

                  (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this sub- paragraph, and, if so, the terms and conditions thereof.

                  (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with the Maryland General Corporation Law or any other statutory or decisional law of the State of Maryland, now or hereafter in force ("Maryland Law") and the Charter.

         (d) For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

                  (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

                  (2) on a parity with another class or series either as dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

                  (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

         (e) Anything in this Article FIFTH to the contrary notwithstanding, in no event shall any shares of capital stock entitle the holder thereof, and the Board of Directors shall have no power or authority to authorize the issue of any shares of capital stock entitling the holder thereof, to more than (1) vote per share.

         SIXTH: The number of directors of the Corporation shall be five, which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than the minimum number permitted by Maryland Law. The names of the directors who will serve until the next annual meeting and until their successors are elected and qualify are as follows:

                                    Francis D. John
                                    Van D. Greenfield
                                    William Manly
                                    Morton Wolkowitz
                                    D. Kirk Edwards

          SEVENTH: (a) The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders.

                  (1) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of the Corporation's stock of any class, whether now or hereafter authorized, or securities convertible into or exchangeable for, or evidencing the right to purchase or otherwise acquire, shares of the Corporation's stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

                  (2) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

                  (3) The Board of Directors of the Corporation shall, consistent with Maryland Law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under and subject to what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by law or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Director.

                  (4) Notwithstanding any provision of Maryland Law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as provided in the Charter.

                  (5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the Maryland Law, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by Maryland Law.

                  (6) No director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that exculpation from liability is not permitted under Maryland Law as in effect when such breach occurred. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the limitations on liability provided to directors and officers hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                  (7) The power to adopt, alter and repeal the By-Laws of the Corporation shall be vested in the Board of Directors of the Corporation, subject to the rights of stockholders to adopt, alter and repeal the By-Laws of the Corporation.

                  (8) The Corporation reserves the right from time to time to make any amendments to the Charter which may now or hereafter be authorized by Maryland Law, including any amendments changing the terms or contract rights, as expressly set forth in any of the Corporation's outstanding stock by classification, reclassification or otherwise.

         (b) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under Maryland Law.

         EIGHTH:  The duration of the Corporation shall be perpetual.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and witnessed by its Secretary on __________, 1995.







-------------------------------           ------------------------------------
Diane Mack, Secretary                     Francis D. John, President


         THE UNDERSIGNED, President of Key Energy Group, Inc., who executed on behalf of the Corporation Articles of Amendment and Restatement, hereby acknowledges in the name and on behalf of said Corporation that the foregoing Articles of Amendment and Restatement are to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to authorization and approval thereof are true in all material respects under the penalties of perjury.


                                          -------------------------------------
                                          Francis D. John, President

                                                           Exhibit C to Annex I




                                     BY-LAWS

                                       OF

                             KEY ENERGY GROUP, INC.
                             a Maryland corporation


                                   ARTICLE I.

                                  STOCKHOLDERS

         SECTION 1.01. Annual Meeting. The Corporation shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers, either on the first Thursday of November in each year if not a legal holiday, or on such other day as shall be determined by the Board of Directors. Except as the Articles of Incorporation of the Corporation, as from time to time amended (the "Charter"), or the Maryland General Corporation Law or any other law, statutory or decisional, of the State of Maryland now or hereafter in force (collectively, "Maryland Law") provide otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting shall not invalidate the Corporation's existence or affect any otherwise valid corporate acts.

         SECTION 1.02. Special Meeting. At any time in the interval between annual meetings, a special meeting of the stockholders may be called by the Chairman of the Board or the President or by a majority of the Board of Directors by vote at a meeting or in writing (addressed to the Secretary of the Corporation) with or without a meeting. Special meetings of the stockholders shall be called by the Secretary on the written request of stockholders entitled to cast at least twenty-five percent (25%) percent of all the votes entitled to be cast at the meeting. A request for a special meeting shall state the purpose of the meeting and the matters proposed to be acted on at it. The Secretary shall inform the stockholders who make the request of the reasonably estimated costs of preparing and mailing notice of the meeting and, on payment of these costs to the Corporation, notify each stockholder entitled to notice of the meeting. Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, the special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of stockholders held in the preceding twelve months.

         SECTION 1.03. Place of Meetings. Meetings of the stockholders shall be held at such place in the United States as is set from time to time by the Board of Directors or, in the case of a meeting called by the stockholders, as set by such stockholders.

         SECTION 1.04. Notice of Meetings; Waiver of Notice. Except as otherwise required by Maryland Law or the Charter, not less than ten nor more than ninety days before each stockholders' meeting, the Secretary shall give written notice of the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by Maryland Law, the purpose of the meeting. Notice is given to a stockholder when it is personally delivered to him, her or it, left at his, her or its residence or usual place of business, or mailed to him, her or it at his, her or its address as it appears on the records of the Corporation. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he, she or it, before or after the meeting, signs a waiver of the notice which is filed with the records of the stockholders meetings or is present at the meeting in person or by proxy.

         SECTION 1.05. Quorum; Voting. Unless Maryland Law, the Charter or the By-Laws provide otherwise, at a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, and a majority of all votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

         SECTION 1.06. Adjournments. Whether or not a quorum is present, except as otherwise provided by Maryland Law or the Charter, a meeting of stockholders convened on the date for which it was called may be adjourned from time to time without further notice by a majority vote of the stockholders present in person or by proxy to a date not more than one hundred twenty days after the original record date. Any business which might have been transacted at the meeting as originally notified may be deferred and transacted at any such adjourned meeting at which a quorum shall be present.

         SECTION 1.07. General Right to Vote; Proxies. Unless the Charter provides for a greater or lesser number of votes per share or limits or denies voting rights to one or more classes or series, or except as otherwise provided by Maryland Law, each outstanding share of stock, regardless of class or series, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. In all elections for directors, each share of stock entitled to vote with respect thereto may be voted for as many individuals as there are directors to be elected. A stockholder may vote the stock the stockholder owns of record either in person or by proxy. A stockholder may sign a writing authorizing another person to act as proxy. Signing may be accomplished by the stockholder or the stockholder's authorized agent signing the writing or causing the stockholder's signature to be affixed to the writing by any reasonable means, including facsimile signature. A stockholder may authorize another person to act as proxy by transmitting, or authorizing the transmission of, a telegram, cablegram, datagram, or other means of electronic transmission to the person authorized to act as proxy or to a proxy solicitation firm, proxy support service organization, or other person authorized by the person who will act as proxy to receive the transmission. Unless a proxy provides otherwise, it is not valid more than 11 months after its date. A proxy is revocable by a stockholder at any time without condition or qualification unless the proxy states that it is irrevocable and the proxy is coupled with an interest. A proxy may be made irrevocable for so long as it is coupled with an interest. The interest with which a proxy may be coupled includes an interest in the stock to be voted under the proxy or another general interest in the Corporation or its assets or liabilities.

         SECTION 1.08. List of Stockholders. At each meeting of stockholders, a full, true and complete list of all stockholders entitled to vote at such meeting, showing the number and class or series of shares held by each and certified by the transfer agent for such class or by the Secretary, shall be furnished by the Secretary.

         SECTION 1.09. Conduct of Business and Voting. At all meetings of stockholders, unless the voting is conducted by inspectors, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies, the acceptance or rejection of votes and procedures for the conduct of business not otherwise specified by these By-Laws, the Charter or Maryland Law, shall be decided or determined by the chairman of the meeting. If demanded by stockholders, present in person or by proxy, entitled to cast ten percent (10%) in number of votes entitled to be cast, or if ordered by the chairman, the vote upon any election or question shall be taken by ballot and, upon like demand or order, the voting shall be conducted by two inspectors, in which event the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided, by such inspectors. Unless so demanded or ordered, no vote need be by ballot and voting need not be conducted by inspectors. The stockholders at any meeting may choose an inspector or inspectors to act at such meeting, and in default of such election the chairman of the meeting may appoint an inspector or inspectors. No candidate for election as a director at a meeting shall serve as an inspector thereat.

         SECTION 1.10. Informal Action by Stockholders. Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if there is filed with the records of stockholders meetings a written consent which sets forth the action and is signed and dated by stockholders holding the minimum number of shares required to execute a written consent in accordance with the provisions of Maryland Law and entitled to vote on the matter and, to the extent required by Maryland Law, a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.



                                   ARTICLE II.

                               BOARD OF DIRECTORS

         SECTION 2.01. Function of Directors. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. All powers of the Corporation may be exercised by or under authority of the Board of Directors, except as conferred on or reserved to the stockholders by Maryland Law or by the Charter or By-Laws.

         SECTION 2.02. Number of Directors. The Corporation shall have at least three directors; provided, however, that, if there is no stock outstanding, the number of Directors may be less than three but not less than one, and, if there is stock outstanding and so long as there are less than three stockholders, the number of directors may be less than three but not less than the number of stockholders. The Corporation shall have the number of directors provided in the Charter until changed as herein provided. The number of directors may be set from time to time by action of the stockholders or of a majority of the entire Board of Directors, but may not exceed 25 nor be less than the minimum number permitted herein, but the action may not affect the tenure of office of any director.

         SECTION 2.03. Election and Tenure of Directors. At each annual meeting, the stockholders shall elect directors to hold office until the next annual meeting and until their successors are elected and qualify.

         SECTION 2.04. Removal of Director. Unless Maryland Law or the Charter provides otherwise, (a) the stockholders may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors, and (b) the Board of Directors may remove any director with cause by the affirmative vote of a majority of the remaining directors then in office.

         SECTION 2.05. Vacancy on Board. The stockholders may elect a successor to fill a vacancy on the Board of Directors which results from the removal of a director. A director elected by the stockholders to fill a vacancy which results from the removal of a director shall serve for the balance of the term of the removed director. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause (including a removal if the stockholders have not filled the vacancy) except an increase in the number of directors, and a majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors. A director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

         SECTION 2.06. Regular Meetings. After each meeting of stockholders at which directors shall have been elected, the Board of Directors shall meet as soon as practicable for the purpose of organization and the transaction of other business. In the event that no other time and place are specified by resolution of the Board, the Chairman of the Board or the President, with notice in accordance with Section 2.08, the Board of Directors shall meet immediately following the close of, and at the place of, such stockholders' meeting. Any other regular meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors.

         SECTION 2.07. Special Meetings. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board or the President or by a majority of the Board of Directors by vote at a meeting, or in writing with or without a meeting. A special meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors. In the absence of designation such meeting shall be held at such place as may be designated in the call.

         SECTION 2.08. Notice of Meeting. No notice shall be required for regular meetings for which the time and place have been fixed. Except as provided in Section 2.07, the Secretary shall give notice to each director of each special meeting of the Board of Directors. The notice shall state the time and place of the meeting. Notice is given to a director when it is delivered personally to him or her, left at his or her residence or usual place of business, or sent by telegram, cablegram, datagram, facsimile transmission or other means of electronic transmission or telephone, at least 24 hours before the time of the meeting or, in the alternative, by mail to his or her address as it shall appear on the records of the Corporation, at least 72 hours before the time of the meeting. Unless Maryland Law, the Charter, these By-Laws or a resolution of the Board of Directors provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Directors. No notice of any meeting of the Board of Directors need be given to any director who attends except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or to any director who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

          SECTION 2.09 Action by Directors. Unless Maryland Law, the Charter or these By-Laws require a greater proportion, the action of a majority of the directors present at a meeting at which a quorum is present is an action of the Board of Directors. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business except when a vacancy or vacancies prevent such majority, whereupon a majority of the directors then in office shall constitute a quorum, provided that such majority shall constitute at least one-third of the entire Board of Directors and, in no event, less than two directors, unless only one director is required to be in office at the time. In the absence of a quorum, the directors present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if an unanimous written consent which sets forth the action is signed and dated by each member of the Board and filed with the minutes of proceedings of the Board.

         SECTION 2.10. Meeting by Conference Telephone. Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

         SECTION 2.11. Compensation. By resolution of the Board of Directors a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Directors or of committees thereof, and other compensation for the services as such or on committees of the Board of Directors, may be paid to directors. Directors who are full-time employees of the Corporation need not be paid for attendance at meetings of the Board or committees thereof for which fees are paid to other directors. A director who serves the Corporation in any other capacity also may receive compensation for such other services, pursuant to a resolution of the directors.


                                  ARTICLE III.

                                   COMMITTEES

         SECTION 3.01. Committees. The Board of Directors may appoint from among its members an Executive Committee and other committees composed of two or more directors and delegate to these committees any of the powers of the Board of Directors, except, unless otherwise specifically permitted by Maryland Law, the power to declare dividends or other distributions on stock, elect directors, issue stock other than as provided in the next sentence, recommend to the stockholders any action which requires stockholder approval, amend these By-Laws, or approve any merger or share exchange which does not require stockholder approval. If the Board of Directors has given general authorization for the issuance of stock, a committee of the Board, in accordance with a general formula or method specified by the Board by resolution or by adoption of a stock option or other plan, may fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors.

         SECTION 3.02. Committee Procedure. Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a director to act in the place of an absent member. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if an unanimous written consent which sets forth the action is signed and dated by each member of the committee and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of
Section 2.10.

         SECTION 3.03. Emergency. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Corporation by its directors and officers as contemplated by the Charter and these By-Laws, any two or more available members of the then incumbent Executive Committee shall constitute a quorum of that Committee for the full conduct and management of the affairs and business of the Corporation in accordance with the provisions of Section 3.01. In the event of the unavailability, at such time, of a minimum of two members of the then incumbent Executive Committee, the available directors shall elect an Executive Committee consisting of any two members of the Board of Directors, whether or not they be officers of the Corporation, which two members shall constitute the Executive Committee for the full conduct and management of the affairs of the Corporation in accordance with the foregoing provisions of this Section. This Section shall be subject to implementation by resolution of the Board of Directors passed from time to time for that purpose, and any provisions of these By-Laws (other than this Section) and any resolutions which are contrary to the provisions of this Section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by any interim Executive Committee acting under this Section that it shall be to the advantage of the corporation to resume the conduct and management of its affairs and business under all the other provisions of these By-Laws.

                                   ARTICLE IV.

                                    OFFICERS

         SECTION 4.01. Executive and Other Officers. The Corporation shall have a President, a Secretary, and a Treasurer. It may also have a Chairman of the Board. The Board of Directors shall designate who shall serve as chief executive officer, who shall have general supervision of the business and affairs of the Corporation, and may designate a chief operating officer, who shall have supervision of the operations of the Corporation, subject to the rights and authority of the chief executive officer. In the absence of any designation by the Board of Directors, the Chairman of the Board, if there be one, shall serve as chief executive officer and the President shall serve as chief operating officer. In the absence of the Chairman of the Board, or if there be none, the President shall be the chief executive officer. The same person may hold both offices. The Corporation may also have one or more Vice-Presidents, assistant officers, and subordinate officers as may be established from time to time by the Board of Directors. A person may hold more than one office in the Corporation except that no person may serve concurrently as both President and Vice- President of the Corporation. The Chairman of the Board, if there be one, and the President, if designated as the chief executive officer, shall each be a director; the other officers may be directors.

         SECTION 4.02. Chairman of the Board. The Chairman of the Board, if one be elected, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present. Unless otherwise specified by the Board of Directors, he or she shall be the chief executive officer of the Corporation and shall perform the duties customarily performed by chief executive officers and may execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation. In general, he or she may perform any duties of a chairman of the board and, if so designated, a chief executive officer and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board of Directors.

         SECTION 4.03. President. Unless otherwise specified by resolution of the Board of Directors, the President, in the absence of the Chairman of the Board, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present. Unless otherwise specified by the Board of Directors, the President shall be the chief operating officer of the Corporation and perform the duties customarily performed by chief operating officers, and may execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation. In general, he or she shall perform such other duties customarily performed by a president of a corporation and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board of Directors or the chief executive officer of the Corporation.

         SECTION 4.04. Vice Presidents. The Vice-President or Vice- Presidents, at the request of the chief executive officer or the President, or in the President's absence or during his or her inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice-President, the Board of Directors may determine which one or more of the Vice- Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Directors, the chief executive officer, or if he or she shall fail to do so, the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. Each Vice-President shall perform such other duties and have such other powers, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Directors, the chief executive officer, or the President.

         SECTION 4.05. Secretary. The Secretary shall keep the minutes of the meetings of the stockholders, of the Board of Directors and of any committees, in books provided for the purpose; he or she shall see that all notices are duly given in accordance with the provisions of the By-Laws or as required by Maryland Law; he or she shall be custodian of the records of the Corporation; he or she may witness any document on behalf of the Corporation, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same. In general, he or she shall perform such other duties customarily performed by a secretary of a corporation, and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board of Directors, the chief executive officer, or the President.

         SECTION 4.06. Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he or she shall render to the chief executive officer, the President and the Board of Directors, whenever requested, an account of the financial condition of the Corporation. In general, he or she shall perform such other duties customarily performed by a treasurer of a corporation, and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board of Directors, the chief executive officer, or the President. Unless otherwise specified by the Board of Directors, the Treasurer shall be the chief financial officer and, in the absence of the election of a Controller, the chief accounting officer of the Corporation.

         SECTION 4.07. Assistant and Subordinate Officers. The assistant and subordinate officers of the Corporation are all officers below the office of Vice-President, Secretary, or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Directors, the chief executive officer, or the President or in the case of Assistant Treasurer and Assistant Secretary by the Treasurer and the Secretary, respectively.

         SECTION 4.08. Election, Tenure and Removal of Officers. The Board of Directors shall elect the officers of the Corporation. The Board of Directors may from time to time authorize any committee or officer to appoint assistant and subordinate officers. Election or appointment of an officer, employee or agent shall not of itself create contract rights. All officers shall be appointed to hold their offices, respectively, during the pleasure of the Board. The Board of Directors (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may remove an officer at any time. The removal of an officer does not prejudice any of his or her contract rights. The Board of Directors (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may fill a vacancy which occurs in any office for the unexpired portion of the term.

         SECTION 4.09 Compensation. The Board of Directors shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation. The Board of Directors may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such assistant and subordinate officers.


                                   ARTICLE V.

                                DIVISIONAL TITLES

         SECTION 5.01. Conferring Divisional Titles. The Board of Directors may from time to time confer upon any employee of a division of the Corporation the title of President, Vice President or Treasurer of such division or any other title or titles deemed appropriate, or may authorize the Chairman of the Board or the President to do so. Any such titles so conferred may be discontinued and withdrawn at any time by the Board of Directors, or by the Chairman of the Board or the President if so authorized by the Board of Directors. Any employee of a division designated by such divisional title shall have the powers and duties with respect to such division as shall be prescribed by the Board of Directors, or, to the extent authorized by the Board of Directors, the Chairman of the Board or the President.

         SECTION 5.02. Effect of Divisional Titles. The conferring of divisional titles shall not create an office of the Corporation under Article IV unless specifically designated as such by the Board of Directors, but any person who is an officer of the Corporation may also have a divisional title.


                                   ARTICLE VI.

                                      STOCK

         SECTION 6.01. Certificates for Stock. Each stockholder is entitled to certificates which represent and certify the shares of stock he, she or it holds in the Corporation. Each stock certificate shall include on its face the name of the Corporation, the name of the stockholder or other person to whom it is issued, and the class of stock and number of shares it represents. It shall be in such form, not inconsistent with Maryland Law or the Charter, as shall be approved by the Board of Directors or any officer or officers designated for such purpose by the Board of Directors. Each stock certificate shall be signed by the Chairman of the Board, the President or a Vice-President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer. Each certificate may be sealed with the actual corporate seal or facsimile of it or in any other form and the signatures may be either manual or facsimile signatures. A certificate is valid and may be issued whether or not an officer who signed it or whose facsimile is affixed thereto is still an officer when it is issued. No certificate shall be issued for any shares of stock until such shares are fully paid, except as otherwise authorized by provisions of Section 2-210 of the Maryland General Corporation Law.

         SECTION 6.02. Transfers. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates of stock and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined. Upon compliance with provisions restricting the transferability of shares of stock, if any, transfers of shares of stock of the Corporation shall be made only on the stock transfer books of the Corporation by the record holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer agent or a registrar, if any, and on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon, if any.

         SECTION 6.03. Record Dates or Closing of Transfer Books. The Board of Directors may set a record date or direct that the stock transfer books be closed for a stated period for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights. The record date may not be prior to the close of business on the day the record date is fixed nor, subject to Section 1.06 of these By-Laws, more than ninety days before the date on which the action requiring the determination will be taken; the transfer books may not be closed for a period longer than twenty days; and, in the case of a meeting of stockholders, the record date or the closing of the transfer books shall be at least ten days before the date of the meeting. If a record date is not set, and, if the stock transfer books are not closed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the later of (i) the close of business on the day on which notice of the meeting is mailed or (ii) the thirtieth day before the meeting. Except as otherwise required by Maryland Law or the Charter, the record date for determining stockholders entitled to receive payment of a dividend or an allotment of any rights shall be the close of business on the day on which the resolution of the Board of Directors declaring the dividend or allotment of rights is adopted, but any such payment or allotment shall not be made more than sixty days after the date on which the resolution is adopted.

         SECTION 6.04. Stock Ledger. The Corporation shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds. The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class or series of stock, or, if none, at the principal office in the State of Maryland or the principal executive offices of the Corporation.

         SECTION 6.05. Certification of Beneficial Owners. The Board of Directors may adopt by resolution a procedure by which a stockholder of the Corporation may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may certify, the purpose for which the certification may be made, the form of certification and the information to be contained in it, if the certification is with respect to a record date or closing of the stock transfer books, the time after the record dates or closing of the stock transfer books within which the certification must be received by the Corporation, and any other provisions with respect to the procedure which the Board considers necessary or desirable. On receipt of a certification which complies with the procedure adopted by the Board of Directors in accordance with this Section, the person specified in the certification is, for the purpose set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

          SECTION 6.06. Lost Stock Certificates. The Board of Directors may determine the conditions for issuing a new stock certificate in place of one which is alleged to have been lost, stolen or destroyed, or the Board of

Directors may delegate such power to any officer or officers of the Corporation. In their discretion, the Board of Directors or such officer or officers may require the owner of the certificate to give bond, with sufficient surety, to indemnify the Corporation against any loss or claim arising as a result of the issuance of a new certificate or refuse to issue such new certificate save upon the order of some court having jurisdiction.

         SECTION 6.07. Fractional Shares Interests. The Corporation may, but shall not be obliged to, issue fractional shares of stock, eliminate a fractional interest by rounding off to a full share of stock, arrange for the disposition of a fractional interest by the person entitled to it, pay cash for the fair value of a fractional share of stock determined as of the time when the person entitled to receive it is determined, or issue scrip or other evidence of ownership which shall entitle its holder to exchange such scrip or other evidence of ownership aggregating a full share for a certificate which represents the shares, but such scrip or other evidence of ownership shall not, unless otherwise provided, entitle the holder to exercise any voting right, or to receive dividends thereon or to participate in any of the assets of the corporation in the event of liquidation. The Board of Directors may impose any reasonable condition on the issuance of scrip or other evidence of ownership may cause such scrip or evidence of ownership to be issued subject to the condition that it shall become void if not exchanged for a certificate representing a full share of stock before a specified date or subject to the condition that the shares for which such scrip or evidence of ownership is exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of such scrip or evidence of ownership, or subject to a provision for forfeiture of such proceeds to the Corporation if not claimed within a period of not less than three years from the date the scrip or other evidence of ownership was originally issued.


                                  ARTICLE VII.

                                     FINANCE

         SECTION 7.01. Checks, Drafts, Etc. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Corporation, shall, unless otherwise provided by resolution of the Board of Directors, be signed by the chief executive officer, the President, a Vice- President or an Assistant Vice-President and countersigned by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary.

         SECTION 7.02. Annual Statement of Affairs. The chief executive officer or chief financial officer shall prepare, or cause to be prepared, annually a full and correct statement of the financial affairs of the Corporation, to include a balance sheet and statements of operations and cash flow for the preceding fiscal year. The statement of affairs shall be submitted at the annual meeting of the stockholders and, within twenty days after the meeting, placed on file at the Corporation's principal office.

         SECTION 7.03. Fiscal Year. The fiscal year of the Corporation shall be the twelve calendar months period ending June 30 in each year, unless otherwise provided by the Board of Directors.

         SECTION 7.04. Dividends. If declared by the Board of Directors at any meeting thereof, the Corporation may pay dividends on its shares in cash, property or in shares of the capital stock of the Corporation, unless such dividend is contrary to Maryland Law or to a restriction contained in the Charter.

         SECTION 7.05. Pursuant to Section 3-702(b) of the Maryland General Corporation Law, the acquisition of shares of the Corporation's Common Stock, $.10 par value per share, (a) by WellTech, Inc. or the then shareholders of WellTech, Inc. in connection with the sale by WellTech, Inc. to the Corporation of certain assets used in WellTech's West Texas operations, (b) the acquisition by the current shareholders or associates of current shareholders of WellTech, Inc. in connection with the merger between the Corporation and WellTech, Inc., or (c) in connection with any other transaction between the Corporation and any party who becomes a shareholder or an associate of a shareholder as a result of transactions described in (a) or (b), is and shall be exempt from Subtitle 7 of the Maryland General Corporation Law; and to the extent, if any, that Section 3-602 of Subtitle 6 of the Maryland General Corporation Law would otherwise apply, it shall not apply to any business combination between the Corporation and WellTech, Inc. or the majority shareholder or associates of the majority shareholder of WellTech, Inc.


                                  ARTICLE VIII.

                                 INDEMNIFICATION

         SECTION 8.01. Procedure. Any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within sixty days, upon the written request of the director or officer entitled to seek indemnification (the "Indemnified Party"). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Corporation denies such request, in whole or in part, or (ii) no disposition thereof is made within sixty days. The Indemnified Party's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be reimbursed by the Corporation. It shall be a defense to any action for advance for expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnification or (b) the Corporation has not received both (i) an undertaking as required by Maryland Law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the Indemnified Party of such Indemnified Party's good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

         SECTION 8.02. Exclusivity, Etc. The indemnification and advance of expenses provided by the Charter and these By-Laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under Maryland Law, or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with Maryland Law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was so acting after such person has ceased to be so acting, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses under the Charter and these By-Laws shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this By-Law is in effect. Nothing herein shall prevent the amendment of this By-Law, provided that no such amendment shall diminish any rights to indemnification or advance of expense of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this By-Law or any provision hereof is in force.

         SECTION 8.03. Severability; Definitions. The validity or unenforceability of any provision of this Article VIII shall not affect the validity or enforceability of any other provision hereof. The phrase "this By-Law" in this Article VIII means this Article VIII in its entirety.


                                   ARTICLE IX.

                                  MISCELLANEOUS

         SECTION 9.01. Books and Records. The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and Board of Directors and of any executive or other committee when exercising any of the powers of the Board of Directors. The books and records of a Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of these By-Laws shall be kept at the principal office of the Corporation.

          SECTION 9.02. Corporate Seal. The Board of Directors shall provide a suitable seal, bearing the name of the Corporation, which shall be in the charge of the Secretary. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. If the Corporation is required to place its corporate seal to a document, it is sufficient to meet the requirement of any Maryland Law, rule or regulation relating to a corporate seal to place the word "Seal" adjacent to the signature of the person authorized to sign the document on behalf of the Corporation.

         SECTION 9.03. Bonds. The Board of Directors may require any officer, agent or employee of the Corporation to give a bond to the Corporation, conditioned upon the faithful discharge of his or her duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

         SECTION 9.04. Voting Stock in Other Corporations. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the chief executive officer, the President, a Vice-President, the Treasurer or a proxy appointed by any of them. The Board of Directors, however, may by resolution appoint some other person or persons to vote such shares, in which case such person or persons shall be entitled to vote such shares upon the production of a certified copy of such resolution.

          SECTION 9.05. Mail. Any notice or other document which is required by these By-Laws to be mailed shall be deposited in the United Sates mails, postage prepaid.

         SECTION 9.06. Execution of Documents. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by Maryland Law to be executed, acknowledged, or verified by more than one officer.

         SECTION 9.07.  Amendments.  Subject to the  provisions of Section 2.02,
(a) any and all provisions of these By-Laws may be altered or repealed and new by-laws may be adopted at any annual meeting of the stockholders, or at any special meeting called for the purpose, and (b) the Board of Directors shall have the power, at any regular or special meeting thereof, to make and adopt new by-laws, or to amend, alter or repeal any of these By-Laws.

                                  AMENDMENT NO. 1

                                       to

                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT NO. 1 to AGREEMENT AND PLAN OF MERGER dated November 18, 1995 (the "Agreement") by and between Key Energy Group, Inc., a Maryland corporation ("Key") and WellTech, Inc., a Delaware corporation ("WellTech") is made and entered into as of this 18th day of January, 1996.

                                   WITNESSETH:

         WHEREAS, capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement; and

         WHEREAS, the parties have determined that it is necessary and advisable and in their mutual best interests to amend certain provisions of the Agreement.

         NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Section 4.15(a) of the Agreement is hereby amended to delete the period and add the following at the end of the final sentence thereof:

                  and except for the issuance of warrants to purchase up to 75,000 shares of the common stock, $.10 par value per share, of Key at $5.00 per share to the lender providing the New Credit Facility.

         2. Section 6.8 of the Agreement is hereby amended as follows:

         (a) In lines 4, 5 and 6 of the first paragraph of Section 6.8, the word "Debt" shall be deleted and replaced with the word "Credit"; and

         (b) In line 3 of subsection (d) of Section 6.8, the word "Debt" shall be deleted and replaced with the word "Credit".

         3. Section 7.2(e) of the Agreement is hereby deleted in its entirety.

         4. Section 7.3(d) of the Agreement is hereby deleted in its entirety.

         5. Section 7.3(e) of the Agreement is hereby amended as follows:

         (a) In line 1 of subsection 7.3(e), the word "additional" shall be deleted.

         (b) In line 5 of subsection 7.3(e), the words "three (3)" shall be deleted and replaced with the words "two (2)" and the words "five (5)" shall be deleted and replaced with the words "four (4)". 6. Section 9.2(a) of the Agreement is hereby amended to delete the name "Lena G. Goldberg, Esq." and replace it with the name "Norman A. Bikales, Esq." 7. Appendix A to the Agreement is hereby amended to delete the words "New Debt Facility" and "New Debt Facility Documents" appearing on page 8 of Appendix A and replace them with the words "New Credit Facility" and "New Credit Facility Documents", respectively. 8. Except as specifically amended hereby, the Agreement is hereby ratified and affirmed in its entirety.

         IN WITNESS WHEREOF, Key and the Company have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 KEY ENERGY GROUP, INC.

                                 By: /s/ Francis D. John
                                      Name: Francis D. John
                                      Title: President and
                                             Chief Executive Officer

                                 WELLTECH, INC.

                                 By:/s/ W. Clarke Gormley
                                       Name: W. Clarke Gormley
                                              Title: Vice President - Legal

                                 AMENDMENT NO. 2

                                       to

                          AGREEMENT AND PLAN OF MERGER



         THIS AMENDMENT NO. 2 to AGREEMENT AND PLAN OF MERGER dated November 18, 1995 (the "Agreement") by and between Key Energy Group, Inc. a Maryland corporation ("Key"), and WellTech, Inc., a Delaware corporation ("WellTech"), is made and entered into as of this 29th day of February, 1996.

                                   WITNESSETH:

         WHEREAS, capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement; and

         WHEREAS, the parties have determined that it is necessary and advisable and in their mutual best interests to amend certain provisions of the Agreement.

         NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. The first sentence of the third paragraph of Section 8.1(d) of the Agreement is hereby amended as follows:

         Delete "February 29, 1996" and insert "March 29, 1996" in place thereof.

         2. Except as specifically amended hereby, the Agreement is hereby ratified and affirmed in its entirety.

         IN WITNESS WHEREOF, Key and WellTech have caused this Amendment No. 2 to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  KEY ENERGY GROUP, INC.



                                  By: /s/ Francis D. John
                                       Name:  Francis D. John
                                       Title:  President and Chief Executive
                                                 Officer

                                  WELLTECH, INC.



                                  By: /s/ W. Clarke Gormley
                                       Name:  W. Clarke Gormley
                                       Title:  Vice President - Legal

                                                                       Annex II
                                SIMMONS & COMPANY
                                  INTERNATIONAL

               ---------------------------------------------------



December 29, 1995




Board of  Directors
Key Energy Group, Inc.
257 Livingston Avenue
New Brunswick, New Jersey  08901


Members of the Board:

You have requested the opinion of Simmons & Company International ("Simmons") as investment bankers as to the fairness, from a financial point of view, to the holders of common stock of Key Energy Group, Inc. ("Key" or "the Company") of the consideration to be paid by Key in the proposed merger of WellTech, Inc. ("WellTech") with and into Key, pursuant to the Agreement and Plan of Merger ("the Agreement"), executed by Key and WellTech ("the Proposed Merger").

As more specifically set forth in the Agreement, in the Proposed Merger shares of common stock of WellTech ("WellTech Common Stock") will be converted into an aggregate of 4,929,962 shares of common stock, par value of $0.10 per share, of Key ("Key Common Stock") and 750,000 warrants to purchase an aggregate of 750,000 shares of Key Common Stock at $6.75 per share ("New Key Warrants"). As part of the Proposed Merger, 1,429,962 of the 1,635,000 shares of Key Common Stock owned by WellTech prior to the transaction, and the warrants to purchase an aggregate of 250,000 shares of Key Common Stock at $5.00 per share held by WellTech prior to the transaction, will be canceled.

Simmons, as a specialized, energy-related investment banking firm, is engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, the management and underwriting of sales of equity and debt to the public and private placements of equity and debt. In addition, in the ordinary course of business, Simmons may actively trade the securities of Key for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

In connection with rendering its opinion, Simmons has reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) the financial statements and other information concerning the Company, including the Annual Reports on Form 10-K of the Company for each

                                     AII-1

                                SIMMONS & COMPANY

                                  INTERNATIONAL



Key Energy Group, Inc.
December 29, 1995
Page 2


of the years in the three-year period ended June 30, 1995 and the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 1995;
(iii) certain near-term forecasts and other internal information, primarily financial in nature, concerning the business and operations of the Company furnished by the Company for purposes of Simmons' analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, Key Common Stock; (v) certain information concerning WellTech, including the audited financial statements for each of the years in the three-year period ended December 31, 1994 and certain unaudited financial statements, prepared by WellTech, for interim periods during the year ended December 31, 1994 and the ten months ended October 31, 1995; (vi) certain near-term forecasts and other internal information, primarily financial in nature, concerning the business and operations of WellTech furnished by WellTech for purposes of Simmons' analysis;
(vii) certain publicly available information with respect to certain other companies that Simmons believes to be comparable to the Company or WellTech and the trading markets for certain of such other companies' securities; (viii) certain publicly available information concerning the estimate of the future operating performance of the Company and the comparable companies prepared by industry experts unaffiliated with either the Company or WellTech; and (ix) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Simmons has also met with certain officers and employees of the Company and WellTech to discuss the foregoing, as well as other matters believed relevant to the inquiry.

In arriving at its opinion, Simmons has assumed and relied upon the accuracy and completeness of all of the financial and other information provided or publicly available, including, without limitation, information with respect to the amount and timing of cost savings pursuant to the Proposed Merger provided by the Company and WellTech, and has not attempted independently to verify any of such information. Simmons has not conducted a physical inspection of any of the assets, properties or facilities of the Company or WellTech, nor has Simmons made or obtained any independent evaluations or appraisals of any such assets, properties or facilities.

In conducting its analysis and arriving at its opinion expressed herein, Simmons has considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of the Company and WellTech; (ii) the business prospects of the Company and WellTech; (iii) estimates of pro forma combination benefits pursuant to the Proposed Merger prepared by the Company and WellTech; (iv) the historical and current market for Key Common Stock and for the equity securities of certain other companies believed to be comparable to the Company or WellTech; (v) the respective contributions in terms of various financial measures of the Company and WellTech to the combined company, and the relative ownership of Key after the

                                      AII-2

                                SIMMONS & COMPANY

                                  INTERNATIONAL



Key Energy Group, Inc.
December 29, 1995
Page 3

proposed transaction by the current holders of Key Common Stock and WellTech Common Stock; (vi) the pro forma effect of the transaction on Key's capitalization ratios, earnings per share and cash flow per share; and (vii) the nature and terms of certain other acquisition transactions that Simmons believes to be relevant. Simmons has also taken into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuation generally. Simmons' opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof. Simmons does not express any opinion as to the price or range of prices at which the shares of Key Common Stock will trade subsequent to the consummation of the Proposed Merger.

Simmons is acting as financial advisor to the Company in the transaction and will receive a customary fee for its services.

Based upon and subject to the foregoing, Simmons is of the opinion, as investment bankers, that the consideration to be paid by the Company in the proposed transaction is fair, from a financial point of view, to holders of Key Common Stock.


Sincerely,




SIMMONS & COMPANY INTERNATIONAL

Ben A. Guill
Managing Director





                                      AII-3

                                                                      Annex III

                        DELAWARE GENERAL CORPORATION LAW
                        SECTION 262 --- APPRAISAL RIGHTS

          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the marking of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251, 252, 254, 257, 258, 263 or 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in 1 subsections (f) or (g) of ss.251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger of consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on any interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                                     AIII-1

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foreign subparagraphs a., b. and c. of this paragraph.

         (3) In the event of all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights sunder this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate or incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d)      Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of this shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are

                                     AIII-2
available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving of resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

         (e) Within 120 days after the effective date of the merger of consolidation, the surviving or resulting corporation or any stockholder who has complied with subsection (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statements shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisals under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an

                                     AIII-3
appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall taken into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may e enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceedings including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger of consolidation); provided, however, that if no petition for an appraisal shall be field within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for


                                     AIII-4
an appraisal and an acceptance of the merger of consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objection stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (last amended by Ch.
79. L. '95, eff. 7-1-95.)


                                     AIII-5

                             KEY ENERGY GROUP, INC.

     PROXY FOR SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 26, 1996

         The undersigned, revoking all prior proxies, hereby constitutes and appoints Francis D. John, Danny R. Evatt and Van D. Greenfield, and each of them, as the true and lawful attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.10 per share (the "Common Stock"), of Key Energy Group, Inc. (the "Company") that the undersigned is entitled to vote at the Special Meeting in Lieu of Annual Meeting of Stockholders the Company to be held at the Hyatt Regency, Two Albany Street, New Brunswick, New Jersey on March 26, 1996 at 11:00 a.m., local time, or at any adjournment thereof, upon such business as may properly come before the meeting or any adjournment including, without limiting such general authorization, the following proposals described in the accompanying Joint Proxy Statement-Prospectus:

1. FOR o   AGAINST o   ABSTAIN o   Approval of the Agreement and Plan of Merger,
                                   pursuant to which Welltech, Inc. will merge with and into the Company (the "Merger").

2. FOR o   AGAINST o   ABSTAIN o   Approval of an amendment to the Company's
                                   Articles of Incorporation to amend and
                                   restate said Articles in their entirety, including an increase in the total number of authorized shares of the Common Stock from 10,000,000 to 25,000,000 and a provision permitting the Board to classify and
                                   reclassify unissued shares of capital stock of the Company.

3. FOR o   AGAINST o   ABSTAIN o   If the Merger is consummated, to increase
                                   the size of the Board to six persons and elect Francis D. John, Van D. Greenfield,
                                   William Manly, Morton Wolkowitz, W. Phillip
                                   Marcum and Kevin P. Collins as the Company's
                                   Directors, each to serve as a Director for a term expiring at the 1996 Annual Meeting of Stockholders of the Company or when their successors are duly elected and qualified.

                                   If the  Merger is not  consummated,
                                   to elect Francis D. John, Van D. Greenfield,
                                   William Manly,  Morton Wolkowitz and D. Kirk
                                   Edwards as the Company's Directors, each to serve as a Director for a term expiring at the 1996 Annual Meeting of Stockholders of the Company or when their successors are duly elected and qualified.

         To withhold authority to elect any Director nominee, write that person's name in the space provided below:



                  (continued, and to be signed on reverse side)

                           (continued from other side)

4. FOR o   AGAINST o   ABSTAIN o   Approval of the Key 1995 Stock Option Plan
                                   covering an aggregate of 1,150,000 shares of Common Stock.


5. FOR o AGAINST  o ABSTAIN o      Approval of the Key  1995  Outside  Directors
                                   Stock   Option   Plan   covering  an
                                   aggregate   of  300,000   shares  of
                                    Common Stock.

         UNLESS OTHERWISE SPECIFIED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS SPECIFIED ABOVE IN PROPOSAL 3 AND FOR PROPOSALS 1, 2, 4 and 5. THE PERSONS WHO HAVE BEEN NAMED PROXIES HAVE AUTHORITY, WHICH THEY INTEND TO EXERCISE, TO VOTE IN FAVOR OF THE PROPOSALS REFERRED TO AND ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                This Proxy should be dated,
                                                signed by the shareholder
                                                exactly as printed at the left
                                                and  returned  promptly in the
                                                enclosed envelope. Persons
                                                signing in a fiduciary
                                                capacity should so indicate.


                                                 Dated:                  , 1996




                                                  (Signature)




                                                  (Signature)

               PART II: Information Not Required In The Prospectus


Item 20.  Indemnification of Directors and Officers

         Section 2-418 of MGCL provides that a corporation may indemnify any director made a party to any proceeding against judgments, penalties, fines, settlements and reasonable expenses, unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding, and was committed in bad faith or was a result of deliberate dishonesty, (ii) director actually received an improper personal benefit or
(iii) in a criminal proceeding,the director had reasonable cause to believe the act or omission was unlawful. A director may not be indemnified in any proceeding charging improper personal benefit, if director was adjudged to be liable and, in a derivative action, there shall not be indemnification if the director has been adjudged liable to the corporation. A director or officer of a corporation who has been successful in the defense of any proceeding shall be indemnified against reasonable costs incurred in such defense. Indemnification may not be made unless authorized pursuant to a determination that the director has met the requisite standard of conduct.


         Article Seventh of the Key Charter provides that Key shall , to the fullest extent permitted by Maryland Law, indemnify any and all persons whom it shall have the power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by Maryland Law, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a corporate representative who has agreed to be a director, officer, employer or agent and shall inure to the benefit of the heirs and personal representatives of such corporate representative. Furthermore, a director or officer of Key shall not be liable to Key or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that exculpation from liability is not permitted under Maryland Law as in effect when such breach occurred. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of Key for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.


Item 21.  Exhibits and Financial Statement Schedules.


Exhibit No              Item                                  Exhibit
----------              ----                                  -------
2.1           Agreement and Plan of Merger              Filed herewith as
              between Key and WellTech,                 Annex I to the Proxy
              dated as of November 18, 1995,            Statement -Prospectus
              as amended

3.1           Amended and Restated Articles             Filed herewith as
              of Incorporation of Key                   Exhibit B to Annex I
                                                        to the Proxy
                                                        Statement-Prospectus

Exhibit No              Item                                  Exhibit
----------              ----                                  -------

3.2           Amended and Restated By-Laws              Filed herewith as
              of Key                                    Exhibit C to Annex I
                                                        to the Proxy
                                                        Statement-Prospectus

4.1           Common Stock Purchase Warrant             Filed herewith as
              to Purchase Key Common Stock              Exhibit A to Annex I
              issued in connection with                 to the Proxy
              Merger                                    Statement-Prospectus


4.2           Common Stock Purchase Warrant             Filed herewith as
              to Purchase 75,000 shares of              Exhibit 4.2
              Key Common Stock issued to CIT
              Group/Credit Finance


4.3           Form of Registration Rights               Previously filed with
              Agreement between Key and                 the original
              Certain Holders of Key Common             Registration Statement
              Stock

4.4           Registration Rights Agreement,            Incorporated by
              dated as of August 5, 1994,               Reference to Exhibit
              between Key and WellTech                  10(a) of Key's Report
                                                        on Form 8-K dated
                                                        August 17, 1994

4.5           Registration Rights Agreement,            Incorporated by
              dated as of March 30, 1995,               Reference to Exhibit
              between Key, Clint Hurt &                 10(d) of the Key's
              Associates, Inc. and Mr. Clint            Report on Form 10-K
              Hurt                                      dated June 30, 1995


4.6           Registration Rights Agreement             Previously filed with
              dated as of January 19, 1996              Amendment No. 1 to the
              between Key and CIT                       Registration Statement



5.1          Opinion of Sullivan &                      Previously filed with
             Worcester LLP                              Amendment No. 1 to the
                                                        Registration Statement



5.2          Opinion of Piper & Marbury                 Previously filed with
             L.L.P.                                     Amendment No. 1 to the
                                                        Registration Statement

Exhibit No              Item                                  Exhibit
----------              ----                                  -------


8            Opinion of Sullivan &                       Previously filed with
             Worcester LLP                               Amendment No. 1 to the
             as to tax matters                           Registration Statement


10.1         Loan Agreement between Odessa               Incorporated by
             Exploration, Key and Norwest                Reference to Exhibit
             Bank Texas, dated as of March               10(g) of the Key's
             30, 1995                                    Report on Form 10-K
                                                         dated June 30, 1995

10.2         Loan Agreement between Clint                Incorporated by
             Hurt Drilling, Key and Norwest              Reference to Exhibit
             Bank Texas, dated as of March               10(g) of Key's Report
             30, 1995                                    on Form 10-K dated
                                                         June 30, 1995

10.3         Second Amended and Restated                 Previously filed with
             Loan Agreement and Security                 Amendment No. 1 to the
             Agreement between Key, Yale E.              Registration Statement
             Key, Clint Hurt and CIT
             Group/Credit Finance


10.4         Cross-Guaranty and Cross-                   Previously filed with
             Collateralization Agreement                 Amendment No. 1 to the
             between Key, Yale E. Key,                   Registration Statement
             Clint Hurt, WellTech and CIT


10.5         Asset Purchase Agreement,                   Incorporated by
             dated as of March 30, 1995,                 Reference to Exhibit
             between Key, Clint Hurt &                   10(e) of Key's Report
             Associates, Inc. and Mr. Clint              on Form 10-K dated
             Hurt                                        June 30, 1995


10.6         Employment Agreement between                Incorporated by
             Francis D. John and Key, dated              Reference to Exhibit
             as of July 1, 1995, as amended              10.1 of Key's Report
                                                         on Form 10-KSB/A dated
                                                         October 31, 1995

10.7         Employment Agreement between                Incorporated by
             Danny R. Evatt and Key, dated               Reference to Exhibit
             as of July 1, 1995                          10.3 of Key's Report
                                                         on Form 10-KSB/A dated
                                                         October 31, 1995

Exhibit No              Item                                  Exhibit
----------              ----                                  -------

10.8         Employment Agreement between                Incorporated by
             C. Ron Laidley and Key, dated               Reference to Exhibit
             as of July 1, 1995                          10.2 of Key's Report
                                                         on Form 10-KSB/A dated
                                                         October 31, 1995

10.9         Key 1995 Stock Option Plan                  Previously filed with
                                                         the original
                                                         Registration Statement

10.10        Key Outside Directors Stock                 Previously filed with
             Option Plan                                 the original
                                                         Registration Statement

10.11        Interim Operations Agreement                Previously filed with
             between Key  and WellTech,                  the original
             dated as of November 18, 1995,              Registration Statement
             as amended

11           Statement re computation of                 Previously filed with
             per share earnings                          the original
                                                         Registration Statement

21           Subsidiaries of Key                         Previously filed with
                                                         the original
                                                         Registration Statement

23.1         Consent of Sullivan &                       Contained in Exhibits
             Worcester LLP                               5.1 and 8 filed with
                                                         Amendment No. 1 to the
                                                         Registration Statement

23.2         Consent of Piper & Marbury,                 Contained in
             L.L.P.                                      Exhibit 5.2 filed with
                                                         Amendment No. 1 to the
                                                         Registration Statement


23.3         Consent of KPMG Peat Marwick                Filed herewith as
             LLP                                         Exhibit 23.3

23.4         Consent of Arthur Andersen LLP              Filed herewith as
                                                         Exhibit 23.4

23.5         Consent of Coopers & Lybrand, L.L.P.        Filed herewith as
                                                         Exhibit 23.5

23.6         Consent of W. Phillip Marcum                Previously filed with
                                                         Amendment No. 1 to the
                                                         Registration Statement

23.7         Consent of Kevin P. Collins                 Previously filed with
                                                         Amendment No. 1 to the
                                                         Registration Statement

23.8         Consent of Victor J. Sirgo, P.E.            Previously filed with
                                                         Amendment No. 1 to the
                                                         Registration Statement


25           Power of Attorney                           Filed as Page II-5
                                                         of the original
                                                         Registration Statement



Item 22.  Undertakings.


         (a)      The undersigned Registrant hereby undertakes;

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To  include  any  prospectus  required  by  section
                    10(a)(3) of the Securities Act;


                         (ii) To reflect in the  prospectus  any facts or events
                    arising  after  the  effective  date  of  the   registration
                    statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

                         (iii) To include any material  information with respect
                    to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities offered therein, and the offering of such securities being registered which remain unsold at the termination of the offering.

          (b) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be underwriter within the meaning of Rule 143(c), the issuer undertakes that such information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other Items of the applicable form.

                  (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as apart of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Key being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Key Energy Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey, on this 8th day of March, 1996.


                          KEY ENERGY GROUP, INC.

                          By:      /S/ Francis D. John
                          Name:  Francis D. John

                          Title:   President and  Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 relating to Common Stock and Warrants to Purchase Common Stock has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                        Title                       Date


 /S/ Francis D. John          President, Chief Executive    March 8, 1996
   Francis D. John              Officer, Chief Financial
                                Officer and Director


 /S/William Manly*            Director                      March 8, 1996
   William Manly



/S/ Morton Wolkowitz*         Director                      March 8, 1996
  Morton Wolkowitz



/S/Van D. Greenfield*         Director                      March 8, 1996
  Van D. Greenfield



/S/D. Kirk Edwards*           Director                      March 8, 1996
 D. Kirk Edwards



/S/Danny R. Evatt*            Chief Accounting Officer      March 8, 1996
  Danny R. Evatt                 and Treasurer


* By:    /S/Francis D. John
      Francis D. John
      Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit No              Item                                  Exhibit
----------              ----                                  -------
2.1           Agreement and Plan of Merger              Filed herewith as
              between Key and WellTech,                 Annex I to the Proxy
              dated as of November 18, 1995,            Statement -Prospectus
              as amended

3.1           Amended and Restated Articles             Filed herewith as
              of Incorporation of Key                   Exhibit B to Annex I
                                                        to the Proxy
                                                        Statement-Prospectus


3.2           Amended and Restated By-Laws              Filed herewith as
              of Key                                    Exhibit C to Annex I
                                                        to the Proxy
                                                        Statement-Prospectus

4.1           Common Stock Purchase Warrant             Filed herewith as
              to Purchase Key Common Stock              Exhibit A to Annex I
              issued in connection with                 to the Proxy
              Merger                                    Statement-Prospectus


4.2           Common Stock Purchase Warrant             Filed herewith as
              to Purchase 75,000 shares of              Exhibit 4.2
              Key Common Stock issued to CIT
              Group/Credit Finance

4.3           Form of Registration Rights               Previously filed with
              Agreement between Key and                 the original
              Certain Holders of Key Common             Registration Statement
              Stock


4.4           Registration Rights Agreement,            Incorporated by
              dated as of August 5, 1994,               Reference to Exhibit
              between Key and WellTech                  10(a) of Key's Report
                                                        on Form 8-K dated
                                                        August 17, 1994

4.5           Registration Rights Agreement,            Incorporated by
              dated as of March 30, 1995,               Reference to Exhibit
              between Key, Clint Hurt &                 10(d) of the Key's
              Associates, Inc. and Mr. Clint            Report on Form 10-K
              Hurt                                      dated June 30, 1995



4.6           Registration Rights Agreement             Previously filed with
              dated as of January 19, 1996              Amendment No. 1 to the
              between Key and CIT                       Registration Statement



5.1          Opinion of Sullivan &                       Previously filed with
             Worcester LLP                               Amendment No. 1 to the
                                                         Registration Statement



5.2          Opinion of Piper & Marbury                  Previously filed with
             L.L.P.                                      Amendment No. 1 to the
                                                         Registration Statement

Exhibit No              Item                                  Exhibit
----------              ----                                  -------



8            Opinion of Sullivan &                       Previously filed with
             Worcester LLP                               Amendment No. 1 to the
             as to tax matters                           Registration Statement



10.1         Loan Agreement between Odessa               Incorporated by
             Exploration, Key and Norwest                Reference to Exhibit
             Bank Texas, dated as of March               10(g) of the Key's
             30, 1995                                    Report on Form 10-K
                                                         dated June 30, 1995

10.2         Loan Agreement between Clint                Incorporated by
             Hurt Drilling, Key and Norwest              Reference to Exhibit
             Bank Texas, dated as of March               10(g) of Key's Report
             30, 1995                                    on Form 10-K dated
                                                         June 30, 1995


10.3         Second Amended and Restated                 Previously filed with
             Loan Agreement and Security                 Amendment No. 1 to the
             Agreement between Key, Yale E.              Registration Statement
             Key, Clint Hurt and CIT
             Group/Credit Finance


10.4         Cross-Guaranty and Cross-                   Previously filed with
             Collateralization Agreement                 Amendment No. 1 to the
             between Key, Yale E. Key,                   Registration Statement
             Clint Hurt, WellTech and CIT


10.5         Asset Purchase Agreement,                   Incorporated by
             dated as of March 30, 1995,                 Reference to Exhibit
             between Key, Clint Hurt &                   10(e) of Key's Report
             Associates, Inc. and Mr. Clint              on Form 10-K dated
             Hurt                                        June 30, 1995


10.6         Employment Agreement between                Incorporated by
             Francis D. John and Key, dated              Reference to Exhibit
             as of July 1, 1995, as amended              10.1 of Key's Report
                                                         on Form 10-KSB/A dated
                                                         October 31, 1995

10.7         Employment Agreement between                Incorporated by
             Danny R. Evatt and Key, dated               Reference to Exhibit
             as of July 1, 1995                          10.3 of Key's Report
                                                         on Form 10-KSB/A dated
                                                         October 31, 1995

Exhibit No              Item                                  Exhibit
----------              ----                                  -------

10.8         Employment Agreement between                Incorporated by
             C. Ron Laidley and Key, dated               Reference to Exhibit
             as of July 1, 1995                          10.2 of Key's Report
                                                         on Form 10-KSB/A dated
                                                         October 31, 1995


10.9         Key 1995 Stock Option Plan                  Previously filed with
                                                         the original
                                                         Registration Statement

10.10        Key Outside Directors Stock                 Previously filed with
             Option Plan                                 the original
                                                         Registration Statement

10.11        Interim Operations Agreement                Previously filed with
             between Key  and WellTech,                  the original
             dated as of November 18, 1995,              Registration Statement
             as amended

11           Statement re computation of                 Previously filed with
             per share earnings                          the original
                                                         Registration Statement

21           Subsidiaries of Key                         Previously filed with
                                                         the original
                                                         Registration Statement


23.1         Consent of Sullivan &                       Contained in Exhibits
             Worcester LLP                               5.1 and 8 filed with
                                                         Amendment No. 1 to the
                                                         Registration Statement

23.2         Consent of Piper & Marbury,                 Contained in
             L.L.P.                                      Exhibit 5.2 filed with
                                                         Amendment No. 1 to the
                                                         Registration Statement


23.3         Consent of KPMG Peat Marwick                Filed herewith as
             LLP                                         Exhibit 23.3

23.4         Consent of Arthur Andersen LLP              Filed herewith as
                                                         Exhibit 23.4

23.5         Consent of Coopers & Lybrand, L.L.P.        Filed herewith as
                                                         Exhibit 23.5

23.6         Consent of W. Phillip Marcum                Previously filed with
                                                         Amendment No. 1 to the
                                                         Registration Statement

23.7         Consent of Kevin P. Collins                 Previously filed with
                                                         Amendment No. 1 to the
                                                         Registration Statement

23.8         Consent of Victor J. Sirgo, P.E.            Previously filed with
                                                         Amendment No. 1 to the
                                                         Registration Statement


25           Power of Attorney                           Filed as Page II-5
                                                         of the original
                                                         Registration Statement